UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

DENNY’S CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

203 E. Main Street

Spartanburg, South Carolina 29319

MERGER PROPOSED-YOUR VOTE IS VERY IMPORTANT

December 1, 2025

Dear Fellow Stockholders:

A special meeting of stockholders of Denny’s Corporation, a Delaware corporation (the “Company,” “we” or “us”), will be held on Tuesday, January 13, 2026 at 10:00 A.M., Eastern Time (the “Special Meeting”). You will not be able to attend the Special Meeting in person. The Special Meeting will be held in a virtual meeting (audio webcast) format only. Stockholders of record at the close of business on Wednesday, November 26, 2025, the record date for the Special Meeting, will be able to attend the Special Meeting by visiting www.virtualshareholdermeeting.com/DENN2026SM. A secure control number that will allow you to participate in the meeting electronically can be found on the enclosed proxy card. For purposes of attendance at the Special Meeting, all references in this proxy statement to “present in person” or “in person” shall mean virtually present at the Special Meeting. This proxy statement is dated December 1, 2025 and is first being mailed to stockholders of the Company on or about December 1, 2025.

At the special meeting, you will be asked to consider and vote on three proposals:

•

a proposal to adopt the Agreement and Plan of Merger, dated as of November 3, 2025 (as it may be amended from time to time, the “Merger Agreement”), by and among Sparkle Topco Corp., a Delaware corporation (“Parent”), Sparkle Acquisition Corp., a Delaware corporation and wholly owned, indirect subsidiary of Parent (“Merger Sub”), and the Company, providing for, among other things, the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned, indirect subsidiary of Parent (the “Merger Proposal”);

•

a proposal to approve, on a non-binding, advisory basis, certain compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the Merger (the “Compensation Advisory Proposal”); and

•

a proposal to approve one or more adjournments of the Special Meeting to a later date or time, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (the “Adjournment Proposal”).

If the Merger is completed, you will be entitled to receive $6.25 in cash, without interest and less any applicable withholding tax, for each share of the Company’s common stock, par value $0.01 per share (“Common Stock”), you own (unless you have properly demanded appraisal for your shares in accordance with, and have complied in all respects with, Section 262 of the General Corporation Law of the State of Delaware and such demand is not effectively withdrawn).

After reviewing and considering the terms and conditions of the Merger and the factors more fully described in the accompanying proxy statement, our board of directors unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of the Company and its stockholders and declared it advisable for the Company to enter into the Merger Agreement; (ii) approved and declared advisable the execution and delivery by the Company of the Merger

Agreement, the performance by the Company of its covenants and agreements contained therein, and the consummation of the Merger and the other transactions contemplated thereby upon the terms and subject to the conditions contained therein; (iii) resolved that the Merger be effected under Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”); (iv) directed that the Merger Agreement be submitted to the stockholders of the Company for adoption at the Special Meeting; and (v) recommended that the Company’s stockholders vote “FOR” the adoption of the Merger Agreement.

Our board of directors recommends that you vote: (1) “FOR” the Merger Proposal; (2) “FOR” the Compensation Advisory Proposal; and (3) “FOR” the Adjournment Proposal.

The accompanying proxy statement contains, among other things, detailed information about the Company, the Special Meeting, the Merger, the Merger Agreement and the Merger-related compensation. We encourage you to read the accompanying proxy statement, including its annexes and all documents incorporated by reference therein, carefully and in their entirety.

Your vote is very important, regardless of the number of shares of Common Stock that you own. We cannot complete the Merger unless the Merger Agreement is adopted by the affirmative vote of the holders of a majority of the shares of outstanding Common Stock as of the record date entitled to vote on the matter. The failure of any stockholder of record to vote in person by ballot at the Special Meeting or to submit a proxy will have the same effect as a vote “AGAINST” the Merger Proposal. If you hold your shares in “street name,” the failure to instruct your broker, bank or nominee on how to vote your shares will have the same effect as a vote “AGAINST” the Merger Proposal. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” the Merger Proposal.

We hope that you will be able to attend the Special Meeting. However, whether or not you plan to attend, please complete, sign, date and return the proxy card enclosed with the accompanying proxy statement, or, if your shares are held in “street name” through a broker, bank or nominee, instruct your broker, bank or nominee on how to vote your shares using the voting instruction form furnished by your broker, bank or nominee, as promptly as possible. Submitting a signed proxy by mail, over the Internet or by phone will ensure your shares are represented at the Special Meeting. If your shares are held in “street name” through a broker, bank or nominee, you may provide voting instructions through your broker, bank or nominee by completing and returning the voting instruction form provided by your broker, bank or nominee, or electronically over the Internet or by telephone through your broker, bank or nominee if such a service is provided. To provide voting instructions over the Internet or by telephone through your broker, bank or nominee, you should follow the instructions on the voting instruction form provided by your broker, bank or nominee.

The Special Meeting may be adjourned by the chair of the meeting if a quorum is not present or by a majority of the shares represented in person or by proxy at the Special Meeting, whether or not there is a quorum.

On behalf of our board of directors and management of the Company, I extend our appreciation for your continued support and your consideration of this matter.

Sincerely yours,

Olu Beck Board Chair	Kelli F. Valade Chief Executive Officer

203 E. Main Street

Spartanburg, South Carolina 29319

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON TUESDAY, JANUARY 13, 2026

Notice is hereby given that a special meeting of stockholders of Denny’s Corporation, a Delaware corporation (the “Company,” “Denny’s Corporation,” “we” or “us”), will be held on Tuesday, January 13, 2026, virtually via the Internet at www.virtualshareholdermeeting.com/DENN2026SM, at 10:00 A.M., Eastern Time, for the following purposes:

•

to vote on a proposal to adopt the Agreement and Plan of Merger, dated as of November 3, 2025 (as it may be amended from time to time, the “Merger Agreement”), by and among Sparkle Topco Corp., a Delaware corporation (“Parent”), Sparkle Acquisition Corp., a Delaware corporation and wholly owned, indirect subsidiary of Parent (“Merger Sub”), and the Company, providing for, among other things, the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned, indirect subsidiary of Parent (the “Merger Proposal”);

•

to vote on a proposal to approve, on a non-binding, advisory basis, certain compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the Merger (the “Compensation Advisory Proposal”); and

•

to vote on a proposal to approve one or more adjournments of the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (the “Adjournment Proposal”).

Only stockholders of record as of the close of business on Wednesday, November 26, 2025 are entitled to notice of the special meeting and to vote at the special meeting or at any adjournment or postponement thereof.

The accompanying proxy statement contains, among other things, detailed information about the Merger Proposal, the Adjournment Proposal and the Compensation Advisory Proposal. We encourage you to read the accompanying proxy statement, including its annexes and all documents incorporated by reference therein, carefully and in its entirety.

The affirmative vote of the holders of a majority of the shares of the common stock of the Company, par value $0.01 (“Common Stock”), outstanding as of the record date and entitled to vote on the matter is required to approve the Merger Proposal. The affirmative vote of the holders of a majority of the votes cast at the special meeting and entitled to vote and voting on the matter is required to approve the Compensation Advisory Proposal. The affirmative vote of the holders of a majority of the votes cast at the special meeting and entitled to vote and voting on the matter is required to approve the Adjournment Proposal.

Your vote is very important, regardless of the number of shares of Common Stock that you own. The failure of any stockholder of record to vote in person by ballot at the special meeting or to submit a signed proxy card will have the same effect as a vote “AGAINST” the Merger Proposal. If you hold your shares in “street name,” you should instruct your broker, bank or nominee on how to vote your shares using the voting instruction form furnished by your broker, bank or nominee. The failure to do so will have the same effect as a vote “AGAINST” the Merger Proposal, but assuming a quorum is present, will have no effect on the outcome of any vote on the Adjournment Proposal or the Compensation Advisory Proposal. Abstentions will have the same effect as a vote “AGAINST” the Merger Proposal and will have no effect on the outcome of the Adjournment

Proposal and the Compensation Advisory Proposal. If you sign, date and return your proxy card without indicating how you wish to vote on a proposal, your proxy will be voted “FOR” such proposal.

The presence at the special meeting, in person or by proxy, of the holders of a majority of the voting power of all of the shares of stock of the Company issued, outstanding and entitled to vote constitute a quorum for the transaction of business at the special meeting. Abstentions will be counted as present for purposes of determining the existence of a quorum. Shares held in “street name” for which the applicable broker, bank or nominee receives no instructions regarding how to vote on any of the proposals before the special meeting will not be counted as present at the special meeting for quorum purposes. Shares held in “street name” for which the applicable broker, bank or nominee receives instructions regarding how to vote on one or more but not all of the proposals before the special meeting will be counted present at the special meeting for quorum purposes.

Stockholders and beneficial owners who do not vote in favor of the Merger Proposal and who otherwise meet the requirements of Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) will have the right to seek appraisal of the fair value of their shares of Common Stock, as determined in accordance with Section 262 of the DGCL. In addition to not voting in favor of the Merger Proposal, any stockholder or beneficial owner (as defined in Section 262 of the DGCL) wishing to exercise its appraisal rights must deliver a written demand for appraisal to the Company before the vote on the Merger Proposal at the special meeting and must comply in all respects with the requirements of Section 262 of the DGCL, which can be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

Our board of directors recommends that you vote: (i) “FOR” the Merger Proposal; (ii) “FOR” the Compensation Advisory Proposal; and (iii) “FOR” the Adjournment Proposal.

By Order of the Board of Directors,

Sincerely yours,

Olu Beck Board Chair	Kelli F. Valade Chief Executive Officer

YOUR VOTE IS IMPORTANT

Ensure that your shares of Common Stock are voted at the special meeting by submitting your proxy or, if your shares of Common Stock are held in “street name” through a broker, bank or nominee, by contacting your broker, bank or nominee. If you do not submit a proxy, vote in person at the special meeting or instruct your broker, bank or nominee how to vote your shares, it will have the same effect as voting “AGAINST” the Merger Proposal, but assuming a quorum is present, will have no effect on the outcome of any vote on the Compensation Advisory Proposal or the Adjournment Proposal.

If your shares of Common Stock are registered directly in your name: If you are a stockholder of record, you may submit a proxy to vote your shares of Common Stock by mail, over the Internet or by phone. Please follow the instructions on the enclosed form of proxy.

If your shares of Common Stock are held in the name of a broker, bank or nominee: You will receive voting instructions from the organization holding your account and you must follow those instructions to vote your shares of Common Stock. As a beneficial owner, you have the right to direct your broker, bank or nominee on how to vote the shares of Common Stock in your account. Your broker, bank or nominee cannot vote on any of the proposals, including the Merger Proposal, without your instructions.

If you fail to submit a signed proxy card, fail to attend the special meeting or, if you hold your shares through a bank, broker or nominee, fail to provide voting instructions to your bank, broker or nominee, your shares of Common Stock will not be counted for purposes of determining whether a quorum is present at the special meeting. If you hold your shares of Common Stock through a broker, bank or nominee, you must obtain from the record holder a valid legal proxy issued in your name in order to vote in person at the special meeting. A stockholder providing a proxy may revoke it if such revocation is exercised by submitting a new proxy via Internet or by telephone before 11:59 p.m., Eastern Time on January 12, 2026, the day before the special meeting, by completing, signing and dating a proxy bearing a later date and returning it to us before 11:59 p.m., Eastern Time on January 12, 2026, the day before the special meeting, by providing written notice of revocation to our Secretary, or by voting in person at the special meeting. See the instructions set forth in “The Special Meeting—Revocability of Proxies” on page 20 of the accompanying proxy statement. Attendance at the special meeting alone will not revoke a submitted proxy.

We encourage you to read the accompanying proxy statement, including its annexes and all documents incorporated by reference therein, carefully and in their entirety. If you have any questions concerning the Merger, the special meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of Common Stock, please contact our proxy solicitor:

Okapi Partners LLC

1212 Avenue of the Americas, 17th Floor

New York, NY 10036

Banks and Brokerage Firms, Please Call: (212) 297-0720

Shareholders and All Others Call Toll-Free: (844) 203-3605

E-mail: info@okapipartners.com

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE SUBMIT YOUR PROXY, OR INSTRUCT YOUR BROKER, BANK OR NOMINEE ON HOW TO VOTE YOUR SHARES USING THE VOTING INSTRUCTION FORM FURNISHED BY YOUR BROKER, BANK OR NOMINEE, AS PROMPTLY AS POSSIBLE.

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(continued)

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SUMMARY

This summary, together with the following section of this proxy statement entitled “Questions and Answers About the Special Meeting and the Merger,” highlights selected information from this proxy statement and may not contain all the information that is important to you as a holder of Common Stock or that you should consider before voting on the Merger Proposal. To better understand the Merger Proposal, you should read this proxy statement, including its annexes and the documents incorporated by reference herein, carefully and in its entirety. You may obtain the documents and information incorporated by reference into this proxy statement without charge by following the instructions under “Where You Can Find More Information” on page 113 of this proxy statement. The Merger Agreement is attached as Annex A to this proxy statement and is incorporated by reference herein.

Parties Involved in the Merger (see page 23)

Denny’s Corporation

203 East Main Street

Spartanburg, South Carolina 29319

Denny’s Corporation is a Delaware-based company operating two restaurant brands, Denny’s and Keke’s Breakfast Cafe, with a total of 1,568 restaurants as of December 25, 2024—1,493 franchised or licensed and 75 company-operated. Denny’s, known for its 24/7 service and all-day breakfast menu, accounted for 1,499 locations, 96% of which were franchised or licensed, including 165 international units. Keke’s, acquired in 2022, is a daytime eatery focused on made-to-order breakfast and lunch, with 69 U.S. locations, 80% of which are franchised.

Denny’s Corporation Common Stock is listed under the symbol “DENN” on The Nasdaq Stock Market, LLC (“Nasdaq”).

Sparkle Topco Corp.

445 Park Avenue, 17th Floor

New York, NY 10022

Sparkle Topco Corp. is a Delaware corporation that was formed on October 30, 2025, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any activities other than in connection with or as contemplated by the Merger Agreement. Sparkle Topco Corp. is controlled by funds managed by affiliates of TriArtisan Capital Advisors LLC (“TriArtisan Capital Advisors”).

Upon consummation of the Merger in accordance with the Merger Agreement, Parent will be the parent company of Denny’s Corporation.

Sparkle Acquisition Corp.

445 Park Avenue, 17th Floor

New York, NY 10022

Merger Sub is a Delaware corporation that was formed solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any activities other than in connection with or as contemplated by the Merger Agreement. Merger Sub is a wholly owned, indirect subsidiary of Parent that was incorporated on October 30, 2025. Upon consummation of the Merger, Merger Sub will cease to exist, and Denny’s Corporation will survive the Merger as a wholly owned, indirect subsidiary of Parent.

TriArtisan Capital Advisors LLC

445 Park Avenue, 17th Floor

New York, NY 10022

TriArtisan Capital Advisors invests and manages private equity capital provided by a broad roster of institutions including sovereign wealth funds, alternative asset managers, and family offices, and targets investments in companies with EBITDA of $25-300 million across multiple industries including Retail / Consumer, Business and Professional Services, Industrial, Media and Healthcare.

Date, Time and Place

A special meeting of our stockholders will be held on Tuesday, January 13, 2026 at 10:00 A.M., Eastern Time (the “Special Meeting”). The Special Meeting will be held in a virtual format only and will be accessible through the Internet. You will be able to attend the Special Meeting by visiting www.virtualshareholdermeeting.com/DENN2026SM. A secure control number that will allow you to participate in the meeting electronically can be found on the enclosed proxy card. For purposes of attendance at the Special Meeting, all references in this proxy statement to “present in person” or “in person” shall mean virtually present at the Special Meeting.

Record Date; Shares Entitled to Vote

You are entitled to vote at the Special Meeting if you owned shares of Common Stock at the close of business on Wednesday, November 26, 2025 (the “Record Date”). You will have one vote at the Special Meeting for each share of Common Stock you owned at the close of business on the Record Date.

Stockholder List

For a period of ten days ending on the day before the Special Meeting date, a list of our stockholders entitled to vote at the Special Meeting will be available for inspection by any stockholder for any purpose germane to the Special Meeting during ordinary business hours at our corporate offices located at 203 East Main Street Spartanburg, South Carolina 29319.

Purpose

At the Special Meeting, we will ask our stockholders of record as of the Record Date to vote on the following proposals:

(i) to adopt the Merger Agreement (the “Merger Proposal”);

(ii) to approve, on a non-binding, advisory basis, certain compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger (the “Compensation Advisory Proposal”); and

(iii) to approve one or more adjournments of the Special Meeting to a later date or time, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (the “Adjournment Proposal”).

Quorum

As of the Record Date, there were 51,498,994 shares of Common Stock outstanding and entitled to be voted at the Special Meeting. The holders of a majority of the voting power of all of the shares of stock of the Company issued, outstanding and entitled to vote constitute a quorum for the transaction of business at the Special Meeting. As a result, for business to be transacted at the Special Meeting, at least 25,749,498 shares of Common Stock must be represented by proxy or by stockholders entitled to vote at the Special Meeting.

Required Vote

Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock outstanding as of the Record Date and entitled to vote on the matter. Approval of the Compensation Advisory Proposal and the Adjournment Proposal requires the affirmative vote of the holders of a majority of the votes cast at the Special Meeting. Abstentions or a failure to vote will have the same effect as a vote “AGAINST” the Merger Proposal but will have no effect on the outcome of the Adjournment Proposal and the Compensation Advisory Proposal. The failure of any stockholder of record to vote in person by ballot at the Special Meeting or to submit a signed proxy card will have the same effect as a vote “AGAINST” the Merger Proposal. If you hold your shares in “street name,” the failure to instruct your broker on how to vote your shares will have the same effect as a vote “AGAINST” the Merger Proposal, but assuming a quorum is present, will have no effect on the outcome of any vote on the Adjournment Proposal or the Compensation Advisory Proposal.

Stock Ownership and Interests of Certain Persons

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote an aggregate of 3,244,051 shares of Common Stock, representing approximately 6.5% of the outstanding shares of Common Stock. Our directors and executive officers have informed us that they currently intend to vote all of their shares of Common Stock: (i) “FOR” the Merger Proposal; (ii) “FOR” the Compensation Advisory Proposal; and (iii) “FOR” the Adjournment Proposal.

Voting of Proxies

Any Company stockholder of record entitled to vote at the Special Meeting may submit a proxy by returning a signed proxy card by mail or submitting a proxy over the Internet or by telephone or may attend the Special Meeting and vote in person. If you are a beneficial owner and hold your shares of Common Stock in “street name” through a broker, bank or nominee, you should instruct your broker, bank or nominee on how you wish to vote your shares of Common Stock using the instructions provided by your broker, bank or nominee. Under applicable stock exchange rules, brokers, banks or nominees have the discretion to vote your shares on routine matters if you fail to instruct your broker, bank or nominee on how to vote your shares with respect to such matters. The proposals in this proxy statement are non-routine matters, and brokers, banks and nominees therefore cannot vote on these proposals without your instructions. Generally, if a broker exercises its discretion on routine matters at a stockholder meeting, a stockholder’s shares will be voted on the routine matter in the manner directed by the broker, but will constitute a “broker non-vote” on all of the non-routine matters to be presented at the stockholder meeting. Because all of the proposals to be voted on at the Special Meeting are non-routine matters, if you hold your shares in street name through a brokerage account, your broker will not be able to exercise its discretion to vote uninstructed shares on any of the proposals presented at the Special Meeting. As a result, we do not expect any broker non-votes at the Special Meeting. Therefore, it is important that you instruct your broker, bank or nominee on how you wish to vote your shares of Common Stock or that you obtain from such broker, bank or nominee a valid legal proxy issued in your name and vote in person at the Special Meeting.

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by signing another proxy card with a later date and returning it to us before 11:59 p.m., Eastern Time on January 12, 2026, the day before the Special Meeting, by providing written notice of revocation to our Secretary before your proxy is exercised, by submitting a new proxy card electronically over the Internet or by telephone after the date of the earlier submitted proxy, or by accessing the Special Meeting virtually and voting during the Special Meeting. See the instructions set forth in “The Special Meeting—Revocability of Proxies” on page 20 of this proxy statement. If you hold your shares of Common Stock in “street name,” you should contact your broker, bank or nominee for instructions regarding how to change your vote.

The failure of any stockholder of record to submit a proxy or to vote in person by ballot at the Special Meeting will have the same effect as a vote “AGAINST” the Merger Proposal. If you sign, date and return your proxy card without indicating how you wish to vote on the Merger Proposal, your proxy will be voted “FOR” the Merger Proposal. Broker non-votes, if any, will have the same effect as a vote “AGAINST” the Merger Proposal, but assuming a quorum is present, will have no effect on the outcome of any vote on the Compensation Advisory Proposal or the Adjournment Proposal. Because all of the proposals to be voted on at the Special Meeting are non-routine matters, if you hold your shares in street name through a brokerage account, your broker will not be able to exercise its discretion to vote uninstructed shares on any of the proposals presented at the Special Meeting and, as a result, we do not expect any broker non-votes at the Special Meeting. Abstentions will have the same effect as a vote “AGAINST” the Merger Proposal and will have no effect on the outcome of the Adjournment Proposal and the Compensation Advisory Proposal.

Neither the U.S. Securities Exchange Commission (the “SEC”) nor any state securities regulatory agency has approved or disapproved of the transactions described in this proxy statement, including the Merger, passed upon the merits or fairness of such transactions, or passed upon the adequacy or accuracy of the disclosure in this proxy statement. Any representation to the contrary is a criminal offense.

Expenses of Proxy Solicitation (see page 21)

Our board of directors (the “Board”) is soliciting your proxy, and the Company will bear the cost of soliciting proxies. We have engaged the services of Okapi Partners LLC (“Okapi”) to solicit proxies for the Special Meeting. In connection with its retention, Okapi has agreed to provide strategic advice, analytic, and proxy solicitation services. We have agreed to pay Okapi an initial fee for its proxy solicitation services of $15,000, plus additional fees for consulting and related services and a performance fee payable upon the successful conclusion of the solicitation, plus reimbursement for out-of-pocket expenses. We have also agreed to indemnify Okapi for certain losses arising out of its proxy solicitation services. In addition to the solicitation of proxies by mail, proxies may be solicited by our directors, officers and employees, or representatives of Okapi, in person or by telephone, email, fax or other means of communication, and we may pay persons holding shares of Common Stock on behalf of others their expenses for sending proxy materials to their principals. No additional compensation will be paid to our directors, officers or employees for their services in connection with solicitation of proxies, but our directors and officers may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation.

Certain Effects of the Merger (see page 24)

Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving company (the “Surviving Company”) and, as a result of the Merger, the separate corporate existence of Merger Sub will cease, and the Company will continue as a wholly owned, indirect subsidiary of Parent. As promptly as practicable following the effective time of the Merger (the “Effective Time”), the Company and our Common Stock will be delisted from Nasdaq and our Common Stock will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). If the Merger is completed, you will not own any shares of common stock of the Surviving Company, and instead will only be entitled to receive the Merger Consideration described below (unless you are entitled to and have properly demanded appraisal for your shares in accordance with Section 262 of the DGCL, in which case your shares will be cancelled and cease to exist and you will be entitled to the rights granted under Section 262 of the DGCL).

The Effective Time will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later date and time as the Company, Parent and Merger Sub may agree and specify in the certificate of merger).

Effect on Denny’s Corporation if the Merger is Not Completed (see page 24)

If the Merger Proposal is not approved by the stockholders of Denny’s Corporation or if the Merger is not completed for any other reason, you will not receive any payment for your shares of Common Stock. Instead, we will remain a public company, our Common Stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act, and we will continue to be obligated to file periodic reports with the SEC. Under specified circumstances, we may be required to pay Parent a termination fee or may be entitled to receive a termination fee from Parent upon the termination of the Merger Agreement, as described in “The Merger Agreement—Fees and Expenses; Termination Fees” on page 100 of this proxy statement.

Merger Consideration (see page 74)

At the Effective Time, each outstanding share of Common Stock (other than (i) shares owned directly by the Company (or any of its wholly owned subsidiaries) or owned by Parent, Merger Sub or any of their respective affiliates (collectively, “Cancelled Shares”) and (ii) shares held by stockholders who are entitled to and have properly demanded appraisal for such shares in accordance with Section 262 of the DGCL (“Dissenting Shares”)) will be converted automatically into the right to receive $6.25 in cash, without interest and less any applicable withholding tax (the “Merger Consideration”). All shares of Common Stock converted into the right to receive the Merger Consideration will automatically be cancelled and cease to exist at the Effective Time.

As described further in “The Merger Agreement—Exchange and Payment Procedures” on page 75 of this proxy statement, prior to the Effective Time, the Company and Parent shall enter into a paying agent agreement with the Paying Agent (as defined in “The Merger Agreement—Exchange and Payment Procedures” on page 75 of this proxy statement), for which Parent shall pay, or cause to be paid, the fees and expenses of the Paying Agent. Parent shall deposit, or cause to be deposited, with the Paying Agent cash in immediately available funds in an amount equal to the aggregate Merger Consideration. Following the completion of the Merger, after a stockholder has provided the Paying Agent with such stockholder’s stock certificates, if applicable, and a letter of transmittal, if required by the Paying Agent, Parent will cause the Paying Agent to pay the stockholder the Merger Consideration to which such stockholder is entitled. Holders of shares of Common Stock in book-entry form who hold such shares through The Depository Trust Company (“DTC”) will be handled in accordance with DTC’s customary procedures.

After the completion of the Merger, under the terms of the Merger Agreement, you will have the right to receive the Merger Consideration, but you will no longer have any rights as a Denny’s Corporation stockholder (except that stockholders who hold Dissenting Shares will not have the right to receive the Merger Consideration but will instead have the right to receive a payment for the “fair value” of their Dissenting Shares as determined by the Delaware Court of Chancery pursuant to an appraisal proceeding as contemplated by Delaware law, as described in “The Merger—Appraisal Rights” on page 63 of this proxy statement).

Treatment of Equity Awards and the Denny’s Corporation Equity Plans (see page 78)

Pursuant to the Merger Agreement, (i) each outstanding award of restricted stock units (including deferred stock units granted to the Company’s non-employee directors) with respect to Company Shares (as defined in the Merger Agreement) issued under a Company Equity Plan (as defined in the Merger Agreement) subject to vesting or forfeiture based solely on criteria related to continued service or employment (each, a “Company RSU Award”) will, by virtue of the Merger, automatically and without any action on the part of the Company, Parent or the holder thereof, be cancelled and terminated and converted into the right of the holder of the Company RSU Award to receive from the Surviving Company an amount in cash (without interest and less any applicable withholding taxes), equal to the product of (A) the aggregate number of Company Shares underlying such Company RSU Award, multiplied by (B) the Merger Consideration, and (ii) each outstanding award of restricted stock units with respect to Company Shares issued under a Company Equity Plan that is subject to conditions of vesting or forfeiture that are based on performance criteria (each, a “Company PSU Award”) will, by virtue of the Merger, automatically and without any action on the part of the Company, Parent or the holder thereof, be cancelled and terminated and converted into the right of the holder of the Company PSU Award to receive from the Surviving Company an amount in cash (without interest and subject to applicable withholding taxes), equal to the product of (A) the aggregate number of Company Shares underlying such Company PSU Award (with such number of Company Shares determined in accordance with the terms of the applicable award agreement pursuant to which such Company PSU Award was granted (and without discretionary adjustment by the Board (or a committee thereof))), multiplied by (B) the Merger Consideration. Any Company PSU Award that is unvested as of immediately prior to the Effective Time in accordance with the terms of the applicable award agreement pursuant to which it was granted will automatically be cancelled without further action and for no consideration.

Pursuant to the Merger Agreement, the Company Board (or a committee thereof) will take all actions necessary, with effect as of the Effective Time, to terminate each Company Equity Plan, including under which there are outstanding awards of deferred stock units subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

Recommendations of the Denny’s Corporation Board and Reasons for the Merger (see page 40)

The Board, after consulting with its financial advisor and outside legal counsel and carefully reviewing and considering various factors described in “The Merger—Recommendations of the Denny’s Corporation Board and Reasons for the Merger” on page 40 of this proxy statement, unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of the Company and its stockholders and declared it advisable for the Company to enter into the Merger Agreement; (ii)approved and declared advisable the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained therein, and the consummation of the Merger and the other transactions contemplated thereby upon the terms and subject to the conditions contained therein; (iii) resolved that the Merger be effected under Section 251 of the DGCL; (iv) directed that the Merger Agreement be submitted to the stockholders of the Company for adoption at the Special Meeting; and (v) recommended that the Company’s stockholders vote “FOR” the adoption of the Merger Agreement.

Opinion of Truist Securities (see page 44)

On November 3, 2025, Truist Securities, Inc. (“Truist Securities”) rendered its oral opinion to the Board (which was subsequently confirmed in writing by delivery of Truist Securities’ written opinion dated November 3, 2025) as to the fairness, from a financial point of view, to the holders of Company Shares of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement.

Truist Securities’ opinion was directed to the Board (in its capacity as such) and only addressed the fairness, from a financial point of view, to the holders of Company Shares of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement and did not address any other aspect or implication of the Merger or any agreement, arrangement or understanding entered into in connection therewith or otherwise. The summary of Truist Securities’ opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications to and limitations on the review undertaken and other matters considered by Truist Securities in preparing its opinion. However, neither Truist Securities’ written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement is intended to be, nor does any of them constitute, advice or a recommendation as to, or otherwise address, how the Board, the Company, any security holder or any other person should act or vote with respect to any matter relating to the Merger or otherwise.

Interests of Denny’s Corporation Directors and Executive Officers in the Merger (see page 52)

When considering the recommendation of the Board that you vote “FOR” the Merger Proposal, you should be aware that certain of our directors and executive officers may have interests in the Merger that may be different from, or in addition to, your interests as a stockholder. You should be aware that the Company’s directors and executive officers may have certain interests in the Merger that may be different from, or in addition to, the interests of the Company’s stockholders more generally, including (a) the accelerated vesting, cancellation and cash-out of Company RSU Awards and Company PSU Awards in connection with the Merger, as described in more detail in the section titled “Interests of Denny’s Corporation Directors and Executive Officers in the Merger—Treatment of Company Equity Awards,” (b) the entitlement of executive officers to receive severance payments and other benefits pursuant to the Severance Plan (as defined below) in the event of certain terminations of employment in connection with, or following, the Merger, which for purposes of such severance plan constitutes a “change in control”, as described in more detail in the section titled “Interests of Denny’s Corporation Directors and Executive Officers in the Merger—Potential Change in Control and Severance Entitlements to the Company’s Executive Officers,” and (c) the entitlement of certain executive officers to a lump sum payment in respect of their notional accounts under the Company’s Deferred Compensation Plan, as amended and restated, as described in more detail in the section titled “Interests of Denny’s Corporation Directors and Executive Officers in the Merger—Nonqualified Deferred Compensation Plan.”

The Board was aware of these interests and considered them, among other matters, in (1) evaluating and negotiating the Merger Agreement, (2) approving the Merger Agreement and the Merger, and (3) recommending that the Merger Agreement Proposal be approved by the Company’s stockholders.

These interests, among others, are discussed in more detail in “Interests of Denny’s Corporation Directors and Executive Officers in the Merger” on page 52 of this proxy statement.

Financing the Merger (see page 61)

The Merger is not subject to any financing condition. Parent estimates that the total funds necessary to complete the Merger and pay the Merger Consideration will be approximately $640 million, including the amounts necessary to (i) pay the aggregate Merger Consideration and the other amounts required to be paid by Parent or Merger Sub in connection with the consummation of the Transactions; (ii) pay all related fees, costs and expenses incurred by Parent in connection with the Transactions; and (iii) repay certain indebtedness of the Company, as contemplated by the Merger Agreement. Parent expects these amounts to be funded through a combination of (i) an equity commitment of up to $220 million (the “Equity Financing”), (ii) committed senior secured term loan financing in an aggregate amount of $300 million, and (iii) proceeds of a sale/leaseback transaction of up to approximately $146.8 million.

Parent has delivered to the Company an equity commitment letter (the “Equity Commitment Letter”), pursuant to which TriArtisan Capital Advisors has agreed to make, or cause to be made, an equity investment in Parent, on the terms and subject to the conditions set forth therein, in the aggregate amount of up to $220 million in cash.

Parent has delivered to the Company a debt commitment letter (the “Debt Commitment Letter”), pursuant to which the Debt Financing Sources (as defined in the Merger Agreement) have committed to provide debt financing to wholly owned, indirect subsidiary of Parent, on the terms and subject to the conditions set forth therein, in an aggregate amount of $335 million, consisting of a $300 million senior secured term loan facility and a $35 million senior secured revolving credit facility.

Parent has delivered to the Company a purchase and sale agreement (the “Sale/Leaseback Purchase and Sale Agreement”), pursuant to which the sale/leaseback purchaser has agreed to purchase, substantially concurrent with the consummation of the Merger and on the terms and subject to the conditions set forth therein, certain of the Company’s owned real property assets for up to approximately $146.8 million, and immediately lease back to the Company certain of those properties (the “Sale/Leaseback Transaction”).

The Company and TriArtisan Capital Advisors have also entered into a limited guarantee (the “Limited Guarantee”) with respect to the Parent Termination Fee (as defined below), if and when payable pursuant to the Merger Agreement, and certain other obligations as expressly set forth in the Limited Guarantee, in each case up to the aggregate amount specified therein and subject to the terms and conditions of the Limited Guarantee and the Merger Agreement.

Appraisal Rights (see page 64)

Record holders and beneficial owners of Common Stock of the Company will be entitled to seek statutory appraisal of their shares pursuant to Section 262 of the DGCL in connection with the Merger. This means that such stockholders and beneficial owners are entitled to seek appraisal of their Dissenting Shares and, if all requirements of Section 262 of the DGCL are met, to receive payment in cash for the “fair value” of such Dissenting Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value. The ultimate amount holders receive in an appraisal proceeding may be less than, equal to or more than the amount such holders would have received under the Merger Agreement. For a description of the rights of holders of Dissenting Shares and of the procedures to be followed in order to assert such rights and obtain payment of the fair value of such Dissenting Shares, see Section 262 of the DGCL, which can be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262, as well as the information set forth below.

IN ORDER TO PROPERLY EXERCISE YOUR APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER, A RECORD HOLDER OR BENEFICIAL OWNER MUST DELIVER A WRITTEN DEMAND FOR APPRAISAL IN ACCORDANCE WITH THE REQUIREMENTS OF SECTION 262 OF THE DGCL TO DENNY’S CORPORATION BEFORE THE VOTE IS TAKEN ON THE ADOPTION OF THE MERGER AGREEMENT AT THE SPECIAL MEETING, MUST NOT VOTE, IN PERSON OR BY PROXY, IN FAVOR OF THE MERGER PROPOSAL, MUST CONTINUE TO HOLD SHARES OF COMMON STOCK FROM THE DATE OF MAKING THE DEMAND FOR APPRAISAL THROUGH THE EFFECTIVE TIME OF THE MERGER AND MUST COMPLY WITH THE OTHER REQUIREMENTS OF SECTION 262 OF THE DGCL. MERELY VOTING AGAINST THE MERGER PROPOSAL WILL NOT PRESERVE YOUR RIGHT TO APPRAISAL UNDER SECTION 262 OF THE DGCL. BECAUSE A PROXY THAT IS SIGNED AND SUBMITTED BUT DOES NOT OTHERWISE CONTAIN VOTING INSTRUCTIONS WILL, UNLESS REVOKED, BE VOTED IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT, IF YOU SUBMIT A PROXY AND WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU MUST INCLUDE VOTING INSTRUCTIONS TO VOTE YOUR SHARES OF COMMON STOCK AGAINST, OR ABSTAIN WITH RESPECT TO, THE ADOPTION OF THE MERGER AGREEMENT. NEITHER VOTING AGAINST THE ADOPTION OF THE MERGER AGREEMENT, NOR ABSTAINING FROM VOTING OR FAILING TO VOTE ON THE MERGER PROPOSAL, WILL IN AND OF ITSELF CONSTITUTE A WRITTEN DEMAND FOR APPRAISAL SATISFYING THE REQUIREMENTS OF SECTION 262 OF THE DGCL. THE WRITTEN DEMAND FOR APPRAISAL MUST BE IN ADDITION TO AND SEPARATE FROM ANY PROXY OR VOTE ON THE ADOPTION OF THE MERGER AGREEMENT. IN VIEW OF THE COMPLEXITY OF THE DGCL, STOCKHOLDERS AND BENEFICIAL OWNERS WHO MAY WISH TO PURSUE APPRAISAL RIGHTS SHOULD PROMPTLY CONSULT THEIR LEGAL AND FINANCIAL ADVISORS.

Material U.S. Federal Income Tax Consequences of the Merger (see page 67)

The receipt of cash in exchange for shares of Common Stock pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes. The receipt of cash by a U.S. holder (as defined in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” on page 67 of this proxy statement)

in exchange for such U.S. holder’s shares of Common Stock in the Merger will generally result in the recognition of taxable gain or loss in an amount equal to the difference, if any, between the cash such U.S. holder receives in the Merger (including any amounts required to be withheld for tax purposes) and such U.S. holder’s adjusted tax basis in such surrendered shares. Gain or loss will be determined separately for each block of shares of Common Stock (that is, shares acquired for the same cost in a single transaction). A non-U.S. holder (as defined in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” on page 67 of this proxy statement) will generally not be subject to U.S. federal income tax with respect to the exchange of such non-U.S. holder’s shares of Common Stock for cash in the Merger unless such non-U.S. holder has certain connections to the United States. Stockholders should refer to “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” on page 67 of this proxy statement, and consult their own tax advisors concerning the U.S. federal income tax consequences to them of the Merger in light of their particular circumstances and any consequences arising under the laws of any state, local or non-U.S. jurisdiction.

Regulatory Approvals Required for the Merger (see page 72)

Under the terms of the Merger Agreement, Parent must notify the Company in writing by November 26, 2025, of its determination of whether any filings are required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). If filings are required under the HSR Act, Parent and the Company would be required to make such premerger notification filings within 15 Business Days of Parent’s notice and to await the expiration or termination of the statutory waiting period under the HSR Act prior to completing the Merger. Parent has notified the Company that a filing is not required under the HSR Act to consummate the Merger.

Under the terms of the Merger Agreement, Parent and the Company have agreed to use their reasonable best efforts to obtain all required regulatory approvals. The parties shall be mutually responsible for substantive communications and strategic and timing decisions relating to the HSR Act and any other applicable antitrust laws, but if there is a disagreement that the parties cannot resolve, the determination of Parent shall prevail. Parent must use reasonable best efforts to take, or cause to be taken, all appropriate action and do, or cause to be done all things necessary, proper or advisable under any law to enable the parties to close the Merger by June 30, 2026 (as such date may be extended by the mutual written consent of the Company, Parent and Merger Sub, the “Outside Date”). However, the parties are not required to agree to take any action that is not conditioned upon the Merger, or that would reasonably be expected to have a material adverse impact on the Company or the benefits expected from the Merger.

No Solicitation of Other Offers; Change of Recommendation (see page 87)

The Company has agreed under the Merger Agreement to, through the Board, recommend to the Company’s stockholders that they vote in favor of the adoption of the Merger Agreement (the “Denny’s Recommendation”) and to include such recommendation in this proxy statement.

The Merger Agreement provides that, subject to the exceptions described below, neither the Board nor any committee thereof, will take any of the following actions (any such action, a “Denny’s Adverse Recommendation Change”):

•

withhold or withdraw (or change, modify, amend or qualify in a manner adverse to Parent or Merger Sub) (or publicly propose to withhold or withdraw (or change, modify, amend or qualify in a manner adverse to Parent or Merger Sub)) the Denny’s Recommendation;

•

approve, endorse, adopt, recommend or otherwise declare advisable, or propose publicly to approve, endorse, adopt, recommend or otherwise declare advisable, any Company Acquisition Proposal (as defined in “The Merger Agreement—No Solicitation” on page 87 of this proxy statement);

•	fail to include the Denny’s Recommendation in this proxy statement;

•

if any Company Acquisition Proposal that is not subject to Regulation 14D under the Exchange Act has been made public, fail to reaffirm the Denny’s Recommendation upon request by Parent within the earlier of three business days prior to the Denny’s Corporation Stockholders Meeting or ten business days after Parent requests in writing such reaffirmation with respect to such Company Acquisition Proposal; or

•

fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Company Acquisition Proposal subject to Regulation 14D under the Exchange Act within ten business days after the commencement thereof.

Further, the Company will not, and will use its reasonable best efforts to cause its subsidiaries and its and their representatives (on behalf of the Company of the Company’s subsidiaries) not to, approve, endorse or recommend or publicly propose to approve, endorse or recommend, or execute or enter into, any merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement, letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement or other similar agreement or arrangement for, relating to or that would reasonably be expected to result in or lead to any Company Acquisition Proposal (other than a permitted confidentiality agreement).

Notwithstanding the foregoing restrictions, at any time prior to obtaining the Denny’s Stockholder Approval, the Board may make a Denny’s Adverse Recommendation Change in response to either (A) a Superior Company Proposal (as defined in “The Merger Agreement—No Solicitation” on page 87 of this proxy statement) that did not result from a breach of the Merger Agreement or (B) a Denny’s Intervening Event (as defined in “The Merger Agreement—No Solicitation” on page 87 of this proxy statement), if, in either case, the Board determines in good faith (after consultation with its outside counsel and financial advisors) that the failure to do so would be inconsistent with its fiduciary duties under applicable law. In the case of a Superior Company Proposal, the Board may also cause the Company to terminate the Merger Agreement to enter into a definitive agreement with respect to such Superior Company Proposal (so long as the Company pays the Denny’s Termination Fee as described below).

For a further discussion, see “The Merger Agreement—No Solicitation” on page 87 of this proxy statement.

Conditions to the Consummation of the Merger (see page 78)

The completion of the Merger is subject to the satisfaction or, where permitted by law, waiver by written consent of several conditions, including (among other conditions):

•

the approval of the proposal to adopt the Merger Agreement by the vote of holders of a majority of shares of the Company’s Common Stock outstanding and entitled to vote (the “Denny’s Stockholder Approval”);

•

(a) the expiration of termination of any waiting period (and any extension thereof) applicable to the Merger and the other transactions contemplated hereby under the HSR Act and (b) the receipt of all required consents and expirations or terminations of waiting or review periods (as applicable) with respect to any other specified regulatory approvals (the “Required Regulatory Approvals”);

•

the absence of (a) any law (whether temporary, preliminary or permanent) or (b) judgment, order, decision, writ, injunction, decree, ruling, legal or arbitration award, stipulation, SEC requirement or settlement or consent agreement, in each case, with a governmental entity of competent jurisdiction that is binding on the applicable person under applicable law (in each case, whether temporary, preliminary or permanent) that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger and the other transactions contemplated by the Merger Agreement (any such item pursuant to clauses (a) or (b), a “Legal Restraint”);

•	the accuracy of the representations and warranties of each party, subject in some instances to materiality or “material adverse effect” qualifiers;

•	the performance in all material respects by each party of its covenants and agreements required to be performed under the Merger Agreement on or before the Closing Date; and

•	since the date of the Merger Agreement, the absence of a “Denny’s Material Adverse Effect” (as defined in “The Merger Agreement—Representations and Warranties” on page 80 of this proxy statement).

For a further discussion, see “The Merger Agreement—Conditions to the Consummation of the Merger” on page 78 of this proxy statement.

Termination of the Merger Agreement (see page 99)

The Merger Agreement may be terminated prior to the effective time of the Merger in the following ways, among others:

•	By mutual written agreement of the Company and Parent.

•	By either the Company or Parent if:

•

the Merger has not been consummated by the Outside Date, which termination right is not available to a party whose material breach of the Merger Agreement was the principal cause of the failure of the Effective Time to occur by the Outside Date;

•

any governmental entity of competent and applicable jurisdiction has issued or enacted a Legal Restraint, and such Legal Restraint has become final and nonappealable, which termination right will be available only if the party seeking to terminate the Merger Agreement (including, in the case of Parent and Merger Sub) shall have complied in all material respects with its applicable efforts obligations under the Merger Agreement; or

•	the Denny’s Stockholder Approval is not obtained at the Special Meeting or at any adjournment or postponement thereof.

By Parent if:

•

the Company has breached its representations, warranties, or covenants such that a closing condition would not be satisfied, and such breach is not cured within 30 days of notice (so long as Parent is not then in material breach of its own obligations); or

•	prior to the Denny’s Stockholder Approval, the Board makes a Denny’s Adverse Recommendation Change.

•	By the Company if:

•

Parent or Merger Sub has breached their representations, warranties, or covenants such that a closing condition would not be satisfied, and such breach is not cured within 30 days of notice (so long as the Company is not then in material breach of its own obligations);

•

the closing conditions have been satisfied (other than those conditions that by their nature are to be satisfied as of the Closing, but subject to such conditions being able to be satisfied or waived at the Closing) but Parent fails to consummate the Merger within three business days after the Company confirms that the Company is ready, willing and able to consummate the Merger; or

•

at any time prior to obtaining the Denny’s Stockholder Approval, to enter into a definitive agreement with respect to a Superior Company Proposal, so long as the Company has complied with its non-solicitation obligations and concurrently pays the Parent Termination Fee and applicable reimbursements and, substantially concurrently with such termination, the Company enters into a definitive agreement with respect to such Superior Company Proposal.

For a further discussion, see “The Merger Agreement—Termination of the Merger Agreement” on page 99 of this proxy statement.

Fees and Expenses (see page 100)

Except in specified circumstances, all fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses.

For a further discussion, see “The Merger Agreement—Fees and Expenses; Termination Fees” on page 100 of this proxy statement.

Termination Fees (see page 100)

Under the Merger Agreement, the Company may be required to pay Parent (or its designee) a termination fee of $10,320,000 (the “Denny’s Termination Fee”), and Parent may be required to pay the Company a termination fee of $17,200,000 (the “Parent Termination Fee”), if the Merger Agreement is terminated under specified circumstances.

The Company is obligated to pay the Denny’s Termination Fee if, among other reasons, the Merger Agreement is terminated by Parent prior to obtaining the Denny’s Stockholder Approval because the Board made a Denny’s Adverse Recommendation Change, or if the Merger Agreement is terminated by Parent or the Company because the Company terminates to enter into a definitive agreement for a Superior Company Proposal. In addition, the Denny’s Termination Fee is also payable if the Merger Agreement is terminated due to the Outside Date having passed, the failure to obtain the Denny’s Stockholder Approval, or by Parent due to a terminable breach by the Company, in each case after a Company Acquisition Proposal was made or publicly announced prior to termination and the Company enters into a definitive agreement for or consummates a Company Acquisition Proposal in which any person (a) is issued or sold, or would acquire (pursuant to a merger, or other business combination transaction or series of related transactions involving the Company or a tender offer or exchange offer) beneficial ownership of equity interests representing more than 50% of the voting power of the Company or (b) or would acquire assets of the Company or its subsidiaries representing more than 50% of the Consolidated assets of the Company and its subsidiaries, the within twelve months.

Parent is obligated to pay the Parent Termination Fee if, among other reasons, the Merger Agreement is terminated by the Company (a) due to Parent’s uncured breach of representations, warranties or covenants or (b) because all closing conditions have been satisfied (other than those conditions that by their nature are to be satisfied as of the Closing, but subject to such conditions being able to be satisfied or waived at the Closing), but Parent fails to consummate the Merger within three business days after the Company confirms that the Company is ready, willing and able to consummate the Merger.

For a further discussion of the circumstances under which termination fees are payable, see “The Merger Agreement—Fees and Expenses; Termination Fees” on page 100 of this proxy statement.

Market Prices and Dividend Data (see page 108)

Our Common Stock is listed on Nasdaq under the symbol “DENN.”

On November 3, 2025, the last trading day prior to the public announcement of the execution of the Merger Agreement, the closing price of our Common Stock on Nasdaq was $4.11 per share. On November 28, 2025, the latest practicable trading day before the date of this proxy statement, the closing price of our Common Stock on Nasdaq was $6.17 per share. You are encouraged to obtain current market prices of our Common Stock in connection with voting your shares.

Under the terms of the Merger Agreement, from the date of the Merger Agreement until the Effective Time, the Company may not declare or pay dividends to the holders of Common Stock without Parent’s written consent.

Delisting and Deregistration of Our Common Stock

As promptly as practicable following the completion of the Merger, our Common Stock will be delisted from Nasdaq and deregistered under the Exchange Act, and we will no longer be required to file periodic reports with the SEC on account of Common Stock. See “The Merger Agreement—Other Agreements” on page 98 of this proxy statement.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers are intended to address some commonly asked questions regarding the Special Meeting, the Merger Agreement and the Merger. These questions and answers may not address all questions that may be important to you as a stockholder of Denny’s Corporation. Please refer to the preceding section of this proxy statement entitled “Summary” and the more detailed information contained elsewhere in this proxy statement, its annexes, including the Merger Agreement, and the documents incorporated by reference herein, which you should read carefully and in their entirety.

Q: Why am I receiving these materials?

A: On November 3, 2025, Denny’s Corporation entered into the Merger Agreement, pursuant to which, among other things, Merger Sub will merge with and into Denny’s Corporation, with Denny’s Corporation surviving the Merger and becoming wholly owned, indirect subsidiary of Parent. A copy of the Merger Agreement is attached as Annex A to this proxy statement. The Board is furnishing this proxy statement and form of proxy card to the holders of Common Stock in connection with the solicitation of proxies in favor of the Merger Proposal, the Compensation Advisory Proposal, and the Adjournment Proposal to be voted at the Special Meeting or at any adjournments or postponements thereof.

Q: When and where is the Special Meeting?

A: The Special Meeting will take place on Tuesday, January 13, 2026 at 10:00 A.M., Eastern Time, unless the meeting is postponed or adjourned. The Special Meeting will be held in a virtual meeting (audio webcast) format only and will be accessible through the Internet in order to provide expanded access, improved communication and cost savings for our stockholders. You will be able to attend the Special Meeting by visiting www.virtualshareholdermeeting.com/DENN2026SM. A secure control number that will allow you to participate in the meeting electronically can be found on the enclosed proxy card. For purposes of attendance at the Special Meeting, all references in this proxy statement to “present in person” or “in person” shall mean virtually present at the Special Meeting.

Q: Who is entitled to vote at the Special Meeting?

A: To be able to vote on the matters presented at the Special Meeting, you must have been a stockholder of record at the close of business on Wednesday, November 26, 2025, the Record Date for the Special Meeting. The aggregate number of shares of Common Stock entitled to vote at this meeting is 51,498,994, which is the number of shares that were outstanding as of the Record Date.

Q: Who is soliciting proxies and who will bear the cost?

A: The Board is soliciting your proxy, and the Company will bear the cost of soliciting proxies. We have engaged the services of Okapi to solicit proxies for the Special Meeting. We have agreed to pay Okapi an initial fee for its proxy solicitation services of $15,000, plus additional fees for consulting and related services and a performance fee payable upon the successful conclusion of the solicitation, plus reimbursement for out-of-pocket expenses. We will also reimburse Okapi for reasonable out-of-pocket expenses and have agreed to indemnify Okapi against certain losses. In addition to solicitation by mail, our directors, officers, and employees may solicit proxies by telephone, internet or otherwise. Our directors, officers and employees will not be additionally compensated for the solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Copies of solicitation materials will be furnished to brokerage firms, fiduciaries and other custodians who hold our Common Stock of record for beneficial owners for forwarding to such beneficial owners. We may also reimburse persons representing beneficial owners of our Common Stock for their reasonable expenses incurred in forwarding such materials.

Q: How many votes do I have?

A: Each share of Common Stock that you owned as of the close of business on the Record Date entitles you to one vote on each matter that is voted on at the Special Meeting.

Q: What am I being asked to vote on at the Special Meeting?

A: You are being asked to consider and vote on the following proposals:

•	to adopt the Merger Agreement (the “Merger Proposal”);

•

to approve, on a non-binding, advisory basis, certain compensation that may become payable to our named executive officers that is based on or otherwise relates to the Merger (the “Compensation Advisory Proposal”); and

•

to approve one or more adjournments of the Special Meeting, to a later date or time, if necessary or appropriate, if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (the “Adjournment Proposal”).

Q: What is the proposed Merger and what effects will it have on Denny’s Corporation?

A: The proposed Merger is the acquisition of Denny’s Corporation by Parent pursuant to the Merger Agreement. If the Merger Proposal is approved and the other closing conditions are satisfied or waived, Merger Sub will merge with and into Denny’s Corporation, with Denny’s Corporation continuing as the Surviving Company. As a result, the Company will become wholly owned, indirect subsidiary of Parent. Denny’s Corporation will be delisted from Nasdaq and deregistered under the Exchange Act and will no longer be a publicly traded company required to file periodic reports with the SEC. If the Merger is consummated, you will not own any shares of the common stock of the Surviving Company or of Parent.

Q: What will I receive if the Merger is completed?

A: Upon completion of the Merger, you will be entitled to receive the Merger Consideration of $6.25 in cash, without interest and less any applicable withholding tax, for each share of Common Stock that you own, unless you have properly exercised your appraisal rights under the DGCL. For example, if you own 100 shares of Common Stock, you will be entitled to receive $625.00 in cash (without interest and less any applicable withholding taxes) in exchange for such shares. As a result of the Merger, your shares will be cancelled and you will not own any shares in Denny’s Corporation or the Surviving Company.

Q: What is the position of the Board regarding the Merger?

A: After consulting with its financial advisor and outside legal counsel, the Board unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby are advisable, fair to, and in the best interests of, the Company and its stockholders and declared it advisable for the Company to enter into the Merger Agreement; (ii)approved and declared advisable the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained therein, and the consummation of the Merger and the other transactions contemplated thereby upon the terms and subject to the conditions contained therein; (iii) resolved that the Merger be effected under Section 251 of the DGCL; (iv) directed that the Merger Agreement be submitted to stockholders of the Company for adoption at the Special Meeting; and (v) recommended that the Company’s stockholders adopt the Merger Agreement. The Board recommends that you vote: (i) “FOR” the Merger Proposal; (ii) “FOR” the Compensation Advisory Proposal; and (iii) “FOR” the Adjournment Proposal.

Q: What happens if the Merger is not completed?

A: If the Merger Agreement is not adopted by the stockholders of the Company or if the Merger is not consummated for any other reason, you will not receive any payment for your shares of Common Stock. Instead,

Denny’s Corporation will remain a public company, and Common Stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act, and we will continue to be obligated to file periodic reports with the SEC.

Under specified circumstances, we may be required to pay Parent (or its designee) the Denny’s Termination Fee or may be entitled to receive the Parent Termination Fee upon the termination of the Merger Agreement, as described in “The Merger Agreement—Fees and Expenses; Termination Fees” on page 100 of this proxy statement.

Q: What vote is required to adopt the Merger Agreement?

A: The affirmative vote of the holders of a majority of the shares of Common Stock outstanding as of the Record Date and entitled to vote on the matter is required to approve the Merger Proposal. The failure to vote, an abstention, or a broker non-vote will have the same effect as a vote “AGAINST” the Merger Proposal.

Q: What vote is required to approve the Compensation Advisory Proposal and the Adjournment Proposal?

A: Approval of the Compensation Advisory Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast at the Special Meeting. A failure to vote, an abstention, or a broker non-vote will have no effect on the outcome of these proposals, assuming a quorum is present.

Q: What happens if stockholders do not approve the Compensation Advisory Proposal?

A: SEC rules require the Company to seek approval on a non-binding, advisory basis with respect to certain payments and benefits that will or may be made or provided to the Company’s named executive officers in connection with the Merger. Approval of the Compensation Advisory Proposal is not a condition to the completion of the Merger. The vote is advisory and will not be binding on the Company or Parent. Accordingly, if the Merger Proposal is approved and the Merger is completed, the Merger-related compensation will be paid to the Company’s named executive officers in accordance with the terms of their compensation agreements and arrangements even if stockholders fail to approve the Compensation Advisory Proposal.

Q: If my broker holds my shares in “street name,” will my broker vote my shares for me?

A: Not without your direction. The proposals in this proxy statement are non-routine matters, and brokers, banks and nominees therefore cannot vote on these proposals without your instructions. It is important that you instruct your broker, bank or nominee on how you wish to vote your shares. A failure to instruct your broker will have the same effect as a vote “AGAINST” the Merger Proposal.

Q: May I revoke my proxy?

A: Yes. If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the Special Meeting by:

•	completing and returning another proxy card with a later date;

•	submitting a new proxy via the Internet or telephone;

•	giving written notice of revocation to the Company’s Secretary at Denny’s Corporation, 203 East Main Street Spartanburg, South Carolina 29319; or

•	accessing the Special Meeting virtually and voting during the Special Meeting.

If you own shares in “street name,” your bank or broker should provide you with instructions for revoking your vote.

Q: Who can help answer my questions?

A: If you have any questions concerning the Merger or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of Common Stock, please contact Okapi, our proxy solicitor:

Okapi Partners LLC

1212 Avenue of the Americas, 17th Floor

New York, NY 10036

Banks and Brokerage Firms, Please Call: (212) 297-0720

Shareholders and All Others Call Toll-Free: (844) 203-3605

E-mail: info@okapipartners.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The matters discussed in this proxy statement and the accompanying materials include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, about the plans, strategies, objectives, goals or expectations of Denny’s Corporation. These statements include, but are not limited to, statements about the benefits of the proposed transaction between the Company, Parent and Merger Sub, the expected timing of the completion of the transaction, and other statements that are not historical facts. You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “believes,” “projects,” “forecasts,” “intends,” “plans,” and similar expressions.

These forward-looking statements are based upon current plans, estimates, and expectations that are subject to risks, uncertainties, and assumptions, many of which are beyond the control of the Company and Parent, that could cause actual results to differ materially from those expressed in such statements. Key factors that could cause actual results to differ materially include, but are not limited to the risks detailed in the Company’s filings with the SEC, including in the Company’s most recent filings on Forms 10-K and 10-Q, factors and matters described in this proxy statement, and the following factors:

•	The risk that the Merger may not be completed in a timely manner or at all, which may adversely affect the businesses and the market price of our Common Stock;

•	The failure to obtain the required approval of the Company’s stockholders;

•

The occurrence of any event, change, or other circumstance that could give rise to the termination of the Merger Agreement, including in circumstances that would require the Company or Parent to pay a termination fee;

•

The effect of the announcement and pendency of the Merger on the Company’s business relationships, operating results, and business generally, including the risk of potential difficulties in employee retention and the risk of disruption to management’s attention from ongoing business operations; and

•	The risk of litigation related to the Merger.

Additional risks and uncertainties are described in the “Risk Factors” sections of the Company’s most recent Annual Reports on Form 10-K and in subsequent filings with the SEC. The foregoing list of factors is not exhaustive. You should not place undue reliance on any forward-looking statements, which are based only on information currently available to the Company. Denny’s Corporation does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of the Board for use at the Special Meeting or at any adjournments or postponements thereof.

Date, Time and Place

We will hold the Special Meeting on Tuesday, January 13, 2026, at 10:00 A.M. Eastern Time, unless the meeting is postponed or adjourned. The Special Meeting will be held in a virtual meeting (audio webcast) format only and will be accessible through the Internet in order to provide expanded access, improved communication and cost savings for our stockholders. To attend the Special Meeting, you must access the meeting website at www.virtualshareholdermeeting.com/DENN2026SM and provide the control number on your proxy card. For purposes of attendance at the Special Meeting, all references in this proxy statement to “present in person” or “in person” shall mean virtually present at the Special Meeting.

Purpose of the Special Meeting

At the Special Meeting, we will ask our stockholders of record as of the Record Date to consider and vote on the following proposals: (i) the “Merger Proposal”; (ii) the Compensation Advisory Proposal; and (iii) the Adjournment Proposal.

Record Date; Shares Entitled to Vote; Quorum

Only stockholders of record as of the close of business on the Record Date of Wednesday, November 26, 2025, are entitled to notice of the Special Meeting and to vote at the Special Meeting or at any adjournments or postponements thereof. Each holder of record of Common Stock on the Record Date will be entitled to one vote for each share of Common Stock held as of the Record Date on each matter submitted to our stockholders for approval. If you sell or transfer your shares of Common Stock after the Record Date but before the Special Meeting, you will transfer the right to receive the Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote those shares at the Special Meeting.

As of the Record Date, there were 51,498,994 shares of Common Stock outstanding and entitled to be voted at the Special Meeting.

A quorum of stockholders is necessary to hold the Special Meeting. The holders of a majority of the voting power of all of the shares of stock of the Company issued, outstanding and entitled to vote constitute a quorum for the transaction of business at the Special Meeting. As a result, 25,749,498 shares must be represented by proxy or by stockholders present and entitled to vote at the Special Meeting to have a quorum. Shares that are voted to abstain on one or more of the proposals will be deemed to be present for quorum purposes. If you hold your shares in “street name” and you fail to provide your broker with instructions on how to vote such shares on any of the proposals, your shares will not be deemed to be present at the Special Meeting for quorum purposes.

In the event that a quorum is not present at the Special Meeting, it is expected that the Special Meeting would be adjourned.

Vote Required; Abstentions and Broker Non-Votes

The affirmative vote of the holders of a majority of the shares of Common Stock outstanding as of the Record Date and entitled to vote on the matter is required to approve the Merger Proposal. Adoption of the Merger Agreement by our stockholders is a condition to the closing of the Merger. A failure to vote your shares of Common Stock, an abstention from voting, or a broker non-vote will have the same effect as a vote “AGAINST” the Merger Proposal.

Approval of each of the Adjournment Proposal and the Compensation Advisory Proposal requires the affirmative vote of a majority of the votes cast at the Special Meeting. Assuming a quorum is present, a failure to vote, a broker non-vote, or an abstention will have no effect on the outcome of the Adjournment Proposal or the Compensation Advisory Proposal.

Because the vote on the Compensation Advisory Proposal is only advisory in nature, it will not be binding on the Company or the Board. Accordingly, because the Company is contractually obligated to pay the compensation, such compensation will be paid or become payable, subject only to the conditions applicable thereto, if the Merger is consummated and regardless of the outcome of the vote.

Stock Ownership and Interests of Certain Persons

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote an aggregate of 3,244,051 shares of Common Stock, representing approximately 6.5% of the outstanding shares of Common Stock. Our directors and executive officers have informed us that they currently intend to vote all of their shares of Common Stock: (i) “FOR” the Merger Proposal; (ii) “FOR” the Compensation Advisory Proposal; and (iii) “FOR” the Adjournment Proposal.

Voting of Proxies

If your shares of Common Stock are registered in your name with our transfer agent, you may cause your shares to be voted at the Special Meeting by submitting your proxy or by voting in person. If you submit a proxy, the proxy holders will vote your shares of Common Stock according to your directions.

Voting instructions are included on your proxy card. All shares of Common Stock represented by properly executed proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the stockholder. Properly executed proxies that do not contain voting instructions will be voted (i) “FOR” the Merger Proposal; (ii) “FOR” the Adjournment Proposal; and (iii) “FOR” the Compensation Advisory Proposal.

If your shares of Common Stock are held in “street name” through a broker, bank or other nominee, you may provide voting instructions through your broker by completing and returning the voting instruction form provided. Because all of the proposals to be voted on at the Special Meeting are non-routine matters, your broker will not be able to vote your uninstructed shares on any of the proposals. A failure to instruct your broker will have the same effect as if you voted “AGAINST” the Merger Proposal, but will have no effect on the other proposals.

Revocability of Proxies

If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the Special Meeting by:

•	submitting a new proxy by Internet or telephone as instructed on your proxy card before 11:59 p.m., Eastern Time on January 12, 2026, the day before the Special Meeting;

•	delivering a written notice of revocation to Denny’s Corporation, 203 East Main Street Spartanburg, South Carolina 29319, Attention: Secretary;

•	signing another proxy card with a later date and returning it to us before the Special Meeting; or

•	accessing the Special Meeting virtually and voting during the Special Meeting.

If you hold your shares of Common Stock in “street name,” you should contact your broker for instructions regarding how to revoke your voting instructions.

Denny’s Corporation Board of Directors’ Recommendation

The Board, after considering various factors, unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of, the Company and its stockholders, and declared it advisable for the Company to enter into the Merger Agreement; (ii) approved and declared advisable the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained therein, and the consummation of the Merger and the other transactions contemplated by the Merger Agreement upon the terms and subject to the conditions contained therein; (iii) resolved that the Merger be effected under Section 251 of the DGCL; (iv) directed that the Merger Agreement be submitted to the stockholders of the Company for adoption at the Special Meeting; and (iv) recommended that the Company’s stockholders adopt the Merger Agreement.

The Board recommends that you vote: (i) “FOR” the Merger Proposal; (ii) “FOR” the Compensation Advisory Proposal; and (iii) “FOR” the Adjournment Proposal.

Expenses of Proxy Solicitation

This proxy statement is being furnished in connection with the solicitation of proxies by the Board. Expenses incurred in connection with the printing and mailing of this proxy statement are our responsibility. We have agreed to pay Okapi an initial fee for its proxy solicitation services of $15,000, plus additional fees for consulting and related services and a performance fee payable upon the successful conclusion of the solicitation, plus reimbursement for out-of-pocket expenses. We may also reimburse persons representing beneficial owners for their costs of forwarding solicitation materials. In addition to the solicitation of proxies by mail, proxies may be solicited by our directors, officers and employees in person or by telephone or other means of communication. No additional compensation will be paid to our directors, officers or employees for their services in connection with the solicitation, but they may be reimbursed for reasonable out-of-pocket expenses.

Anticipated Date of Completion of the Merger

Assuming timely satisfaction of necessary closing conditions, including the approval of the Merger Proposal by our stockholders, we anticipate that the Merger will be consummated during the first quarter of 2026.

Other Matters

At this time, we know of no other matters to be submitted at the Special Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting

This proxy statement is available on our investor relations website at www.dennys.com.

Householding of Special Meeting Materials

The SEC permits companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. Stockholders who hold their shares through a nominee, such as a broker, bank, broker-dealer or similar organization may receive notice from that nominee regarding the householding of proxy materials. As indicated in the notice, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once a stockholder has received notice that a nominee will be householding, such householding will continue until the stockholder is notified otherwise or until the stockholder has revoked consent by notifying the nominee. If you hold your shares in “street name” and would prefer to receive separate copies of a proxy statement for other stockholders in your household, either now or in the future, please contact your nominee. If you are record holder of your shares and would prefer to receive separate copies of a proxy statement for other stockholders in your household, either now or in the future, please contact: Denny’s Corporation, 203 East Main Street Spartanburg, South Carolina 29319, Attention: Secretary. Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their broker or the Company, as applicable.

Rights of Stockholders Who Assert Appraisal Rights

Record holders and beneficial owners of shares of Common Stock who have not voted in favor of the Merger and who have properly demanded appraisal for such shares in accordance with Section 262 of the DGCL will be entitled to statutory appraisal rights. This means that such stockholders are entitled to seek appraisal of their Dissenting Shares and, if all requirements of Section 262 of the DGCL are met, to receive payment in cash for the “fair value” of such shares, as determined by the Delaware Court of Chancery. For a description of these appraisal rights, stockholders should consult Section 262 of the DGCL, which can be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

Questions and Additional Information

If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card, please contact our proxy solicitor:

Okapi Partners LLC

1212 Avenue of the Americas, 17th Floor

New York, NY 10036

Banks and Brokerage Firms, Please Call: (212) 297-0720

Shareholders and All Others Call Toll-Free: (844) 203-3605

E-mail: info@okapipartners.com

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached as Annex A to, and incorporated by reference into, this proxy statement. You should read the Merger Agreement carefully and in its entirety as it is the legal document that governs the Merger.

Parties Involved in the Merger

Denny’s Corporation

203 East Main Street

Spartanburg, South Carolina 29319

Denny’s Corporation is a Delaware-based company operating two restaurant brands, Denny’s and Keke’s Breakfast Cafe, with a total of 1,568 restaurants as of December 25, 2024—1,493 franchised or licensed and 75 company-operated. Denny’s, known for its 24/7 service and all-day breakfast menu, accounted for 1,499 locations, 96% of which were franchised or licensed, including 165 international units. Keke’s, acquired in 2022, is a daytime eatery focused on made-to-order breakfast and lunch, with 69 U.S. locations, 80% of which are franchised.

Denny’s Corporation Common Stock is listed under the symbol “DENN” on Nasdaq.

Sparkle Topco Corp.

445 Park Avenue, 17th Floor

New York, NY 10022

Sparkle Topco Corp. is a Delaware corporation that was formed on October 30, 2025 solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any activities other than in connection with or as contemplated by the Merger Agreement. Sparkle Topco Corp. is controlled by funds managed by affiliates of TriArtisan Capital Advisors LLC.

Upon consummation of the Merger in accordance with the Merger Agreement, Parent will be the parent company of Denny’s Corporation.

Sparkle Acquisition Corp.

445 Park Avenue, 17th Floor

New York, NY 10022

Merger Sub is a Delaware corporation that was formed solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any activities other than in connection with or as contemplated by the Merger Agreement. Merger Sub is a wholly owned, indirect subsidiary of Parent that was incorporated on October 30, 2025. Upon consummation of the Merger, Merger Sub will cease to exist, and Denny’s Corporation will survive the Merger as a wholly owned, indirect subsidiary of Parent.

TriArtisan Capital Advisors LLC

445 Park Avenue, 17th Floor

New York, NY 10022

TriArtisan Capital Advisors LLC invests and manages private equity capital provided by a broad roster of institutions including sovereign wealth funds, alternative asset managers, and family offices, and targets investments in companies with EBITDA of $25-300 million across multiple industries including Retail / Consumer, Business and Professional Services, Industrial, Media and Healthcare.

Certain Effects of the Merger

Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time, Merger Sub will merge with and into the Company, with the Company continuing as the Surviving Company and, as a result of the Merger, the separate corporate existence of Merger Sub will cease, and the Company will continue as a wholly owned, indirect subsidiary of Parent. The Company and all shares of Common Stock will be delisted from Nasdaq and all shares of Common Stock will be deregistered under the Exchange Act as soon as reasonably practicable following the Effective Time, and at such time, we will cease to be a publicly traded company and will no longer be obligated to file periodic reports with the SEC. If the Merger is completed, you will not own any shares of the common stock of the Surviving Company, and instead will only be entitled to receive the Merger Consideration (unless you are entitled to and have properly demanded appraisal for your shares in accordance with Section 262 of the DGCL, in which case your shares will be cancelled and cease to exist and you will be entitled to the rights granted under Section 262 of the DGCL).

The Effective Time will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later date and time as the Company, Parent and Merger Sub may agree and specify in the certificate of merger).

Effect on the Company if the Merger is Not Completed

If the Merger Proposal is not approved by the stockholders of Denny’s Corporation or if the Merger is not completed for any other reason, you will not receive any payment for your shares of Common Stock. Instead, we will remain a public company, and Common Stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act, and we will continue to be obligated to file periodic reports with the SEC.

Furthermore, depending on the circumstances that would have caused the Merger not to be completed, it is possible that the price of Common Stock will decline significantly. If that were to occur, it is uncertain when, if ever, the price of Common Stock would return to the price at which it trades as of the date of this proxy statement.

Accordingly, if the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of Common Stock. If the Merger is not consummated, the Board will continue to evaluate and review our business operations, properties and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to enhance stockholder value. If the Merger Proposal is not approved by the stockholders of Denny’s Corporation or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Board will be offered or that our business, prospects or results of operation will not be adversely impacted.

In addition, under specified circumstances, we may be required to pay the Denny’s Termination Fee to Parent (or its designee) or may be entitled to receive the Parent Termination Fee from Parent upon the termination of the Merger Agreement, as described under “The Merger Agreement—Fees and Expenses; Termination Fees” on page 100 of this proxy statement.

Merger Consideration

At the Effective Time, each outstanding share of Common Stock (other than (i) Cancelled Shares and (ii) Dissenting Shares) will be converted automatically into the right to receive the Merger Consideration, without interest and less any applicable withholding taxes. All shares of Common Stock converted into the right to receive the Merger Consideration will automatically be cancelled and cease to exist at the Effective Time, and each certificate formerly representing such shares will thereafter represent only the right to receive the Merger Consideration, except for certificates representing any Dissenting Shares, which shall represent the right to receive payment of the fair value of such shares of Common Stock in accordance with and to the extent provided by Section 262 of the DGCL, or any Cancelled Shares.

After the completion of the Merger, under the terms of the Merger Agreement, you will have the right to receive the Merger Consideration, but you will no longer have any rights as a Denny’s Corporation stockholder (except that stockholders who hold Dissenting Shares will not have the right to receive the Merger Consideration but will instead have the right to receive a payment for the “fair value” of their Dissenting Shares as determined by the Delaware Court of Chancery pursuant to an appraisal proceeding as contemplated by Delaware law, as described in “The Merger—Appraisal Rights” on page 64 of this proxy statement).

Following completion of the Merger, Denny’s Corporation will cease to be a publicly traded company and will become a wholly-owned subsidiary of Parent.

The Merger Consideration will be adjusted appropriately and equitably to reflect the effect of any reclassification, recapitalization, stock split (including a reverse stock split), or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution thereon (including any dividend or other distribution of securities convertible into Common Stock), with respect to outstanding shares of capital stock of Denny’s Corporation, with a record date between the date of the Merger Agreement and the Effective Time, to provide to the holders of shares of capital stock of Denny’s Corporation the same economic effect as contemplated by the Merger Agreement prior to such event.

Background of the Merger

The following chronology summarizes certain key meetings and events that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation among the Board or the representatives of the Company, Parent, its affiliates and other parties.

As part of the Company’s ongoing consideration and evaluation of its long-term strategic goals and plans, the Board and management of the Company periodically review, consider and assess the Company’s operations and financial performance and overall industry and macroeconomic conditions, as they may affect those strategic goals and plans, with the goal of enhancing stockholder value. This review at times includes, among other things, the consideration of potential opportunities for strategic transactions, business combinations, acquisitions and other financial and strategic alternatives.

On April 10, 2024, at a dinner during the Allied Partner Summit hosted by the Denny’s Franchise Association (the “DFA”), Anil Yadav, the CEO and President of Yadav Enterprises, Inc. (“Yadav Enterprises”), a restaurant franchisee company with over 300 restaurants covering multiple brands, including approximately 70 Denny’s franchises, mentioned to Robert P. Verostek, the Company’s Chief Financial Officer, that Yadav Enterprises and several other parties might have an interest in acquiring the Company. Mr. Verostek informed the other members of the Company’s management team of this conversation, and management later informed the Board of this conversation on or around April 26, 2024, when the Board’s Audit Committee held a meeting.

On July 17, 2024, during the Franchise Owners Summit hosted by the DFA, Mr. Yadav informed Mr. Verostek that a letter would be forthcoming conveying an offer to acquire the Company.

On July 18, 2024, later during the Franchise Owners Summit, representatives of Yadav Enterprises requested a meeting with Company management to discuss their potential interest in acquiring the Company. The requested meeting took place that day and was attended by Mr. Yadav and on behalf of the Company by Kelli F. Valade, the Company’s President and Chief Executive Officer, and Mr. Verostek. At the meeting, the representatives of Yadav Enterprises reiterated their interest in acquiring the Company.

Later on July 18, 2024, following the meeting, the Company received an unsolicited non-binding indication of interest from Yadav Enterprises and TriArtisan Capital Advisors LLC (in this Background section, “TriArtisan”), a private equity firm with, at the time, several existing restaurant holdings, including PF Chang’s, TGI Friday’s and Hooters (the “July 18, 2024 IOI”), that contemplated those entities acquiring the Company for approximately $470 million, or $9.00 per share, subject to completion of due diligence and the negotiation of a definitive agreement. The July 18, 2024 IOI stated that the proposed acquisition would be on a cash-free, debt-free basis, free and clear of all liens and encumbrances, and assumed that the Company would be delivered with sufficient working capital to operate the business in the normal course. It stated further that the proposed acquisition would be funded with cash on hand from Yadav Enterprises, TriArtisan’s sources of equity capital, senior secured debt financing, including the Company’s current assumable debt, as well as with financing to be obtained from other sources.

The following Monday, July 22, 2024, management of the Company distributed the July 18, 2024 IOI to the Board.

On July 29, 2024, the Company replied to Yadav Enterprises and TriArtisan, acknowledging receipt of the July 18, 2024 IOI, and indicating that the Board would be discussing the letter at a meeting in the near future, after which the Company would provide a more fulsome response to Yadav Enterprises and TriArtisan.

On August 2, 2024, the Board held a special virtual meeting, also attended by members of management, at which it discussed the July 18, 2024 IOI. The Board directed management to contact representatives of Truist Securities (“Truist Securities”), who had previously served as financial advisors to the Company when affiliated with a different investment bank, and were familiar with the Company as well as with the restaurant industry. Management contacted Truist Securities on August 2, 2024 to discuss the July 18, 2024 IOI, as well as Truist Securities’ views on the Company, the full-service restaurant industry, TriArtisan, Yadav Enterprises and related matters. Truist Securities provided information regarding these matters and held discussions with Company management on August 6, 2024.

On August 7, 2024, the Board held a special virtual meeting, also attended by certain of the Company’s senior officers and representatives of Truist Securities, at which it discussed the July 18, 2024 IOI, as well as certain potential stockholder activism suggested by communications recently received by the Company from certain other entities, including franchisees of the Company as well as outside investment firms, regarding the operations of the Company and the Denny’s restaurants, as well as Company corporate governance matters.

On August 15, 2024, the Board held a special virtual meeting, also attended by certain of the Company’s senior officers and representatives of Truist Securities and Morgan, Lewis & Bockius LLP (“Morgan Lewis”), the Company’s corporate counsel. At the meeting, the Board discussed matters relating to the Company’s current five-year financial model, covering the years 2024-2028, as prepared by management, and the actions of Yadav Enterprises and TriArtisan and potential next steps with respect thereto. The Board also received an update from Truist Securities regarding the current state of market valuations for restaurant companies, as well as advice regarding processes for undertaking a market check to get a sense of the market’s valuation of the Company. The Board and management discussed various potential operational initiatives, as well as strategic and financial options potentially available to the Company in light of the interest expressed by Yadav Enterprises and TriArtisan, and also discussed the communications received from certain company stockholders regarding operational and corporate governance matters. The Board directed management to continue to refrain from responding to Yadav Enterprises and TriArtisan unless and until being contacted again, and also directed management to prepare, for discussion at the scheduled in-person Board meeting to be held on August 27 and 28, 2024, an updated five-year financial model, as well as recommendations for potential plans and actions to be taken in light of the communications regarding operational and corporate governance matters that were discussed at the meeting.

On August 23, 2024, the Company received a revised unsolicited non-binding indication of interest from TriArtisan (the “August 23, 2024 IOI”). Yadav Enterprises was not a party to this indication of interest. The August 23, 2024 IOI contemplated TriArtisan acquiring the Company for a reduced price of approximately $420 million, or $8.25 per share, while otherwise substantially repeating the elements of the July 18, 2024 IOI, other than stating that the proposed acquisition would be funded with cash on hand from TriArtisan’s sources of equity capital, senior secured debt financing, including the Company’s current assumable debt, as well as with financing to be obtained from other sources.

On August 26, 2024, management of the Company distributed the August 23, 2024 IOI to the members of the Board. Later that day, at a dinner prior to a regularly scheduled August 27 and 28, 2024 in-person Board meeting, representatives of Truist Securities and Morgan Lewis presented to the Board and members of senior management regarding various matters raised by and relating to the August 23, 2024 IOI. Among other things, the Board and its advisors discussed proposed responses to TriArtisan, potential processes and methodologies for assessing the attractiveness of the offer in the context of the potential value of the Company, and the Board’s fiduciary obligations in relation to such considerations. A representative of Morgan Lewis reviewed with the Board the legal and process considerations in connection with a potential change of control transaction involving the Company and the directors’ fiduciary duties under Delaware law when considering any such change in control transaction, evaluating next steps in connection with the indications of interest from TriArtisan and a review of other potential strategic alternatives, including remaining a standalone public company. The Morgan Lewis representative also discussed with the Board the need to be cognizant of any conflicts of interest and the need to be alert for any interest of any director or officer in a potential transaction that differed from the Company’s other stockholders. The representatives of Truist Securities and Morgan Lewis also joined a portion of the meeting on August 28, 2024 to discuss the same topics, as well as a response to TriArtisan.

On August 27, 2024, during the meeting, Company management reviewed with the Board a draft of certain financial projections of the Company prepared by management for fiscal years 2024 to 2028 (the “August 27 Draft Financial Projections”), and summarized for the Board the assumptions used in management’s preparation of the August 27 Draft Financial Projections. Management and the Board also discussed various operational and financial initiatives and plans for the Company going forward.

On August 28, 2024, following the conclusion of the Board meeting and at the direction of the Board, the Company responded to TriArtisan by letter, indicating that the Board had unanimously determined not to pursue the proposed transaction at the present time.

Over the next several days, through September 9, 2024, members of Company management and representatives of Truist Securities engaged in informal discussions regarding the Company and the full-service restaurant industry, as well as mechanisms for gauging potential third party interest in the Company in light of the TriArtisan indication of interest.

On or around September 10, 2024, in order to facilitate the Board’s consideration of a possible transaction or transactions involving the Company, including the evaluation of potential transactions and alternatives thereto, the Board formed an ad hoc committee (the “2024 Transaction Committee”) consisting of three independent directors. The 2024 Transaction Committee was asked to, among other things, consider, and then report to the Board regarding, certain matters relating to potential strategic transactions and related matters.

Beginning in mid-September 2024, at the Company’s request, Truist Securities contacted 26 private equity firms that were identified by Truist Securities to the Company as being the most likely potential candidates for a strategic transaction with the Company. In identifying these parties, consideration was given to various factors, including the parties’ financial resources and their experience with companies in the restaurant space. These parties were provided with a basic overview of the Company and informed that if they entered into a non-disclosure agreement they would receive packages containing non-public financial and operating information regarding the Company. A total of ten parties entered into non-disclosure agreements with the Company, each of which contained a standstill provision that included a “don’t ask, don’t waive” provision, and were thereafter provided with a confidential information presentation regarding the Company.

Between mid-September and early October 2024, representatives of Truist Securities worked with the Company to prepare and populate a virtual data room to house due diligence materials regarding the Company, which data room was opened on October 2, 2024 to those third parties who signed non-disclosure agreements.

On October 7, 2024, the Company formalized its engagement with Truist Securities by entering into an engagement letter for Truist Securities to serve as the Company’s exclusive financial advisor for the purpose of assisting the Board of Directors of the Company in its analysis and consideration of a sale transaction.

Over the next several weeks, several of the third parties that had executed non-disclosure agreements engaged in due diligence activities.

On October 29, 2024, one of the private equity firms that had executed a non-disclosure agreement (“Party A”) submitted to Truist Securities a letter containing a non-binding indication of interest with a preliminary price per share of $8.00 to $9.00, subject to confirmatory due diligence.

On October 30, 2024, another such private equity firm (“Party B”) verbally conveyed to Truist Securities a non-binding indication of interest to acquire the Company with a preliminary price per share of $7.00 to $8.00, subject to confirmatory due diligence. Based on Party B’s proposed range, the Company determined not to further pursue discussions with Party B. Party A conducted additional due diligence on the Company over the following weeks.

On November 1, 2024, in advance of the Board’s regularly scheduled meeting to be held the following week, the 2024 Transaction Committee held a virtual meeting, with certain of the Company’s senior officers and representatives of Truist Securities and Morgan Lewis participating. At the meeting, management updated the Committee on reactions to the Company’s investor day held on October 22, 2024 and the financial model shared in that meeting. The representatives of Truist Securities shared with the Committee the results thus far of the process of contacting potential interested third parties. The Committee discussed the interest expressed in the Company in light of the Board’s and management’s views on operational opportunities and challenges facing the Company.

On November 5, 2024, the Board held a regularly scheduled in-person meeting, with certain of the Company’s senior officers and representatives of Truist Securities and Morgan Lewis participating, at which it discussed numerous matters, including the matters discussed at the November 1 meeting of the 2024 Transaction Committee. Representatives of Truist Securities reviewed with the Board an update on the market check as well as Truist Securities’ preliminary financial analyses of the Company, including certain financial analyses based on a five-year financial model provided by Company management, which had been updated and refined by Company management following the August Board meeting to, among other things, add fiscal year 2029 to the projection period and to reflect increased EBITDA expectations and reduced free cash flow generation over the projection period due to higher expected capital expenditures.

On November 20, 2024, a slightly modified five-year financial model was provided by Company management to the Board, with the modifications reflecting edits to the forecasts for 2024 and 2025.

On November 26, 2024, the Board held a special virtual meeting, with certain of the Company’s senior officers and representatives of Truist Securities and Morgan Lewis participating, at which the Board received an update regarding the discussions with Party A.

On December 11, 2024, senior members of Company management hosted a virtual management meeting with representatives of Party A.

On December 17, 2024, Party A indicated to Truist Securities that it was not interested in further pursuing a potential acquisition of the Company.

On April 1, 2025, Mr. Yadav contacted Ms. Valade and sent her a new unsolicited indication of interest from TriArtisan, dated April 2, 2025 (the “April 2, 2025 IOI”) that contemplated TriArtisan acquiring the Company for approximately $310 million, or $6.00 per share. The April 2, 2025 IOI stated that the proposed acquisition would be on a cash-free, debt-free basis, free and clear of all liens and encumbrances, and assumed that the Company would be delivered with sufficient working capital to operate the business in the normal course. It stated further that the proposed acquisition would be funded with TriArtisan’s sources of equity capital, debt financing, including the Company’s current assumable debt, as well as with financing to be obtained from other sources.

On April 9, 2025, the Board held a special virtual meeting, with certain of the Company’s senior officers and representatives of Truist Securities and Morgan Lewis participating, to discuss the April 2, 2025 IOI. As part of the discussion, the representatives of Truist Securities summarized the outreach process conducted in the fall of 2024. They then discussed a proposed outreach approach to potential buyers in light of the April 2, 2025 IOI, which would include engaging with TriArtisan, as well as reaching out to the ten parties contacted in the Fall 2024 process who had executed NDAs, two parties contacted in the Fall 2024 process who had declined to execute NDAs but which Truist Securities believed might have potential interest in a transaction, and 16 additional potential buyers, including a strategic buyer. They also discussed an illustrative timeline for a transaction.

Beginning on April 10, 2025, representatives of Truist Securities worked with the Company to update the virtual data room that had been utilized in the Fall 2024 process, as well as to update the confidential information presentation regarding the Company that had been provided to potential bidders in the Fall 2024 process.

During April 2025, as it had described to the Board at the April 9, 2025 meeting, representatives of Truist Securities contacted 28 other third parties, including the ten parties contacted in the Fall 2024 process who had executed NDAs. Of these parties, 19 entered into non-disclosure agreements containing certain customary non-solicit and standstill provisions that included “don’t ask, don’t waive” provisions.

In mid-April, representatives of Truist Securities engaged with representatives of TriArtisan to discuss certain aspects of the proposed transaction. During these discussions, TriArtisan indicated that given the expected size of a potential transaction, it would need to bring other partners into the transaction, including Yadav Enterprises.

On April 21, 2025, the Company entered into non-disclosure agreements, which contained certain customary non-solicit and standstill provisions that included “don’t ask, don’t waive” provisions, with TriArtisan and Yadav Enterprises.

On April 23, 2025, the Company supplied Truist Securities, for posting in the virtual data room, its current five-year financial model, which model was approved by the Company’s Audit Committee at its meeting on April 24, 2025.

On May 13 and 14, 2025, the Board held a regularly scheduled in-person meeting, with certain of the Company’s senior officers and representatives of Truist Securities and Morgan Lewis participating, at which it discussed various matters, including receiving updates from management on the status of the business and certain operational and financial matters. Management also provided an update on the status of discussions of TriArtisan and Yadav Enterprises, as well as the outreach to other potentially interested parties. Representatives of Truist Securities indicated that outreach was conducted by management and Truist Securities to 28 potential third-party buyers (as well as TriArtisan and Yadav Enterprises), after which calls were scheduled with seven. The potential third-party buyers included one potential strategic buyer, a public company, which indicated that it was not currently interested in pursuing a transaction with the Company. The Truist Securities representatives indicated that Truist Securities anticipated preliminary indications of interest would be submitted by June 4, 2025. A representative of Morgan Lewis reviewed with the Board the legal and process considerations in connection with a potential change of control transaction involving the Company and the directors’ fiduciary duties under Delaware law when considering any such change in control transaction, including the Board’s duty to obtain the highest value reasonably attainable for the benefit of the Company’s stockholders in such a transaction. The Board also received advice from representatives of Sidley Austin LLP (“Sidley”), which had recently represented the Company in connection with an unsuccessful attempt by a stockholder to nominate a director for election at the Company’s 2025 Annual Meeting of Stockholders, regarding best practices for dealing with activist stockholders.

During April and May 2025, members of management, with the assistance of Truist Securities, engaged in discussions with the parties that had entered into NDAs, and such parties engaged in due diligence activities.

On June 4, 2025, Truist Securities received a revised non-binding indication of interest from TriArtisan (the “June 4, 2025 IOI”), as well as a non-binding indication of interest from a private equity firm contacted by Truist Securities in its outreach process, “Party C.”

TriArtisan’s June 4, 2025 IOI continued to propose a purchase price of $6.00 per share, on substantially the same basis and subject to the same conditions as set forth in its April 2, 2025 IOI. Party C’s indication of interest proposed a price per share in a range from $4.65 to $5.45 to acquire the Company on a cash-free and debt-free basis, subject to confirmatory business, accounting, tax, benefits, insurance, environmental and legal due diligence, and subject to Party C obtaining market-based financing.

On June 12, 2025, Truist Securities received a non-binding indication of interest from another private equity firm contacted by Truist Securities in its outreach process, “Party D.” Party D’s indication of interest proposed a price per share in a range from $5.50 to $6.00, subject to confirmatory business and legal due diligence with certain specific focus areas for the business diligence. It stated further that the proposed acquisition would be funded with equity capital from Party D’s various funds and co-investment vehicles and debt financing either in the form of a securitization facility or a traditional term loan.

On June 12, 2025, the Board held a special virtual meeting, with certain of the Company’s senior officers and representatives of Truist Securities and Morgan Lewis participating, to discuss the offers received from TriArtisan, Party C and Party D. Truist Securities noted that all other parties contacted, including those who had entered into non-disclosure agreements, had declined to proceed. The Board discussed the offers and determined that the range proposed by Party C was insufficient, and that Party C’s offer should not be pursued. The Board directed Truist Securities to invite TriArtisan and Party D to conduct additional due diligence, with guidance that they would have to raise their proposed price in order for the Company to move forward toward a transaction. Members of management also discussed with the Board efforts that had been taken with respect to a potential securitization transaction by the Company, including engaging with investment banking and legal advisors, and potential next steps, including an upcoming meeting by management with representatives of credit rating agencies.

Through the remainder of June 2025, both TriArtisan and Party D conducted additional due diligence on the Company.

On June 30, 2025, Truist Securities received and forwarded to the Company a revised non-binding indication of interest from TriArtisan (the “June 30, 2025 IOI”). The June 30, 2025 IOI proposed an increased purchase price of $6.25 per share, on substantially the same basis and subject to the same conditions as set forth in its June 12, 2025 IOI, and described the following committed financing arrangements to which it was subject: (i) $200 million in sale/leaseback financing on all Company-owned real estate properties; (ii) $225 million in debt financing, to be provided either by the Company’s existing lenders or third-party debt sources, subject to customary terms; and (iii) $200 million in equity financing from TriArtisan-affiliated equity sources. TriArtisan did not include with its offer, as it had been requested to do, support letters from its equity financing sources.

On July 1, 2025, Truist Securities received and forwarded to the Company a revised non-binding indication of interest from Party D. Party D’s revised indication of interest proposed a price per share of $5.50, which was at the low end of its previously suggested range. Party D indicated that its offer was subject to confirmatory business and legal due diligence with certain specific focus areas for the business diligence, and that the proposed acquisition would be funded with equity capital from Party D’s various funds and co-investment vehicles and debt financing (with respect to which it submitted a highly confident letter in customary form) utilizing a loan facility to bridge to both senior term and variable securitization notes, as well as junior notes, if necessary.

On July 2, 2025, the Board held a special virtual meeting, with certain of the Company’s senior officers and representatives of Truist Securities and Morgan Lewis participating, to discuss the revised offers received from TriArtisan and Party D. Members of management provided an update on the current state of the Company’s business. They then provided the Board with an update on the Company’s internal valuation and current outlook for the business, views of securities analysts on the Company and its valuation, and the state of the full service dining industry. They also discussed the Company’s five-year financial model. Representatives of Truist Securities reviewed with the Board Truist Securities’ updated preliminary financial analyses of the Company. A representative of Morgan Lewis reviewed with the Board the legal and process considerations in connection with a potential change of control transaction involving the Company and the directors’ fiduciary duties under Delaware law when considering any such change in control transaction. The Board then discussed potential next steps in connection with the indications of interest from TriArtisan and Party D and a review of other potential strategic alternatives, including remaining a standalone public company. Representatives of Truist Securities noted that both TriArtisan and Party D had requested a period of exclusivity through early to mid-August. During the discussion, the members of management present conveyed their recommendation to the Board that the Company pursue a sale, whether to TriArtisan or to Party D, at a price per share above $6.00. The Board then conducted an executive session, during which the members of the Board unanimously determined to accept management’s recommendation.

Following the meeting, the Company instructed Truist Securities to interact with Party D and with TriArtisan, with the goals of focusing on having Party D increase its offer price to at least $6.00 following further due diligence, and of having TriArtisan provide support letters from its proposed equity financing sources. Over the next two weeks, Truist Securities engaged in this effort.

Despite these efforts, Party D remained unwilling to increase its per share offer price above $5.50. On July 15, 2025, TriArtisan provided a letter to Truist Securities (dated July 14, 2025) confirming its offer price of $6.25 per share, and also provided equity support letters from Yadav Enterprises as well as from an alternate source of equity financing. TriArtisan also noted that they expected several other of their key investors to participate in the committed equity for the transaction.

On July 22, 2025, the Board held a special virtual meeting, with certain of the Company’s senior officers and representatives of Truist Securities and Morgan Lewis participating, to discuss the status of the discussions with TriArtisan and Party D, as well as to provide an update on the status of the Company’s efforts to prepare for the potential securitization transaction previously discussed with the Board and perspective on how the process and timeline for continuing to pursue the securitization would be impacted by a continued sale process. Members of management provided an update on the current state of the Company’s business, and then discussed the interactions since the July 2, 2025 meeting with TriArtisan and Party D, noting that Party D was unwilling to increase its purchase price and the receipt of the support letter from TriArtisan. Representatives of Truist Securities then reviewed the status of discussions with TriArtisan and Party D, and discussed a potential timeline for a transaction.

Following the meeting, at the instruction of the Board, the Company instructed its advisors to inform TriArtisan that it would accept the proposed $6.25 per share offer price, and to work towards preparing definitive transaction documents while the Board also continued to consider in parallel a potential securitization transaction and otherwise remaining a standalone company.

On July 30, 2025, Ms. Valade, Mr. Verostek and a representative of Truist Securities met in person with representatives of TriArtisan. Representatives of Yadav Enterprises, including Mr. Yadav, and of the alternate source of equity financing that had provided the July 14 equity support letter, participated in the meeting remotely. The participants in the meeting discussed the Company’s business, the restaurant industry, potential plans for the Company’s real estate, and other related matters.

On August 7, 2025, the Board held a special virtual meeting, with certain of the Company’s senior officers and representatives of Truist Securities and Morgan Lewis participating, to discuss the status of the discussions with TriArtisan. Members of management provided an update on the discussions with TriArtisan, as well as on the Company’s business and the casual dining sector and the reaction of the market to the Company’s recent second quarter earnings call. Representatives of Truist Securities updated the Board on conversations with TriArtisan and its progress with its financing, noting that TriArtisan was planning to engage in conversations with several direct lending sources regarding providing the debt financing for the transaction. The representatives of Truist Securities indicated that they expected to receive a letter from TriArtisan later in the day affirming its offer price of $6.25 per share, and providing further detail regarding its financing structure. Members of management provided an update on the status of the Company’s efforts to prepare for the potential securitization transaction, and management and the Board discussed the potential timeline for a securitization and the flexibility that the Company would have to pursue a securitization should the sale process continue into September.

Later on August 7, 2025, TriArtisan provided a letter reaffirming its non-binding offer of $6.25 per share. TriArtisan reiterated that it intended to finance the transaction with a combination of third-party senior debt and equity capital, with the equity portion coming from sources including TriArtisan and Yadav Enterprises as well as the alternate source of equity financing already identified, and the debt capital coming from one or more of various lenders identified in the letter.

On August 13, 2025, representatives of Morgan Lewis engaged in an introductory telephone conversation with representatives of Ropes & Gray LLP (“Ropes & Gray”), counsel to TriArtisan. During the call, the attorneys discussed various matters including the structure of the transaction, the timing for the initial draft of the merger agreement, and certain high-level due diligence questions. In addition, the attorneys discussed an exclusivity period.

Later on August 13, 2025, Morgan Lewis provided Ropes & Gray with an initial draft of an addendum to the April 21, 2025 non-disclosure agreement between the Company and TriArtisan that contemplated an agreement to provide TriArtisan with exclusivity period through September 5, 2025, with such period to automatically extended through September 19, 2025 so long as by or before September 5, 2025, TriArtisan delivered to the Company a comprehensive revised draft of the Company’s draft merger agreement for the potential merger and evidence, satisfactory to the Company in its reasonable discretion, that TriArtisan would be able to secure binding commitments for the necessary debt and equity financing for the potential merger.

On August 14, 2025, the Company granted TriArtisan permission to contact a select group of potential direct lenders, subject to such direct lenders executing acceptable non-disclosure agreements with the Company.

On August 15, 2025, the Company received an e-mail from JCP Investment Management, LLC (“JCP”), which characterized itself as a new investor in the Company, in which JCP requested an in-person meeting with Ms. Valade and Mr. Verostek for mid to late September in South Carolina.

On August 21, 2025, the Board held a special meeting via teleconference, with certain of the Company’s senior officers and representatives of Truist Securities, Morgan Lewis and Sidley participating. Representatives of Truist Securities updated the Board on the status of TriArtisan’s work towards finalizing a transaction. The representatives of Truist Securities also conveyed to the Board that TriArtisan had requested an exclusivity agreement, and the Board discussed the request and how an exclusivity period might interplay with the potential timeline for the potential securitization. Representatives of Truist Securities and Morgan Lewis discussed the exclusivity structure that had been proposed to Ropes & Gray, in which TriArtisan would be granted exclusivity through September 5, 2025, with the period to be automatically extended through September 19, 2025 if, by no later than September 5, TriArtisan delivered materials showing adequate progress towards obtaining viable financing, as well as a markup of a draft definitive merger agreement. The exclusivity agreement would provide the Company with latitude to continue with efforts towards the securitization. Later in the meeting, the Board approved entering into the exclusivity agreement on the basis presented. Representatives of Truist Securities also reviewed with the Board Truist Securities’ updated preliminary financial analyses relating to the Company and the proposed transaction. The representatives of Truist Securities reviewed with the Board updates to management’s projections since those approved on April 24, 2025, which consisted of updates to the 2025 full-year projections (but not to any of the other years in the projections) to reflect actual results for the second quarter of 2025. Following discussion, the Board determined to continue to work toward finalizing the transaction documentation by September 1, 2025.

Also at the August 21, 2025 meeting, representatives of Sidley provided advice to the Board regarding the email received on August 15 from JCP. They discussed the history and past activities of JCP and its principal, and, on a preliminary basis, the manner in which the Company could meet with JCP in late September or early October.

Also on August 21, 2025, representatives of Morgan Lewis delivered to representatives of Ropes & Gray an initial draft of a proposed merger agreement for the proposed transaction, which included the following key terms: (1) a “two-step” tender offer/merger structure in accordance with Section 251(h) of the Delaware General Corporation Law; (2) extensive, broad representations and warranties of the Company; (3) interim operating covenants with which the Company would be obligated to comply between the signing of the merger agreement and the closing of the merger; (4) the right of the Company to accept a Superior Proposal, with a “Superior Proposal” defined as a bona fide proposal to acquire more than 50% of the stock or assets of the Company that is deemed in good faith by the Board to be more favorable to the Company’s stockholders than the merger contemplated by the proposed merger agreement; (5) the right of the Board to change its recommendation with respect to the merger in certain limited circumstances, including the occurrence of certain events following the execution of the merger agreement; (6) payment of a termination fee by the Company under certain circumstances, including in the event of a material breach by the Company or any of its representatives of the no-shop provisions of the merger agreement, with a proposal that such fee be equal to 1.0% of the Company’s total enterprise value, and (7) payment of a termination fee by TriArtisan under certain circumstances, including certain terminations of the merger agreement by the Company upon TriArtisan’s failure to consummate the transaction in accordance with its terms, but without a proposal for the amount for such fee.

On August 29, 2025, members of the Company’s management team met in Spartanburg, South Carolina with representatives of TriArtisan.

During the remainder of August and the first week of September, the Company received and entered into non-disclosure agreements with various potential debt and equity financing sources identified by TriArtisan, as well as with a well-established commercial real estate owner (with whom the Company had previously had discussions regarding a potential sale/leaseback transaction) as the potential purchaser of the Company’s real estate in a sale/leaseback transaction.

On September 5, 2025, the Board held a special meeting via teleconference, with certain of the Company’s senior officers and representatives of Truist Securities and Morgan Lewis participating. The Board discussed that the exclusivity agreement approved by the Board at its August 21 meeting had not in fact been executed, and that the purpose of the meeting was to determine whether TriArtisan had demonstrated sufficient progress such that the Company should continue in discussions with them concerning a potential transaction. Representatives of Truist Securities then provided an update on information received from TriArtisan, including a revised draft of the merger agreement that was received by Morgan Lewis during that meeting. The representatives of Truist Securities also informed the Board that TriArtisan had indicated that it would be forwarding later that day a letter detailing their progress with respect to financing, as well as letters from proposed financing sources in a total amount equal to or greater than the amount needed to complete the proposed transaction.

The Truist Securities representatives also told the Board that TriArtisan had communicated that they would need 30 days of exclusivity in order to move forward with finalizing the financing documents and the merger agreement. The Board discussed the request for 30 days, noting that it exceeded the September 19 deadline discussed at the prior meeting. After discussion, including with respect to the timeline of the potential securitization, the Board approved agreeing to an exclusivity period with TriArtisan through September 29, 2025, subject to the Company being able to continue work on the sale/leaseback during that period.

Later on September 5, 2025, TriArtisan provided an updated bid package that included a term sheet for debt financing from a well-established provider of private debt financing, equity support letters from Yadav Enterprises and the alternate source of equity financing previously identified to the Board and a letter of intent for a sale/leaseback transaction from a well-established commercial real estate owner as the potential purchaser of the Company’s real estate.

The revised draft of the merger agreement sent by Ropes & Gray to Morgan Lewis on September 5, 2025 included, among other things: (1) modification of the structure of the transaction from a “two-step” tender offer/merger structure to a “one-step” merger structure; (2) substantially expanded representations and warranties of the Company; (3) expanded interim operating covenants with which the Company would be obligated to comply between the signing of the merger agreement and the closing of the merger; (4) increased restrictions on the ability of the Company to engage in discussions with other parties following the execution of the merger agreement, and limiting modifications to the provisions relating to the right of the Company to accept a Superior Proposal; (5) increased limitations on the right of the Board to change its recommendation with respect to the merger in certain limited circumstances, including the occurrence of certain events following the execution of the merger agreement; (6) a proposal that the termination fee payable by the Company under certain circumstances be equal to 4.0% of the Company’s total equity value, and (7) a proposal that the termination fee payable by TriArtisan under certain circumstances also be equal to 4.0% of the Company’s total equity value.

On September 6, 2025, Truist Securities communicated to TriArtisan the proposed terms of the exclusivity agreement approved by the Board, including the September 29 expiration date and the ability of the Company to continue work on the securitization, and TriArtisan orally agreed to that structure. Representatives of Morgan Lewis and Ropes & Gray spoke on September 7, 2025 and confirmed this structure.

On September 9, 2025, the Company received, from the potential purchaser of the Company’s real estate in a sale/leaseback transaction described above, a draft letter of intent for the sale/leaseback transaction. The draft letter of intent was addressed to TriArtisan and contemplated that TriArtisan would be the seller in the transaction. The letter of intent contemplated the sale of approximately 75 properties owned by the Company for a purchase price of approximately $150 million, with such properties to be leased back to the Company, or in certain cases to franchisees of the Company, at the closing of the transaction.

On September 11, 2025, Ropes & Gray sent to Morgan Lewis a revised draft of the exclusivity addendum to the April 21, 2025 non-disclosure agreement that Morgan Lewis had shared on August 13. The revised draft contemplated the previously discussed September 29 expiration date and the ability of the Company to continue work on the securitization. It also provided that in the event the merger is not ultimately consummated, the Company would pay certain third-party costs associated with the proposed sale/leaseback transaction, and that the Company and TriArtisan would each pay one-half of the attorney fees and costs generated by the proposed purchaser in the sale/leaseback transaction. The exclusivity addendum was subsequently executed by the parties on September 15, 2025.

On September 12, 2025, the Company received, from the potential purchaser of the Company’s real estate in a sale/leaseback transaction described above, a draft purchase and sale agreement incorporating the terms of the letter of intent for the sale/leaseback transaction.

On September 15, 2025, Morgan Lewis sent a revised draft of the merger agreement to Ropes & Gray, which included, among other things: (1) acceptance of the “one-step” merger structure; (2) acceptance of the expanded representations and warranties of the Company, subject to certain tailoring with respect to scheduling burdens; (3) strengthened covenants with respect to equity and debt financing; (4) updates to the proposed interim operating covenants to permit certain ordinary course operations of the Company during the period between the signing of the merger agreement and the closing of the merger; (5) expanded permissibility relating to the right of the Company to accept a Superior Proposal or for the Board to change its recommendation, but acceptance of certain other restrictions on the ability to engage in discussions with respect to an unsolicited offer; (6) a proposal that the termination fee payable by the Company under certain circumstances be equal to 3.0% of the Company’s total equity value, and (7) a proposal that the termination fee payable by TriArtisan under certain circumstances be equal to 6.0% of the Company’s total equity value.

Also on September 15, 2025, JCP filed with the U.S. Securities and Exchange Commission a Schedule 13D. The Schedule 13D reported that JCP had formed a group with Jumana Capital Investments LLC (“Jumana”), a family office headquartered in Houston, Texas that collaborated with JCP in an activism campaign at another casual dining restaurant company in 2024, with respect to the securities of the Company owned by them. The Schedule 13D disclosed that the group (the “JCP/Jumana Group”) intended to engage in discussions with Company management and the Board “regarding opportunities to enhance stockholder value, and believe there is a significant opportunity for [the Company] to increase its earnings over the coming years.”

On September 16 and 17, 2025, the Board held a regularly scheduled in-person meeting, with certain of the Company’s senior officers and representatives of Morgan Lewis and Sidley participating, at which it discussed various matters, including receiving updates on the status of the business and certain operational and financial matters, as well as on the status of the transaction with TriArtisan, the proposed securitization, and expected interactions with the JCP/Jumana Group. Sidley discussed the filing of the Schedule 13D by the JCP/Jumana Group, and the activist histories of the two entities, as well as preparations for the upcoming meeting with the JCP/Jumana Group. Representatives of Morgan Lewis then provided an update on the status of the negotiations with TriArtisan, noting that the draft merger agreement was progressing, and that TriArtisan appeared to be focused primarily on completing their financing. The Board expressed its continued belief that the Company and its advisors should be pushing for TriArtisan to move as quickly as possible. Mr. Verostek also described the Company’s ongoing work to obtain an extension of the maturity of its existing revolving line of credit, in light of the apparent timing of the transaction with TriArtisan and the fact that any securitization transaction would be delayed from its originally planned timing.

On September 19, 2025, Truist Securities provided a relationships disclosure memorandum to the Company, which was subsequently provided to the Board. The memorandum confirmed among other things that based on a review of its information management systems, Truist Securities did not identify any M&A advisory fees, other investment banking revenues or corporate banking revenues, during the period from January 1, 2023 to September 19, 2025, that it received from any of TriArtisan, Yadav Enterprises or the alternate source of equity financing then identified to the Board.

On September 23, 2025, TriArtisan informed representatives of Truist Securities that it was expecting to cease discussions with the entity that had been the anticipated purchaser of the Company’s real estate in the sale/leaseback, and instead engage with another well-established commercial real estate owner as the potential purchaser in the transaction.

On September 24, 2025, Morgan Lewis shared with Ropes & Gray an initial draft of the Company’s disclosure schedules to the Merger Agreement.

On September 25, 2025, TriArtisan shared with the Company a draft letter of intent for the sale/leaseback transaction, with the new expected purchaser. The draft letter of intent was addressed to TriArtisan and contemplated that TriArtisan would be the seller in the transaction. The letter of intent contemplated the sale of approximately 75 properties owned by the Company for a purchase price of $147.5 million, with such properties to be leased back to the Company, or in certain cases to franchisees of the Company, at the closing of the transaction.

On September 28, 2025, representatives of Truist Securities spoke with TriArtisan. TriArtisan indicated that it would be forwarding updated materials later that day, including a letter setting forth the progress (substantially completed business, accounting and legal due diligence) made on the transaction, and reiterating its desire to complete the transaction at a per share purchase price of $6.25, as well as detailed term sheets from two well-established providers of private debt financing, each offering to provide the full amount of the debt capital required for the deal, an executed term sheet with the new expected purchaser in the sale/leaseback, and communications from the previously identified providers of equity financing reiterating their equity commitments. TriArtisan also indicated that Ropes & Gray would send a revised draft of the merger agreement.

Later that day, TriArtisan provided the materials it had described in the earlier call. In addition, Ropes & Gray sent a revised draft of the merger agreement to Morgan Lewis, which it supplemented with an additional draft on October 2, 2025, which included, among other things, (1) limited expansion of representations and warranties of the Company; (2) significant expansion of interim operating covenants restricting the Company’s actions during the period between the signing of the merger agreement and the closing of the merger; (3) acceptance that the termination fee payable by the Company under certain circumstances be equal to 3.0% of the Company’s total equity value; (4) a proposal that the termination fee payable by TriArtisan under certain circumstances be equal to 4.5% of the Company’s total equity value; (5) a proposal that the Company’s equity awards would not be subject to adjustment by the Board but would pay out based on the terms of the underlying agreement; and (6) a proposal that, following the merger, employees would receive compensation and benefits “substantially similar”, instead of “no less favorable”, to their pre-merger compensation and benefits.

On September 29, 2025, the Board held a special meeting via teleconference, with certain of the Company’s senior officers and representatives of Truist Securities, Morgan Lewis and Sidley participating. With representatives of Truist Securities and Morgan Lewis joining, the Board and members of management discussed the transaction and its status, including with respect to the merger agreement and the status of TriArtisan’s financing discussions. The Board then discussed the securitization, confirming that it remained on hold, and informed the Board that the previously discussed extension of the revolving credit facility remained on track. Representatives of Truist Securities then reviewed the history of the transaction with TriArtisan and its current status, noting the reaffirmations provided by TriArtisan and its financing sources the previous day. The Board asked management to discuss the sale/leaseback transaction, and they noted that all third-party work was expected to be finished in the week of October 13. Representatives of Sidley then spoke to the Board regarding the meeting it planned to have later on September 29 with representatives of the JCP/Jumana Group, as well as other related matters including the current ownership level of certain of the Company’s other large stockholders. Thereafter, following additional discussion of the request by TriArtisan for an extension of exclusivity, the Board approved an extension of exclusivity to October 13, 2025, with management having the authority to further extend the exclusivity period through October 17, 2025, subject to first consulting with the Board’s Audit Committee. Thereafter, effective September 29, 2025, the parties agreed to an amendment to the exclusivity addendum to extend its term through October 13, 2025.

Later on September 29, 2025, members of management held the planned meeting with representatives of the JCP/Jumana Group, at which such representatives expressed their views on certain operational, strategic and governance matters regarding the Company.

On October 2, 2025, Ropes & Gray sent to Morgan Lewis drafts of proposed term sheets submitted to TriArtisan by the two providers of private debt financing referred to above.

On October 6, 2025, representatives of Morgan Lewis delivered a revised draft of the merger agreement to representatives of Ropes & Gray that included, among other things: (1) carveouts to interim operating covenants, including with respect to ability to draw down on the Company’s revolving credit facility during this period; (2) a proposal that the termination fee payable by TriArtisan under certain circumstances be equal to 5.0% of the Company’s total equity value; (3) a proposal that the Company’s equity awards be paid out at the greater of the value based on assumed target performance and the terms of the underlying agreement; and (4) a proposal that, following the merger, employees would receive compensation and benefits “no less favorable” than their pre-merger compensation and benefits.

On October 7, 2025, representatives of the JCP/Jumana Group contacted Ms. Valade and Mr. Verostek, thanking them for the meeting the prior week and requesting a follow up call on October 16, 2025.

On October 8, 2025, Truist Securities forwarded to Morgan Lewis a draft purchase and sale agreement from the proposed purchaser in the sale/leaseback transaction, incorporating the terms of the September 25 letter of intent.

On October 9, 2025, the expected purchaser in the sale/leaseback transaction informed the other parties to the transaction that it was proposing a closing condition to the sale/leaseback transaction that the Company obtain, between signing of the sale/leaseback purchase agreement and the closing of the transaction, lease amendments from current tenants and subtenants of the properties to be purchased.

On October 10, 2025, representatives of the Company, TriArtisan, Ropes & Gray and Morgan Lewis held a video conference during which Ropes & Gray posed certain questions as part of its ongoing legal due diligence process.

Around this time, TriArtisan informed the Company that it was contemplating replacing the alternate source of equity financing that it had expected to provide the largest portion of the equity financing with Treville Capital Group (“Treville”), an investment firm focused on alternative assets with substantial assets under management and transactional experience. Treville executed a joinder to TriArtisan’s non-disclosure agreement with the Company on October 11, 2025.

On October 13, 2025, representatives of Ropes & Gray delivered a revised draft of the merger agreement to representatives of Morgan Lewis that included ongoing back-and-forth on the open issues from prior drafts, as well as a covenant regarding the Company’s required efforts to support TriArtisan’s sale/leaseback transaction.

Also on October 13, 2025, Ropes & Gray conveyed to Morgan Lewis TriArtisan’s request that the exclusivity period be extended through October 23, 2025, and provided a draft amendment to the existing exclusivity addendum.

On October 16, 2025, Ropes & Gray sent to Morgan Lewis a draft of an equity commitment letter to be entered into by the proposed sources of equity financing.

Also On October 16, 2025, the law firm providing legal counsel provided to the expected purchaser in the sale/leaseback transaction provided a form of lease amendment to address the amendment they had proposed on October 9.

On October 17, 2025, Morgan Lewis, Ropes & Gray and representatives of the law firm providing legal counsel to the expected purchaser in the sale/leaseback transaction engaged in a discussion regarding several aspects of the transaction, including a requirement by the purchaser that the Company obtain, between signing of the sale/leaseback purchase agreement and the closing of the transaction, lease amendments from current tenants and subtenants of the properties to be purchased. The representatives of Morgan Lewis conveyed that requiring such a closing condition to the sale/leaseback would be unacceptable to the Company.

Also on October 17, 2025, the Board held a special meeting via teleconference, with certain of the Company’s senior officers and representatives of Morgan Lewis participating. After a discussion of the progress of the proposed amendment to the Company’s revolving credit agreement, the Board engaged in a discussion of the progress of the transaction with TriArtisan, with representatives of Morgan Lewis providing an update on the status of the merger agreement and certain open items therein, as well as the status of TriArtisan’s efforts to finalize their equity and debt financing and the sale/leaseback transaction, and of the request by the expected purchaser in the sale/leaseback that certain provisions of the existing subleases with franchisees be modified. Management and a representative of Morgan Lewis also indicated that TriArtisan had requested a further extension of the exclusivity period through October 23. The Board discussed this request, and then approved an extension of exclusivity to October 21, 2025, with management having the authority to further extend the exclusivity period through October 27, 2025, subject to first consulting with the Board’s Audit Committee.

Also on October 17, 2025, Morgan Lewis sent a revised draft of the merger agreement to Ropes & Gray, which included, among other things, (1) limitations on the cooperation covenant for the sale/leaseback transaction in light of review of the proposed purchase and sale agreement for the sale/leaseback transaction. (2) a proposal that the Company’s equity awards granted in 2024 be paid out at the greater of the value based on assumed target performance and the terms of the underlying agreement; and (3) a proposal that, following the merger, employees would receive compensation and benefits “no less favorable” than their pre-merger compensation and benefits.

Over the weekend of October 18 and 19, 2025, TriArtisan and its counsel discussed sublease amendments. Additionally, the Company and its counsel and the expected purchaser in the sale/leaseback and its counsel discussed in separate communications the expected purchaser’s requirement that it receive lease amendments prior to being obligated to consummate the sale/leaseback transaction. Because the Company was unwilling to accept a structure where this requirement would constitute a closing condition to the sale/leaseback transaction, the Company agreed to undertake to obtain a substantial number of such amendments prior to the signing of the purchase agreement for the sale/leaseback and the merger agreement. The Company in fact undertook these efforts over the following days and obtained a significant majority of the requested amendments.

On October 21, 2025, Ropes & Gray sent to Morgan Lewis revised drafts of the equity commitment letter and debt commitment letter originally sent on October 16, as well as a form of a limited guarantee to be entered into by the providers of equity financing with respect to the obligations of the purchaser under the merger agreement to pay the Parent Termination Fee.

On October 22, 2025, members of Company management spoke with representatives of the JCP/Jumana Group, per the request from the group on October 7, 2025. At the meeting, the JCP/Jumana Group stated, among other things, certain views on the Company’s board composition and earnings and that, while it preferred that the Company remain a public company, it would potentially have interest in participating in an acquisition of the Company should it determine to go private.

Also on October 22, 2025, management, Morgan Lewis, and Sidley discussed considerations to the Company engaging with the JCP/Jumana Group to determine their interest in participating in an acquisition in light of comments made by its representatives. Following this discussion, on the advice of Morgan Lewis, the Company decided to engage counsel specializing in Delaware law to advise the Board on its fiduciary duties, and engaged Morris, Nichols, Arsht & Tunnell LLP (“Morris Nichols”) for this purpose.

Also beginning on October 22, 2025, and continuing through the signing of the merger agreement on November 3, 2025, Ropes & Gray and Morgan Lewis exchanged revised drafts of the merger agreement, working to resolve all remaining open items in the agreement.

On October 23, 2025, the Board held a special meeting via teleconference, with certain of the Company’s senior officers and representatives of Truist Securities, Morgan Lewis and Sidley participating. The Board primarily engaged in a discussion of the JCP/Jumana Group’s expressed interest in participating in a potential acquisition of the Company, including its expressed preference that the Company remain public. Representatives of Morgan Lewis discussed legal considerations under Delaware law regarding the Board’s fiduciary obligations and potential courses of action in the context of the JCP/Jumana Group’s continuing stockholder activism and their expressed interest in participating in a potential transaction with the Company, including their expressed preference that the Company remain public. A representative of Morgan Lewis noted that as directed by management and the Board after the October 22 meeting, he had reached out to lawyers at Morris Nichols, who would be available for discussions.

Representatives of Sidley then discussed the potential implications of the JCP/Jumana Group’s activities.

At the request of the Board, representatives of Truist Securities then reviewed information regarding Jumana and JCP, including their apparent financial resources and areas of industry interest based on their public disclosures and participation in past transactions. They also noted the lengthy timeframe of TriArtisan’s efforts to identify sources of equity and debt financing for its bid for the Company (most of which appeared to be attributable to an apparent limited interest in the business category), that exploration of the JCP/Jumana Group’s possible interest in participating in a transaction could be disruptive to TriArtisan’s bid, and how TriArtisan’s efforts at obtaining financing could be instructive of the challenges that the JCP/Jumana Group would likely face in seeking to put together financing for any potential bid they may make.

The Board then discussed the status of the transaction with TriArtisan, which appeared to be moving toward signing in the near future. In response to a question from the Board, representatives of Truist Securities indicated that TriArtisan had not communicated anything suggesting they were not committed to the $6.25 per share price. The Board also discussed the structure of the deal protection provisions in the draft merger agreement, including the nature of the no shop and the reasonable break fee, contemplated to be 3% of total equity value. The Board also discussed the potential ability of the JCP/Jumana Group to acquire the Company, and the potential adverse effects of discussions with the JCP/Jumana Group on maintaining the offer from TriArtisan. The Board then discussed whether to consider and potentially adopt a stockholder rights plan in conjunction with the transaction in order to prevent any stockholder from acquiring a stake sufficient to prevent stockholders from having a meaningful vote on the transaction, and agreed to further consider that matter going forward. Following this discussion, the Board unanimously instructed its advisors to move forward in working to finalize and execute the merger agreement with TriArtisan, and not to further engage with the JCP/Jumana Group subject to further developments.

From October 24, 2025 through October 31, 2025, the parties and their representatives engaged in numerous calls and communications focused on finalizing the terms of the transaction and the transaction documentation, including exchanging comments on the merger agreement, disclosure schedules, equity and debt commitment letters, and limited guarantees, as well as the purchase agreement for the sale/leaseback transaction.

Over the weekend of November 1 and November 2, 2025, TriArtisan agreed that it would be the party to the equity commitment letter and limited guarantee, with TriArtisan and the equity investors being party to a proposed interim investors agreement to govern certain matters as among TriArtisan and the various financing sources between signing and closing of the proposed merger.

On November 3, 2025, the Board held a meeting at which members of senior management of the Company and representatives of Truist Securities, Morgan Lewis, Morris Nichols and Sidley were present, to consider approval of the proposed transaction with Parent. The meeting commenced with a summary by members of management and representatives of the various advisors of the developments in the transaction and the merger agreement over the last several days, including a description of the modifications made over the weekend to the structure of the equity commitments and limited guarantee and the addition of the interim investors agreement.

Representatives of Truist Securities then reviewed and discussed with the Board its financial analyses with respect to the Company and the proposed Merger, based on the financial projections provided to it by the Company (which were the same projections modified by the Company in August 2025 and reviewed at the August 21, 2025 Board meeting) for reliance on and use by Truist Securities in connection with rendering its opinion to the Board and performing its related financial analyses as described in the section of this proxy statement captioned “—Opinion of Truist Securities.” Thereafter, at the request of the Board, Truist Securities rendered its oral opinion to the Board as to, as of November 3, 2025, the fairness, from a financial point of view, to the holders of Company Shares of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement, as more fully described below under the caption “—Opinion of Truist Securities.”

Representatives of Morgan Lewis then reviewed the terms of the final proposed Merger Agreement with Parent and discussed with the Board its fiduciary duties in the context of considering the transaction, referring to past discussions of these issues during prior meetings. They also reviewed with the Board the sale/leaseback transaction and indicated the parties thereto were prepared to sign the purchase agreement.

Representatives of Sidley then discussed the potential implementation of a stockholder rights plan in connection with signing the transaction in light of the recent activism and interest in the Company remaining public expressed by the JCP/Jumana Group, noting that a rights plan could be structured to ensure that stockholders retained a meaningful vote on the transaction without restricting the submission of a competing proposal as contemplated by the Merger Agreement. The Sidley representatives recommended that the Board evaluate whether to adopt it in the future based on subsequent events. Following brief discussion, the Board indicated that it was not inclined to adopt a rights plan at the present time.

Representatives of Morgan Lewis then summarized the resolutions that had been distributed to the Board in advance of the meeting, and following additional discussion and consideration of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement (including the factors described in “—Recommendations of the Denny’s Corporation Board and Reasons for the Merger”), the Board unanimously approved resolutions: (i) determining that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of the Company and the Stockholders, and declaring it advisable for the Company to enter into the Merger Agreement, (ii) approving and declaring advisable the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained in the Merger Agreement, and the consummation of the Contemplated Transactions upon the terms and subject to the conditions contained in the Merger Agreement, and (iii) directing that the Merger Agreement and the transactions contemplated thereby be submitted to the Stockholders at a special meeting of the stockholders for adoption as contemplated by the Merger Agreement, and recommending that the Stockholders vote in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby at such meeting.

Following the Board meeting, the Company, Parent and Merger Sub executed the Merger Agreement, and exchanged executed copies of the other agreements entered into in connection therewith, including the equity and debt commitment letters, limited guarantee, the interim investors agreement and the purchase agreement for the sale/leaseback transaction.

Later in the evening of November 3, 2025, the Company issued a press release announcing the execution of the Merger Agreement.

On November 4, 2025, the JCP/Jumana Group disclosed that they had disbanded their group, and on November 10, 2025, Jumana filed an amendment to its Schedule 13D reporting that it had fully disposed of its ownership stake in the Company.

Recommendations of the Denny’s Corporation Board and Reasons for the Merger

At a meeting of the Board held on November 3, 2025, the Board reviewed and considered the terms of the Merger Agreement, and unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of the Company and its stockholders and declared it advisable for the Company to enter into the Merger Agreement; (ii) approved and declared advisable the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained therein, and the consummation of the Merger and the other transactions contemplated thereby upon the terms and subject to the conditions contained therein; (iii) resolved that the Merger be effected under Section 251 of the DGCL; (iv) directed that the Merger Agreement be submitted to the stockholders of the Company for adoption at the Special Meeting; and (v) recommended that the Company’s stockholders vote “FOR” the adoption of the Merger Agreement. The Board recommends that the Company’s stockholders vote “FOR” the approval of the Merger Proposal, “FOR” the Compensation Advisory Proposal and “FOR” the Adjournment Proposal.

In reaching the decisions to approve the Merger Agreement and the Merger, and to recommend that the Company’s stockholders vote to adopt the Merger Agreement, the Board consulted extensively with its outside financial and legal advisors and Company management and conducted comparative analysis and considered a number of factors that the Board viewed as being significant in coming to its determination and recommendation. These factors included, without limitation, the following considerations, which are not presented in any relative order of importance:

Stockholder Value

The Board considered several factors pertaining to the value to be received by the Company’s stockholders pursuant to the Merger Agreement, including, but not limited to, the following:

•	The current, historical and projected financial condition and results of operations of the Company on a stand-alone basis.

•	The risk-adjusted probabilities associated with achieving the Company’s long-term strategic plan as a stand-alone company.

•	The fact that, upon the Closing, each stockholder of the Company will have the right to receive the Merger Consideration of $6.25 in cash for each share of Common Stock owned by such stockholder.

•

The Merger Consideration represents a premium to the Company’s stockholders compared to the prevailing market price across several measurement periods, including a premium of approximately 52.1% to the Company’s stockholders based on the closing price of the Common Stock on November 3, 2025, the last trading day before the execution of the Merger Agreement.

•	The Merger Consideration consists solely of cash, which provides immediate liquidity and certainty of value to the Company’s stockholders.

•

The financial analyses reviewed and discussed with the Board by representatives of Truist Securities as well as the oral opinion of Truist Securities rendered to the Board on November 3, 2025 (which was subsequently confirmed in writing by delivery of Truist Securities’ written opinion dated November 3, 2025), as to the fairness, from a financial point of view, to the holders of Company Shares of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement, which opinion was based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken as more fully described under the section entitled “—Opinion of Truist Securities” below.

•	The historical and current market price of the Common Stock.

•

The Board’s analysis of other strategic alternatives for the Company, including continued growth as an independent company and the potential to acquire, be acquired or combine with other third parties.

•

The fact that if the Company’s stockholders so desire and if they comply fully with all of the required procedures under the DGCL, they will be able to exercise appraisal rights with respect to the Merger, which would allow such stockholders to seek appraisal of the fair value of their shares of Common Stock as determined by the Delaware Court of Chancery as further described in detail below under the section entitled “The Merger—Appraisal Rights” beginning on page 64.

•

The Merger is not subject to any financing condition, which enhances the likelihood of the Merger’s consummation, and Parent having obtained committed debt financing from reputable financial institutions, a commitment to obtain or cause to be obtained equity financing from TriArtisan Capital Advisors, and committed funds from consummating a Sale/Leaseback Transaction with a reputable real property purchaser, in an aggregate amount sufficient to fund the required amounts.

•

The Board’s risk assessment, after consultation with the Company’s outside legal counsel, that no regulatory authorities would impose conditions sufficiently material to preclude the Merger, and that it would otherwise be consummated in accordance with the terms of the Merger Agreement.

•	The recommendation of Company management in favor of the transaction.

•	The Board’s belief that the terms of the Merger Agreement, including the parties’ representations, warranties and covenants and the conditions to their respective obligations, are fair and reasonable.

•

The Board’s belief that the terms of the Merger Agreement, taken as a whole, provide a degree of certainty that the Merger will be completed, including the fact that (1) the conditions required to be satisfied prior to completion of the Merger, such as the receipt of the Company’s stockholder approval and regulatory approvals, if any, are expected to be fulfilled, (2) the Merger Agreement contains no financing condition, and (3) there are limited circumstances in which Parent may terminate the Merger Agreement.

•

The fact that the Merger Agreement provides that, under certain circumstances, and subject to certain conditions, the Company is permitted to furnish information to and conduct negotiations with a third party in connection with an unsolicited proposal for a business combination or acquisition of the Company that constitutes or would reasonably be expected to lead to a Superior Company Proposal (as defined in the Merger Agreement).

•	That Parent may be required to pay to the Company a termination fee in the amount of $17,200,000 in certain circumstances specified in the Merger Agreement.

•

The commitments by Parent to, among other things, (1) for a period of twelve months following the consummation of the Merger, maintain for the benefit of each continuing employee of the Company and Parent an annual base salary or wage rate and a target short-term incentive cash compensation opportunity that, in each case, is no less favorable than that provided immediately prior to the Merger, (2) treat similarly situated continuing employees on a substantially equivalent basis, taking into account all relevant factors, including duties, geographic location, tenure qualifications and abilities, and (3) treat each continuing employee’s service with each of Parent and the Company (as well as service with any predecessor employer of the foregoing, to the extent service with the predecessor employer was recognized by Parent or the Company prior to the closing of the Merger and is accurately reflected within its employee’s records) as service with the combined company or any of its subsidiaries for all purposes, including determining eligibility to participate in incentive and health and welfare benefits, level of benefits, vesting and benefit accrual, which the Board believed would redound to the benefit of the combined company.

In addition to the above factors, the Board also identified and considered a number of uncertainties, risks and other potentially negative factors in its consideration of the Merger and the Merger agreement, including without limitation:

•

The Company will no longer exist as an independent company, and accordingly, the Company’s stockholders will no longer participate in any future growth it may have or any potential future increase in its value.

•

The fact that the Merger might not be completed in a timely manner or at all in the event of a failure of certain closing conditions, including in particular (1) any regulatory clearances and (2) that any regulatory approvals might impose conditions which could adversely affect the operations and value of the combined company.

•

The fact that Parent and Merger Sub are newly formed entities with essentially no assets and the Limited Guarantee (as defined in the Merger Agreement), provided by TriArtisan Capital Advisors, guarantees Parent’s and Merger Sub’s obligations under the Merger Agreement only with respect to payment of the Parent Termination Fee payable by Parent and certain other reimbursement obligations, subject to the Reimbursement and Enforcement Cap (as defined in the Limited Guarantee).

•

The risks and costs to the Company if the Merger is not completed, including the diversion of management and employee attention, and potential employee attrition and the potential effect on the Company’s business and relations with customers, franchisees and suppliers.

•

The restrictions on the conduct of the Company’s business prior to completion of the Merger, which could delay or prevent the Company from undertaking business opportunities that might arise pending completion of the Merger.

•	The fact that the Company has incurred and will continue to incur costs related to the Merger, a portion of which will be payable whether or not the Merger is completed.

•	The potential for litigation relating to the Merger and the associated costs, burden and inconvenience involved in defending those proceedings.

•

The fact that the Company’s directors and executive officers may have interests in the Merger that are different from, or in addition to, those the Company’s stockholders generally, including certain interests arising from the equity and other compensation arrangements of the Company’s directors and executive officers, and the manner in which they would be affected by the Merger. See “—Interests of Denny’s Corporation Directors and Executive Officers in the Merger” beginning on page 52 for further information.

•

The restrictions on the Company’s ability to solicit or participate in discussions or negotiations regarding alternative business combination transactions, subject to specified exceptions, and the requirement that the Company pay to Parent (or its designee) a termination fee in the amount of $10,320,000 in certain circumstances specified in the Merger Agreement, which the Board understood, while potentially having the effect of discouraging third parties from proposing a competing business combination transaction, were conditions to Parent’s willingness to enter into the Merger Agreement and were reasonable in light of, among other things, the anticipated benefits of the Merger to the Company’s stockholders.

•

The restrictions in the Merger Agreement on the conduct of the Company’s business prior to the consummation of the Merger, including that the Company must conduct its business in the ordinary course of business, subject to specific limitations, which may delay or prevent the Company from undertaking business opportunities that may arise or taking other actions it would otherwise take with respect to its operations pending consummation of the Merger.

•	That the receipt of the Merger Consideration in exchange for shares of Common Stock will be a taxable transaction to U.S. holders (as defined below) for U.S. federal income tax purposes.

•	The risk that the Company’s stockholders may not approve the proposals at the Company stockholder meeting.

The Board believed that, overall, the potential benefits of the Merger to the Company and its stockholders outweighed the risks that are mentioned above.

The foregoing discussion of factors considered by the Board in reaching its conclusions and recommendation includes the principal factors considered by the Board, but is not intended to be exhaustive and may not include all of the factors considered by the Board. In light of the variety of factors considered in connection with its evaluation of the Merger, the Board did not consider it practicable and did not attempt to quantify or otherwise assign relative weights to the specific factors it considered. Rather, the Board made its determination based on the totality of the information it considered. Individually, each director may have given greater or lesser weight to a particular factor or consideration. The Board based its recommendation on the totality of the information available to it, including discussions with Company management and the Company’s outside legal and financial advisors It should be noted that this explanation of the reasoning of the Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 18.

Opinion of Truist Securities

The Board considered the opinion, delivered orally on November 3, 2025 and confirmed by delivery of a written opinion dated as of November 3, 2025, of Truist Securities’ to the Board as to the fairness, from a financial point of view, of the Merger Consideration of $6.25 in cash to the holders of Common Stock (excluding shares of Common Stock owned by the Company as treasury stock and shares of Common Stock owned by Parent or Merger Sub), which opinion was based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken as more fully described under the section entitled “—Opinion of Truist Securities” below. The full text of the written opinion of Truist Securities’ is attached to this proxy statement as Annex B.

Opinion of Truist Securities

On November 3, 2025, Truist Securities rendered its oral opinion to the Board (which was subsequently confirmed in writing by delivery of Truist Securities’ written opinion dated November 3, 2025) as to the fairness, from a financial point of view, to the holders of Company Shares of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement.

Truist Securities’ opinion was directed to the Board (in its capacity as such) and only addressed the fairness, from a financial point of view, to the holders of Company Shares of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement and did not address any other aspect or implication of the Merger or any agreement, arrangement or understanding entered into in connection therewith or otherwise. The summary of Truist Securities’ opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications to and limitations on the review undertaken and other matters considered by Truist Securities in preparing its opinion. However, neither Truist Securities’ written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement is intended to be, nor does any of them constitute, advice or a recommendation as to, or otherwise address, how the Board, the Company, any security holder or any other person should act or vote with respect to any matter relating to the Merger or otherwise.

In connection with its opinion, Truist Securities conducted such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Truist Securities:

•	reviewed a draft, dated November 3, 2025, of the Merger Agreement;

•	reviewed certain publicly available business and financial information relating to the Company and the industry in which it operates;

•

reviewed certain other information relating to the historical, current and future business, financial condition, results of operations and prospects of the Company made available to Truist Securities by the Company, including projections with respect to the future financial performance of the Company prepared and provided to Truist Securities by the management of the Company in connection with the August 21, 2025, meeting of the Board (the “Denny’s Projections”);

•	reviewed the financial and operating performance of the Company as compared to that of companies with publicly traded equity securities that Truist Securities deemed relevant;

•	reviewed the publicly available financial terms of certain transactions that Truist Securities deemed relevant;

•

had discussions with certain members of the management of the Company and with certain of its representatives and advisors regarding the business, financial condition, results of operations and prospects of the Company and the Merger; and

•	undertook such other studies, analyses and investigations as Truist Securities deemed appropriate.

Truist Securities relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to it, discussed with or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material and other information. Truist Securities’ role in reviewing such data, material and other information was limited solely to performing such review as Truist Securities deemed necessary and appropriate to support its opinion and such review was not conducted on behalf of the Board, the Company or any other person. Management of the Company advised Truist Securities, and Truist Securities assumed, that the Denny’s Projections were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company. At the Board’s direction, Truist Securities assumed that the Denny’s Projections provided a reasonable basis on which to evaluate the Company and the Merger, and at the Board’s direction, Truist Securities used and relied upon the Denny’s Projections for purposes of its analyses and opinion. Truist Securities expressed no view or opinion with respect to the Denny’s Projections or the assumptions on which they were based. Truist Securities further relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the dates of the information, financial or otherwise, provided to Truist Securities and that there was no information or any facts that would make any of the information discussed with or reviewed by Truist Securities incomplete or misleading.

Truist Securities also relied upon and assumed without independent verification that (a) the representations and warranties of all parties to the Merger Agreement and all of the documents and agreements referred to therein were true and correct; (b) each party to the Merger Agreement and all of the documents and agreements referred to therein would fully and timely perform all of the covenants and agreements required to be performed by such party under the Merger Agreement, and such other documents and agreements, as applicable; (c) the Merger would be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any term, condition or agreement therein; and (d) in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on the Company or the Merger. Truist Securities also assumed that the Merger Agreement, when executed by the parties thereto, would conform to the draft reviewed by Truist Securities in all respects material to its analyses and opinion.

Furthermore, in connection with its opinion, Truist Securities was not requested to, and did not, make any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) relating to the Company or any other party to the Merger, nor was Truist Securities provided with any such appraisal or evaluation. Truist Securities did not undertake any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities to which the Company was or may have been a party or was or may have been subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company was or may have been a party or was or may have been subject. Truist Securities did not express any opinion as to the price or range of prices at which Company Shares could be purchased or sold at any time.

Truist Securities’ opinion was necessarily based on financial, economic, monetary, market and other conditions as in effect on, and the information made available to Truist Securities as of, the date of its opinion. Truist Securities has no obligation to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring or information that otherwise comes to its attention after the date of its opinion. Furthermore, as the Board was aware, the credit, financial and stock markets were experiencing significant volatility and Truist Securities expressed no opinion or view as to any potential effects of such volatility on the Company or the Merger.

Truist Securities’ opinion only addressed the fairness, from a financial point of view, to the holders of Company Shares of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement and did not address any other aspects or implications of the Merger or any agreement, arrangement or understanding entered into in connection therewith or otherwise. Truist Securities was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Board, the Company or any other party to proceed with or effect the Merger; (ii) the form, structure or any other portion or aspect of the Merger; (iii) the fairness of any portion or aspect of the Merger to the holders of any class of securities, creditors or other constituencies of the Company or any other party (other than the holders of Company Shares in the manner set forth therein); (iv) the relative merits of the Merger as compared to any alternative business strategies that might have existed for the Company or any other party or the effect of any other transaction in which the Company or any other party might have engaged; (v) whether or not the Company, Parent, Merger Sub or any other party was receiving or paying reasonably equivalent value in the Merger; (vi) the fairness of any portion or aspect of the Merger to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents or the fairness of the allocation of any consideration amongst or within classes or groups of security holders or other constituents; (vii) the solvency, creditworthiness or fair value of the Company or any other participant in the Merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters; or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation or consideration payable to, or received by, any advisors, managers, officers, directors or employees of any party to the Merger, any class of such persons or any other party, relative to the Merger Consideration or otherwise. In addition, Truist Securities did not provide any opinion, counsel or interpretation regarding matters requiring legal, regulatory, accounting, insurance, tax, executive compensation, environmental or other similar professional advice. Truist Securities assumed that any such opinions, counsel or interpretations, to the extent desired by the Board, had been or would be obtained from appropriate professional sources. Furthermore, Truist Securities relied, with the Board’s consent, on the assessments by the Board, the Company and their respective advisors as to all legal, regulatory, accounting, insurance, tax, executive compensation, environmental or other matters with respect to the Company and the Merger.

Truist Securities’ opinion was furnished for the use of the Board (in its capacity as such) in connection with its evaluation of the Merger and may not be used for any other purpose without Truist Securities’ prior written consent. Truist Securities’ opinion is not intended to be, and does not constitute, a recommendation to the Board, the Company, any security holder or any other party as to how to act or vote with respect to any matter relating to the Merger or otherwise.

In performing its analyses, Truist Securities considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, business or transaction used in Truist Securities’ analyses for comparative purposes is identical to the Company or the Merger. The implied valuation reference ranges indicated by Truist Securities’ analyses are illustrative and not necessarily indicative of actual values nor predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of the Company and Truist Securities. Much of the information used in, and accordingly the results of, Truist Securities’ analyses are inherently subject to substantial uncertainty.

Truist Securities’ opinion and analyses were provided to the Board in connection with its evaluation of the proposed Merger and were among many factors considered by the Board in evaluating the proposed Merger. Neither Truist Securities’ opinion nor its analyses were determinative of the Merger Consideration or of the views of the Board with respect to the proposed Merger.

The following is a summary of the material financial analyses performed by Truist Securities in connection with its opinion rendered to the Board on November 3, 2025 (which was subsequently confirmed in writing by delivery of Truist Securities’ written opinion dated November 3, 2025). The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Truist Securities’ analyses.

For purposes of its analyses, Truist Securities reviewed a number of financial metrics, including:

•

Adjusted EBITDA – generally, the amount of the relevant company’s earnings before interest, taxes, depreciation and amortization and stock-based compensation expense for a specified time period, as adjusted for certain non-recurring items.

•

Enterprise Value – generally, the value as of a specified date of the relevant company’s outstanding equity securities (taking into account outstanding dilutive options and other securities convertible, exercisable or exchangeable into or for equity securities of the company) plus the amount of its net debt (the amount of its outstanding indebtedness, non-convertible preferred stock, capital lease obligations and non-controlling interests less the amount of cash and cash equivalents on its balance sheet).

Selected Companies Analysis

Truist Securities considered certain financial data for selected companies with publicly traded equity securities Truist Securities deemed relevant.

Unless the context indicates otherwise (i) share prices for the selected companies listed below were based on the market price of the common stock of such companies as of October 31, 2025, (ii) the estimates of the future financial performance of the Company were based on the Denny’s Projections, and (iii) the estimates of the future financial performance of the selected companies listed below were based on publicly available research analyst estimates for those companies.

The financial data reviewed included Enterprise Value as a multiple of estimated Adjusted EBITDA for the 2026 fiscal year, or “2026E Adjusted EBITDA.”

The selected companies and the mean, median, low and high financial data were:

•	Brinker International, Inc.

•	The Cheesecake Factory Incorporated

•	Bloomin’ Brands, Inc.

•	Dine Brands Global, Inc.

•	First Watch Restaurant Group, Inc.

•	Cracker Barrel Old Country Store, Inc.

•	BJ’s Restaurants, Inc.

Enterprise Value / 2026E Adjusted EBITDA
Mean	6.7x
Median	6.2x
Low	4.6x
High	8.9x

Taking into account the results of the selected companies analysis, Truist Securities applied selected ranges of 6.5x to 7.5x to the Company’s 2026E Adjusted EBITDA. The selected companies analysis indicated an implied value reference range of $4.35 to $5.74 per Company Share, as compared to the Merger Consideration of $6.25 per Company Share in the Merger pursuant to the Merger Agreement.

Selected Transactions Analysis

Truist Securities considered certain financial data for certain transactions involving target companies that Truist Securities deemed relevant. The financial data reviewed included Enterprise Value as a multiple of Adjusted EBITDA for the last twelve months, or “LTM Adjusted EBITDA.”

The selected transactions and the resulting mean, median, high and low financial data were:

Closed Date	Target	Acquiror
Oct-2024	Chuy’s	Darden Restaurants
Jun-2023	Ruth’s Hospitality	Darden Restaurants
Sep-2021	J. Alexander’s Holdings	SPB Hospitality
Sep-2019	Del Frisco’s Restaurant Group	L Catterton
May-2018	Bravo Brio Restaurant Group	Spice Private Equity
Apr-2018	Fogo de Chao	Rhone Capital
Dec-2017	Ruby Tuesday	NRD Capital Management
Feb-2018	Buffalo Wild Wings	Arby’s / Roark Capital
Apr-2017	Bob Evans Restaurants	Golden Gate Capital
Aug-2015	Frisch’s	NRD Capital Management
Jul-2014	Red Lobster	Golden Gate Capital
Feb-2014	CEC Entertainment	Apollo Global Management
Jul-2012	PF Chang’s	Centerbridge
Jul-2011	California Pizza Kitchen	Golden Gate Capital

Enterprise Value / LTM Adjusted EBITDA
Mean	8.1x
Median	7.9x
Low	5.7x
High	12.3x

Taking into account the results of the selected transactions analysis, Truist Securities applied a selected range of 7.0x to 8.0x to the Company’s LTM Adjusted EBITDA for the period ending June 30, 2025. The selected transactions analysis indicated an implied value reference range of $4.87 to $6.24 per Company Share, as compared to the Merger Consideration of $6.25 per Company Share in the Merger pursuant to the Merger Agreement.

Discounted Cash Flow Analysis

Truist Securities performed a discounted cash flow analysis of the Company by calculating the estimated net present value of the projected unlevered, after-tax free cash flows of the Company based on the Denny’s Projections. Truist Securities, taking into account its experience and professional judgment, applied a range of perpetuity growth rates of 2.0% to 3.0% and discount rates ranging from 11.5% to 12.5%. The discounted cash flow analysis indicated an implied value reference range of $5.13 to $7.11 per Company Share, as compared to the Merger Consideration of $6.25 per Company Share in the Merger pursuant to the Merger Agreement. Other Matters

Truist Securities was retained by the Company as its financial advisor based on Truist Securities’ experience and reputation and Truist Securities’ knowledge of the Company and its industry. Truist Securities will receive a fee of approximately $9.3 million for its services to the Company in connection with the Merger, $2.0 million of which became payable upon the delivery of its opinion and the remainder of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to reimburse certain expenses incurred by Truist Securities in connection with its engagement and to indemnify Truist Securities and certain related parties for certain liabilities arising out of its engagement.

Truist Securities and its affiliates (including Truist Bank and Truist Financial Corporation) have provided investment banking and other financial advice and services to the Company and Treville Capital Group (“Treville”), for which advice and services Truist Securities and its affiliates have received compensation, including, among other things, (i) with respect to the Company serving as joint lead arranger and joint bookrunner on the Company’s revolving credit facility, for which Truist Securities and its affiliates received aggregate compensation during the prior two years of approximately $2.6 million, and (ii) with respect to Treville, providing certain sales and trading services, for which Truist Securities and its affiliates received aggregate compensation during the prior two years of less than $5,000. Truist Securities and its affiliates may in the future provide investment banking and other financial advice and services to the Company, Parent, TriArtisan Capital Advisors (“TriArtisan”), its subsidiaries and portfolio companies of investment funds affiliated or associated with TriArtisan (collectively, with TriArtisan, the “TriArtisan Group”), Treville, its subsidiaries and portfolio companies of investment funds affiliated or associated with Treville (collectively, with Treville, the “Treville Group”), Yadav Enterprises (“Yadav”), its subsidiaries and portfolio companies of investment funds affiliated or associated with Yadav (collectively, with Yadav, the “Yadav Group” and collectively with the TriArtisan Group and the Treville Group, the “Buyer Group”), and their respective affiliates, or other related parties, for which advice and services Truist Securities and its affiliates would expect to receive compensation. Truist Securities is a full-service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Truist Securities and its affiliates may acquire, hold or sell, for Truist Securities and its affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, Parent, other members of the Buyer Group, their respective affiliates and other related parties and any other company that may be involved in the Merger, as well as provide investment banking and other financial services to such companies.

Certain Projected Financial Information

The Company, as a matter of course, does not publicly disclose long-term forecasts or internal projections as to future financial performance, earnings, or other results due to, among other reasons, the uncertainty and subjectivity of the underlying assumptions and estimates. However, in connection with the Board’s evaluation of the Merger, the Company’s management provided to Truist Securities and Parent certain unaudited financial information relating to the Company on a standalone basis for the twelve months ended June 25, 2025 (the last day of the Company’s second fiscal quarter of 2025), as well as certain unaudited prospective financial information relating to the Company on a standalone basis for the fiscal years ending December 31, 2025 through December 31, 2029 (such prospective information, the Denny’s Projections). The Denny’s Projections were provided to Truist Securities by the Company for its use and reliance in connection with its financial analyses and opinion, as more fully described in the section entitled “—Opinion of Truist Securities” beginning on page 44.

The summary of the Denny’s Projections below is not included to influence the decision of the Company’s stockholders whether to vote to approve the Merger or any other proposal to be considered at the Special Meeting, but is provided solely because it was made available to the Board and Truist Securities in connection with the Merger. The inclusion of the below information should not be regarded as an indication that any of the Company or its respective advisors or other representatives or any other recipient of this information considered, or now considers, to be necessarily predictive of actual future results, or that it should be construed as financial guidance, and such summary projections set forth below should not be relied on as such.

This information was prepared solely for internal use and is subjective in many respects. While presented with numerical specificity, the Denny’s Projections reflect numerous estimates and assumptions that are inherently uncertain and may be beyond the control of the Company’s management, including, among others, the factors described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Where You Can Find More Information.”

The Denny’s Projections were, in the view of the Company’s management, prepared on a reasonable basis and in good faith, reflecting the best available estimates and judgments at the time of preparation. The Denny’s Projections reflect assumptions as to certain business decisions that are subject to change and subjective judgment that is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The Company can give no assurance that the Denny’s Projections and the underlying estimates and assumptions will be realized. In addition, since the Denny’s Projections cover multiple years, this information by its nature becomes less predictive with each successive year. The Denny’s Projections constitute “forward-looking statements” and actual results may differ materially and adversely from those projected, and important factors that may affect actual results and cause the Denny’s Projections to be inaccurate include, but are not limited to, risks and uncertainties relating to its business, industry performance, general business and economic conditions and other matters described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Where You Can Find More Information.”

The Denny’s Projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Further, the Denny’s Projections include non-GAAP financial measures. Non-GAAP financial measures are not prepared in accordance with GAAP and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. Due to the inherent limitations of non-GAAP financial measures, Company stockholders should consider non-GAAP measures only as a supplement to, not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP. The footnotes to the table below provide certain supplemental information with respect to the calculation of these non-GAAP financial measures.

The Denny’s Projections have been prepared by, and are the responsibility of, the Company’s management. Neither the Company’s independent registered public accounting firm nor any other independent accountants have compiled, examined or performed any procedures with respect to the Denny’s Projections, nor have they expressed any opinion or any other form of assurance on this information or its achievability. The report of the independent registered public accounting firm to the Company contained in its Annual Report on Form 10-K for the year ended December 31, 2024, which is incorporated by reference into this proxy statement, relates to historical financial information of the Company, and that report does not extend to the Denny’s Projections and should not be read to do so.

Furthermore, the Denny’s Projections do not take into account any circumstances or events occurring after the date that the Company’s management prepared them. The Company can give no assurance that, had it prepared the Denny’s Projections as of the date of this proxy statement, it would use similar estimates and assumptions. Except as applicable securities laws require, the Company does not intend to, and disclaims any obligation to, make publicly available any update or other revision to the Denny’s Projections to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even if any or all of the underlying assumptions are shown to be inappropriate, or to reflect changes in general economic or industry conditions. The Denny’s Projections do not take into account all the possible financial and other effects on the Company of the Merger, the effect on the Company of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the Merger Agreement had not been executed but were instead altered, accelerated, postponed or not taken in anticipation of the Merger. Further, the Denny’s Projections do not take into account the effect on the Company of any possible failure of the Merger to occur. None of the Company or its respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any stockholder or other person regarding the

Company’s ultimate performance compared to the information contained in the Denny’s Projections or that the forecasted results will be achieved. The inclusion of the Denny’s Projections in this proxy statement should not be deemed an admission or representation by the Company or its respective advisors or other representatives or any other person that it is viewed as material information of the Company, particularly in light of the inherent risks and uncertainties associated with the Denny’s Projections.

In light of the foregoing, and considering that the Special Meeting will be held after the Company prepared the Denny’s Projections, as well as the uncertainties inherent in any forecasted information, Company Stockholders are cautioned not to place undue reliance on the Denny’s Projections and are encouraged to review the Company’s most recent SEC filings for a description of the Company’s respective reported financial results. See the section entitled “Where You Can Find More Information.”

Denny’s Projections

The following table sets forth a summary of the Denny’s Projections for the Company, which information was prepared by Company management and reviewed with the Board. The Company authorized Truist Securities to use and rely upon the Denny’s Projections for the Company in connection with its financial analyses and its opinion, as more fully described in the section entitled “—Opinion of Truist Securities.”

The Denny’s Projections for fiscal years 2025-2029 assume an improvement in the overall macroeconomic environment and a corresponding improvement in the restaurant spending patterns of our middle to lower income primary consumer demographic. Additionally, the Denny’s Projections assume that our strategic initiatives including but not limited to a new customer relationship management and loyalty program, new technology platform, and updated remodel image prove to be effective in improving restaurant efficiency and driving guest satisfaction and restaurant visits.

The revenue projections resulting from these assumptions are expected to deliver consistent flat to positive same-store sales and traffic which are planned to deliver margin expansion despite normal commodity inflation of 3% or less and labor inflation of 5% or less. The Denny’s Projections include restaurant expansion within both the Denny’s brand and Keke’s brand which is a significant improvement from our post pandemic performance.

From a capital structure perspective, the Denny’s Projections assume that we can refinance our existing debt at or near existing terms. The Denny’s Projections assume that the operating cash generated will be utilized for primarily for share repurchases and to a much lesser extent, given our highly franchised portfolio, maintaining the positive image of our existing corporate restaurants.

The following unaudited Denny’s Projections should not be regarded as an indication that the Company considered, or now considers, it to be necessarily predictive of actual future performance or events, or that it should be construed as financial guidance, and the Denny’s Projections for the Company do not take into account any circumstances or events occurring after the date it was prepared.

		Denny’s Projections (in millions)
	TTM Q2 2025	2025E(1)	2026E	2027E	2028E	2029E
Total Revenue	$455.7	$478.2	$476.1	$485.6	$499.9	$507.4
EBIT (1)	$40.0	$40.8	$45.8	$49.7	$50.7	$56.0
Net Income	$16.1	$14.4	$18.1	$19.7	$20.5	$25.1
Adjusted EBITDA (2)	$77.6	$79.9	$79.0	$80.0	$82.4	$86.9

(1)	EBIT defined as Net Income adding back the impacts of Taxes, Interest and Other Nonoperating Expense (Income), net.

(2)

Adjusted EBITDA defined as Net Income adding back the impacts of Taxes, Interest, Other Nonoperating Expense (Income), net, Goodwill Impairment Charges, Operating (Gains) Losses, net, Shared Based Compensation, Deferred Compensation Plan Valuation Adjustments, Depreciation and Amortization, Non-Recurring Legal Settlements, Pre-Opening Expenses and Other Adjustments.

	Denny’s Projections (in millions)
	Six Months Ending 12/31/25E(1)	2026P	2027P	2028P	2029P
Unlevered Free Cash Flow	$24.4	$55.5	$61.7	$60.5	$63.8

(1)

The estimated results for full-year 2025 (and in the case of unlevered free cash flow, for the remaining portion of 2025) were updated in August 2025 (as compared to those prepared and provided to the Board and Parent in April 2025) solely to take into account the Company’s actual performance for the second quarter of 2025.

The projected results for years 2026 – 2029 were not adjusted.

The adjustments were as follows (in millions): Revenue was adjusted from $473.4 to $478.2; EBIT from $45.0 to $40.8; net income from $18.8 to $14.4; adjusted EBITDA from $83.0 to $79.9; and unlevered free cash flow from $45.5 for the nine months ending December 31, 2025 to $24.4 for the six months ending December 31, 2025.

Interests of Denny’s Corporation Directors and Executive Officers in the Merger

You should be aware that the Company’s directors and executive officers may have certain interests in the Merger that may be different from, or in addition to, the interests of the Company’s stockholders more generally, including (a) the accelerated vesting, cancellation and cash-out of Company RSU Awards and Company PSU Awards in connection with the Merger, as described in more detail in the section titled “Interests of Denny’s Corporation Directors and Executive Officers in the Merger—Treatment of Company Equity Awards,” (b) the entitlement of executive officers to receive severance payments and other benefits pursuant to the Severance Plan (as defined below) in the event of certain terminations of employment in connection with, or following, the Merger, which for purposes of such Severance Plan constitutes a “change in control”, as described in more detail in the section titled “Interests of Denny’s Corporation Directors and Executive Officers in the Merger—Potential Change in Control and Severance Entitlements to the Company’s Executive Officers,” and (c) the entitlement of certain executive officers to a lump sum payment in respect of their notional accounts under the Company’s Deferred Compensation Plan, as amended and restated, as described in more detail in the section titled “Interests of Denny’s Corporation Directors and Executive Officers in the Merger—Nonqualified Deferred Compensation Plan.”

The Board was aware of these interests and considered them, among other matters, in (1) evaluating and negotiating the Merger Agreement, (2) approving the Merger Agreement and the Merger, and (3) recommending that the Merger Agreement Proposal be approved by the Company’s stockholders. These interests are described below.

For the purposes of this disclosure (as to which applicable SEC disclosure rules require the Company to list all persons who have served as an executive officer of the Company since January 1, 2024, the beginning of the Company’s last completed fiscal year), the Company’s executive officers are:

•	Christopher D. Bode, President and Chief Operating Officer, Denny’s, Inc.;

•	Stephen C. Dunn, Executive Vice President and Chief Global Development Officer;

•	Jay C. Gilmore, Senior Vice President, Chief Accounting Officer and Corporate Controller;

•	Minh Le, Senior Vice President and Chief Technology Officer;

•	Gail E. Sharps Myers, Executive Vice President, Chief Legal & Administrative Officer and Corporate Secretary;

•	Pankaj K. Patra; Former Chief Technology Officer (Mr. Patra left the Company in 2024);

•	Monigo G. Saygbay-Hallie, Executive Vice President and Chief People Officer;

•	David P. Schmidt, President, Keke’s, Inc.;

•	Kelli F. Valade, Chief Executive Officer; and

•	Robert P. Verostek, Executive Vice President and Chief Financial Officer.

For the purposes of this disclosure, the Company’s non-employee directors as of the date hereof are Olu Beck, Bernadette S. Aulestia, Gregg R. Dedrick, José M. Gutiérrez, John C. Miller, and Mark R. Vondrasek. In addition, Brenda J. Lauderback and Laysha Ward served as non-employee directors of the Company through its 2025 annual meeting of stockholders, and are required to be listed here by applicable SEC disclosure rules.

Treatment of Shares of Common Stock

Each of the Company’s directors and executive officers who own shares of Common Stock will be entitled to receive, for each share of Common Stock held by such individual, the Merger Consideration on the same terms and conditions as other Company stockholders. For information regarding the treatment of shares of Common Stock held by each of the Company’s directors and executive officers, see the section titled, “The Merger Agreement—Merger Consideration,” beginning on page 74.

The following table sets forth the number of shares of Common Stock owned, as of November 14, 2025 by each of the Company’s executive officers and non-employee directors (which, for this purpose, excludes shares subject to outstanding and unvested Company RSU Awards and Company PSU Awards, which are, in each case, described further below).

Name	Shares Owned (#)	Value of Shares Owned ($)(1)
Executive Officers
Kelli F. Valade	192,806	1,205,038
Robert P. Verostek (2)	95,148	594,675
Gail E. Sharps Myers	71,257	445,356
David P. Schmidt	39,417	246,356
Christopher D. Bode	10,186	63,663
Pankaj K. Patra	0	0
Stephen C. Dunn	113,666	710,413
Jay C. Gilmore	129,984	812,400
Minh Le	0	0
Monigo Saygbay-Hallie	1,050	6,563
Non-Employee Directors
Olu Beck	11,145	69,656
Bernadette S. Aulestia	0	0
Gregg R. Dedrick	104,991	656,194
José M. Gutiérrez	75,844	474,025
John C. Miller	766,634	4,791,463
Mark R. Vondrasek	0	0
Brenda J. Lauderback	116,777	729,856
Laysha Ward	167,273	1,045,456

(1)	The values in the table below have been determined based on the Merger Consideration of $6.25 per share of Common Stock.
(2)	The number of shares included in this amount is the 24,000 shares held indirectly by Mr. Verostek’s wife.

Treatment of Company Equity Awards

Pursuant to the Merger Agreement, effective as of immediately prior to the Effective Time, (i) each Company RSU Award (including each deferred stock unit award granted to the Company’s non-employee directors) that is outstanding immediately prior to the Effective Time will be cancelled and converted automatically into the right to receive from the Surviving Company an amount in cash (without interest and less any applicable withholding taxes), equal to the product of (A) the aggregate number of Company Shares underlying such Company RSU Award, multiplied by (B) the Merger Consideration, and (ii) each Company PSU Award that is outstanding immediately prior to the Effective Time will be cancelled and converted into a right to receive from the Surviving Company an amount in cash (without interest and subject to applicable withholding taxes), equal to the product of (A) the aggregate number of Company Shares underlying such Company PSU Award (with such number of Company Shares determined in accordance with the terms of the applicable award agreement pursuant to which such Company PSU Award was granted (and without discretionary adjustment by the Company Board (or a committee thereof))), multiplied by (B) the Merger Consideration. Payment in respect of such Company RSU Awards and Company PSU Awards will be made to each holder thereof no later than the next regularly scheduled payroll date that is at least five business days following the Effective Time (or, to the extent any amount constitutes deferred compensation, as soon as permissible under Section 409A of the Code). Note that any Company PSU Award that is unvested as of immediately prior to the Effective Time in accordance with the terms of the applicable award agreement pursuant to which it was granted will automatically be cancelled without further action and for no consideration. See the section of this proxy statement titled “Summary—Treatment of Equity Awards and the Denny’s Corporation Equity Plans” beginning on page 5.

The following table sets forth, for each of the Company’s executive officers and directors, the aggregate number of unvested Company RSU Awards (including deferred stock units) and Company PSU Awards held as of November 14, 2025, together with the estimated value the executive officers and directors will receive in respect of such Company RSU Awards and Company PSU Awards in connection with the Merger assuming the closing of the Merger occurs on November 14, 2025. The treatment of the Company RSU Awards and Company PSU Awards is considered to be “single trigger” (i.e., amounts triggered solely by a change in control).

The values in the table below have been determined based on the Merger Consideration of $6.25 per share of Common Stock and assume a performance level for each Company PSU Award as noted below. Actual amounts may differ from the amounts set forth below.

Name(1)	Company RSU Awards (#)	Estimated Value of Company RSU Awards ($)(2)	Company PSU Awards (#)	Estimated Value of Company PSU Awards ($)(3)	Total Estimated Cash Consideration for Unvested PSU Awards and Company RSU Awards in the Merger ($)
Non-Employee Directors:
Bernadette S. Aulestia	24,775	154,844	—	—	154,844
Olu Beck	37,162	232,263	—	—	232,263
Gregg R. Dedrick	24,775	154,844	—	—	154,844
José M. Gutiérrez	24,775	154,844	—	—	154,844
Brenda J. Lauderback	—	—	—	—	—
John C. Miller	24,775	154,844	—	—	154,844
Mark R. Vondrasek	24,775	154,844	—	—	154,844
Laysha Ward	—	—	—	—	—

Name(1)	Company RSU Awards (#)	Estimated Value of Company RSU Awards ($)(2)	Company PSU Awards (#)	Estimated Value of Company PSU Awards ($)(3)	Total Estimated Cash Consideration for Unvested PSU Awards and Company RSU Awards in the Merger ($)
Executive Officers:
Kelli F. Valade	386,289	2,414,306	462,850	2,892,813	5,307,119
Robert P. Verostek	104,087	650,544	124,720	779,500	1,430,044
Gail E. Sharps Myers	99,876	624,225	119,537	747,106	1,371,331
David P. Schmidt	115,686	723,038	138,015	862,594	1,585,632
Christopher D. Bode	181,148	1,132,175	124,403	777,519	1,909,694
Pankaj K. Patra	—	—	—	—	—
Stephen C. Dunn	70,066	437,913	114,273	714,207	1,152,120
Jay C. Gilmore	52,851	330,319	63,170	394,810	725,129
Minh Le	28,013	175,081	40,281	251,758	426,839
Monigo Saygbay-Hallie	66,195	413,719	59,240	370,249	783,968

(1)

The amounts in this table reflect the unvested shares of Common Stock underlying the Company RSU Awards and Company PSU Awards held by such individuals as of November 14, 2025. Payment in respect of any Company PSU Awards that were deferred under the Company’s Deferred Compensation Plan will be distributed pursuant to the terms thereunder (as described in the section titled “Nonqualified Deferred Compensation Plan” below) and are therefore excluded from this table.

(2)

The value of the Company RSU Awards reported for the non-employee directors includes the value of outstanding and unvested deferred stock units granted to and deferred by each non-employee director in 2025. The value of any outstanding and vested deferred stock units held by non-employee directors in respect of the 2023 and 2024 fiscal years are not accounted for in the above table.

(3)	The Company PSU Award values in the table above assumes performance achievement by award as follows:

Award	Achievement % of Company PSU Award
2023 LTIP - EPS	100%
2023 LTIP - TSR	59.8%
2024 LTIP - TSR	0.0%
2025 LTIP - TSR	143.8%

Potential Change in Control and Severance Entitlements to the Company’s Executive Officers

The Company maintains the Denny’s Corporation Executive Severance Pay Plan, effective as August 20, 2023 (the “Severance Plan”). Pursuant to the Severance Plan, each of the executive officers of the Company are eligible to receive the following benefits (collectively, the “Severance Benefits”) upon a termination of employment by the Company without “cause” or a voluntary resignation by the executive for “good reason,” as such terms are defined in the Severance Plan, occurring either (1) within two years following the occurrence of a change in control (as defined in the Severance Plan), which includes the Merger or (2) prior to the occurrence of a change in control, if the executive officer can reasonably demonstrate that such termination without cause or condition constituting good reason, as applicable, occurred at the request of a third party who had taken steps reasonably calculated to effect the change in control (each, a “Qualifying Termination”):

•

A lump sum cash severance benefit equal to the aggregate of: (i) a pro rata bonus determined based on the greater of the executive’s target annual bonus for the year in which the change in control occurs or the executive’s target annual bonus for the year in which the termination date occurs; (ii) a payment equal to 2.0 times the sum of the executive’s (x) highest rate of annual base salary during the three year period immediately prior to the date of termination and (y) the greater of the executive’s annual target bonus for the year in which the change in control occurs or the executive’s target annual bonus for the year in which the termination date occurs; (iii) a payment equal to the cost of providing certain continued health and welfare benefits for a period of 24 months following the Qualifying Termination; and

•

Outplacement services up to $20,000 over a period not to exceed 12 months following the date of termination, so long as that the executive provides written notice to the Company within six months following the termination date of the executive’s intention to utilize such outplacement services.

In addition to the above Severance Benefits, in the event of an executive’s Qualifying Termination, any outstanding equity or incentive awards held by the executive will continue to be governed by the terms of the applicable equity plan and award agreement, and the executive will receive payment of any accrued but unearned amounts, benefits, and vacation pay. Note that although the Severance Plan provides that equity awards will continue to be governed by the terms of the applicable equity plan and award agreement, all outstanding Company RSU Awards and Company PSU Awards will be cancelled and converted into a right to receive a cash payment as described above.

The Severance Benefits described above are subject to, among other things, the executive officer’s timely execution and non-revocation of a general release of claim in favor of the Company and related parties, and execution and compliance with post-employment restrictive covenants including a perpetual restriction on disclosing Company trade secrets, a perpetual confidentiality and non-disparagement obligation, and one-year post-employment restrictions against competition, solicitation of employees, and interference with the Company’s business relationships.

Each of the executive officers participate in the Severance Plan.

It is currently estimated that the executive officers (other than former executive officer Pankaj K. Patra) would be entitled to receive, in the aggregate, approximately $6,827,690 in cash severance benefits (inclusive of $20,000 in outplacement services) under the Severance Plan, assuming each of the executive officers experiences a Qualifying Termination on November 14, 2025.

For a more detailed estimate of the value of the severance payments to each named executive officer upon a Qualifying Termination under the Severance Plan in connection with the Merger, see the section titled, “—Quantification of Payments and Benefits” below.

Nonqualified Deferred Compensation Plan

Certain of the Company’s executive officers participate in the Denny’s, Inc. Deferred Compensation Plan, as amended and restated (the “Deferred Compensation Plan”). The Deferred Compensation Plan, which is now frozen to new deferrals, historically allowed eligible executive officers to defer up to 50% of their base salary, 75% of their annual bonus, and 100% of their earned Company PSU Awards. The Company may make discretionary contributions on behalf of participants in the Deferred Compensation Plan, and the Company makes matching contributions to the Deferred Compensation Plan.

In connection with the Merger, the Company will terminate the Deferred Compensation Plan, in which case each executive’s account held thereunder will be distributed to the respective executive in a lump sum payment on the first day of the month following the closing of the Merger (or, with respect to deferred Company PSU Awards, within 30 days following the closing of the Merger).

The following table sets forth the value of each executive officer’s account under the Deferred Compensation Plan.

Name	Account Balance ($)
Kelli F. Valade	0
Robert P. Verostek	298,198
Gail E. Sharps Myers	0
David P. Schmidt	0
Christopher D. Bode	0
Pankaj K. Patra	0
Stephen C. Dunn	2,748,325
Jay C. Gilmore	286,384
Minh Le	0
Monigo Saygbay-Hallie	0

The value of each named executive officer’s account under the Deferred Compensation Plan is included in the table listed under “Quantification of Payments and Benefits” below.

Section 280G Mitigation Actions

In connection with the Merger, certain employees of the Company (including its executive officers) may become entitled to payments and benefits that may be treated as “excess parachute payments” within the meaning of Section 280G of the Code. The Company, in consultation with Parent, may engage in certain mitigation strategies prior to January 1, 2026 to reduce the potential impact of Section 280G and Section 4999 of the Code, including accelerating vesting of the portion of an executive’s equity awards that would otherwise vest in 2025 and paying any portion of the annual bonus that is expected to be payable to the executive in 2026 in respect of 2025. No executive officer is entitled to a tax gross-up for any “golden parachute” excise tax under Section 4999 of the Code. In the event that the severance benefits under the Severance Plan would be subject to the “golden parachute” excise tax under Section 4999 of the Code, the executive’s payments will be either: (1) the full amount of the payments or (2) the lesser amount that would ensure that no portion of the payments would be subject to the excise tax, whichever would put the executive in the best net position after tax, as determined by an independent auditor.

Annual Bonus for Fiscal Year 2025

If the closing of the Merger occurs prior to the payment of annual bonuses, each executive officer who is eligible to participate in the Company’s annual cash incentive plan will be eligible to receive, no later than February 28, 2026, payment of an amount that would be payable under such annual cash incentive plan based on (i) actual performance of the performance goals for fiscal year 2025 through the closing of the Merger, and (ii) target performance for the period between the closing of the Merger and December 31, 2025, prorated for the period between January 1, 2025 and the closing of the Merger and subject to the executive officer remaining employed through the Closing. Upon a termination without “cause” under the Severance Plan prior to or on December 31, 2025, the executive officer will be entitled to receive such prorated bonus (subject to executing a release of claims) promptly following the effective date of such release (provided that such executive officer will be entitled to receive any greater pro rata annual bonus amount under the Severance Plan without duplication of the officer’s Pro-Rated 2025 Bonus.)

Indemnification Insurance

Pursuant to the terms of the Merger Agreement, each of the Company’s current or former directors and executive officers will be entitled to certain ongoing indemnification and insurance coverage for a period of not less than six years following the Effective Time, as further described in the section titled, “The Merger Agreement—Indemnification, Exculpation and Insurance.”

Quantification of Payments and Benefits

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation of each of the Company’s named executive officers that is based on or otherwise relates to the Merger and that will or may become payable to the named executive officers at the completion of the Merger or on a Qualifying Termination following the consummation of the Merger. Applicable SEC disclosure rules refer to this compensation as “golden parachute” compensation, and in this section, we use such term to describe the Merger-related compensation payable to the Company’s named executive officers.

The amounts shown in the table below are estimates based on various assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table, and do not reflect certain compensation actions that may occur before the completion of the Merger. As a result, the actual amounts, if any, that a named executive officer receives may materially differ from the amounts set forth in the table.

For purposes of this disclosure, the Company’s named executive officers as of the date hereof are Kelli F. Valade, Robert P. Verostek, Gail E. Sharps Myers, David P. Schmidt, and Christopher D. Bode.

The following table assumes that:

•	the relevant price of a share of Common Stock is $6.25 (which is the Merger Consideration);

•	the Effective Time will occur on November 14, 2025 (which is the latest practicable date to determine the amounts set forth in the table below before the filing of this proxy statement);

•	no named executive officer will receive any additional, or forfeit any, equity or equity-based awards prior to the Effective Time;

•	each named executive officer experiences a Qualifying Termination immediately following the Effective Time and receives severance payments and benefits as described in the Severance Plan;

•	the named executive officers have each timely executed and not revoked a release of claims; and

•	the named executive officers’ base salaries and target annual bonus opportunities will remain unchanged from those in place as of November 14, 2025.

The table below excludes any payments or benefits that would have been earned, or any amounts associated with Company RSU Awards or Company PSU Awards that would vest according to their terms on or prior to the Effective Time and irrespective of the Merger. The values and descriptions also (1) do not reflect amounts under contracts, agreements, plans, or arrangements to the extent that they do not discriminate in scope, terms, or operation in favor of the named executive officers and that are generally available to all salaried employees of the Company (2) do not reflect applicable tax withholdings that are applicable to any of the payments set forth in the table, and (3) assumes that no payments are subject to reduction to the extent required by the terms of the applicable agreement to account for the application of Sections 280G and 4999 of the Code to such payments.

Name	Cash ($) (1)	Equity ($) (2)	Pension/ NQDC ($) (3)	Perquisites & Benefits ($) (4)	Tax Reimbursement ($) (5)	Total ($) (6)
Kelli F. Valade	4,680,475	5,307,121	0	58,805	0	10,046,402
Robert P. Verostek	2,336,209	1,430,044	298,198	64,142	0	4,128,594
Gail E. Sharps Myers	2,244,277	1,371,331	0	57,258	0	3,672,867
David P. Schmidt	2,384,654	1,585,632	0	48,976	0	4,019,262
Christopher D. Bode	2,806,392	1,909,693	0	65,177	0	4,781,261

(1)

The cash severance represents the amount payable pursuant to the Severance Plan, which is described above in the section titled, “Potential Change in Control and Severance Entitlements to the Company’s Executive

Officers.” The amounts included in this column are considered to be “double trigger” (i.e., amounts triggered by a change in control for which payment is conditioned upon a Qualifying Termination). A Qualifying Termination is a termination of employment by the Company without “cause” or a voluntary resignation by the named executive officer for “good reason,” as such terms are defined in the Severance Plan, occurring either (1) within two years following the occurrence of a change in control (as defined in the Severance Plan), which includes the Merger, or (2) prior to the occurrence of a change in control, if the named executive officer can reasonably demonstrate that such termination occurred at the request of a third party who had taken steps reasonably calculated to effect the change in control. The estimated amount of each such payment included in the “cash” column above is set forth in the table below. Note that the cash severance, bonus target and prorated bonus amounts included in the table below were determined based on the executives’ base salary and target annual bonus for the 2025 fiscal year, prorated as of November 14, 2025. An executive’s receipt of severance is contingent on the executive’s execution and non-revocation of a general release of claims in favor of the Company and related parties. Executives must also execute and comply with post-employment restrictive covenants including a perpetual restriction on disclosing Company trade secrets, a perpetual confidentiality and non-disparagement obligation, and one-year post-employment restrictions against competition, solicitation of employees, and interference with the Company’s business relationships.

Name	Base Cash Severance	Bonus Target	Prorated Bonus	Total Cash
Kelli F. Valade	1,921,680	1,921,680	837,115	4,680,475
Robert P. Verostek	1,087,371	869,897	378,941	2,336,209
Gail E. Sharps Myers	1,044,582	835,666	364,030	2,244,277
David P. Schmidt	1,040,400	936,360	407,894	2,384,654
Christopher D. Bode	1,224,400	1,101,960	480,032	2,806,392

(2)

Amounts shown reflect the potential value that each named executive officer could receive in connection with treatment of outstanding and unvested Company RSU Awards and Company PSU Awards held by such named executive officers in connection with the Merger. See the section titled, “Summary—Treatment of Equity Awards and the Denny’s Corporation Equity Plans” beginning on page 5. Payment in respect of deferred Company PSU Awards under the Company’s Deferred Compensation Plan will be distributed pursuant to the terms thereunder (as described in the section titled Interests of Denny’s Corporation Directors and Executive Officers in the Merger—Nonqualified Deferred Compensation Plan) and are therefore excluded from this table. The treatment of the outstanding Company RSU Awards and Company PSU Awards is considered to be “single trigger” (i.e., amounts triggered solely by a change in control). The estimated amount of each such payment included in the “Equity” column above is set forth in the table below.

Name	Estimated Value of Company RSU Awards ($)	Estimated Value of Company PSU Awards ($)	Total Estimated Value of Equity ($)
Kelli F. Valade	2,414,306	2,892,814	5,307,121
Robert P. Verostek	650,544	779,501	1,430,044
Gail E. Sharps Myers	624,225	747,106	1,371,331
David P. Schmidt	723,038	862,594	1,585,632
Christopher D. Bode	1,132,175	777,518	1,909,693

The value of Company PSU Awards reflected in the tables above assumes performance achievement as follows:

Award	Achievement % of Company PSU Award
2023 LTIP - EPS	100%
2023 LTIP - TSR	59.8%
2024 LTIP - TSR	0.0%
2025 LTIP - TSR	143.8%

(3)

Amounts shown represent the value of the lump sum payment equal to the named executive officer’s notional account balance under the Deferred Compensation Plan, which becomes payable in connection with the Merger. The amounts under the Deferred Compensation Plan are fully vested in the ordinary course, but the termination of the Deferred Compensation Plan in connection with the Merger will accelerate the distribution of such amounts, and the payment of such amounts is considered to be “single trigger.” See section titled Interests of Denny’s Corporation Directors and Executive Officers in the Merger—Nonqualified Deferred Compensation Plan.

(4)

Amounts shown reflect an aggregate payment equal to the cost of providing continued health and welfare benefits for a period of 24 months and up to $20,000 of outplacement services pursuant to the Severance Plan for a period of 12 months following termination, in each case as described in more detail above in section titled “Potential Change in Control and Severance Entitlements to the Company’s Executive Officers.” The amounts included in this column are considered to be “double trigger”. The estimated amount of each component included in this column is set forth in the table below.

Name	Estimated Cost of Medical Benefits ($)	Estimated Cost of Dental Benefits ($)	Estimated Cost of Vision Benefits ($)	Cost of Outplacement Services ($)	Total Estimated Value of Health and Welfare ($)
Kelli F. Valade	35,578	2,645	582	20,000	58,805
Robert P. Verostek	40,915	2,645	582	20,000	64,142
Gail E. Sharps Myers	36,046	848	364	20,000	57,258
David P. Schmidt	27,764	848	364	20,000	48,976
Christopher D. Bode	43,635	1,542	0	20,000	65,177

(5)

None of the named executive officers is, or will be, entitled to a tax reimbursement in connection with the Merger or a tax gross-up for any “golden parachute” excise tax under Section 4999 of the Code. In the event that the severance benefits under the Severance Plan would be subject to the “golden parachute” excise tax under Section 4999 of the Code, the executive’s payments will be either: (1) the full amount of the payments or (2) the lesser amount that would ensure that no portion of the payments would be subject to the excise tax, whichever would put the executive in the best net position after tax, as determined by an independent auditor. The amounts shown in this table do not reflect any such reduction.

Other Arrangements

Prior to the Effective Time, the Company, Parent, or their respective affiliates may, in their discretion, continue or initiate, as applicable, discussions regarding agreements, arrangements, and understandings with one or more of the Company’s executive officers regarding their employment or other future services, compensation or benefits, or co-investment opportunities and may enter into definitive agreements with such individuals regarding the foregoing (including the terms of any participation in a post-closing equity compensation program), subject to the interim operating covenants set forth in the Merger Agreement and applicable restrictions therein.

Continuing Employee Benefits

The Merger Agreement provides that each individual employed by Parent, the Surviving Company or any of their respective affiliates on and after the Effective Time (or if sooner, the date that such individual’s employment terminates) will, for a period of one year following the Closing Date, be entitled to (i) a base salary or wage rate and a target short-term incentive cash compensation opportunity that, in each case, is no less favorable than that provided to the individual immediately prior to the Effective Date, (ii) severance benefits and protections that are no less favorable than the severance benefits such that individual is eligible to receive under the applicable severance plan of the Company, including, if applicable, the Severance Plan, and (iii) broad-based retirement and health and welfare benefits (excluding certain excluded benefits as described in the Merger Agreement) that are substantially similar in the aggregate to those provided to the employees of the Company immediately prior to the Effective Time.

Financing the Merger

The Merger is not subject to any financing condition. Parent estimates that the total funds necessary to complete the Merger and pay the Merger Consideration will be approximately $640 million, including the amounts necessary to (i) pay the aggregate Merger Consideration and the other amounts required to be paid by Parent or Merger Sub in connection with the consummation of the Transactions; (ii) pay all related fees, costs and expenses incurred by Parent in connection with the Transactions; and (iii) repay certain indebtedness of the Company, as contemplated by the Merger Agreement. Parent expects these amounts to be funded through a combination of (i) an equity commitment of up to $220 million, (ii) committed senior secured term loan financing in an aggregate amount of $300 million, and (iii) proceeds of a sale/leaseback transaction of up to approximately $146.8 million.

Equity Financing

Parent has delivered to the Company the Equity Commitment Letter, pursuant to which TriArtisan Capital Advisors has agreed to make, or cause to be made, an equity investment in Parent, on the terms and subject to the conditions set forth therein, in the aggregate amount of up to $220 million in cash.

The obligation of TriArtisan Capital Advisors to provide the Equity Financing under the Equity Commitment Letter is subject to a number of conditions, including, but not limited to: (i) execution and delivery of the Merger Agreement by the Company; (ii) satisfaction or waiver by Parent of each of the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger as set forth in the Merger Agreement (other than conditions to be satisfied at the Closing, subject to their prior or substantially concurrent satisfaction or waiver); (iii) the substantially contemporaneous funding in full of the debt financing contemplated by the Debt Commitment Letter (or, if Alternative Financing (as defined in Merger Agreement) is being used in accordance with the Merger Agreement, the cash proceeds of such Alternative Financing) and receipt of the proceeds of the transactions contemplated by Sale/Leaseback Purchase and Sale Agreement; and (iv) the substantially simultaneous consummation of the Merger in accordance with the Merger Agreement.

The Company is an express third-party beneficiary of the Equity Commitment Letter solely with respect to the right, on the terms and subject to certain conditions of the Merger Agreement and the Equity Commitment Letter, to cause Parent to enforce TriArtisan Capital Advisors’ obligations thereunder. See the section entitled “The Merger Agreement—Financing; Financing Cooperation,” beginning on page 93.

The obligations of TriArtisan Capital Advisors in respect of the Equity Commitment Letter will terminate upon the earliest to occur of: (i) the funding of the amount committed to by TriArtisan Capital Advisors under the Equity Commitment Letter at the Closing in accordance with the Merger Agreement; (ii) the valid termination of the Merger Agreement in accordance with its terms (provided, that any claim made under the Equity Commitment Letter prior to such termination shall survive until finally resolved); (iii) payment in full of the Parent Termination Fee pursuant to the Merger Agreement; and (iv) the Company or any of its affiliates (or any person acting at the direction of the foregoing) asserting any claim against TriArtisan Capital Advisors or certain other non-recourse parties other than certain retained claims permitted under the Limited Guarantee.

In connection with the Equity Commitment Letter, TriArtisan Capital Advisors and certain other parties (the “Additional Investors”) have entered or will enter into an interim investors agreement (the “Interim Investors Agreement”) whereby each Additional Investor will commit to TriArtisan Capital Advisors to fund its respective portion of the Equity Financing.

The Interim Investors Agreement provides, among other things, that TriArtisan Capital Advisors and the Additional Investors are permitted to syndicate their respective equity commitments to third party co-investors, which third party co-investors will be required to become a party to the Interim Investors Agreement. No such syndication will relieve TriArtisan Capital Advisors and its affiliates of its commitment pursuant to the Equity Commitment Letter or the Additional Investors’ respective commitments pursuant to the Interim Investors Agreement.

Debt Financing

A wholly owned, indirect subsidiary of Parent has received the executed Debt Commitment Letter from the Debt Financing Sources, pursuant to which such Debt Financing Sources have committed to provide debt financing in an aggregate amount of $335 million, consisting of a $300 million senior secured term loan facility and a $35 million senior secured revolving credit facility, subject to the conditions set forth therein.

The obligations of the Debt Financing Sources to provide the debt financing under the Debt Commitment Letter are subject to certain customary conditions, including, but not limited to: (i) prior to or substantially simultaneously with the initial borrowing under the debt facilities, the consummation of the Merger in all material respects in accordance with the Merger Agreement (without any modifications, amendments, consents or waivers to the Merger Agreement that are materially adverse to the interests of the Debt Financing Sources without the consent of the Debt Financing Sources (such consent not to be unreasonably withheld, delayed or conditioned)), (ii) since the date of the Merger Agreement, there shall not have occurred any circumstance, occurrence, effect, fact, condition, change, event or development that has had or would reasonably be expected to have a Denny’s Material Adverse Effect (as defined in the section entitled “The Merger Agreement—Representations and Warranties”), (iii) substantially simultaneously with the initial borrowing under the debt facilities and the consummation of the Merger, the repayment in full of, and termination and release of all commitments, security interests and guaranties in connection with, the Credit Agreement, dated as of August 26, 2021, among Denny’s Corporation, Denny’s, Inc., the guarantors party thereto, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent, (iv) the execution and delivery of the definitive documentation with respect to the senior secured facility, together with customary closing deliverables, (v) the execution and delivery of certain facilities documentation including, subject to documentation considerations and limited conditionality provisions, specified security and collateral documentation, (vi) payment of all fees and expenses of the Debt Financing Sources required to be paid on the closing date under the Debt Commitment Letter, (vii) prior to the closing date, receipt by the Debt Financing Sources of certain financial information and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations and, if applicable, a beneficial ownership certification, (viii) prior to or substantially simultaneously with the initial borrowing under the debt facilities and the consummation of the Merger, the Equity Financing and the Sale/Leaseback Transaction shall have been consummated and (ix) the accuracy in all material respects of certain representations and warranties in the Merger Agreement and in the definitive documentation with respect to the debt facilities.

The obligations of the Debt Financing Sources in respect of the Debt Commitment Letter will terminate upon the earliest to occur of: (i) the consummation of the Merger, (ii) the termination of the Merger Agreement by Parent in a signed writing in accordance with its terms (or in a written conformation of public announcement thereof), (iii) the consummation of the Merger without the funding or effectiveness of the debt facilities contemplated by the Debt Commitment Letter and (iv) 11:59 p.m., New York City time, on July 8, 2026.

Pursuant to the Merger Agreement, Parent has agreed to cause its applicable subsidiary to use its reasonable best efforts to, among other things, arrange and obtain the debt financing on the terms and subject to the conditions described in the Debt Commitment Letter (and, in certain circumstances, alternative financing from alternative sources, on terms and conditions that in the aggregate are not less favorable to borrower), and the Company agreed to use its reasonable best efforts to, and will cause its subsidiaries and its and their respective representatives to use their reasonable best efforts to, subject to certain exceptions, cooperate with Parent, at Parent’s sole cost and expense, in connection with the arrangement and consummation of the debt financing contemplated by the Debt Commitment Letter. See the section entitled “The Merger Agreement—Financing; Financing Cooperation,” beginning on page 93.

Sale/Leaseback Transaction

Pursuant to the Sale/Leaseback Purchase and Sale Agreement, substantially concurrent with closing of the Merger, the sale/leaseback purchaser thereunder has agreed to provide financing in the form of sale/leaseback transactions involving certain of the Company’s owned real property assets for up to approximately $146.8 million. The Sale/Leaseback Transaction will involve the conveyance of approximately 75 properties and the immediate lease back of 16 of such properties to the Company (which 16 properties are currently operated by the Company).

The sale/leaseback purchaser has the right to remove up to five properties (which properties shall have a total allocated value not to exceed $12.5 million in the aggregate) from the conveyance contemplated by the Sale/Leaseback Purchase and Sale Agreement if the results of its due diligence review of the property are unsatisfactory. Further, in the event of a breach by Merger Sub of the Sale/Leaseback Purchase and Sale Agreement or a failure of a condition precedent to the completion of the transactions contemplated by the Sale/Leaseback Purchase and Sale Agreement, the sale/leaseback purchaser has the right to remove up to an additional five properties from the conveyance contemplated by the Sale/Leaseback Purchase and Sale Agreement. In the event such breach or conditions precedent affect more than five properties, the sale/leaseback purchaser has the right to terminate the Sale/Leaseback Purchase and Sale Agreement.

The Sale/Leaseback Purchase and Sale Agreement includes customary closing conditions, including, but not limited to, (i) accuracy of the representations and warranties set forth in, and satisfaction of the covenants set forth in, the Sale/Leaseback Purchase and Sale Agreement in all material respects, (ii) execution of a Master Lease Agreement in the form attached to the Sale/Leaseback Purchase and Sale Agreement, (iii) delivery of customary closing documents, and (iv) execution of amendments with respect to certain franchisee subleases. Forty-four out of the 49 sublease amendments required to be delivered for closing were delivered prior to execution of the Sale/Leaseback Purchase and Sale Agreement.

Pursuant to the Merger Agreement, Parent has agreed to cause its applicable subsidiary to use its reasonable best efforts to, among other things, consummate the Sale/Leaseback Transaction; and the Company agreed to use its reasonable best efforts to provide, subject to certain exceptions, customary cooperation to Merger Sub, in each case at Parent’s sole cost and expense in connection with the consummation of the Sale/Leaseback Transaction. See the section entitled “The Merger Agreement—Sale/Leaseback Transaction,” beginning on page 97.

Limited Guarantee

Pursuant to the Limited Guarantee, TriArtisan Capital Advisors has agreed to guarantee the due and punctual payment of the obligations of Parent in respect of: (i) the Parent Termination Fee, if and when payable pursuant to the Merger Agreement; and (ii) certain other obligations expressly set forth in the Limited Guarantee, in each case up to the aggregate amount specified therein and subject to the terms and conditions of the Limited Guarantee and the Merger Agreement.

Subject to specified exceptions, TriArtisan Capital Advisors’ obligation under the Limited Guarantee will immediately terminate upon the earliest to occur of: (i) the Closing; (ii) the valid termination of the Merger

Agreement in accordance with its terms by mutual consent of the parties thereto or in circumstances where the Parent Termination Fee is not payable; (iii) the date that is 120 days following the valid termination of the Merger Agreement in accordance with its terms in circumstances where the Parent Termination Fee is payable (subject to certain exceptions); (iv) the full performance and payment of the obligations guaranteed by TriArtisan Capital Advisors in accordance with the terms and conditions of the Limited Guarantee and the Merger Agreement; and (v) the Company or any of its affiliates (or any person acting at the direction of the foregoing) asserting any claim against TriArtisan Capital Advisors or certain other non-recourse parties other than certain retained claims permitted under the Limited Guarantee.

The Interim Investors Agreement provides that certain co-investors may agree to commit to provide “back-stop” guarantees pursuant to which such co-investors would be obligated to pay a portion of any amounts payable by TriArtisan Capital Advisors under the Limited Guarantee. No such back-stop guarantee will relieve TriArtisan Capital Advisors of its obligations under the Limited Guarantee.

Appraisal Rights

General

If the Merger is completed, record holders and beneficial owners of shares of Common Stock who do not vote in favor of the adoption of the Merger Agreement and who properly demand an appraisal of their shares and who otherwise comply with the requirements set forth in Section 262 of the DGCL will be entitled to appraisal rights in connection with the Merger. Strict compliance with the statutory procedures in Section 262 of the DGCL is required. Failure to timely and properly comply with such statutory requirements will result in the loss of your appraisal rights.

This section summarizes certain material provisions of the DGCL pertaining to appraisal rights. The following discussion, however, is not a full summary of the law and is qualified in its entirety by reference to the full text of Section 262 of the DGCL. All references within Section 262 of the DGCL to a “stockholder” are to the record holder of shares of Common Stock. The following discussion does not constitute any legal or other advice, nor does it constitute a recommendation as to whether or not a Denny’s Corporation stockholder should exercise its right to seek appraisal.

Under the DGCL, if you (as a record holder or beneficial owner) hold one or more shares of Common Stock, do not vote in favor of the adoption of the Merger Agreement, continuously hold such shares through the Effective Time and otherwise comply with the requirements of Section 262 of the DGCL, you will be entitled to have your shares appraised by the Delaware Court of Chancery and to receive the “fair value” of such shares (as determined by the Court, exclusive of any element of value arising from the accomplishment or expectation of the Merger) in cash, together with interest, if any. It is possible that any such “fair value” as determined by the Delaware Court of Chancery may be more than, less than, or the same as the Merger Consideration. These rights are known as appraisal rights.

Under Section 262 of the DGCL, not less than 20 days prior to the Special Meeting, the Company must notify each stockholder who was a stockholder on the Record Date and who is entitled to exercise appraisal rights that such rights are available. This proxy statement constitutes the required notice. A copy of Section 262 of the DGCL can be accessed without subscription or cost at the following website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

A STOCKHOLDER OR BENEFICIAL OWNER OF COMMON STOCK WHO WISHES TO EXERCISE APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO SHOULD REVIEW THE FOLLOWING DISCUSSION AND THE FULL TEXT OF SECTION 262 OF THE DGCL CAREFULLY. FAILURE TO COMPLY PRECISELY WITH THE PROCEDURES OF SECTION 262 OF THE DGCL IN A TIMELY AND PROPER MANNER WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS. BECAUSE OF

THE COMPLEXITY OF THE PROCEDURES FOR EXERCISING THE RIGHT TO SEEK APPRAISAL, A STOCKHOLDER OR BENEFICIAL OWNER OF COMMON STOCK WHO IS CONSIDERING WHETHER TO EXERCISE ITS APPRAISAL RIGHTS IS ENCOURAGED TO CONSULT WITH THEIR OWN LEGAL COUNSEL. ANY SHARES OF COMMON STOCK HELD BY A STOCKHOLDER OR BENEFICIAL OWNER WHO FAILS TO PERFECT, SUCCESSFULLY WITHDRAWS OR OTHERWISE LOSES HIS, HER OR ITS APPRAISAL RIGHTS WILL BE DEEMED TO HAVE BEEN CONVERTED AS OF THE EFFECTIVE TIME INTO THE RIGHT TO RECEIVE THE MERGER CONSIDERATION.

How to Exercise and Perfect Your Appraisal Rights

If you are a Company stockholder or beneficial owner and wish to exercise the right to seek an appraisal of your shares of Common Stock, you must comply with ALL of the following:

•

you must NOT vote “FOR,” or otherwise consent in writing to, the Merger Proposal. Because a proxy that is signed and submitted but does not otherwise contain voting instructions will, unless revoked, be voted in favor of the Merger Proposal, if you submit a proxy and wish to exercise your appraisal rights, you must include voting instructions to vote your shares “AGAINST,” or as an abstention with respect to, the Merger Proposal;

•

you must continuously hold your shares of Common Stock from the date of making the demand through the effective date of the Merger. You will lose your appraisal rights if you transfer your shares of Common Stock before the effective date of the Merger;

•	prior to the taking of the vote on the Merger Proposal at the Special Meeting, you must deliver a proper written demand for appraisal of your shares;

•

you, another stockholder, or a beneficial owner of shares or the Surviving Company must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares of Common Stock within 120 days after the effective date of the Merger. The Surviving Company is under no obligation to file any such petition in the Delaware Court of Chancery and has no intention of doing so. Accordingly, it is the obligation of Denny’s Corporation stockholders or beneficial owners to initiate all necessary action to properly demand their appraisal rights in respect of shares of Common Stock within the time prescribed in Section 262 of the DGCL; and

•	you must otherwise comply with the applicable procedures and requirements set forth in Section 262 of the DGCL.

If you fail to comply with any of these conditions and the Merger is completed, you will be entitled to receive the Merger Consideration, but you will have no appraisal rights with respect to your shares of Common Stock.

Filing a Written Demand

Neither voting against the Merger Proposal, nor abstaining from voting or failing to vote on the Merger Proposal, will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262 of the DGCL. A record holder or beneficial owner of shares of Common Stock wishing to exercise appraisal rights must deliver to the Company, before the taking of the vote on the Merger Proposal at the Special Meeting, a written demand for the appraisal of the stockholder’s shares. A stockholder’s failure to deliver the written demand prior to the taking of the vote on the Merger Proposal at the Special Meeting will constitute a waiver of appraisal rights. The written demand for appraisal must be in addition to and separate from any proxy or vote on the Merger Proposal.

A demand for appraisal must be executed by or on behalf of a stockholder of record or beneficial owner. The demand must reasonably inform us of the identity of the stockholder of record holding the shares for which appraisal is demanded, the intention of the person to demand appraisal of his, her, their or its shares and, in case of a demand made by a beneficial owner, must be accompanied by documentary evidence of such beneficial owner’s beneficial ownership of the shares and a statement that such documentary evidence is a true and correct copy of what it purports to be and must provide an address at which such beneficial owner consents to receive notices given by the Surviving Company under Section 262 of the DGCL. The written demand should state the number of shares of Common Stock as to which appraisal is sought. Where no number of shares of Common Stock is expressly mentioned, the demand will be presumed to cover all shares of Common Stock held in the name of the holder of record.

If your shares of Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand for appraisal should be made in that capacity, and if your shares are owned of record jointly with one or more other persons, as in a joint tenancy or tenancy in common, the demand for appraisal should be executed by or for you and all other joint owners. An authorized agent may execute the demand for appraisal for a stockholder of record or beneficial owner; however, the agent must identify the holder or holders of record (and, if applicable, the beneficial owner or owners) and expressly disclose the fact that, in exercising the demand, such person is acting as agent.

If you elect to exercise appraisal rights under Section 262 of the DGCL, you should mail or deliver a written demand to:

Denny’s Corporation

203 East Main Street

Spartanburg, South Carolina 29319

Attention: Secretary

At any time within 60 days after the effective date of the Merger, any Denny’s Corporation stockholder or beneficial owner that made a demand for appraisal but has not commenced an appraisal proceeding or joined in such a proceeding as a named party will have the right to withdraw the demand and to accept the Merger Consideration in accordance with the Merger Agreement for his, her or its shares of Common Stock by delivering to the Surviving Company a written withdrawal of the demand. After such 60-day period, a demand for appraisal may be withdrawn only with the written approval of the Surviving Company.

Notice by the Surviving Company

Within ten days after the effective date of the Merger, Denny’s Corporation, as the Surviving Company, must notify each record holder and beneficial owner of Common Stock who has made a written demand for appraisal and has not voted in favor of the Merger Proposal of the date that the Merger has become effective.

Filing a Petition for Appraisal with the Delaware Court of Chancery

Within 120 days after the effective date of the Merger, but not later, a stockholder of record or a beneficial owner who has complied with the requirements of Section 262 of the DGCL or the Surviving Company may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding an appraisal of the value of the shares of Common Stock held by all stockholders who have properly demanded appraisal. None of Parent, Merger Sub or Denny’s Corporation, as the Surviving Company, is under any obligation to file an appraisal petition or has any intention to do so. If you desire to have your shares of Common Stock appraised, you should initiate any petitions necessary for properly demanding your appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective date of the Merger, so long as you have complied with the provisions of Section 262 of the DGCL, you will be entitled to receive from the Surviving Company, upon written request, a statement setting forth the aggregate number of shares of Common Stock not voted in favor of the Merger Proposal and with respect to which the Company has received demands for appraisal, and the aggregate number of holders of those shares. The Surviving Company must mail this statement to you within ten days after receipt of the request or ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for appraisal is not timely filed, then the right to appraisal will cease.

If a petition for appraisal is duly filed, the Surviving Company will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Court of Chancery a duly verified list containing the names and addresses of all stockholders and beneficial owners who have demanded an appraisal of their shares. The Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which stockholders and beneficial owners have complied with Section 262 of the DGCL and have become entitled to appraisal rights. The Delaware Court of Chancery will dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (i) the total number of shares of Common Stock entitled to appraisal exceeds 1% of the outstanding shares of Common Stock, or (ii) the value of the consideration provided in the Merger for such total number of shares exceeds $1.0 million.

The appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery. Through the proceeding, the Court will determine the fair value of the shares of Common Stock held by all stockholders who have properly demanded appraisal, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any. Unless the Court in its discretion determines otherwise, interest will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate from the effective date of the Merger through the date of payment of the judgment.

In determining the fair value, the Delaware Court of Chancery is required to take into account all relevant factors. An opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a Merger is not an opinion as to fair value under Section 262 of the DGCL. The fair value of shares of Common Stock as determined under Section 262 of the DGCL could be greater than, the same as or less than the Merger Consideration. Neither Parent nor Denny’s Corporation anticipates offering more than the Merger Consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that the “fair value” of a share of Common Stock is less than the Merger Consideration.

The Delaware Court of Chancery may determine the costs of the appraisal proceeding and may tax those costs upon the parties as it deems equitable. Upon application of a stockholder, the Court may also order all or a portion of the expenses incurred by any stockholder in connection with the proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro-rata against the value of all shares entitled to appraisal.

If you have duly demanded an appraisal, you will not, from and after the effective date of the Merger, be entitled to vote the shares subject to the demand or receive any dividends on those shares, except dividends payable to holders of record as of a record date prior to the effective date of the Merger.

If you fail to properly demand or successfully withdraw your demand for appraisal, or otherwise lose your appraisal rights, your shares of Common Stock will be deemed to have been converted as of the effective date of the Merger into the right to receive the Merger Consideration.

THE PROCESS OF DEMANDING AND EXERCISING APPRAISAL RIGHTS REQUIRES STRICT COMPLIANCE WITH THE TECHNICAL PREREQUISITES OF SECTION 262 OF THE DGCL. IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR OWN LEGAL COUNSEL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL WILL GOVERN.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of the material U.S. federal income tax consequences of the Merger to U.S. holders and non-U.S. holders (each as defined below) of shares of Common Stock who receive cash in exchange for such shares of Common Stock pursuant to the Merger. This discussion is for general informational purposes only and does not purport to be a complete analysis of all potential tax consequences of the Merger. The tax consequences of the Merger under U.S. federal tax laws other than those pertaining to income tax, such as estate and gift tax laws, and any applicable state, local and non-U.S. tax laws are not discussed. This discussion is based on the Code, the Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), in each case, in effect as of the date of this proxy statement. These authorities may change or be subject to differing interpretations, and any such change or differing interpretation may be applied retroactively in a manner that could affect the accuracy of the statements and conclusions set forth in this discussion. The U.S. federal income tax laws are complex and subject to varying interpretation. We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following discussion. There can be no assurance that the IRS or a court will not take a contrary position to that discussed below regarding the material U.S. federal income tax consequences of the Merger.

This discussion is limited to holders of shares of Common Stock who hold such shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not purport to consider all U.S. federal income tax consequences of the Merger that may be relevant to a holder in light of such holder’s particular circumstances, including the impact of the alternative minimum tax or the Medicare contribution tax on certain net investment income. In addition, this discussion does not address the U.S. federal income tax consequences to holders subject to special rules under the U.S. federal income tax laws, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	U.S. holders whose functional currency is not the U.S. dollar;

•	persons holding shares of Common Stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies and other financial institutions;

•	brokers or dealers in securities, commodities or non-U.S. currencies;

•	traders in securities that elect to apply a mark-to-market method of tax accounting;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	“S corporations,” partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass-through entities (and investors therein);

•	real estate investment trusts and regulated investment companies;

•	tax-exempt organizations or governmental organizations, and their controlled entities;

•	persons deemed to sell their shares of Common Stock under the constructive sale provisions of the Code;

•	persons who own an equity interest, actually or constructively, in Parent;

•	accrual method holders of shares of Common Stock who prepare an “applicable financial statement” (as defined in Section 451 of the Code);

•	persons who hold or received their shares of Common Stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	tax-qualified retirement plans, individual retirement accounts or other tax deferred accounts;

•	entities subject to the U.S. anti-inversion rules;

•

holders subject to special tax accounting rules as a result of any item of gross income with respect to the shares of Common Stock being taken into account in an “applicable financial statement” (as defined in the Code); and

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

This discussion also does not address the U.S. federal income tax consequences to holders of shares of Common Stock who exercise appraisal rights in connection with the Merger under the DGCL.

If an entity or arrangement classified as a partnership for U.S. federal income tax purposes holds shares of Common Stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner, the activities of the partnership and certain determinations made at the partnership or partner level.

Partnerships holding shares of Common Stock and partners in such partnerships should consult their own tax advisors regarding the U.S. federal income tax consequences of the Merger to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX OR LEGAL ADVICE. HOLDERS OF SHARES OF COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO THEM IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE U.S. FEDERAL TAX LAWS OTHER THAN THOSE PERTAINING TO INCOME TAX, INCLUDING ESTATE OR GIFT TAX LAWS, OR UNDER ANY STATE, LOCAL OR NON-U.S. TAX LAWS OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Tax Consequences to U.S. Holders

Definition of a U.S. Holder

For purposes of this discussion, a “U.S. holder” is any beneficial owner of shares of Common Stock that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (i) is subject to the primary supervision of a U.S. court and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) are authorized to control all substantial decisions of the trust, or (ii) has a valid election in effect to be treated as a “United States person” for U.S. federal income tax purposes.

Effect of the Merger

The receipt of cash by a U.S. holder in exchange for shares of Common Stock in the Merger will generally be a taxable transaction for U.S. federal income tax purposes. The amount of any taxable gain or loss realized by a U.S. holder who receives cash in exchange for shares of Common Stock in the Merger will generally equal the difference, if any, between the amount of cash received for such shares (determined before the deduction of any applicable withholding taxes) and the U.S. holder’s adjusted tax basis in such shares. Gain or loss must be determined separately for each block of shares of Common Stock (i.e., shares acquired for the same cost in a single transaction) disposed of pursuant to the Merger. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the U.S. holder’s holding period for such block of shares of Common Stock is more than one year as of the date of the Merger. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, are generally taxable at preferential rates. The deductibility of capital losses is subject to limitations.

Tax Consequences to Non-U.S. Holders

Definition of a Non-U.S. Holder

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of shares of Common Stock that is neither a U.S. holder nor an entity or arrangement classified as a partnership for U.S. federal income tax purposes.

Effect of the Merger

Subject to the discussion of backup withholding in “—Information Reporting and Backup Withholding” below, a non-U.S. holder will generally not be subject to U.S. federal income tax on any gain realized on the receipt of cash in exchange for shares of Common Stock in the Merger unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, such gain is also attributable to a permanent establishment or fixed base in the United States);

•

the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition of shares of Common Stock in the Merger, and certain other requirements are met; or

•

Denny’s Corporation is or has been a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the Merger or the period that the non-U.S. holder held shares of Common Stock, and certain other conditions are satisfied.

Gain described in the first bullet point above will generally be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. holder. A non-U.S. holder that is a corporation for U.S. federal income tax purposes also may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on its effectively connected earnings and profits that are not reinvested in the United States for the taxable year, subject to certain adjustments.

Gain described in the second bullet point above will generally be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty), which may be offset by U.S.- source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), so long as the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, the determination of whether the Company is a USRPHC depends on the fair market value of its U.S. real property interests relative to the fair market value of its other trade or business assets and its United States and foreign real property interests. The Company believes that, as of the Effective Time, it will not have been a USRPHC at any time within the five-year period immediately preceding the Effective Time. Even if the Company has been or is a USRPHC, so long as Common Stock is regularly traded, as defined by applicable Treasury Regulations, on an established securities market, shares of Common Stock will be treated as a U.S. real property interest only with respect to a non-U.S. holder that holds more than 5% of the outstanding shares of Common Stock, directly or indirectly, actually or constructively, during the shorter of the five-year period ending on the date of the Merger and the non-U.S. holder’s holding period with respect to the shares of Common Stock.

Non-U.S. holders should consult their own tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments made to stockholders in the Merger may be subject to information reporting to the IRS and backup withholding. A U.S. holder generally will not be subject to backup withholding if the U.S. holder provides the paying agent with an applicable and properly executed IRS Form W-9 (or other applicable or successor form), certifying under penalties of perjury that such U.S. holder is a United States person, the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding. A Non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder provides the paying agent with an applicable and properly executed IRS Form W-8BEN, W-8BEN-E or W-8ECI (or other applicable or successor form), as the case may be, certifying under penalties of perjury the holder’s non-U.S. status (and the payor or applicable withholding agent does not have actual knowledge or reason to know that the holder is a U.S. person as defined under the Code) or by otherwise establishing an exemption. Copies of information returns that are filed with the IRS may be made available under an applicable tax treaty or information exchange agreement to the tax authorities of the country in which the non-U.S. holder resides or is established. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a holder’s U.S. federal income tax liability, if any, so long as the required information is timely furnished to the IRS.

Withholding on Foreign Entities

Sections 1471 through 1474 of the Code (“FATCA”), impose a U.S. federal withholding tax of 30% on certain payments made to a “foreign financial institution” (as specially defined under those rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or an exemption applies. FATCA also generally will impose a U.S. federal withholding tax of 30% on certain payments made to a “non-financial foreign entity” (as specially defined under those rules) unless such entity provides the withholding agent a certification identifying certain direct and indirect U.S. owners of the entity or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. The IRS has issued proposed Treasury Regulations that eliminate the federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of Common Stock under FATCA. Pursuant to the preamble of these proposed Treasury Regulations, any withholding agent may (but is not required to) rely on this proposed change to FATCA withholding until the final regulations are issued or the proposed regulations are withdrawn.

Holders of Common Stock are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on the disposition of Common Stock pursuant to the Merger.

THE DISCUSSION ABOVE OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE MERGER. THIS SUMMARY IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX OR LEGAL ADVICE. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICABILITY OF THE RULES DISCUSSED ABOVE TO THE HOLDER AND THE PARTICULAR TAX EFFECTS TO THE HOLDER OF THE MERGER IN LIGHT OF SUCH HOLDER’S PARTICULAR CIRCUMSTANCES, INCLUDING THE TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES, OR THROUGH THE APPLICATION OF ANY STATE, LOCAL OR NON-U.S. TAX LAWS OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Regulatory Approvals Required for the Merger

Antitrust and Foreign Investment Approvals

Under the terms of the Merger Agreement, Parent must notify the Company in writing by November 26, 2025, of its determination of whether any filings are required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). If filings are required under the HSR Act, Parent and the Company would be required to make such premerger notification filings within 15 Business Days of Parent’s notice and to await the expiration or termination of the statutory waiting period under the HSR Act prior to completing the Merger. Parent has notified the Company that a filing is not required under the HSR Act to consummate the Merger.

Pursuant to the Merger Agreement, Parent and the Company agreed to use their reasonable best efforts to obtain all required regulatory approvals and to cooperate with respect to obtaining such regulatory approvals. The parties shall be mutually responsible for substantive communications and strategic and timing decisions relating to the HSR Act and any other applicable antitrust laws, but if there is a disagreement that the parties cannot resolve, the determination of Parent shall prevail. Parent must use reasonable best efforts to take, or cause to be taken, all appropriate action and do, or cause to be done all things necessary, proper or advisable under any law to enable the parties to close the Merger by the Outside Date. However, the parties are not required to agree to take any action that is not conditioned upon the Merger, or that would reasonably be expected to have a material adverse impact on the Company or the benefits expected from the Merger.

If the Merger has not occurred on or before June 30, 2026, the Merger Agreement may be terminated by either party.

Other Regulatory Procedures

The Merger may be subject to certain regulatory requirements of other municipal, state and federal, U.S. or non-U.S. governmental agencies and authorities. Parent and the Company are currently working to evaluate and comply in all material respects with these requirements, as appropriate, and do not currently anticipate that they will hinder, delay or restrict completion of the Merger.

THE MERGER AGREEMENT

The following summary describes certain material provisions of the Merger Agreement. This summary is not complete and is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. Capitalized terms used in the following summary and not otherwise defined in this proxy statement shall have the meanings assigned to such terms in the Merger Agreement. We encourage you to read the Merger Agreement carefully and in its entirety because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.

Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement

The Merger Agreement and the summary of its terms included in this proxy statement have been prepared to provide you with information regarding the terms of the Merger Agreement and not to provide any other factual information regarding the Company, Parent or Merger Sub, or their respective businesses. Factual disclosures about the Company contained in this proxy statement or in the Company’s public filings with the SEC, as described in “Where You Can Find More Information” on page 113 of this proxy statement, may supplement, update or modify the factual disclosures about the Company contained in the Merger Agreement and described in this summary.

The representations, warranties and covenants contained in the Merger Agreement have been made solely for the purposes of the Merger Agreement and as of specific dates set forth therein and solely for the benefit of parties to the Merger Agreement, and:

•

were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to close the Merger if the representations and warranties of the other party prove to be untrue, due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, instead of establishing these matters as facts;

•

have been modified or qualified by certain confidential disclosures that were made among the parties to the Merger Agreement in connection with the negotiation of the Merger Agreement, which disclosures are not reflected in the Merger Agreement itself and are not described in this summary of terms or elsewhere in this proxy statement;

•	may no longer be true as of a given date;

•	may be subject to a contractual standard of materiality in a way that is different from those generally applicable to you or other stockholders and reports and documents filed with the SEC; and

•

may be subject in some cases to other exceptions and qualifications, including exceptions that do not result in, and would not reasonably be expected to have, a “Denny’s Material Adverse Effect” or a “Parent Material Adverse Effect,” as defined in “The Merger Agreement—Representations and Warranties” on page 80 of this proxy statement.

Stockholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent, Merger Sub or any of their respective affiliates or businesses. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of the Company, Parent or Merger Sub because the parties may take certain actions that are either expressly permitted in the confidential disclosure schedule to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without notice to the public. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may not have been included in this proxy statement. Accordingly, the representations, warranties, covenants and other provisions of the Merger Agreement or any description of such provisions should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement, as well as the disclosures in the Company’s periodic and current reports, proxy statements and other documents filed with the SEC. See “Where You Can Find More Information” on page 113 of this proxy statement.

Structure of the Merger

At the Effective Time, Merger Sub will be merged with and into the Company in accordance with the DGCL. As a result of the Merger, the separate corporate existence of Merger Sub will cease, and the Company will continue as the Surviving Company and as wholly owned, indirect subsidiary of Parent. At the Effective Time, the certificate of incorporation of the Company Merger Sub as in effect immediately prior to the Effective Time shall be amended and restated to read in its entirety in the form of the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time and, as so amended and restated, shall be the certificate of incorporation of the Surviving Company until thereafter changed or amended as provided therein or by applicable law. The bylaws of the Company as in effect immediately prior to the Effective Time shall be amended and restated to read in their entirety in the form of the bylaws of Merger Sub as in effect immediately prior to the Effective Time and, as so amended and restated, shall be the bylaws of the Surviving Company until thereafter changed or amended as provided therein and in the certificate of incorporation of the Surviving Company and by applicable law.

Consummation and Effectiveness of the Merger

The closing of the Merger (the “Closing”) is required to take place remotely by exchange of documents and signatures no later than the third business day following the day on which the last of the conditions to the Closing set forth in the Merger Agreement is satisfied or (to the extent permitted by applicable law) waived by the party or parties entitled to the benefits thereof (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of such conditions), or at such other place, time and date as shall be agreed upon in writing by the Company and Parent. The Merger will become effective at the time the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later date and time as the Company, Parent and Merger Sub agree and specify in the certificate of merger.

Merger Consideration

Subject to the terms and conditions of the Merger Agreement, at the Effective Time, by virtue of the Merger: (i) each share of Common Stock owned by the Company or any of its wholly owned subsidiaries or owned by Parent, Merger Sub, or any of their respective affiliates, in each case, immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement (collectively, referred to herein as Cancelled Shares); and (ii) each share of Common Stock, other than any Cancelled Shares or Dissenting Shares, issued and outstanding immediately prior to the Effective Time will be converted into the right to receive $6.25 per share in cash, without interest and subject to any applicable withholding taxes (referred to herein as, the Merger Consideration).

Appraisal Rights

Notwithstanding any provision of the Merger Agreement, shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by holders who have not voted in favor of the adoption of the Merger Agreement or consented thereto in writing and are entitled to demand and properly demand appraisal of such shares pursuant to, and who have properly exercised and perfected their demands for appraisal rights under and comply in all respects with, Section 262 of the DGCL (the “Appraisal Rights”, and such shares, the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration. At the Effective Time, the Dissenting Shares shall be cancelled and cease to exist, and holders of Dissenting Shares shall only be entitled to the Appraisal Rights; provided, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under the Appraisal Rights or other applicable law, then the Dissenting Shares shall be deemed to have been converted into, as of the Effective Time, and to have become exchangeable solely for the right to receive, without interest or duplication and subject to any withholding taxes, the Merger Consideration pursuant to the Merger Agreement. The Company shall give Parent (i) prompt written notice (and in any event within two business days) of any written demand for appraisal of shares of Common Stock received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time that relates to such demand and (ii) the right to participate in, control and direct all negotiations and proceedings with respect to such demands or instruments. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands, notices or instruments for appraisal or offer to settle or settle any such demands, or agree to do any of the foregoing.

Exchange and Payment Procedures

Paying Agent

Prior to the Effective Time, Parent or Merger Sub shall designate a reputable U.S. bank or trust company that is reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration in accordance with the Merger Agreement. At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent, in trust for the benefit of holders of shares of Common Stock, cash in U.S. dollars sufficient to pay the aggregate Merger Consideration in exchange for all of the shares of Common Stock outstanding immediately prior to the Effective Time (other than the Cancelled Shares and Dissenting Shares), payable upon due surrender of physical stock certificates that represent ownership of shares of Common Stock (“Certificates”) (or effective affidavits of loss in lieu thereof) or book-entry shares pursuant to the provisions of the Merger Agreement (such cash being referred to as the “Merger Fund”). In the event the Merger Fund shall at any time be insufficient to pay the Merger Consideration in accordance with the Merger Agreement, Parent shall, or shall cause Merger Sub to, as promptly as reasonably practicable deposit additional cash in immediately available funds with the Paying Agent in an amount that is equal to the deficiency in the amount required to make such payment. Parent shall cause the Paying Agent to make delivery of the Merger Consideration out of the Merger Fund in accordance with the Merger Agreement.

Payment Procedures for Certificates

As promptly as reasonably practicable after the Effective Time (and in no event later than three business days after the Effective Time), Parent or the Surviving Company shall cause the Paying Agent to mail to each person who was, immediately prior to the Effective Time, a holder of record of Certificates (other than Certificates representing Cancelled Shares or Dissenting Shares): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent, and which shall be in a customary form reasonably acceptable to the Company and Parent prior to the Effective Time) and (ii) instructions for use in effecting the surrender of the Certificates to the Paying Agent. Upon delivery of a duly completed and validly executed letter of transmittal (and such other documents as reasonably required by the Paying Agent), together with surrender of a Certificate (or an affidavit of loss in lieu thereof), the holder of record of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by the Merger Agreement, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration (except for Certificates representing any Dissenting Shares, which shall represent the right to receive payment of the fair value of such shares of Common Stock represented by such Certificates in accordance with and to the extent provided by Section 262 or the DGCL, or any Cancelled Shares). If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, payment may be made only if such Certificate is presented with all documents required to evidence and effect such transfer and to evidence to the reasonable satisfaction of the Paying Agent that any applicable stock transfer or similar taxes have been paid or are not applicable.

Payment Procedures for Book-Entry Shares

The persons who were, at the Effective Time, holders of book-entry shares shall not be required to deliver a Certificate or, unless required by the Paying Agent, an executed letter of transmittal, to the Paying Agent with respect to the exchange of their book-entry shares for the Merger Consideration. With respect to book-entry shares held through DTC, each holder of record of such shares shall upon the Effective Time, in accordance with DTC’s customary procedures (including, if required, receipt by the Paying Agent of an “agent’s message” (or such other evidence of transfer or surrender as the Paying Agent may reasonably request)) and such other procedures as agreed by the Company, Parent, the Paying Agent and, if applicable, DTC, be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver to DTC, as promptly as practicable after the Effective Time, the Merger Consideration for each such book-entry share, and such book-entry share shall be cancelled. With respect to book-entry shares not held through DTC, if required by the Paying Agent, as soon as reasonably practicable after the Effective Time (and in no event later than three business days after the Effective Time), the Surviving Company shall cause the Paying Agent to mail to each person who was, immediately prior to the Effective Time, a holder of record of such shares: (i) a letter of transmittal and (ii) instructions for returning such letter of transmittal in exchange for the Merger Consideration, the forms of which letter of transmittal and instructions shall be subject to the reasonable approval of the Company prior to the Effective Time. Upon delivery of a duly completed and validly executed letter of transmittal, if required by the Paying Agent, the holder of record of such book-entry share shall be entitled to receive in exchange therefor the Merger Consideration for each share of Common Stock formerly represented by such book-entry share, and the book-entry share so surrendered shall forthwith be cancelled. With respect to book-entry shares, payment of the Merger Consideration shall only be made to the person in whose name such book-entry shares are registered in the stock transfer books of the Company as of the Effective Time. No interest will be paid or accrued on any amount payable upon due surrender of book-entry shares. Until paid or surrendered as contemplated hereby, each book-entry share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by the Merger Agreement, except for book-entry shares representing Dissenting Shares, which shall be deemed to represent the right to receive payment in accordance with and to the extent provided by Section 262 of the DGCL, or Cancelled Shares.

Transfer Books; No Further Ownership Rights

The Merger Consideration paid in respect of the shares of Common Stock in accordance with the terms of the Merger Agreement shall be deemed to have been paid in full satisfaction of all ownership rights in such shares, and at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further recording or registration of transfers on the records of the Company. From and after the Effective Time, the holders of Certificates and book-entry shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except the right to receive the Merger Consideration payable therefor in accordance with the Merger Agreement. The Merger Consideration paid to such stockholders in accordance with the terms of Merger Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Common Stock. From and after the Effective Time, the holders of Certificates and book-entry shares representing Dissenting Shares shall cease to have any rights with respect to such shares of Common Stock, except for the right to receive payment in accordance with and to the extent provided by Section 262 of the DGCL. From and after the Effective Time, the holders of Certificates and book-entry shares representing Cancelled Shares shall cease to have any rights with respect to such Company

Shares as provided for by the Merger Agreement. If, at any time after the Effective Time, certificates or any other valid evidence of ownership of shares of Common Stock that have not been previously surrendered are presented to the Surviving Company for any reason, they shall be cancelled and exchanged for the applicable Merger Consideration as provided in the Merger Agreement.

Lost, Stolen or Destroyed Certificates

If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in customary form, reasonably acceptable to Parent (which shall contain an agreement in customary form to indemnify Parent, Merger Sub, the Surviving Company and their respective affiliates against any claim that may be made against Parent, Merger Sub, the Surviving Company or their respective affiliates on account of the alleged loss, theft or destruction of such Certificates) of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the delivery by such person of a bond, in a customary and reasonable sum as Parent may reasonably direct, as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Company or the Paying Agent with respect to such Certificate alleged to have been lost, stolen or destroyed, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration for each share of Common Stock formerly represented by such Certificate without interest and subject to any withholding taxes required by applicable law.

Termination of Merger Fund; Abandoned Property; No Liability

At the twelve-month anniversary of the Effective Time, the Surviving Company shall be entitled to require the Paying Agent to deliver to it any portion of the Merger Fund (including any interest received with respect thereto) which has not been disbursed to holders of Certificates or book-entry shares and thereafter such holders shall be entitled to look only to the Surviving Company (subject to abandoned property, escheat or other similar laws) for, and the Surviving Company shall remain liable for, payment of their claims for the Merger Consideration that such holder has the right to receive in accordance with the Merger Agreement, in each case without interest and subject to any withholding of taxes required by applicable law, in respect of such holder’s surrender of its Certificates or book-entry shares and compliance with the procedures of the Merger Agreement. Notwithstanding the foregoing, any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any governmental entity shall become, to the extent permitted by applicable law, the property of the Surviving Company, free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding any provision of the Merger Agreement to the contrary, none of the parties hereto, the Surviving Company or the Paying Agent, nor any employee, officer, director, agent or affiliate of any of them, shall be liable to any person in respect of any part of the Merger Consideration to be paid in accordance with the Merger Agreement, properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Investment of Merger Fund

The Paying Agent shall invest any cash in the Merger Fund as directed by Parent or Merger Sub, in its sole discretion, so long as, unless otherwise agreed by Parent and the Company prior to the Closing or as specified by the Paying Agent, any such investments must be in obligations of, or guaranteed by, the United States government or any agency or instrumentality thereof, in commercial paper obligations rated A-1 or P-1 or better, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $5 billion. Earnings from such investments shall be the sole and exclusive property of Parent or Merger Sub, and no part of such earnings shall accrue to the benefit of holders of Common Stock.

Withholding Rights

Each of Parent, Merger Sub, the Surviving Company, the Company, the Paying Agent and any other applicable withholding agent, as the case may be, shall be entitled to deduct and withhold, or to cause the applicable withholding agent to deduct and withhold, from the consideration otherwise payable pursuant to the Merger Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under applicable tax law. Amounts so withheld and timely paid over to the applicable governmental entity shall be treated for all purposes of the Merger Agreement as having been paid to the person in respect of which such deduction or withholding was made. Notwithstanding anything to the contrary, any compensatory amounts payable to any current or former employee of the Company or any of the Company’s subsidiaries pursuant to or as contemplated by the Merger Agreement shall be remitted to the applicable payor for payment to the applicable person through regular payroll procedures, as applicable.

Treatment of Denny’s Corporation Equity-Based Awards

Pursuant to the Merger Agreement, (i) each outstanding Company RSU Award will, by virtue of the Merger, automatically and without any action on the part of the Company, Parent or the holder thereof, be cancelled and terminated and converted into the right of the holder of the Company RSU Award to receive from the Surviving Company an amount in cash (without interest and subject to applicable withholding taxes), equal to the product of (A) the aggregate number of Company Shares underlying such Company RSU Award, multiplied by (B) the Merger Consideration, and (ii) each outstanding Company PSU Award will, by virtue of the Merger, automatically and without any action on the part of the Company, Parent or the holder thereof, be cancelled and terminated and converted into the right of the holder of the Company PSU Award to receive from the Surviving Company an amount in cash (without interest and subject to applicable withholding taxes), equal to the product of (A) the aggregate number of Company Shares underlying such Company PSU Award (with such number of Surviving Company Shares determined in accordance with the terms of the applicable award agreement pursuant to which such Company PSU Award was granted (and without discretionary adjustment by the Board (or a committee thereof))), multiplied by (B) the Merger Consideration. Any Company PSU Award that is unvested as of immediately prior to the Effective Time in accordance with the terms of the applicable award agreement pursuant to which it was granted will automatically be cancelled without further action and for no consideration (including (i) Company PSU Awards that do not vest in connection with the Merger as a result of failing to meet applicable “rTSR” performance goals, and (ii) Company PSU Awards subject to “Adjusted EPS Growth” performance goals that do not vest in connection with the Merger based on deemed achievement of the greater of (x) target performance and (y) actual performance).

Parent shall cause the Company or one of its subsidiaries to pay through the payroll system of the Company or one of its subsidiaries (to the extent applicable) to each employee holder of Company RSU Awards and Company PSU Awards the amounts due to such holder as described above, without interest and less such amounts as are required to be withheld or deducted under applicable law with respect to the making of such payment, as promptly as practicable (but no later than the next regularly scheduled payroll date that is at least five (5) business days) following the Effective Time, so long as the Merger Consideration with respect to any Company RSU Award or Company PSU Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code shall be paid at the earliest time permitted under the terms of such award that will not result in the application of a tax or penalty under Section 409A of the Code.

Company Equity Plans

Pursuant to the Merger Agreement, the Company Board (or a committee thereof) will take all actions necessary, with effect as of the Effective Time, to terminate each Company Equity Plan, including under which there are outstanding awards of deferred stock units subject to Section 409A of the Code.

Conditions to the Consummation of the Merger

The respective obligations of each party to effect the Merger are subject to the satisfaction or, where permitted by law, waiver by the written consent of Parent and Merger Sub of the following conditions:

•	the receipt of the Denny’s Stockholder Approval;

•	the receipt of the Required Regulatory Approvals; and

•	the absence of any Legal Restraint.

In addition, Parent’s and Merger Sub’s obligations to effect the Merger are further subject to the satisfaction or waiver by mutual written consent on or prior to Closing of the following conditions:

•

the Company’s representations and warranties regarding its issued and outstanding capitalization being true and correct in all respects as of the date of the Merger Agreement and as of the Closing Date as if made on such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), other than for de minimis inaccuracies;

•

the Company’s representations and warranties regarding the Company’s subsidiaries’ organization, existence and good standing (without giving effect to any “Denny’s Material Adverse Effect” qualification) and regarding capitalization matters not addressed above being true and correct in all material respects as of the date of the Merger Agreement and as of the Closing Date as if made on such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•

the Company’s representations and warranties regarding (a) the Company’s organization and qualification, (b) the Company’s authority to enter into the Merger Agreement and perform its obligations thereunder, (c) that no Denny’s Material Adverse Effect has occurred since June 25, 2025 through the execution date of the Merger Agreement, (d) broker, finder and advisory or similar fees, and (e) compliance with state takeover laws (in each case, except with respect to the representation and warranty in clause (c), without giving effect to any materiality or “Denny’s Material Adverse Effect” qualifications), being true and correct in all respects as of the date of the Merger Agreement and as of the Closing Date as if made on such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•

the Company’s other representations and warranties in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the Closing Date as if made on such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), without giving effect to any materiality or “Denny’s Material Adverse Effect” qualifications, except where the failure of such representations to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Denny’s Material Adverse Effect;

•

performance by the Company in all material respects of all obligations and compliance in all material respects with all covenants required to be performed or complied by it under the Merger Agreement at or prior to the Closing Date;

•

the absence of any circumstance, occurrence, effect, fact, condition, change, event or development that has had or would reasonably expected to have a Denny’s Material Adverse Effect since the execution date of the Merger Agreement; and

•

the delivery by the Company to Parent of a certificate, dated as of the Closing Date, signed by the Company’s chief executive officer or chief financial officer, to the effect that the conditions in the six preceding bullet points have been satisfied; and

•

the delivery by the Company to Parent at or prior to the Closing a certificate, in form and substance reasonably satisfactory to Parent, and duly executed and acknowledged, satisfying the requirements of U.S. Treasury Regulation Section 1.1445-2(c)(3).

In addition, the Company’s obligations to consummate the transactions contemplated by the Merger Agreement, including the Merger, are subject to the satisfaction or waiver by written consent of the Company (to the extent permitted by applicable law) of the following conditions:

•

the representations and warranties of Parent and Merger Sub in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the Closing Date as if made on such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of any such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect (as defined below);

•

performance by Parent and Merger Sub in all material respects of all obligations and compliance in all material respects with all covenants required to be performed or complied by them at or prior to the Closing Date; and

•

the delivery by Parent to the Company of a certificate, dated as of the Closing Date, signed by an authorized officer of Parent, to the effect that the conditions in the two preceding bullet points have been satisfied.

Representations and Warranties

The Merger Agreement contains customary representations and warranties by the Company on the one hand, and Parent and Merger Sub, on the other hand.

The representations and warranties of the Company in the Merger Agreement relate to, among other things:

•	organization and qualification, standing and power;

•	the Company’s subsidiaries;

•	capital structure;

•	authority; execution and delivery; enforceability;

•	no conflicts;

•	required filings and consents;

•	disclosure documents;

•	compliance with applicable laws; permits;

•	SEC filings; financial statements;

•	internal controls;

•	no undisclosed material liabilities;

•	absence of certain changes or events;

•	employee benefits matters;

•	labor matters;

•	contracts;

•	litigation;

•	environmental matters;

•	intellectual property; IT systems; data security and privacy;

•	taxes and tax matters;

•	real and personal properties; title to assets;

•	insurance;

•	opinion of financial advisor;

•	brokers’ fees and expenses;

•	state takeover statutes;

•	affiliate transactions;

•	suppliers;

•	anti-corruption; sanctions; anti-money laundering;

•	franchise matters;

•	quality and safety of food and beverage products; and

•	no other representations or warranties.

The representations and warranties of Parent and Merger Sub in the Merger Agreement relate to, among other things:

•	organization and qualification, standing and power;

•	authority; execution and delivery; enforceability;

•	no conflicts;

•	required filings; consents;

•	antitrust matters;

•	disclosure documents;

•	litigation;

•	brokers’ fees and expenses;

•	ownership of capital stock of the Company;

•	ownership of capital stock of Merger Sub;

•	solvency;

•	absence of arrangements with Company affiliates;

•	financing; and

•	no other representations or warranties.

The Company’s representations and warranties are qualified by certain confidential disclosures made by the Company to Parent and Merger Sub, as well as by documents filed with or furnished to the SEC by the Company on or after January 1, 2024. In addition, the representations and warranties made by Parent and the Company are subject to exceptions and qualifications (including exceptions based on materiality or (i) in the case of the Company, a Denny’s Material Adverse Effect or (ii) in the case of Parent and Merger Sub, a Parent Material Adverse Effect).

“Denny’s Material Adverse Effect” means, for the purposes of the Merger Agreement, any effect, change, event, circumstance, condition, development or occurrence, individually or in the aggregate, that would reasonably be expected to prevent or materially delay the ability of the Company to consummate the transactions contemplated by the Merger Agreement, or that has had, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole, excluding to the extent that it results from or arises out of:

•	general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

•

general conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries, and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

•	general conditions (or changes in such conditions) in the restaurant industry or any other industries in which the Company or its subsidiaries operate;

•

political conditions (or changes in such conditions) in the United States or any other country or region in which the Company or any of its subsidiaries has material operations, or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

•

earthquakes, hurricanes, tsunamis, tornadoes, floods, epidemics, pandemics, cyberattacks, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

•

changes or proposed changes in law after the date of the Merger Agreement (or the interpretation thereof) or changes or proposed changes in GAAP or other accounting standards (or the interpretation thereof);

•

the public announcement or existence of or compliance with or performance under the Merger Agreement or the public announcement, pendency or consummation of the transactions contemplated by the Merger Agreement, including the identity of Parent, Merger Sub or their affiliates, the termination or the failure or potential failure to renew or enter into any contracts with customers, suppliers, distributors or other business partners, or any negative development in the Company’s relationships with any of its subsidiaries with customers, suppliers, distributors or other business partners (provided, however, that this exclusion does not apply to any representation or warranty to the extent the purpose thereof is to address consequences resulting from the public announcement or existence of or compliance with or performance under the Merger Agreement or the public announcement, pendency or consummation of the transactions contemplated thereby);

•	taking any action required by the Merger Agreement or failing to take any action prohibited by the Merger Agreement;

•

any voluntary departure of any officers, directors, employees or independent contractors of the Company or the Company’s subsidiaries, directly resulting from, arising out of, attributable to, or related to the transactions contemplated by the Merger Agreement; or

•

changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself, or any failure by the Company to meet any estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet any internal budgets, plans, operational metrics or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself, or any decrease in the credit rating of the Company, and of the Company’s subsidiaries or any of their respective indebtedness, in and of itself (but not, in each case, the underlying cause of such changes, decreases or failures, unless the underlying cause of such changes or failures would otherwise be excepted from the definition of a “Denny’s Material Adverse Effect”);

so long as any state of facts, effect, change, event, circumstance, condition, development or occurrence referred to in the exclusions relating to the first, second, third, fourth, fifth and sixth bullet points may be deemed to constitute a Denny’s Material Adverse Effect, or be taken into account in determining whether a Denny’s Material Adverse Effect has occurred or would reasonably be expected to occur, to the extent such state of facts, effect, change, event, circumstance, condition, development or occurrence has a disproportionate adverse effect on the Company and its subsidiaries, taken as a whole, as compared to similarly sized companies in the industry or industries and geographic markets in which they operate.

“Parent Material Adverse Effect” means, for the purposes of the Merger Agreement, any state of facts, change, condition, occurrence, effect, event, circumstance or development that individually or in the aggregate, would reasonably be expected to materially prevent the consummation of the Merger by Parent or Merger Sub prior to the Outside Date or materially delay consummation of the Merger by Parent or Merger Sub.

None of the representations, warranties, covenants or other agreements contained in the Merger Agreement or in any instrument delivered pursuant to the Merger Agreement, or any rights arising out of any breach of any of the foregoing, will survive the Effective Time, except for covenants and agreements which contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time. For more information, see the section entitled “—Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement” above.

Covenants Related to Conduct of Business

The Company has agreed to certain covenants in the Merger Agreement restricting the conduct of its and its subsidiaries’ businesses between the date of the Merger Agreement and the Effective Time or, if applicable, the date on which the Merger Agreement is validly terminated.

In general, except as required by applicable law or as expressly contemplated or permitted by the Merger Agreement, from the date of the Merger Agreement until the earlier of the Effective Time or the date the Merger Agreement is validly terminated (the “Pre-Closing Period”), the Company will, and will cause its subsidiaries to, conduct its operations in the ordinary course of business in all material respects and use commercially reasonable efforts to preserve intact its business organization and advantageous business relationships with key employees, customers, suppliers, developers, contractors, vendors, licensors, licensees, distributors, lessors, creditors, governmental entities and others having significant business dealings with the Company or any of its subsidiaries, and comply in all material respects with applicable law.

Without limiting the generality of the preceding paragraph, during the Pre-Closing Period and except as required by applicable law or as expressly contemplated or permitted by the Merger Agreement, the Company has agreed that it and its subsidiaries shall not to take the following actions without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed):

•

amend, modify, waive, rescind or otherwise change the Company’s Restated Certificate of Incorporation (the “Charter”) or the Company’s Amended and Restated By-laws (the “Bylaws”) or the comparable organizational and governance documents of any subsidiary of the Company;

•

issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock of, or other equity interests in, the Company or any of the Company’s subsidiaries, or any rights based on the value of any such equity interests, other than the vesting or settlement of Company equity awards outstanding as of the date of the Merger Agreement;

•

sell, lease, assign, transfer, exchange, swap, pledge, license, sell and leaseback, abandon, mortgage or otherwise encumber, restrict the use of, allow to expire, dispose of or subject to any lien (other than certain permitted liens), in a single transaction or a series of transactions, in whole or in part of any of its properties (in each case, excluding any intellectual property) or rights or any interests therein (in each case, other than for any sale, lease, license, sale and leaseback, abandonment, mortgage or other encumbrance or disposal that would be immaterial to the Company) other than in accordance with existing contracts that have been made available to Parent;

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(a) sell, assign, abandon, convey, transfer or otherwise dispose of, encumber or impair any material intellectual property, except for non-exclusive licenses granted by the Company or any of the Company’s subsidiaries to customers in the ordinary course of business or (b) disclose any trade secret owned or held by the Company or any of the Company’s subsidiaries to a third party, other than pursuant to a commercially reasonable confidentiality agreement in the ordinary course of business;

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authorize, declare, set aside, establish a record date for, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or other equity interests (other than dividends paid by a wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary of the Company);

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split, combine, subdivide, reclassify, redeem, purchase, acquire or make any similar change or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its or its subsidiaries capital stock, voting securities or other equity, ownership or voting interests, except (A) the withholding or disposition of Common Stock to satisfy withholding tax obligations with respect to company equity awards in accordance with the terms of such company equity awards, (B) upon the forfeiture of outstanding company equity awards, or (C) cash dividends paid to the Company or any wholly owned subsidiary of the Company by a wholly owned subsidiary of the Company with regard to its capital stock or other equity interests;

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merge or consolidate the Company or any of the Company’s subsidiaries with any person or adopt or enter into a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of the Company’s subsidiaries;

•

acquire (including by purchase, merger, consolidation, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, exchange offer, recapitalization, reorganization, share exchange, business combination, acquisition of stock or assets or similar transaction) any equity interest in or the material assets of any person or business, or make any loan, advance or capital contribution to, or investment in, any person or business (other than a loan or advance to a Franchisee pursuant to a Franchise Agreement in the ordinary course of business);

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incur any Indebtedness or issue any debt securities, or modify in any material respect the terms of, or pre-pay, any Indebtedness or debt securities existing as of the date hereof, or assume or guarantee the obligations in respect of Indebtedness for borrowed money or debt securities of any person or enter into any “keep well” or other agreement to maintain any financial statement condition of another person, except for (i) transactions in the ordinary course of business and consistent with past practice between the Company and any wholly owned subsidiary of the Company or between wholly owned subsidiaries of the Company, (ii) letters of credit that are cash collateralized by the Company Credit Facility in an amount not to exceed five million dollars ($5,000,000) in the aggregate, surety bonds and similar instruments issued in the ordinary course of the Company’s business, including the pledging of cash or other security as may be required by the issuer in connection therewith or (iii) revolving Indebtedness incurred under the Company Credit Facility in excess of two hundred seventy million dollars ($270,000,000) in the aggregate outstanding at any time; provided, that, as of immediately prior to the Closing, the aggregate amount outstanding under the Company Credit Facility will not exceed two hundred sixty million dollars ($260,000,000); provided further, that the outstanding amounts under the Company Credit Facility shall be calculated in each case net of (1) the unrestricted cash held by the Company and (2) the estimated liquidation value of the Company’s interest rate hedges as independently determined by a qualified valuation expert, (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to any wholly owned subsidiary of the Company in the ordinary course of business or a loan or advance to a Franchisee pursuant to a Franchise Agreement in the ordinary course of business, or (C) grant, pledge, assume or otherwise permit to exist any lien (other than permitted liens) on any portion of the assets or property of the Company or any of the Company’s subsidiaries;

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enter into any contract (x) that includes a change of control or similar provision that would require a material payment to or would give rise to any material rights (including termination rights) of the other party or parties thereto as a result of the consummation of the Merger or the other transactions contemplated by the Merger Agreement, (y) that would reasonably be expected to require a material payment to or would give rise to any material rights (including termination rights) of the other party or parties if a change of control of Parent were to occur immediately following consummation of the Merger or (z) that would have been a Company Material Contract or Company Real Property Lease if it had existed on the date hereof or a Franchise Agreement with a Specified Franchisee; or (B) materially modify or materially amend, renew, extend, cancel, terminate or waive, release or assign any material rights or claims with respect to, any Company Material Contract, Franchise Agreement with any Specified Franchisee or Company Real Property Lease, subject to certain exceptions set forth in the Merger Agreement;

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other than as required pursuant to the Merger Agreement, certain disclosed Benefit Plans as in effect on the date of the Merger Agreement or as required by applicable law, (A) increase the compensation or benefits of any Company Service Provider whose total annual cash compensation opportunity exceeds two hundred fifty thousand dollars ($250,000); (B) adopt or provide any new rights to receive, or grant or promise or commit to grant any, severance, change of control, retention or termination pay, deferred compensation or equity or equity-based awards, to any Company Service Provider, including by (x) extending or expanding eligibility to any new or additional employee or other person as a participant under the Executive Severance Plan, the Key Employee Severance Plan or other severance plan or program of the Company or any affiliate (other than the IU/OU Management/Support Severance Plan), (y) amending the eligibility requirements under the IU/OU Management/Support Severance Plan to increase the number or type of job titles or positions that are eligible for benefits thereunder (including by amending Section 2.4 of such plan), or (z) increasing the benefits available under the Executive Severance Plan, Key Employee Severance Plan, IU/OU Management/Support Severance Plan or other severance plan or program of the Company or any affiliate, or taking any action to trigger eligibility for the receipt of benefits by any person under any such plan or program; (C) establish, adopt, enter into, amend or terminate any Collective Bargaining Agreement or any Benefit Plan (or any plan, program, policy, agreement, scheme or arrangement that would have been a Benefit Plan if it had been in existence on the date of the Merger Agreement), other than offer letters or consulting agreements with any employee or independent contractor whose total annual cash compensation opportunity does not exceed two hundred fifty thousand dollars ($250,000), so long as any such offer letter or consulting agreement does not include (w) severance protections (except for severance protections under the IU/OU Management/Support Severance Plan, but only to the extent that such Company Service Provider would have been eligible to participate in such plan had such offer letter or consulting agreement been entered into as of the date hereof), (x) any pre-termination notice obligations for the Company, (y) commitments to grant equity, or equity-based awards, or (z) transaction or retention payments; (D) recognize or certify any Labor Union or group of employees as the bargaining representative of any Company Service Providers; (E) effectuate any “plant closing” or “mass layoff” within the meaning of, or otherwise take any action triggering the notice requirements or any liability under, the WARN Act; (F) take any action to amend or waive any performance or vesting criteria or accelerate the vesting, payment, exercisability or funding under any Benefit Plan; or (G) hire or terminate (other than for cause or due to death) the employment or engagement of any Company Service Provider whose total annual cash compensation opportunity exceeds (or prior to such termination, exceeded) two hundred fifty thousand dollars ($250,000);

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make any material change in financial accounting policies, practices, principles, methods or procedures, other than as required by GAAP or Regulation S-X promulgated under the Exchange Act or other applicable rules and regulations of the SEC or law including any interpretations thereof or any changes to any of the foregoing;

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other than as required by applicable law, make, revoke or change any material Tax election, change or adopt any material method of Tax accounting, file any material amended Tax Return, settle or compromise any claim relating to a material amount of Taxes or a material Tax refund of the Company or any of the Company’s subsidiaries, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any analogous provision of state, local or foreign law) relating to a material amount of Taxes, surrender any right to claim a material Tax credit or refund, or consent to any extension or waiver of the statute of limitations in respect of any material amount of Taxes (other than pursuant to automatic extensions of time to file Tax Returns obtained in the ordinary course of business);

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waive, release, assign, settle or compromise any claims, liabilities or obligations arising out of, related to or in connection with litigation (other than litigation arising in connection with the Merger Agreement or the transactions contemplated hereby) or other Proceedings other than settlements of, or compromises for, any such litigation or other Proceedings (A) funded, subject to payment of a deductible or self-insured retention, solely by insurance coverage maintained by the Company or the Company’s subsidiaries, or (B) for less than five hundred thousand dollars ($500,000) individually or two million five hundred thousand dollars ($2,500,000) in the aggregate (net of any insurance coverage maintained by the Company or the Company’s subsidiaries), in each case (x) that would not grant any injunctive or equitable relief or impose any restrictions or changes on the business or operations of the Company or any of the Company’s subsidiaries, (y) without any admission of criminal act, wrongdoing or liability on the Company or Parent or any of their respective subsidiaries and (z) that provides for a general release of claims against the Company, any of the Company’s Subsidiaries as applicable, and their respective affiliates;

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make any capital expenditure in excess of the amounts set forth in the Company’s capital expenditure budget made available to Parent, other than unbudgeted capital expenditures not in excess of two million five hundred thousand dollars ($2,500,000) in the aggregate per fiscal quarter;

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enter into any Contract or transaction between the Company or any of the subsidiaries of the Company, on the one hand, and any affiliate or director or officer of the Company on the other hand, or enter into any other Contract or transaction with any other person, in each case, that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K under the Exchange Act;

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make any loans or advances (other than advances in the ordinary course of business for travel and other normal business expenses or any advancement of expenses under the Charter or Bylaws or equivalent governing documents of any of the Company’s subsidiaries), to stockholders, directors, officers or employees of the Company;

•	commence any new line of business in which it is not engaged as of the date of the Merger Agreement or new franchise system or discontinue any existing line of business;

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other than in the ordinary course of business, and in each case, make any material change to the terms of the Company’s or any subsidiary of the Company system-wide policies or procedures with respect to (A) Franchisee royalty or other fees and charges, or (B) Franchisee incentives or Franchisee economic assistance (provided that in all cases the Company shall provide reasonable advance notice to, and reasonably consult with, Parent prior to any taking such material actions described in clauses (A) and (B));

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except as required by any existing Contract made available to Parent, open any restaurant in a country where the Company or any subsidiary of the Company does not currently have an owned or franchised restaurant or otherwise engage in any other operations in any country in which the Company or any subsidiary of the Company does not currently conduct other operations;

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fail to use commercially reasonable efforts to renew or maintain insurance policies maintained by the Company or any subsidiary of the Company or comparable replacement policies, other than in the ordinary course of business or form any captive insurance program;

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enter into, adopt or authorize the adoption of any stockholder rights agreement, “poison pill” or similar antitakeover agreement or plan, or take any action to exempt any person from, or make any acquisition of securities of the Company by any person not subject to, any state takeover statute or similar statute or regulation or any similar anti-takeover provision in the Charter or the Bylaws, that applies to the Company, including the restrictions on “business combinations” set forth in Section 203 of the DGCL, except for Parent, Merger Sub, or any of their respective subsidiaries or affiliates, or the transactions contemplated by the Merger Agreement;

•	enter into any Contract with respect to the voting or registration of the shares of the Company’s or its subsidiaries’ capital stock or other securities, equity interests or ownership interests;

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enter into any agreement (or commitment to enter into) to consummate a sale/leaseback or similar transaction with respect to the Company Owned Real Property, except for the Sale/Leaseback Transaction, or consummate any sale/leaseback or similar transactions with respect to the Company Owned Real Property, other than the consummation of the Sale/Leaseback Transaction (which, for the avoidance of doubt, shall be consummated on the Closing Date in accordance with the Sale/Leaseback Purchase and Sale Agreement and the Merger Agreement); or

•	authorize, agree or commit, in writing or otherwise, to do any of the foregoing.

No Solicitation

The Company has agreed, from and after the date of the Merger Agreement until the Effective Time, or, if earlier, the valid termination of the Merger Agreement, not to, and agreed to not authorize or permit its affiliates and its and their respective officers, directors, employees or representatives to, directly or indirectly, except as provided in the Merger Agreement:

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initiate, solicit, induce, knowingly facilitate or knowingly encourage any inquiries, proposal, offer or request that constitutes, or would reasonably be expected to result in or lead to, a Company Acquisition Proposal (as defined below) or enter into, continue or otherwise participate or engage in any discussions or negotiations or provide access to its properties, books and records or any confidential information or data to, any person with respect thereto;

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approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any proposal or offer that constitutes, or would reasonably be expected to result in or lead to, a Company Acquisition Proposal;

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execute or enter into any merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement, letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement or other similar agreement or arrangement for, relating to or that would reasonably be expected to result in or lead to any Company Acquisition Proposal; or

•	authorize any of, or commit, resolve or agree to do any of the foregoing.

The Company has also agreed to, and shall cause its subsidiaries, affiliates and its and their respective representatives to, promptly (and in any event within twenty-four (24) hours) cease any solicitation, discussion or negotiation with any persons (other than Parent and its affiliates and representatives on its behalf) then-existing with respect to any Company Acquisition Proposal, promptly (and in any event within twenty-four (24) hours) instruct each third party that has prior to the date hereof executed a confidentiality agreement in connection with a Company Acquisition Proposal or any inquiries, proposal, offer or request that constitutes, or would reasonably be expected to result in or lead to, a Company Acquisition Proposal to return or destroy all confidential information previously furnished to any such person or its representatives and promptly (and in any event within twenty-four (24) hours) terminate all physical and electronic data room access previously granted to any such person or its representatives.

Notwithstanding the foregoing restrictions, if at any time following the date of the Merger Agreement and prior to the Effective Time, the Company receives a bona fide written Company Acquisition Proposal from a third party, which Company Acquisition Proposal was made or renewed on or after the date of the Merger Agreement and which did not result from a breach (other than a de minimis breach) of the non-solicitation obligations set forth in the Merger Agreement, and the Board determines in good faith, after consultation with its financial advisors and outside counsel, that such Company Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Company Proposal (as defined below) and that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law, then the Company may enter into an acceptable confidentiality agreement, not less restrictive of such person or group than the confidentiality agreement between the Company and TriArtisan Capital Advisors LLC (the “Confidentiality Agreement”), except that such confidentiality agreement (i) need not include any “standstill” or similar obligations, (ii) shall expressly not prohibit the Company from complying with the Merger Agreement and (iii) need not contain any non-solicit or non-contact provisions similar to the Confidentiality Agreement if the counterparty thereto does not operate a business competitive with the Company and the Company’s subsidiaries, and only thereafter (A) furnish information with respect to itself and its subsidiaries to the person (or group of persons) making such proposal and its representatives and (B) participate in discussions or negotiations regarding such proposal with the person (or group of persons) making such proposal and its representatives pursuant to a customary confidentiality agreement.

The Merger Agreement also requires the Company to (1) promptly, and in any event within twenty-four (24) hours of receipt by the Company, notify Parent orally and in writing of any Company Acquisition Proposal or any proposal, offer, inquiry or request that constitutes, or would reasonably be expected to result in or lead to, a Company Acquisition Proposal, which notice shall include the material terms and conditions of any such Company Acquisition Proposal (including any changes thereto) and the identity of the person or group of persons making any such Company Acquisition Proposal (unless prohibited by a confidentiality agreement in effect as of the date of the Merger Agreement), such proposal, offer, inquiry or request and shall include with such notice unredacted copies of such proposal, offer, inquiry or request and copies of any other documents evidencing or specifying the terms and conditions of such proposal, offer, inquiry or request or, if not in writing, a written description of the material terms and conditions of such proposal, offer, inquiry or request and (2) keep Parent fully informed on a prompt basis (and in any event within twenty-four hours) of the status, material developments and material details (including amendments or proposed amendments) of any such proposal, offer, inquiry, request or Company Acquisition Proposal (including providing copies of any written documentation material received by the Company with respect thereto), including promptly (and in any event within twenty-four (24) hours) advising Parent if the Company determines to begin providing information to engage in discussions or negotiations concerning a Company Acquisition Proposal.

Nothing in the Merger Agreement prohibits the Company or the Board from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act, and complying with Rule 14d-9 promulgated under the Exchange Act and Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (ii) making any disclosure to the stockholders of the Company if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that such disclosure is required under applicable law; or (iii) issuing a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

For purposes of the Merger Agreement, a “Denny’s Intervening Event” means any fact, change, condition, occurrence, effect, event, circumstance or development with respect to the Company and the subsidiaries of the Company, taken as a whole, that (a) was not known or reasonably foreseeable (with respect to substance or timing) to the Board, or a committee thereof, as of or prior to the date of the Merger Agreement (or if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable to the Board as of or prior to the date of the Merger Agreement), and (b) first becomes known to the Board after the execution of the Merger Agreement and at any time prior to the Effective Time; provided, however, that the following shall not be deemed to be a Denny’s Intervening Event: any change, condition, occurrence, effect, event, circumstance or development that (i) involves or relates to a Company Acquisition Proposal or a Superior Company Proposal (which, for purposes of this definition, shall be read without reference to any percentages set forth in the definitions of “Company Acquisition Proposal” or “Superior Company Proposal”) or any inquiry or communications or matters relating thereto, or (ii) results from a breach of the Merger Agreement other than a de minimis breach by the Company.

For purposes of the Merger Agreement, a “Company Acquisition Proposal” means any offer or proposal from a third party (other than Parent, Merger Sub or their respective affiliates) concerning, in a single transaction or a series of related transactions, (a) a merger, consolidation, or other business combination transaction or series of related transactions involving the Company in which any person or group (as defined in Section 13(d) of the Exchange Act) would acquire beneficial ownership of equity interests representing twenty percent (20%) or more of the voting power of the Company; (b) a sale, lease, license, mortgage, pledge or other disposition, directly or indirectly, by merger, consolidation, business combination, share exchange, or otherwise, of assets of the Company (including equity interests of a Company subsidiary) or the Company subsidiaries representing twenty percent (20%) or more of the consolidated assets of the Company and the Company subsidiaries, based on their fair market value as determined in good faith by the Board; (c) an issuance or sale (including by way of merger, consolidation, business combination, share exchange, joint venture or otherwise) of equity interests representing twenty percent (20%) or more of the voting power of the Company or a tender offer or exchange offer in which any person or group (as defined in Section 13(d) of the Exchange Act) would acquire beneficial ownership, or the right to acquire beneficial ownership, of equity interests representing twenty percent (20%) or more of the voting power of the Company; or (d) any combination of the foregoing or any other transaction having similar effect (in each case, other than the Merger).

For purposes of the Merger Agreement, a “Superior Company Proposal” means a bona fide written Company Acquisition Proposal (except the references therein to “twenty percent (20%) or more” shall be replaced by “more than fifty percent (50%)”), made by a third party which the Board has determined, in the good faith judgment of the Board (after consultation with its financial advisors and outside legal counsel), taking into account such factors as the Board considers in good faith to be appropriate (including the conditionality, timing and likelihood of consummation of, and the person or group making, such proposals), (a) is reasonably likely to be consummated in accordance with its terms and (b) if consummated in accordance with its terms, would result in a transaction that is more favorable from a financial point of view to the Company stockholders (in their capacity as such) than the Merger and the other transactions contemplated by the Merger Agreement, in each case, taking into account any changes to the terms of the Merger Agreement proposed in writing by Parent, pursuant to, and in accordance with, the Merger Agreement and taking into account any legal, financial, timing, regulatory and approval considerations, the sources, availability and terms of any financing, financing market conditions and the existence of a financing contingency, the likelihood of termination, the timing of closing, and the identity of the person or persons making the Company Acquisition Proposal.

The Denny’s Corporation Board’s Recommendation; Adverse Recommendation Change

The Company has agreed under the Merger Agreement to, through the Board, recommend to the Company’s stockholders that they vote in favor of the adoption of the Merger Agreement, the Denny’s Recommendation, and to include such recommendation in this proxy statement.

The Merger Agreement provides that, subject to the exceptions described below, neither the Board nor any committee thereof, will take any of the following actions, such action referred to as a Denny’s Adverse Recommendation Change:

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withhold or withdraw (or change, modify, amend or qualify in a manner adverse to Parent or Merger Sub) (or publicly propose to withhold or withdraw (or change, modify, amend or qualify in a manner adverse to Parent or Merger Sub)), the Denny’s Recommendation;

•	approve, endorse, adopt, recommend or otherwise declare advisable, or propose publicly to approve, recommend or declare advisable, any Company Acquisition Proposal;

•	fail to include the Denny’s Recommendation in this proxy statement;

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if any Company Acquisition Proposal that is not subject to Regulation 14D under the Exchange Act has been made public, fail to reaffirm the Denny’s Recommendation upon request of Parent within the earlier of three business days prior to the then-scheduled Company Stockholder’s Meeting or ten business days after Parent requests in writing such reaffirmation with respect to such Company Acquisition Proposal; or

•

fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Company Acquisition Proposal subject to Regulation 14D under the Exchange Act within ten business days after the commencement thereof.

Further, the Company will not, and will use its reasonable best efforts to cause its subsidiaries and its and their representatives (on behalf of the Company of the Company’s subsidiaries) not to, approve, endorse or recommend or publicly propose to approve, endorse or recommend, or execute or enter into, any merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement, letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement or other similar agreement or arrangement for, relating to or that would reasonably be expected to result in or lead to any Company Acquisition Proposal (other than a permitted confidentiality agreement).

Notwithstanding the foregoing restrictions, at any time prior to obtaining the Denny’s Stockholder Approval, the Board may make a Denny’s Adverse Recommendation Change in response to either (A) a Superior Company Proposal that did not result from a breach of the Merger Agreement or (B) a Denny’s Intervening Event, if, in either case, the Board determines in good faith (after consultation with its outside counsel and financial advisors) that the failure to do so would be inconsistent with its fiduciary duties under applicable law. In the case of a Superior Company Proposal, the Board may also cause the Company to terminate the Merger Agreement to enter into a definitive agreement with respect to such Superior Company Proposal (so long as the Company pays the Denny’s Termination Fee as described below).

The Board may not make a Denny’s Adverse Recommendation Change or terminate the Merger Agreement to accept a Superior Company Proposal unless:

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it first provides Parent with at least four business days’ prior written notice (the “Company Notice Period”) of its intention to do so, which notice shall specify the material terms and conditions of such Company Acquisition Proposal (and have provided to Parent a copy of the available proposed transaction agreement to be entered into in respect of such Company Acquisition Proposal), or a detailed written description of such Denny’s Intervening Event, as applicable specifying the reasons therefor (including, in the case of a Superior Company Proposal, the identity of the person making it and the material terms thereof, or in the case of a Denny’s Intervening Event, a detailed description of such event);

•

during the Company Notice Period, if requested by Parent, the Company and its representatives have engaged in good faith negotiations with Parent and its representatives regarding any adjustment or amendment to the Merger Agreement or any other agreement proposed in writing by Parent, and has caused its representatives to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments to the terms of the Merger Agreement so that the failure to make a Denny’s Adverse Recommendation Change would no longer be inconsistent with the Board’s fiduciary duties; and

•

at the end of the Company Notice Period, after taking into account any proposals made by Parent to the Company amend the terms of the Merger Agreement during the Company Notice Period the Board determines in good faith (I) with respect to Superior Company Proposal, after consultation with its financial advisors and outside legal counsel that the Company Acquisition Proposal giving rise to the notice continues to constitute a Superior Company Proposal and (II) with respect to a Superior Company Proposal or a Denny’s Intervening Event, the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law.

Any material amendment to a Superior Company Proposal will require a new notice and a new Company Notice Period.

Denny’s Corporation Stockholders Meeting

The Company is required to prepare and file the preliminary proxy statement with the SEC as promptly as reasonably practicable following the date of the Merger Agreement, and to use reasonable best efforts to respond to any comments by the SEC staff as promptly as reasonably practicable after the receipt thereof. The Company is also required to cause the definitive proxy statement to be mailed to the Company’s stockholders as promptly as practicable following the time the proxy statement is cleared by the SEC for mailing.

The Company is required to duly give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable to consider and vote upon a proposal to adopt the Merger Agreement (the “Denny’s Corporation Stockholders Meeting”) following the mailing of the definitive proxy statement, for the purpose of obtaining the Denny’s Stockholder Approval. The Company may only, after consultation with Parent, postpone or adjourn the Denny’s Corporation Stockholders Meeting (i) to solicit additional proxies for the purpose of obtaining the Denny’s Stockholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that the Company has determined after consultation with outside legal counsel is reasonably likely to be required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of the Company prior to the Denny’s Corporation Stockholders Meeting.

If any event occurs with respect to the Company or any subsidiary of the Company, or any change occurs with respect to other information supplied by the Company for inclusion in the proxy statement, which is required to be described in an amendment of, or a supplement to, the proxy statement, the Company shall promptly notify Parent, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement. Subject to the provisions described in “—Conditions to the Consummation of the Merger” above, the Company is required, through the Board, to recommend that its stockholders adopt the Merger Agreement and to solicit from its stockholders proxies in favor of the adoption of the Merger Agreement.

Access to Information; Confidentiality

Subject to applicable law, the Company shall, and shall cause its subsidiaries to, afford to Parent and Merger Sub and their respective representatives, the Debt Financing Sources and the Sale/Leaseback Purchaser reasonable access during normal business hours in such a manner as not to interfere unreasonably with the operation of any business conducted by the Company and the Company’s subsidiaries, upon reasonable prior written notice, during the period prior to the Effective Time, to all of the Company’s officers, employees, properties, permits, offices and other facilities of the Company and the Company’s subsidiaries and to the books and records thereof. The Company must also use commercially reasonable efforts to furnish to Parent and Merger Sub and their respective representatives and the Debt Financing Sources and the Sale/Leaseback Purchaser, during normal business hours upon prior reasonable notice such information concerning the business, properties, contracts, permits, personnel, books and records (including tax records), assets and liabilities of the Company and the Company’s subsidiaries as Parent or Parent’s representatives and the Debt Financing Sources and the Sale/Leaseback Purchaser may reasonably request. The Company may (or cause any of the Company’s subsidiaries to) withhold information to the extent that the Company believes, in its reasonable good faith judgment that disclosure would (A) result in the loss of attorney-client, work product or other legal privilege of the Company or any of the Company’s subsidiaries, (B) breach, contravene or violate any effective and binding contract to which the Company or any of the Company’s subsidiaries is a party as of the date hereof, including any binding contractual obligations of the Company or any of the Company’s subsidiaries with respect to confidentiality to any third party, or (C) violate any applicable law (including competition laws). All information exchanged is subject to the Confidentiality Agreement.

Efforts to Complete the Merger; Regulatory Approvals

The Company and Parent have agreed to cooperate with each other and to use their respective reasonable best efforts to take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Merger prior to the Outside Date. This includes preparing and filing as promptly as practicable all necessary documentation to obtain all required consents, authorizations, and regulatory approvals, if any. All regulatory filing fees shall be paid fifty (50%) percent by the Company and fifty (50%) percent by Parent.

Each party must use reasonable best efforts to obtain regulatory approvals as promptly as practicable and to defend against any action challenging the Merger under any antitrust law or foreign investment law. The parties shall be mutually responsible for substantive communications and strategic and timing decisions relating to the HSR Act or any other applicable antitrust laws, but if there is a disagreement that the parties cannot resolve, the determination of Parent shall prevail.

Parent must use reasonable best efforts to take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable to enable the parties to close the Merger before the Outside Date. This includes proposing, negotiating, and agreeing to:

•	selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, specific assets or categories of assets or areas of business of the Company;

•	terminating any existing relationships and contractual rights and obligations of the Company;

•	amending or terminating such existing licenses or other Intellectual Property agreements and entering into such new licenses or other Intellectual Property agreements; or

•

making any behavioral commitments with respect to the Company’s assets or ability to conduct the business of the Company or its operations, divisions, businesses, or product lines or with any of its customers.

However, the parties are not required to agree to take any action that is not conditioned upon the Merger, or that would reasonably be expected to have a material adverse impact on the Company or the benefits expected from the Merger.

Neither party, nor their respective affiliates, may enter into any transaction that would reasonably be expected to prevent or materially delay obtaining any required regulatory approvals for the Merger.

Indemnification, Exculpation and Insurance

Parent has agreed that, for six years from and after the Effective Time, all rights to indemnification, advancement of expenses and exculpation in favor of each former and present director or officer of the Company or any of its subsidiaries (each, an “Indemnified Party”), as provided in the Charter, Bylaws the certificate of incorporate and bylaws, or equivalent organizational or governing documents of any of the Company’s subsidiaries or in certain indemnification agreements in effect on the date of the Merger Agreement, will survive the Merger and continue in full force and effect, and such documents shall contain indemnification provisions no less favorable in the aggregate than are currently set forth therein.

For a period of six years from and after the Effective Time, the Surviving Company will, and Parent will cause to Surviving Company to, maintain in effect the coverage provided by the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company, subject to an expense cap. In lieu of this obligation, a six-year prepaid “tail” policy may be purchased on terms and conditions not less favorable to the insured persons than the existing coverage, covering claims arising from facts or events that occurred on or before the Effective Time.

In the event that Parent or the Surviving Company (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, proper provision will be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, will assume these indemnification and insurance obligations.

These provisions are intended for the benefit of, and will be enforceable by, each Indemnified Party.

Employee Matters

For a period of one year following the Effective Time, each employee of the Company who continues employment with Parent, the Surviving Company or any of their affiliates on or after the Effective Time (each, a

“Continuing Employee”) will be provided with (i) a base salary or wage rate and target short-term incentive cash compensation opportunity that, in each case, is no less favorable than that provided to the Continuing Employee immediately before the Effective Time, (ii) severance benefits and protections that are no less favorable than those provided to such Continuing Employee under the applicable severance plans of the Company, including, if applicable, the Severance Plan, immediately prior to the Effective Time, and (iii) broad-based retirement, health and welfare benefits (excluding change-in-control or transaction-based payments becoming due or payable in connection with the Merger, fringe benefits, non-qualified deferred compensation, post-employment or welfare benefits, equity or equity-based compensation, and defined benefit pension benefits) that are substantially similar in the aggregate to those provided to the Continuing Employee immediately before the Effective Time.

With respect to any employee benefit plans in which Continuing Employees are eligible to participate after the closing, Parent will use commercially reasonable efforts to (i) waive any pre-existing condition exclusions, waiting periods, and actively at-work requirements, and (ii) give credit for any eligible expenses incurred during the plan year in which the Effective Time occurs for purposes of satisfying deductible, coinsurance and out-of-pocket maximums.

Parent will use commercially reasonable efforts to provide credit to Continuing Employees for their service with the Company for purposes of eligibility to participate, vesting and for calculating vacation and severance entitlements (but not for benefits accrual purposes) under Parent’s (or its subsidiaries’) applicable benefit plans to the same extent as such Continuing Employees were entitled under the Company’s employee benefit plans prior to the Effective Time, except where it would result in a duplication of benefits.

In the event that the Closing Date occurs prior to the payment of annual bonuses under the Company’s cash incentive plan with respect to the 2025 calendar year, Parent and its affiliates will cause each Continuing Employee to be paid the Pro-Rated 2025 Bonuses no later than February 28, 2026. The amount of the Pro-Rated 2025 Bonuses will be based on (i) actual performance of the performance goals through the Closing Date, and (ii) target performance for the period between the Closing Date and December 31, 2025. Any Continuing Employee who participates in the Executive Severance Plan or Key Employee Severance Plan and terminates without “cause” prior to December 31, 2025 will be entitled to receive such prorated bonus (subject to a release of claims) promptly following after the effective date of such release (provided that such employee will be entitled to receive any greater pro rata annual bonus amount under the Executive Severance Plan or Key Employee Severance Plan, as applicable, without duplication of his or her Pro-Rated 2025 Bonus).

The Company will take all actions necessary to terminate, effective no later than the day immediately preceding the Closing Date, the Company’s NQDC Plans, which include the Deferred Compensation Plan, as amended and restated (including the deferred Company PSU Awards thereunder), deferred Company RSU Awards (to the extent subject to Section 409A) and deferred stock units.

These provisions do not create any third-party beneficiary rights for any employee and do not limit the Company’s or any of its affiliates’ or the Surviving Company’s or any of its subsidiaries’ right to amend, modify, or terminate in accordance with its terms any benefit or compensation plan, program, agreement, contract, policy, scheme or arrangement at any time assumed, established, sponsored or maintained by any of them or terminate the employment of any employee.

Parent has acknowledged that the Merger will constitute a “change in control” for purposes of the Company Equity Plans, the Severance Plan, and the Deferred Compensation Plan, and has agreed to honor the terms of such plans.

Financing; Financing Cooperation

Each of Parent and Merger Sub has agreed to use their respective reasonable best efforts to arrange, obtain and consummate the equity financing for the Merger (the “Equity Financing”) in an amount required to satisfy the applicable portion of the Required Amount contemplated by the Equity Commitment Letter at the Closing Date on the terms and conditions described in the Equity Commitment Letter. Each of Parent and Merger Sub will not, without the Company’s written consent, permit any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Equity Commitment Letter if such amendment, modification or waiver would (A) impose new or additional conditions precedent to the funding of the Equity Financing or would otherwise materially change, amend, modify or expand any of the conditions precedent to the funding of the Equity Financing, (B) be reasonably expected to prevent or materially delay the availability of all or a portion of the Equity Financing necessary to pay the applicable portion of the Required Amount contemplated by the Equity Commitment Letter or the consummation of the transactions contemplated by the Merger Agreement, (C) reduce the aggregate amount of the Equity Financing below the amount necessary to pay the applicable portion of the Required Amount contemplated by the Equity Commitment Letter (unless accompanied by a corresponding increase in the portion of the Required Amount contemplated by the Debt Commitment Letter), or (D) otherwise materially adversely affect the ability of Parent or Merger Sub to enforce their rights under the Equity Commitment Letter. Each of Parent and Merger Sub shall use their respective reasonable best efforts to (i) maintain in full force and effect the Equity Commitment Letter and the Limited Guarantee until the earliest of the consummation of the transactions contemplated by the Merger Agreement or the valid termination of the Merger Agreement, (ii) satisfy, or cause to be satisfied, on a timely basis, to the extent within their control, all conditions and covenants to the funding or investing of the Equity Financing required to pay the applicable portion of the Required Amount contemplated by the Equity Commitment Letter that are to be satisfied by Parent or Merger Sub, (iii) if the conditions to the Equity Financing set forth in the Equity Commitment Letter have been satisfied and the conditions set forth in the Merger Agreement (other than those to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) have been satisfied or waived, consummate the Equity Financing in an amount required to pay the applicable portion of the Required Amount contemplated by the Equity Commitment Letter, or enforce the Limited Guarantee, in accordance with its terms, and (iv) enforce its rights under the Equity Commitment Letter and the Limited Guarantee. Neither Parent nor Merger Sub will release or consent to the termination of the obligations of the Investor to provide the Equity Financing in an amount required to pay the Required Amount contemplated by the Equity Commitment Letter. Notwithstanding anything to the contrary contained in the Merger Agreement, in no event will the reasonable best efforts of Parent or Merger Sub be deemed or construed to require, either Parent or Merger Sub to seek the Equity Financing from any source other than a counterparty to, or in any amount in excess of that contemplated by, the Equity Commitment Letter.

Parent has agreed to give the Company, as promptly as reasonably practicable, written notice after Parent’s knowledge (i) of any material default or material breach (or any event that, with or without notice, lapse of time or both, would, or would reasonably be expected to, give rise to any material default or material breach) by any party under the Equity Commitment Letter of which Parent or Merger Sub becomes aware, (ii) of any termination of the Equity Commitment Letter by Parent or Merger Sub or of the receipt by Parent or Merger Sub of written notice of termination of the Equity Commitment Letter by the Investor, (iii) of the receipt by Parent or Merger Sub of any written notice or other written communication from the Investor with respect to any actual or asserted material default, breach, termination or repudiation of the Equity Commitment Letter, or any material provision thereof, in each case by any party thereto, and (iv) of the occurrence of an event or development that would reasonably be expected to materially adversely impact the ability of Parent or Merger Sub to obtain all or any portion of the Equity Financing necessary to pay the applicable portion of the Required Amount contemplated by the Equity Commitment Letter. Without limitation of the foregoing, upon the reasonable written request of the Company from time to time, Parent will, as promptly as reasonably practicable, update the Company on the material activity and developments of its efforts to arrange and obtain the Equity Financing, including by providing copies of all definitive agreements (and drafts of all offering documents and marketing materials) related to the Equity Financing, and any amendments, modifications or replacements to the Equity Commitment Letter.

During the period from the date of the Merger Agreement until the earlier to occur of the Closing Date and the termination of the Merger Agreement, Parent will cause Borrower to use its reasonable best efforts to arrange and obtain the debt financing for the Merger (the “Debt Financing”) on the terms and subject to the conditions described in the Debt Commitment Letter, including using its reasonable best efforts to (i) maintain in full force and effect the Debt Commitment Letter in accordance with the terms and subject to the conditions set forth therein (after giving effect to any “market flex” provisions set forth in the Debt Fee Letter), (ii) satisfy, or cause to be satisfied, on a timely basis, all conditions (after giving effect to any “market flex” provisions set forth in the Debt Fee Letter) to funding the Required Debt Amount at Closing that are to be satisfied by, and are within the control of, Borrower, (iii) negotiate and enter into definitive agreements with respect to the Debt Financing on the terms and subject to conditions materially consistent with those terms contemplated by the Debt Commitment Letter (including any related “market flex” provisions set forth in the Debt Fee Letter) or on other terms that are (A) acceptable to the Debt Financing Sources and (B) in the aggregate not materially less favorable (as determined by Parent in good faith), taken as a whole, to Borrower (including with respect to conditions set forth in the Debt Commitment Letter) than those terms and conditions set forth in the Debt Commitment Letter, and (iv) consummate and obtain the Debt Financing in an amount equal to the Required Debt Amount. Parent and Merger Sub will give the Company prompt written notice (A) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to result in a material breach or default) by any party to the Debt Commitment Letter of which Parent or Merger Sub becomes aware, (B) if and when Parent and/or Merger Sub becomes aware that any portion of the Required Debt Amount may not be available at the Closing, (C) of the receipt of any written notice or other written communication from any person with respect to any (1) actual or potential breach, default, termination or repudiation by any party to the Debt Commitment Letter, or (2) material dispute or disagreement between or among Parent or Borrower, on the one hand, and any Debt Financing Sources, on the other hand, with respect to the obligation to fund the Required Debt Amount at the Closing (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Debt Financing), and (D) of any expiration or termination of the Debt Commitment Letter. As soon as reasonably practicable, Parent and/or Merger Sub will provide any information available to Parent and/or Merger Sub, as applicable, and reasonably requested by the Company relating to any circumstance referred to in clause (A), (B), (C) or (D) of the immediately preceding sentence. Without limiting the foregoing, Parent and Merger Sub will keep the Company informed on a reasonably current basis and in reasonable detail of the status of their efforts to arrange the Debt Financing and provide to the Company executed copies of any amendments or modifications to the Debt Commitment Letter or the Debt Fee Letter or to the Alternative Financing as described below (provided that any fee letters, engagement letters or other agreements may be redacted solely as to fee amounts, “market flex” provisions, discounts, pricing caps and other commercially sensitive terms that are customarily redacted). If any portion of the Required Debt Amount becomes, or would reasonably be expected to become, unavailable (whether through expiration, termination or otherwise) on the terms and conditions contemplated by the Debt Commitment Letter (after taking into account any “market flex” provisions set forth in the Debt Fee Letter), Parent will cause Borrower use its reasonable best efforts to arrange and obtain alternative financing, including from alternative sources, on terms and conditions that in the aggregate are not less favorable to Borrower (including with respect to any conditions to the Debt Financing), as determined by Parent in good faith, than the Debt Financing contemplated by the Debt Commitment Letter and in an amount that is sufficient to replace any unavailable portion of the Required Debt Amount (the “Alternative Financing”) as promptly as practicable following the occurrence of such event, and the provisions of the Merger Agreement will be applicable to the Alternative Financing, and for purposes of the Merger Agreement all references to the Debt Financing will be deemed to include such Alternative Financing and all references to the Debt Commitment Letter or Debt Fee Letter will include the applicable documents for the Alternative Financing. Nothing in Merger Agreement or any other provision of the Merger Agreement will require, and in no event will the “reasonable best efforts” of Borrower be deemed or construed to require Parent, Merger Sub or Borrower to (taking into account any “market flex” provisions applicable to the Debt Financing): (i) accept financing on terms or subject to conditions that are materially less favorable, taken as a whole, than those set forth in the Debt Commitment Letter (as determined by Parent in good faith), (ii) waive any term or condition of the Merger Agreement or (iii) pay any fees or any interest rates that exceed, in any material respect those contemplated by the Debt Commitment Letter as in effect on the date hereof (whether to secure a waiver of any conditions contained therein or otherwise). Parent and Merger Sub will not permit, without the prior written consent of the Company (not to be unreasonably conditioned, withheld or delayed), any material amendment or modification to be made to, or any termination, rescission or withdrawal of, or any material waiver of any provision or remedy under, the Debt Commitment Letter or the Debt Fee Letter, if any such amendment, modification or waiver that (individually or in the aggregate with any other amendments, modifications or waivers) would reasonably be expected to (x) reduce the aggregate amount of the Debt Financing contemplated to be funded at Closing to be less than the Required Debt Amount (including by changing the amount of fees to be paid or original issue discount thereof), or (y) impose any new or additional condition, or otherwise amend, modify or expand any condition, to the receipt of any portion of the Required Debt Amount in a manner that would reasonably be expected to (I) materially delay or prevent the Closing Date, (II) make the funding of any portion of the Required Debt Amount (or satisfaction of any condition to obtaining any portion of the Required Debt Amount) less likely to occur, or (III) adversely impact the ability of Parent or Merger Sub to consummate the transactions contemplated hereby; provided that, notwithstanding the foregoing, the Debt Commitment Letter may be amended without the consent of any party to the Merger Agreement to (i) add additional agents, co-agents, lenders, lead arrangers, bookrunners, syndication agents, managers or similar entities who have not executed the Debt Commitment Letter as of the date hereof, (ii) comply with the “market flex” provisions contained in the Debt Fee Letter and (iii) make any conforming or ministerial changes thereto. Notwithstanding anything to the contrary in the Merger Agreement, compliance by Parent and Merger Sub with this provision of the Merger Agreement will not relieve Parent and Merger Sub of the respective obligation to consummate the transactions contemplated by the Merger Agreement, whether or not the Debt Financing or the Alternative Financing is available. Parent will promptly deliver to the Company true and complete copies of all agreements pursuant to which any such Alternative Financing source will have committed to provide Parent, Borrower and/or Merger Sub with any portion of such Alternative Financing.

Prior to the Closing, the Company has agreed, and has agreed to cause each of the Company’s subsidiaries and its and their respective representatives to, use reasonable best efforts, at Parent’s sole expense (other than with respect to any expenses incurred by the Company and the Company’s subsidiaries that would otherwise have been incurred in the ordinary course of business), to cooperate with Parent in connection with the arrangement and consummation of the Debt Financing as may be customary and reasonably requested by Parent, including using reasonable best efforts to (i) participate at reasonable times in a commercially reasonable number of meetings, drafting sessions, presentations, road shows, and rating agency and other due diligence sessions, including direct contact between senior management and the other representatives of the Company, on the one hand, and the actual and potential Debt Financing Sources, on the other hand, in each case, upon reasonable advance notice, (ii) furnish Parent and the Debt Financing Sources with financial and other pertinent information regarding the Company and the Company’s subsidiaries as may be reasonably requested by Parent (provided, that, for the avoidance of doubt, the Company will not be required to provide, and Parent and/or its affiliates will be solely responsible for, (A) the preparation of any pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information or (B) projections, risk factors or other forward-looking statements relating to all or any component of the Debt Financing), (iii) assist Parent and the Debt Financing Sources in the preparation of bank information memoranda and similar documents for the Debt Financing, (iv) cooperate with Parent’s legal counsel in connection with any legal opinions that such legal counsel may be required to deliver in connection with the Debt Financing as reasonably requested by Parent, (v) assist with the preparation, execution and delivery of definitive financing documentation (including a perfection certificate and a certificate of the chief financial officer (or person performing similar functions) of the Company with respect to solvency matters in the form attached to the Debt Commitment Letter (or substantially similar provisions in any Alternative Financing)) and the schedules and exhibits thereto, in each case, as may be reasonably requested by Parent, (vi) assist with the pledging of, and granting of liens on, collateral for the Debt Financing and providing reasonable assistance to facilitate at (but not prior to) the Closing the release of liens (other than permitted liens) on the assets of the Company and the Company’s subsidiaries, (vii) cooperate with the satisfaction of the conditions precedent set forth in the Debt Commitment Letter or any definitive document relating to the Debt Financing to the extent the satisfaction of such condition requires the cooperation of, or is within the control of, the Company or any of the Company’s subsidiaries, (viii) take corporate actions, subject to and conditioned upon the occurrence of the Closing, reasonably necessary to permit the consummation of the Debt Financing and to ensure that the Debt

Financing Sources benefit materially from existing lending relationships of the Company and the Company’s subsidiaries and (ix) provide to Parent and the Debt Financing Sources at least four business days prior to the Closing Date all documentation and other information regarding the Company and the Company Subsidiaries required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation (31 C.F.R. § 1010.230) to the extent requested at least eight (8) days prior to the Closing, so long as, in each case, (A) neither the Company nor any of the Company’s subsidiaries will be required to incur any liability (including the payment of any fees) in connection with the Debt Financing prior to the Closing Date (other than any costs, expenses or indemnities that will be promptly reimbursed by Parent), (B) prior to the Closing Date, the Board (and the equivalent governing body of any of the Company’s subsidiaries) will not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained that are not contingent on the Closing, (C) neither the Company nor any Company Subsidiary will be required to execute prior to the Closing Date any definitive financing documents, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with the Debt Financing, other than such documents and agreements that are contingent on the Closing, (D) neither the Company nor any of the Company’s subsidiaries will be required to take any action that would reasonably be expected to conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time) under the Charter, the Bylaws, or the certificate of incorporation and bylaws, or equivalent organizational documents, of any of the Company’s subsidiaries, any applicable law or any contract to which the Company or any of the Company’s subsidiaries is a party, and (E) neither the Company nor any of the Company’s subsidiaries will be required to provide any assistance or cooperation that would (1) unreasonably interfere with its respective business operations, (2) cause any representation or warranty in the Merger Agreement made by the Company to be breached, or (3) cause any conditions set forth in the Merger Agreement to fail to be satisfied. Except for the representations and warranties of the Company set forth in the Merger Agreement, neither the Company nor any of the Company’s subsidiaries will have any liability to Parent in respect of any financial statements, other financial information, or data or other information provided pursuant to the Merger Agreement, except to the extent resulting from the willful misconduct, gross negligence, fraud or intentional misrepresentation of the Company, any of the Company’s subsidiaries, or their respective representatives.

Except to the extent arising from the willful misconduct, gross negligence, fraud or intentional misrepresentation of the Company, the Company’s subsidiaries or their respective affiliates or representatives, Parent and Merger Sub will indemnify, defend and hold harmless the Company and the Company’s subsidiaries, and their respective directors, officers, employees and representatives from and against any and all damages (excluding lost profits and losses from any consequential, indirect, special or punitive damages (as opposed to direct or actual damages)) incurred, directly or indirectly, in connection with the performance of their respective obligations under financing cooperation provisions of the Merger Agreement and any information provided in connection therewith (other than on account of historical financial information or other information furnished in writing by or on behalf of the Company or any of the Company’s subsidiaries). Upon the earlier of immediately prior to the Closing and the termination of the Merger Agreement in accordance with its terms, Parent will promptly reimburse the Company and the Company’s subsidiaries, as applicable, for all reasonable, documented and invoiced out-of-pocket costs (including reasonable and documented out-of-pocket attorneys’ fees) incurred by the Company or the Company’s subsidiaries in connection with the performance of their respective obligations under the financing cooperation provisions of the Merger Agreement (excluding, for the avoidance of doubt, any costs and expenses that would have been incurred independently of any obligations under the financing cooperation provisions of the Merger Agreement).

Consummation of the Merger is not conditioned on Parent obtaining the Equity Financing, the Debt Financing or any alternative financing.

Sale/Leaseback Transaction

Merger Sub intends to engage in a sale/leaseback transaction (the “Sale/Leaseback Transaction”) (or cause the Company to enter into a sale/leaseback transaction) whereby the Company Owned Real Property would be conveyed to the applicable purchaser (the “Sale/Leaseback Purchaser”) contemporaneously with the Merger and then leased back from the Sale/Leaseback Purchaser. The Company has agreed that it will reasonably cooperate in good faith in connection with the facilitation of the Sale/Leaseback Transaction, including by assisting Parent and Merger Sub in obtaining waivers, consents, estoppels and approvals from counterparties to Franchisee leases, liens and other agreements relating to the Company and the Company’s subsidiaries with respect to the Sale/Leaseback Transaction and obtaining amendments to the Franchisee leases, in each case as required to be delivered by the terms of the Sale/Leaseback Purchase and Sale Agreement (so long as such waivers, consents, estoppels or approvals requested by Parent or the Sale/Leaseback Purchaser are customary in form and substance for similar transactions, and that such amendments are in substantially the form of the related amendments entered into prior to the date hereof). Further, the Company has agreed that it will use reasonable best efforts to assist Parent and Merger Sub to provide preliminary title commitments, surveys, zoning reports, and Phase I environmental site assessments with respect to the Company Owned Real Property to Sale/Leaseback Purchaser, will coordinate with, and liaise between, the Sale/Leaseback Purchaser and the applicable third party diligence providers (including the title company, surveyor, zoning report provider and environmental consultant), and will use its reasonable best efforts to cause the satisfaction and release of record of any liens required to be satisfied and released in accordance with the terms of the Sale/Leaseback Purchase and Sale Agreement (it being understood and agreed that the Company has agreed to satisfy any mortgages, deeds of trust, mechanics lien, tax lien, and/or judgment lien affecting a Company Owned Real Property created by the Company). In addition, the Company has agreed that in connection with the Sale/Leaseback Transaction, it will cooperate in all reasonable respects and within its reasonable control to: ensure the satisfaction of the applicable seller’s covenants and seller conditions precedent under the Sale/Leaseback Purchase and Sale Agreement and to facilitate the conveyance of the Company Owned Real Property to the Sale/Leaseback Purchaser, subject only to the title encumbrances permitted under the Sale/Leaseback Purchase and Sale Agreement, simultaneously with, and conditioned upon, the Closing in respect of the other transactions hereunder; and, subject to such conditions, the Company has agreed to execute any reasonable documentation that is customary in form and substance (and which executed documents the Company may deliver into escrow subject to the Company’s reasonable escrow instructions) in connection with the consummation of such real property conveyance, including executing closing documents required to be delivered by seller under and in accordance with the terms of the Sale/Leaseback Purchase and Sale Agreement, and taking all corporate action reasonably necessary to permit the consummation of the Sale/Leaseback Transaction. In anticipation thereof, the Company has agreed, insofar as in its reasonable control, to assist and cooperate in coordinating any loan payoff and the preparation by others of any related termination documentation in connection with any mortgage and/or deed of trust that presently encumbers the Company Owned Real Property and supplying such other reasonable information and documentation in its possession or readily available at no additional out of pocket cost to the Company in order to facilitate the conveyance of the Company Owned Real Property to the Sale/Leaseback Purchaser.

Treatment of the Company’s Indebtedness

As of the date of the Merger Agreement, the Company had $271,500,000 of loans outstanding and $16,463,782 in outstanding letters of credit under the Company Credit Facility. The Company shall take all actions required to pay off and release all liens on the property and assets of the Company and its subsidiaries with respect to the indebtedness of the Company and its subsidiaries for borrowed money.

Other Agreements

The Merger Agreement contains certain other covenants and agreements, including covenants and agreements relating to, among other things, and subject to certain exceptions and qualifications described in the Merger Agreement:

•	access to information

•	cooperation between the Company and Parent in connection with certain litigation relating to the Merger;

•	the Company taking steps to ensure that dispositions of Denny’s Corporation stock by its officers and directors are exempt under Rule 16b-3 of the Exchange Act;

•	consultation between the Company and Parent in connection with public announcements regarding the Merger;

•	cooperation to cause the delisting of the Company’s Common Stock from Nasdaq as promptly as practicable after the Effective Time;

•	taking actions to eliminate or minimize the effects of any antitakeover statutes; and

•	notification with respect to certain matters.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time:

•	By the mutual written agreement of the Company and Parent.

•	By either the Company or Parent if:

•

the Merger has not been consummated by June 30, 2026 (as such date may be extended by the mutual written consent of the parties, the “Outside Date”), which termination right is not available to a party whose material breach of the Merger Agreement was the principal cause of the failure of the Effective Time to occur by the Outside Date;

•

any governmental entity of competent and applicable jurisdiction shall have issued or enacted a Legal Restraint, and such Legal Restraint shall have become final and nonappealable, which termination right will be available only if the party seeking to terminate the Merger Agreement shall have complied in all material respects with its applicable efforts obligations under the Merger Agreement; or

•	the Denny’s Stockholder Approval has not been obtained at the Company Stockholders’ Meeting or at any adjournment or postponement thereof.

•	By Parent if:

•

the Company has breached its representations, warranties, or covenants such that a closing condition would not be satisfied, and such breach is not cured within 30 days of notice (so long as Parent is not then in material breach of its own obligations); or

•	prior to the Denny’s Stockholder Approval, the Board has made a Denny’s Adverse Recommendation Change.

•	By the Company if:

•

Parent or Merger Sub has breached their representations, warranties, or covenants such that a closing condition would not be satisfied, and such breach is not cured within 30 days of notice (so long as the Company is not then in material breach of its own obligations);

•

the closing conditions have been satisfied (other than those conditions that by their nature are to be satisfied as of the Closing, but subject to such conditions being able to be satisfied or waived at the Closing) but Parent fails to consummate the Merger within three business days after the Company confirms that the Company is ready, willing and able to consummate the Merger; or

•

at any time prior to obtaining the Denny’s Stockholder Approval, to enter into a definitive agreement with respect to a Superior Company Proposal, so long as the Company has complied with its non-solicitation obligations and concurrently pays Parent the Denny’s Termination Fee (as defined below) and applicable reimbursements and, substantially concurrently with such termination, the Company enters into a definitive agreement with respect to such Superior Company Proposal.

If the Merger Agreement is terminated, it will become void, without liability on the part of any party, except in the case of fraud or a willful and material breach of the Merger Agreement prior to termination. Certain provisions, including those relating to confidentiality, the effect of termination, payment of fees and expenses, and governing law, will survive termination.

Fees and Expenses; Termination Fees

Generally, each party is required to pay its own fees and expenses, except that all regulatory filing fees shall be paid fifty (50%) percent by the Company and fifty (50%) percent by Parent.

In addition, upon termination of the Merger Agreement under specified circumstances, certain fees will become payable by either the Company to Parent (or its designee) or Parent to the Company.

The Company will pay Parent (or its designee) a termination fee of $10,320,000 (the “Denny’s Termination Fee”) if:

•	Parent terminates the Merger Agreement because the Board made a Denny’s Adverse Recommendation Change;

•	the Company terminates the Merger Agreement to enter into a definitive agreement with respect to a Superior Company Proposal; or

•

(A) the Merger Agreement is terminated by either the Company or Parent due to the Outside Date having passed, (B) the Merger Agreement is terminated by either the Company or Parent due to a failure to obtain the Denny’s Stockholder Approval at the Company Stockholders’ Meeting, or (C) the Merger Agreement is terminated by Parent if (i) there has been a breach by the Company of its representations, warranties or covenants contained in the Merger Agreement, or if any representation or warranty of Parent or Merger Sub has become untrue, in each case, such that the conditions to the obligations of Parent and Merger Sub to effect the Merger could not be satisfied as of the Closing Date, (ii) Parent has delivered to the Company written notice of such breach, and (iii) such breach is not capable of cure or shall not have been cured within the earlier of the Outside Date or 30 days from the date of delivery of such written notice to the Company; provided, that Parent will not be permitted to terminate the Merger Agreement pursuant to this clause (C) if either Parent or Merger Sub are then in material breach of their respective obligations under the Merger Agreement, and in each case with respect to clauses (A), (B) and (C), (x) after the date of the Merger Agreement and prior to the date of such termination, a bona fide Company Acquisition Proposal was made to the Board or was publicly made director to the Company’s stockholders generally, and in either case such Company Acquisition Proposal has not been unconditionally withdrawn or otherwise abandoned prior to such termination and (y) within twelve months of such termination, the transactions contemplated by any Company Acquisition Proposal are consummated or the Company enters into a definitive agreement providing for any transaction that constitutes a Company Acquisition Proposal. For purposes of this provision, all references to “20%” in the definition of “Company Acquisition Proposal” are deemed to be “50%.”

Parent will pay the Company a termination fee of $17,200,000 if:

•

the Company terminates the Merger Agreement if (i) Parent or Merger Sub has breached its representations, warranties, or covenants or if any representation or warranty of Parent or Merger Sub has become untrue, in each case, such that one or more of the conditions to Closing related to (a) Parent and Merger Sub’s representations and warranties being true and correct both as of the date of the Merger Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an early date, in which case as of such earlier date), except where the failure of any such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, as the case may be, could not be satisfied as of the Closing Date or (b) Parent and Merger Sub having performed in all material respects all obligations and complied in all material respects with all covenants required to be performed or complied with by them under the Merger Agreement at or prior to the Closing, as the case may be, could not be satisfied as of the Closing Date, (ii) the Company has delivered to Parent written notice of such breach, and (iii) such breach is not capable of cure or shall not have been cured within the earlier of the Outside Date or thirty (30) days from the date of delivery of such written notice to Parent; provided, that the Company shall not be permitted to terminate the Merger Agreement pursuant to this provision if the Company is then in material breach of its obligations under the Merger Agreement;

•

the Company terminates the Merger Agreement if (1) the conditions of each party’s obligations to effect the Merger and of Parent and Merger Sub’s obligations to effect the Merger as set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied as of the Closing, but subject to such conditions being able to be satisfied or waived at the Closing) have been satisfied or waived in accordance with the Merger Agreement, (2) Parent and Merger Sub have failed to consummate the Merger on the date on which the Closing should have occurred pursuant to the Merger Agreement, (3) the Company has irrevocably confirmed by written notice to Parent of the Company’s intention to terminate the Merger Agreement pursuant to this provision if Parent and Merger Sub fail to consummate the Merger within three business days following the date of the Company’s delivery of such notice and indicating that the Company is ready, willing and able to consummate the transactions contemplated by the Merger Agreement on the terms contemplated hereby, and (4) Parent and Merger Sub fail to consummate the Merger prior to the expiration of such three business day period (it being understood that, notwithstanding anything to the contrary in the Merger Agreement, no party will be permitted to terminate the Merger Agreement during such three business day period); or

•

the Merger Agreement is terminated by either the Company or Parent, if the Effective Time shall not have occurred by the Outside Date under circumstances in which the Company would have been entitled to terminate the Merger Agreement pursuant to the prior two bullet points.

If the Company or Parent, as the case may be, fails to timely pay the Denny’s Termination Fee or the Parent Termination Fee, as applicable, and, in order to obtain the payment, Parent or the Company, as the case may be, commences a proceeding which results in a judgment against the other party for the Denny’s Termination Fee or the Parent Termination Fee, as applicable, such paying party shall pay the other party’s reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such proceeding, (which, in the case of a payment by Parent, aggregated with any amounts payable by Parent to the Company under the financing cooperation provisions of the Merger Agreement), not to exceed one million five hundred thousand dollars ($1,500,000), together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made, through the date such payment is actually received.

Exclusive Remedy

Except in the case of fraud or a willful and material breach, if a termination fee becomes payable, the payment of such fee will be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the receiving party any Parent Related Party or Company Related Party, as applicable, and any other person against the paying party as a result of the termination of the Merger Agreement. In no event will either party be required to pay its respective termination fee on more than one occasion.

Third Party Beneficiaries

The Merger Agreement is not intended to confer upon any person other than the parties any rights, benefits or remedies, except for (i) from and after the Effective Time, the right of the holders of Company Shares to receive the Merger Consideration, and the rights of the holders of Company Equity Awards to receive the consideration therefor, in accordance with the Merger Agreement, (ii) the provisions relating to indemnification, advancement of expenses, exculpation and insurance, which are for the benefit of the Indemnified Parties, and (iii) certain specified provisions that are for the benefit of the Debt Financing Sources.

Specific Performance

The Company, Parent and Merger Sub have agreed that if the Company, Parent or Merger Sub were to breach any of their respective obligations under the Merger Agreement (including failing to take such actions as are required of them thereunder to consummate the Merger and the other transactions contemplated thereby) in accordance with its specified terms or otherwise breach such provision, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and accordingly, subject to the provisions of the Merger Agreement relating to specific performance and prior to any valid termination of the Merger Agreement in accordance with the terms of the Merger Agreement, (a) the parties will be entitled to an injunction or injunctions to prevent or remedy breaches or threatened breaches of the Merger Agreement and to specific performance of the terms thereof, in each case in the Delaware Court of Chancery or, if such court shall not have jurisdiction, in any federal court located in the State of Delaware or any Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity, (b) the parties waive any requirement for the securing or posting of any bond or other security in connection with the obtaining of any specific performance or injunctive relief, and (c) the parties will waive, in any action for specific performance, the defense of adequacy of a remedy at law, and will not, in any such action, assert that any award of specific performance or other equitable remedy is not an appropriate remedy for any reason at law or in equity. Subject to the terms of the Merger Agreement, either party’s pursuit of specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by a party in the case of a breach of the Merger Agreement involving willful breach or fraud. Each party further agrees that it will not take any position in any legal proceeding concerning the Merger Agreement that is contrary to the terms of the provisions of the Merger Agreement relating to specific performance. Subject to the terms of the Merger Agreement relating to specific performance, Parent will cause Merger Sub to perform their respective obligations under the Merger Agreement.

Notwithstanding anything in the Merger Agreement or any Ancillary Document or otherwise to the contrary, and subject in all respects to the provisions of the Merger Agreement relating to specific performance, the Company or any Company Related Party (or any of the foregoing’s respective representatives) will be entitled to enforce or seek to enforce specifically Parent’s or Merger Sub’s obligation to cause all or any portion of the Equity Financing to be funded (whether under the Merger Agreement or the Equity Commitment Letter) or otherwise cause Parent or Merger Sub to take action to consummate the Merger (including the obligation to pay all or any portion of the Merger Consideration) if and only if: (i) with respect to the Merger, the payment of the Merger Consideration and the Equity Financing related thereto, all of the conditions of each party’s obligations to effect the Merger have been and continue to be satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), (ii) the Required Debt Amount has been received by Borrower in full in accordance with the terms thereof, or the Debt Financing Sources have confirmed in writing to the parties hereto that the Required Debt Amount will be funded in full at the Closing if the Equity Financing is funded and the Sale/Leaseback Transaction is consummated at the Closing (provided that (A) if Alternative Financing is being used in accordance with the Merger Agreement, all references to Debt Financing in the provisions of the Merger Agreement relating to specific performance will be deemed to refer to the Alternative Financing and (B) Parent and Merger Sub will not be required to draw down the Equity Financing or consummate the Closing if such Required Debt Amount and the Sale/Leaseback Transaction is not in fact funded or consummated, as the case may be, in full at the Closing), (iii) the Sale/Leaseback Transaction has been consummated and the proceeds of such transaction have been received by Merger Sub in full in accordance with the terms thereof, or the Sale/Leaseback Purchaser has confirmed in writing to the parties to the Merger Agreement that the Sale/Leaseback Transaction will be consummated at the Closing if the Equity Financing and the Required Debt Amount are funded at the Closing (provided that Parent and Merger Sub will not be required to draw down the Equity Financing or consummate the Closing if such Required Debt Amount and the Sale/Leaseback Transaction is not in fact funded in full or consummated, as the case may be, at the Closing), (iv) Parent and Merger Sub have failed to complete the Closing by the date the Closing is required to have occurred pursuant to the Merger Agreement, (v) the Company has irrevocably and unconditionally confirmed in writing to Parent that (A) if specific performance is granted and the Equity Financing, Debt Financing and Sale/Leaseback Transaction are funded or consummated, as the case may be, then the Closing will occur (and the Company has not revoked, withdrawn, modified or conditioned such confirmation) and (B) the Company is prepared, willing and able to effect the consummation of the Closing and the other transactions contemplated by the Merger Agreement, and (vi) Parent and Merger Sub fail to complete the Closing within two business days after delivery of the Company’s irrevocable and unconditional written confirmation. Notwithstanding anything to the contrary in the Merger Agreement or in any Ancillary Document or otherwise, for the avoidance of doubt, while the Company may, subject in all respects to the Merger Agreement (including, in each case, the limitations set forth therein), concurrently seek (x) specific performance or other equitable relief, subject in all respects to this the provisions of the Merger Agreement relating to specific performance, and (y) payment of the Parent Termination Fee, if, as and when required pursuant to the Merger Agreement, under no circumstances will the Company, directly or indirectly, be permitted or entitled to receive (1) both a grant of specific performance or other equitable relief to cause the Equity Financing to be funded (whether under the Merger Agreement or the Equity Commitment Letter) and the Closing to occur, on the one hand, and the payment of all or any portion of the Parent Termination Fee and/or any of the amounts, if any, as and when due, pursuant to the Merger Agreement, on the other hand or (2) payment of monetary damages (other than, for the avoidance of doubt, the Parent Termination Fee as and when due, pursuant to the Merger Agreement).

Governing Law; Consent to Jurisdiction

The Merger Agreement and all claims and causes of action arising in connection therewith will be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles (whether the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any action arising out of the Merger Agreement will be heard exclusively in the Court of Chancery of the State of Delaware (or, if it lacks jurisdiction, another state or federal court within Delaware). Notwithstanding the foregoing, any action against any of the Debt Financing Sources Related Parties in connection with the Merger Agreement, including any dispute arising out of relating in any way to the Debt Financing, the Debt Commitment Letter or any other agreement entered into in connection with the Debt Financing or the performance thereof or any of the transactions contemplated hereby or thereby, will be governed by the laws of the State of New York and heard exclusively in the state or federal courts in the Borough of Manhattan in the City of New York, New York.

Amendments; Waivers

The Merger Agreement may be amended by mutual written agreement of the parties at any time before the Effective Time. Certain provisions affecting the rights of the Debt Financing Sources may not be amended without their consent. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach of the representations and warranties of the other contained in the Merger Agreement or in any document delivered pursuant hereto, or (c) waive compliance by the other with any of the agreements or covenants contained therein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any delay in exercising any right under the Merger Agreement will not constitute a waiver of such right.

Waiver of Jury Trial

Each party has agreed that any controversy that may arise under the Merger Agreement is likely to involve complicated and difficult issues, and therefore each party has irrevocably and unconditionally waived any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to the Merger

Agreement and any of the agreements delivered in connection therewith or the transactions contemplated thereby. Each party has certified and acknowledged that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce either of such waivers, (ii) it understands and has considered the implications of such waivers, (iii) it makes such waivers voluntarily and (iv) it has been induced to enter into the Merger Agreement by, among other things, the mutual waivers and certifications in this provision of the Merger Agreement.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

The Merger Proposal

We are asking you to approve a proposal to adopt the Merger Agreement and thereby approve the transactions contemplated by the Merger Agreement, including the Merger. Approval of the Merger Proposal by the Company stockholders is required for completion of the Merger. For a detailed discussion of the terms and conditions of the Merger Agreement, see “The Merger Agreement” on page 73 of this proxy statement. A copy of the Merger Agreement is attached as Annex A to this proxy statement.

Vote Required and Board Recommendation

As discussed in “The Merger—Recommendations of the Denny’s Corporation Board and Reasons for the Merger” on page 40 of this proxy statement, after considering various factors described in such section, the Board has determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of the Company and its stockholders. The Board has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of the Company and its stockholders and declared it advisable for the Company to enter into the Merger Agreement; (ii) approved and declared advisable the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained therein, and the consummation of the Merger and the other transactions contemplated thereby upon the terms and subject to the conditions contained therein; (iii) resolved that the Merger be effected under Section 251 of the DGCL; (iv) directed that the Merger Agreement be submitted to the stockholders of the Company for adoption at the Special Meeting; and (v) recommended that the Company’s stockholders adopt the Merger Agreement.

If you sign and return a proxy and do not indicate how you wish to vote on the Merger Proposal, your shares of Common Stock will be voted “FOR” the Merger Proposal.

Under Delaware law, adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the shares of Common Stock outstanding as of the Record Date and entitled to vote on the matter. Abstentions and broker non-votes, if any, will have the same effect as a vote “AGAINST” the Merger Proposal.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE MERGER PROPOSAL.

PROPOSAL 2: ADVISORY VOTE ON MERGER-RELATED NAMED EXECUTIVE OFFICER COMPENSATION

The Compensation Advisory Proposal

In accordance with Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, the Company is providing its stockholders with the opportunity to cast a non-binding, advisory vote to approve certain compensation that will or may become payable to the named executive officers of the Company in connection with the Merger, the value of which is set forth in “The Merger—Interests of Denny’s Corporation Directors and Executive Officers in the Merger-Quantification of Payments and Benefits” on page 57 of this proxy statement.

The Board encourages you to carefully review the named executive officers’ Merger-related compensation information disclosed in this proxy statement. As required by Section 14A of the Exchange Act, the Company is asking its stockholders to vote on the adoption of the following resolution:

“RESOLVED, that the stockholders approve, on a non-binding, advisory basis, the compensation that will or may become payable to Denny’s Corporation named executive officers that is based on or otherwise relates to the Merger, including the agreements and understandings pursuant to which such compensation will or may become payable, as disclosed pursuant to Item 402(t) of Regulation S-K under the section entitled “The Merger—Interests of Denny’s Corporation Directors and Executive Officers in the Merger-Quantification of Payments and Benefits” beginning on page 57 of the proxy statement for the Special Meeting, including the tables, associated footnotes and narrative discussion.”

The vote on the Compensation Advisory Proposal is a vote separate and apart from the vote on the Merger Proposal. Accordingly, you may vote to approve the Merger Proposal and vote not to approve the Compensation Advisory Proposal, and vice versa. Stockholders should note that this proposal is not a condition to completion of the Merger, and as a non-binding, advisory vote, the result will not be binding on the Company, the Board or Parent. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Merger is consummated, our named executive officers will be eligible to receive the compensation that is based on or otherwise relates to the Merger in accordance with the terms and conditions applicable to those payments.

Vote Required and Board Recommendation

Approval of the Compensation Advisory Proposal requires the affirmative vote of a majority of the votes cast at the Special Meeting. Assuming a quorum is present, abstentions and broker non-votes will have no effect on this proposal. If you sign and return a proxy and do not indicate how you wish to vote on the Compensation Advisory Proposal, your shares of Common Stock will be voted “FOR” the Compensation Advisory Proposal.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE COMPENSATION ADVISORY PROPOSAL.

PROPOSAL 3: ADJOURNMENT OF THE SPECIAL MEETING

The Adjournment Proposal

We are asking you to approve a proposal to approve one or more adjournments of the Special Meeting to a later date or time, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. If our stockholders approve the Adjournment Proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies voting against adoption of the Merger Agreement. Among other things, approval of the Adjournment Proposal could mean that, even if a quorum is present and we had received proxies representing a sufficient number of votes against adoption of the Merger Agreement such that the Merger Proposal would be defeated, we could adjourn the Special Meeting without a vote on the adoption of the Merger Agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the Merger Agreement.

If the Special Meeting is adjourned, stockholders who have already submitted their proxies will be able to revoke them at any time prior to the vote on the proposals. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting.

Vote Required and Board Recommendation

Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast at the Special Meeting. Assuming a quorum is present, abstentions and broker non-votes will have no effect on this proposal. If you sign and return a proxy and do not indicate how you wish to vote on the Adjournment Proposal, your shares of Common Stock will be voted “FOR” the Adjournment Proposal.

The Board believes that it is in the best interests of the Company and its stockholders to be able to adjourn the Special Meeting to a later date or time, if necessary or appropriate, for the purpose of soliciting additional votes in respect of the Merger Proposal if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

In addition, if a quorum is not present, the chair of the Special Meeting may adjourn the meeting.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADJOURNMENT PROPOSAL.

MARKET PRICES AND DIVIDEND DATA

Common Stock is listed on Nasdaq under the symbol “DENN.”

On November 3, 2025, the last trading day prior to the public announcement of the execution of the Merger Agreement, the closing price of Common Stock on Nasdaq was $4.11 per share. On November 28, 2025, the latest practicable trading day before the printing of this proxy statement, the closing price of Common Stock on Nasdaq was $6.17 per share. You are encouraged to obtain current market quotations for Common Stock in connection with voting your shares.

Dividends

Under the terms of the Merger Agreement, from the date of the Merger Agreement until the Effective Time, the Company may not declare or pay dividends on Common Stock without Parent’s written consent. Following the Effective Time, there will be no further market for Common Stock, which will be delisted from Nasdaq and deregistered under the Exchange Act.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of November 26, 2025, the beneficial ownership of Common Stock of (i) each current member of the Board; (ii) each named executive officer of the Company, and (iii) all current directors and executive officers of the Company as a group.

Unless otherwise indicated, the persons below have sole voting and investment power with respect to the shares of Common Stock shown as beneficially owned by them.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including securities that he, she or it has the right to acquire within 60 days.

Applicable percentage ownership and voting power is based on 51,498,994 shares of Common Stock outstanding as of November 26, 2025.

Name	Number of Shares of the Company Common Stock Beneficially Owned(1)		Percentage of Class
Bernadette S. Aulestia	100,400		*
Olu Beck	78,349		*
Gregg R. Dedrick	182,540		*
José M. Gutiérrez	169,583		*
John C. Miller	800,253		1.6%
Kelli F. Valade	579,095		1.1%
Mark R. Vondrasek	38,697		*
Christopher D. Bode	191,334		*
Gail E. Sharps Myers	171,133		*
David P. Schmidt	155,103		*
Robert P. Verostek	238,644	(2)	*
All directors and executive officers as a group (15 individuals)	3,244,051		6.5%

*	Represents less than 1% of the outstanding Common Stock.
(1)

The Common Stock listed as beneficially owned by the following individuals includes shares of Common Stock which such individuals have the vested right to acquire (as of November 26, 2025 or within 60 days thereafter) through the conversion of deferred stock units (on a designated date or upon termination of service as a director of Denny’s Corporation), restricted stock units or performance share units deferred pursuant to the Company’s Deferred Compensation Plan (on a designated date or upon termination as an employee of Denny’s): (i) Ms. Aulestia (100,400 shares), (ii) Ms. Beck (67,204 shares), (iii) Mr. Dedrick (77,549 shares), (iv) Mr. Gutiérrez (93,739 shares), (v) Mr. Miller (33,619 shares), (vi) Ms. Valade (386,289 shares), (vii) Mr. Verostek (143,496 shares), (viii) Mr. Vondrasek (38,697 shares), and (ix) all current directors and executive officers as a group (1,631,923 shares).

(2)	Mr. Verostek has shared voting and investment power with respect to 24,000 of the shares shown as beneficially owned by him.

The following table sets forth, as of the dates indicated in the footnotes below, information known to the Company regarding the beneficial ownership of Common Stock by holders of more than five percent (5%) of Common Stock. Unless otherwise noted, all ownership information is based upon filings made by such persons with the SEC.

Name	Number of Shares of Common Stock Owned		Percent of Class
Allspring Global Investments Holdings, LLC (and related entities) 1415 Vantage Park Drive Charlotte, NC 28203	7,531,454	(1)	14.6%
BlackRock, Inc. (and related entities) 50 Hudson Yards New York, NY 10001	4,034,194	(2)	7.8%
The Vanguard Group, Inc. 100 Vanguard Blvd., Malvern, PA 19355	3,245,926	(3)	6.3%
Managed Account Advisors LLC 101 Hudson Street 9th Floor Jersey City, NJ 07302	4,685,485	(4)	9.1%
Boston Partners One Beacon Street, 30th Floor Boston, MA 02108	3,944,479	(5)	7.7%

(1)

Based upon the Schedule 13G/A filed with the SEC on October 10, 2025, Allspring Global Investments Holdings, LLC, a parent holding company, is the beneficial owner of 7,531,454 shares, has sole voting power with respect to 7,347,397 shares and sole investment power with respect to 7,531,454 shares. Aggregate beneficial ownership reported by Allspring Global Investments Holdings, LLC is on a consolidated basis and includes beneficial ownership of Allspring Global Investments, LLC and Allspring Funds Management, LLC.

(2)

Based upon the Schedule 13G/A filed with the SEC on January 26, 2024, BlackRock, Inc., as a parent holding company, is the beneficial owner of 4,034,194 shares and has sole voting power with respect to 3,945,159 shares and sole investment power with respect to 4,034,194 shares. Aggregate beneficial ownership reported by BlackRock, Inc. is on a consolidated basis and includes beneficial ownership of its subsidiaries BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Limited, Aperio Group, LLC, BlackRock Fund Managers Limited and BlackRock Investment Management, LLC.

(3)

Based upon the Schedule 13G/A filed with the SEC on February 13, 2024, The Vanguard Group, Inc., as an investment advisor and parent holding company, is the beneficial owner of 3,245,926 shares and has shared voting power with respect to 99,849 shares, sole investment power with respect to 3,099,826 shares and shared investment power with respect to 146,100 shares.

(4)

Based upon the Schedule 13G/A filed with the SEC on May 15, 2025, Managed Account Advisors LLC, as an investment advisor, is the beneficial owner of 4,685,485 shares and has sole investment power with respect to 3,739,174 shares and has shared investment power with respect to 946,311 shares.

(5)	Based on the Schedule 13G filed with the SEC on August 11, 2025, Boston Partners is the beneficial owner and holds sole investment and dispositive power with respect to 3,944,479 shares.

HOUSEHOLDING OF PROXY MATERIALS

The SEC permits companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. Stockholders who hold their shares through a nominee, such as a broker, bank, broker-dealer or similar organization may receive notice from that nominee regarding the householding of proxy materials. As indicated in the notice, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once a stockholder has received notice that a nominee will be householding, such householding will continue until the stockholder is notified otherwise or until the stockholder has revoked consent by notifying the nominee. If you hold your shares in “street name” and would prefer to receive separate copies of a proxy statement for other stockholders in your household, either now or in the future, please contact your nominee. If you are record holder of your shares and would prefer to receive separate copies of a proxy statement for other stockholders in your household, either now or in the future, please contact: 203 East Main Street Spartanburg, South Carolina 29319 or by phone at 1-800-579-1639. Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their broker or Denny’s Corporation, as applicable.

FUTURE STOCKHOLDER PROPOSALS

The Company held its 2025 annual meeting of stockholders on May 14, 2025 (the “2025 Annual Meeting”). Denny’s Corporation does not expect to hold a 2026 annual meeting of stockholders (the “Denny’s Corporation 2026 Annual Meeting”) if the Merger is completed as currently expected. In the event the Merger has not been completed, the deadlines for any stockholder nominations or proposals for other items of business intended to be presented at the Denny’s Corporation 2026 Annual Meeting are as set forth below.

In order for stockholder proposals intended to be presented at the Denny’s Corporation 2026 Annual Meeting to be eligible for inclusion in the proxy statement and the form of proxy for such meeting, they must be received by the Company at the corporate address set forth above no later than December 4, 2025.

Regarding stockholder nominations of directors and stockholder proposals intended to be presented at the Denny’s Corporation 2026 Annual Meeting but not included in the proxy statement, including stockholder nominations of directors, pursuant to Article II, Sections 2 and 3 of the By-laws, respectively, written notice of such proposals, to be timely, must be received by the Company no earlier than February 13, 2026, and no later than March 13, 2026 (i.e., no more than 90 days and no less than 60 days prior to May 14, 2026, the first anniversary of the 2025 Annual Meeting). In the event that the date of the Denny’s Corporation 2026 Annual Meeting is advanced more than 30 days prior to such anniversary date or delayed more than 60 days after such anniversary date, then to be timely such notice must be received by the Company no later than the later of (i) 70 days prior to the date of the meeting or (ii) the 10th day following the day on which public announcement of the date of the meeting was made. All such nominations and proposals for which timely notice is not received in the manner described above will be ruled out of order at the meeting, resulting in any such nominee not being eligible for election or such proposal’s underlying business not being eligible for consideration at the meeting. Such notices must contain the information specified in the By-laws, including information concerning the proposed nominee or proposal and information about the stockholder’s ownership of Common Stock.

In addition to satisfying the requirements under the By-laws for the submission of director nominations, to comply with the universal proxy card rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to the Company at its principal executive offices no later than March 16, 2026, which is 60 calendar days prior to the anniversary date of the 2025 Annual Meeting. However, if the date of the Denny’s Corporation 2026 Annual Meeting is changed by more than 30 calendar days from such anniversary date, then notice must be provided by the later of 60 calendar days prior to the date of the 2025 Annual Meeting or the 10th calendar day following the day on which public announcement of the date of the Denny’s Corporation 2026 Annual Meeting is first made by the Company.

These provisions are intended to allow all stockholders to have an opportunity to consider business expected to be raised at the meeting.

WHERE YOU CAN FIND MORE INFORMATION

Statements contained in this proxy statement, or in any document incorporated by reference herein, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition.

The following the Company’s filings with the SEC are incorporated by reference:

•	The Company’s Annual Report on Form 10-K for the fiscal year ended December 25, 2024, filed with the SEC on February 24, 2025;

•

The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 26, 2025, June 25, 2025, and September 25, 2025, filed with the SEC on May 5, 2025, August  4, 2025, and November 4, 2025, respectively;

•	The Company’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 3, 2025;

•

The Company’s Current Reports on Form 8-K filed with the SEC on February  7, 2025, February  18, 2025, March  3, 2025, May  16, 2025, July  25, 2025, November  3, 2025 and November 4, 2025 (other than the information disclosed under Item 2.02); and

•

The description of the Company’s Common Stock set forth in its registration statement on Form 8-A filed with the Commission on January 7, 1998 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement and the date of the Special Meeting (excluding any current reports on Form 8-K to the extent disclosure is furnished and not filed). The information provided on our website is not part of this proxy statement and is not incorporated by reference herein.

You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) 732-0330 for further information on the public reference room. These SEC filings are also available to the public at www.sec.gov. In addition, stockholders may obtain free copies of the documents filed with the SEC by the Company through our investor relations website, www.dennys.com. Our website address is provided as an inactive textual reference only.

You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

Denny’s Corporation

203 East Main Street

Spartanburg, South Carolina 29319

Attention: Investor Relations

If you would like to request documents from us, please do so by January 6, 2026, to receive them before the Special Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one business day after we receive your request.

If you have any questions about this proxy statement, the Special Meeting or the Merger or need assistance with voting procedures, you should contact our proxy solicitor:

Okapi Partners LLC

1212 Avenue of the Americas, 17th Floor

New York, NY 10036

Banks and Brokerage Firms, Please Call: (212) 297-0720

Shareholders and All Others Call Toll-Free: (844) 203-3605

E-mail: info@okapipartners.com

Annex A

Execution Version

Certain personally identifiable information has been omitted from this exhibit pursuant to item 601(a)(6) of Regulation S-K. [***] indicates that information has been redacted.

AGREEMENT AND PLAN OF MERGER

by and among

SPARKLE TOPCO CORP., a Delaware corporation,

SPARKLE ACQUISITION CORP., a Delaware corporation,

and

DENNY’S CORPORATION, a Delaware corporation

Dated as of November 3, 2025

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of November 3, 2025 (this “Agreement”), is made by and among Sparkle Topco Corp., a Delaware corporation (“Parent”); Sparkle Acquisition Corp., a Delaware corporation and a wholly owned, indirect subsidiary of Parent (“Merger Sub”); and Denny’s Corporation, a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings assigned to such terms in Section 8.6 or as otherwise defined elsewhere in this Agreement, unless the context clearly indicates otherwise.

WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Parties intend that Merger Sub will merge with and into the Company (the “Merger”), on the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”), and the Company will survive the Merger as a wholly owned Subsidiary of Parent, all upon the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously, upon the terms and subject to the conditions set forth herein, (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, and declared it advisable for the Company to enter into this Agreement; (ii) approved and declared advisable the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and the other transactions contemplated by this Agreement upon the terms and subject to the conditions contained herein; (iii) resolved that this Agreement and the Merger be governed by Section 251 of the DGCL; (iv) resolved to recommend that the Company Stockholders adopt this Agreement; and (v) directed that this Agreement be submitted to the Company Stockholders for their adoption at the Company Stockholders’ Meeting;

WHEREAS, the board of directors of Parent and the board of directors of Merger Sub each has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of Parent and Merger Sub and their respective stockholders, and approved and declared it advisable for Parent and Merger Sub to enter into this Agreement; (ii) approved and declared advisable the execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective covenants and agreements contained herein and the consummation of the Merger and the other transactions contemplated by this Agreement upon the terms and subject to the conditions contained herein; and (iii) resolved that this Agreement and the Merger be governed by Section 251 of the DGCL;

WHEREAS, the sole stockholder of Merger Sub has delivered a written consent as the sole stockholder of Merger Sub in accordance with the DGCL and the certificate of incorporation and bylaws of Merger Sub, approving and adopting this Agreement and the transactions contemplated hereby, including the Merger, which consent by its terms is effective immediately following the execution and delivery of this Agreement in accordance with Section 228 of the DGCL;

WHEREAS, concurrently with the execution of this Agreement, and as a condition for the Company’s willingness to enter into this Agreement, TriArtisan Capital Advisors LLC (such entity, in such capacity, the “Investor”) have entered into an equity commitment letter (such letter, or if there are multiple such letters, all such letters collectively, the “Equity Commitment Letter”), dated as of the date hereof, committing the Investor to provide funds equal to the Required Amount in connection with the consummation of the Equity Financing, subject to the terms and conditions set forth therein and herein;

WHEREAS, concurrently with the execution of this Agreement, and as a condition for the Company’s willingness to enter into this Agreement, the Investor is entering into the Limited Guarantee with respect to certain obligations of Parent and Merger Sub under this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the consummation of the Merger.

NOW, THEREFORE, in consideration of the foregoing, and the covenants, premises, representations and warranties and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties to this Agreement agree as follows:

Article 1

THE MERGER

1.1 The Merger.

(a) Upon the terms and subject to the satisfaction or waiver (where permissible under applicable Law) of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger and a Subsidiary of Parent (the “Surviving Corporation”). The Merger shall be governed by and effected pursuant to Section 251 of the DGCL and shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time (as defined below), all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, in each case, as provided under the DGCL.

(b) At the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other Person, (i) the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated to read in its entirety in the form of the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law (subject to Section 5.9); and (ii) the bylaws of the Company as in effect immediately prior to the Effective Time shall be amended and restated to read in their entirety in the form of the bylaws of Merger Sub as in effect immediately prior to the Effective Time and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein and in the certificate of incorporation of the Surviving Corporation and by applicable Law (subject to Section 5.9).

(c) Notwithstanding anything in this Agreement to the contrary, if, at any time occurring on or after the date hereof until the Effective Time, any change in the outstanding Equity Interests of the Company shall occur as a result of any reorganization, reclassification, recapitalization, stock split (including a reverse stock split), subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution (including any dividend or other distribution of securities convertible into Company Shares) with a record date during such period, or other similar transaction, the Merger Consideration and any other similarly dependent items, as the case may be, will be equitably adjusted to reflect such change and provide the holders of each Company Share and Company Equity Award the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 1.1(c) shall be construed to permit the Company or any of its Subsidiaries to take any such action without the consent of Parent if such consent is required under Section 5.1.

1.2 Closing and Effective Time of the Merger. The closing of the Merger (the “Closing”) will take place as soon as practicable, but in any event no later than the third (3rd) Business Day following the satisfaction or waiver of all of the applicable conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver (if permitted by applicable Law) of those conditions at the Closing) (the “Closing Date”), by electronic exchange of documents, unless another time, date or place is agreed to in writing by the Parties hereto. Upon the terms and subject to the conditions set forth in this Agreement, as promptly as reasonably practicable on the Closing Date, or such other date and time to which Merger Sub and the Company may agree in writing, the Company shall cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL, and the Company and Merger Sub shall make all other deliveries, filings or recordings required under the DGCL in connection with the consummation of the Merger. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware, or such later date and time as is agreed upon by the Parties and specified in the Certificate of Merger (such date and time at which the Merger becomes effective is hereinafter referred to as the “Effective Time”).

1.3 Governance Matters. The Company and the Surviving Corporation shall take all necessary action such that, at the Effective Time, the directors of Merger Sub immediately prior to the Effective Time, or such other individuals designated by Parent as of the Effective Time, shall become the directors of the Surviving Corporation, each to hold office, from and after the Effective Time, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and applicable Law.

Article 2

CONVERSION OF SECURITIES IN THE MERGER

2.1 Conversion of Securities. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a) Conversion of Company Shares. Each Company Share issued and outstanding immediately prior to the Effective Time, other than (A) any Dissenting Shares and (B) any Cancelled Shares, shall be converted into the right to receive cash in an amount equal to $6.25, without interest (the “Merger Consideration”), less any applicable withholding Tax pursuant to Section 2.5. From and after the Effective Time, all such Company Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Company Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon surrender of Certificates or Book-Entry Shares in accordance with Section 2.2 or Section 2.4.

(b) Merger Sub Equity Interests. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub (if any) shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(c) Cancelled Shares. Each Company Share that is owned directly by the Company (or any wholly owned Subsidiary of the Company), Parent, Merger Sub or any of their respective Affiliates (in each case, to the extent applicable) immediately prior to the Effective Time (the “Cancelled Shares”) shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.

2.2 Payment for Securities; Surrender of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent or Merger Sub shall designate a reputable U.S. bank or trust company to act as the paying agent for the Company Stockholders entitled to receive Merger Consideration pursuant to Section 2.1(a) (the identity and terms of designation and appointment of which shall be subject to the reasonable prior approval of the Company) (the “Paying Agent”). Prior to the Effective Time, the Company and Parent shall enter into a paying agent agreement with the Paying Agent, which agreement shall set forth the duties, responsibilities and obligations of the Paying Agent consistent with the terms of this Agreement and otherwise reasonably acceptable to the Company and Parent. Parent shall pay, or cause to be paid, the fees and expenses of the Paying Agent. Parent shall deposit, or cause to be deposited, with the Paying Agent cash in immediately available funds in an amount equal to the aggregate Merger Consideration payable pursuant to Section 2.1(a) (such cash amount, the “Merger Fund”) for the sole benefit of the holders of Company Shares on the Closing Date; provided, that an amount equal to the Equity Financing shall be so deposited as early as practicable on the Closing Date, and in any event prior to the Effective Time. Parent shall cause the Paying Agent to make delivery of the Merger Consideration, as applicable, out of the Merger Fund in accordance with this Agreement. In the event the Merger Fund shall at any time be insufficient to pay the aggregate amount contemplated by Section 2.1(a), Parent shall, or shall cause Merger Sub to, as promptly as reasonably practicable deposit additional cash in immediately available funds, as applicable, with the Paying Agent in an amount that is equal to the deficiency in the amount required to make such payment. The Merger Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The Merger Fund shall be invested by the Paying Agent as directed by Parent or Merger Sub, in its sole discretion, pending payment thereof by the Paying Agent to the holders of the Company Shares; provided that, unless otherwise agreed by Parent and the Company prior to the Closing, or as otherwise specified by the Paying Agent, any such investments shall be in obligations of, or guaranteed by, the United States government or any agency or instrumentality thereof, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding five billion dollars ($5,000,000,000) (based on the most recent financial statements of such bank that are then publicly available). Earnings from such investments shall be the sole and exclusive property of Parent or Merger Sub, and no part of such earnings shall accrue to the benefit of holders of Company Shares.

(b) Procedures for Surrender.

(i) Certificates. As promptly as reasonably practicable after the Effective Time (and in no event later than three (3) Business Days after the Effective Time), Parent or the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Company Shares represented by certificates (the “Certificates”), which Company Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to Section 2.1(a): (A) a letter of transmittal, which shall be in a customary form reasonably acceptable to the Company and Parent prior to the Effective Time and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and shall otherwise be in such form as the Company, Parent and the Paying Agent shall reasonably agree upon (a “Letter of Transmittal”); and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(e)) in exchange for payment of the Merger Consideration, the forms of which instructions shall be subject to the reasonable approval of the Company prior to the Effective Time. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.2(e)) to the Paying Agent or to such other agent or agents as may be appointed in writing by Merger Sub, and upon delivery of a Letter of Transmittal, duly executed and in proper form, with respect to such Certificates, the holder of such Certificates shall be entitled to receive the Merger Consideration for each Company Share formerly represented by such Certificates (after giving effect to any required Tax withholdings as provided in Section 2.5), and any Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered and shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not required to be paid. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. Until surrendered as contemplated hereby, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Agreement, except for Certificates representing any Dissenting Shares, which shall represent the right to receive payment of the fair value of such Company Shares in accordance with and to the extent provided by Section 262 of the DGCL, or any Cancelled Shares.

(ii) Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, no holder of non-certificated Company Shares represented by book-entry (“Book-Entry Shares”) shall be required to deliver a Certificate or, unless required by the Paying Agent, an executed Letter of Transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 2.1(a). In lieu thereof, each holder of record of one or more Book-Entry Shares held through The Depository Trust Company whose Company Shares were converted into the right to receive the Merger Consideration shall upon the Effective Time, in accordance with The Depository Trust Company’s customary procedures (including, if required, receipt by the Paying Agent of an “agent’s message” (or such other evidence of transfer or surrender as the Paying Agent may reasonably request)) and such other procedures as agreed by the Company, Parent, the Paying Agent and, if applicable, The Depository Trust Company, be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver to The Depository Trust Company or its nominee, for the benefit of the holder of such Book-Entry Shares held through it, as promptly as practicable after the Effective Time, in respect of each such Book-Entry Share, the Merger Consideration for each such Book-Entry Share (after giving effect to any required Tax withholdings as provided in Section 2.5) and such Book-Entry Shares of such holder shall forthwith be cancelled. If required by the Paying Agent, as soon as reasonably practicable after the Effective Time (and in no event later than three (3) Business Days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Book-Entry Shares not held through The Depository Trust Company (A) a Letter of Transmittal and (B) instructions for returning such Letter of Transmittal in exchange for the Merger Consideration, the forms of which Letter of Transmittal and instructions shall be subject to the reasonable approval of the Company prior to the Effective Time. Upon delivery of such Letter of Transmittal, if required by the Paying Agent, in accordance with the terms of such Letter of Transmittal, duly executed and in proper form, the holder of such Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration, for each such Book-Entry Share (after giving effect to any required Tax withholdings as provided in Section 2.5), and such Book-Entry Shares so surrendered shall forthwith be cancelled. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. No interest will be paid or accrued on any amount payable upon due surrender of Book-Entry Shares. Until paid or surrendered as contemplated hereby, each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Agreement, except for Book-Entry Shares representing Dissenting Shares, which shall be deemed to represent the right to receive payment in accordance with and to the extent provided by Section 262 of the DGCL, or Cancelled Shares.

(c) Transfer Books; No Further Ownership Rights in Company Shares. At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further recording or registration of transfers of Company Shares on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Shares, except the right to receive the Merger Consideration payable therefor upon the surrender thereof in accordance with the provisions of this Section 2.2 and except as provided in Section 2.3. The Merger Consideration paid to such Company Stockholders in accordance with the terms of this Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Shares. From and after the Effective Time, the holders of Certificates and Book-Entry Shares representing

Dissenting Shares shall cease to have any rights with respect to such Company Shares, except for the right to receive payment in accordance with and to the extent provided by Section 262 of the DGCL. From and after the Effective Time, the holders of Certificates and Book-Entry Shares representing Cancelled Shares shall cease to have any rights with respect to such Company Shares as provided for by Section 2.1(c). Notwithstanding the foregoing, if, after the Effective Time, Certificates or any other valid evidence of ownership of Company Shares that have not previously been surrendered are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged for the applicable Merger Consideration as provided in this Agreement.

(d) Termination of Merger Fund; Abandoned Property; No Liability. Any portion of the Merger Fund (including any interest received with respect thereto) made available to the Paying Agent that remains unclaimed by the holders of Certificates or Book-Entry Shares on the twelve (12)-month anniversary of the Effective Time will be returned to the Surviving Corporation, upon demand, and any such holder who has not tendered its Certificates or Book-Entry Shares for the Merger Consideration in accordance with Section 2.2(b) prior to such time shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for delivery of the Merger Consideration, in each case without interest and subject to any withholding of Taxes required by applicable Law, in respect of such holder’s surrender of its Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2(b). Any Merger Consideration remaining unclaimed by the holders of Certificates or Book-Entry Shares immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity will, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto. None of the Surviving Corporation, the Company, Merger Sub, Parent or the Paying Agent, or any employee, officer, director, agent or Affiliate of any of them, shall be liable to any Person in respect of any part of the Merger Consideration made available to the Paying Agent delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit, in customary form, reasonably acceptable to Parent (which shall contain an agreement in customary form to indemnify Parent, Merger Sub, the Surviving Corporation and their respective Affiliates against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or their respective Affiliates on account of the alleged loss, theft or destruction of such Certificates) of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1(a), without interest and subject to any withholding Taxes required by applicable Law. In addition, Parent may, in its reasonable discretion and as a condition precedent to the payment of such Merger Consideration, require the owner(s) of such lost, stolen or destroyed Certificates to deliver a bond in a customary and reasonable sum as it may reasonably direct as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.3 Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement (but subject to the provisions of this Section 2.3), Company Shares outstanding immediately prior to the Effective Time and held by a holder who has neither voted in favor of the Merger nor consented thereto in writing and who is entitled to demand, and has properly demanded, appraisal for such Company Shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such Company Shares, the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration. At the Effective Time, all Dissenting Shares shall be cancelled and cease to exist, and the holders of Dissenting Shares shall only be entitled to the rights specifically granted to them under the DGCL with respect to Dissenting Shares. If any such holder of Dissenting Shares fails to perfect or otherwise waives, withdraws or loses its right to appraisal under Section 262 of the DGCL or other applicable Law, then such Dissenting Shares shall be deemed to have been converted into, as of the Effective Time, and shall be exchangeable for, subject to compliance with the procedures in Section 2.2(b), solely the right to receive the Merger Consideration, without interest and subject to any withholding Taxes pursuant to Section 2.5. The Company shall give Parent: (i) prompt written notice (and in any event within two (2) Business Days) of any written demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand; and (ii) the right to participate in, control and direct all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not pay or settle, or make any payment or settlement offer, prior to the Effective Time with respect to any such demand, notice or instrument or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions of Section 262 of the DGCL, or offer or agree to do any of the foregoing unless Parent shall have given its written consent to such payment or settlement, or payment or settlement offer or waiver.

2.4 Treatment of Company Equity Awards(a).

(a) Company RSU Awards. Effective as of immediately prior to the Effective Time, each Company RSU Award that is outstanding immediately prior thereto shall by virtue of the Merger automatically and without any action on the part of the Company, Parent or the holder thereof, be cancelled and terminated and converted into the right to receive from the Surviving Corporation an amount in cash (without interest and subject to applicable withholding Taxes) equal to the product obtained by multiplying (x) the aggregate number of Company Shares underlying such Company RSU Award, by (y) the Merger Consideration (the “RSU Consideration”). Parent shall pay by wire transfer of immediately available funds to the Surviving Corporation, and the Surviving Corporation shall, or Parent shall cause the Surviving Corporation to, pay to each holder of a Company RSU Award, through the Surviving Corporation’s normal payroll procedures, the applicable RSU Consideration (less any applicable withholding Taxes pursuant to Section 2.5) as promptly as practicable after the Effective Time (and in no event later than the next regularly scheduled payroll date that is at least five (5) Business Days following the Effective Time or, to the extent any amount constitutes nonqualified deferred compensation under Section 409A of the Code, at the earliest time following such first regular payroll cycle that will not trigger a tax or penalty under Section 409A of the Code).

(b) Company PSU Awards. Effective as of immediately prior to the Effective Time, each Company PSU Award that is outstanding immediately prior thereto shall by virtue of the Merger automatically and without any action on the part of the Company, Parent or the holder thereof, be cancelled and terminated and converted into the right to receive from the Surviving Corporation an amount in cash (without interest and subject to applicable withholding Taxes) equal to the product obtained by multiplying (x) the aggregate number of Company Shares underlying such Company PSU Award (with such number of Company Shares determined in accordance with the terms of the applicable award agreement listed on Section 2.4(b) of the Company Disclosure Schedule pursuant to which such Company PSU Award was granted, including, for the avoidance of doubt, any pro rata vesting terms (and without discretionary adjustment by the Company Board (or a committee thereof))) by (y) the Merger Consideration (the “PSU Consideration”). Parent shall pay by wire transfer of immediately available funds to the Surviving Corporation, and the Surviving Corporation shall, or Parent shall cause the Surviving Corporation to, pay to each holder of a Company PSU Award, through the Surviving Corporation’s normal payroll procedures, the applicable PSU Consideration (less any applicable withholding Taxes pursuant to Section 2.5) as promptly as practicable after the Effective Time (and in no event later than the next regularly scheduled payroll date that is at least five (5) Business Days following the Effective Time or, to the extent any amount constitutes nonqualified deferred compensation under Section 409A of the Code, at the earliest time following such first regular payroll cycle that will not trigger a tax or penalty under Section 409A of the Code). For the avoidance of doubt, any Company PSU Award that is unvested as of immediately prior to the Effective Time in accordance with the terms of the applicable award agreement listed on Section 2.4(b) of the Company Disclosure Schedule pursuant to which it was granted (including (i) Company PSU Awards that do not vest in connection with a Change in Control (as defined in such award agreement) resulting from the transactions contemplated by this Agreement as a result of failing to meet applicable “rTSR” performance goals, and (ii) Company PSU Awards subject to “Adjusted EPS Growth” performance goals that do not vest in connection with a Change in Control (as defined in such award agreement) resulting from the transactions contemplated by this Agreement based on deemed achievement of the greater of (x) target performance and (y) actual performance) will automatically be cancelled without further action and for no consideration.

(c) Prior to the Effective Time, the Company Board (or a committee thereof) shall take all actions necessary to (i) effectuate the provisions set forth in this Section 2.4, and (ii) terminate the Company Equity Plans as of the Effective Time. Parent shall have a reasonable opportunity to review and comment on all resolutions effectuating the provisions set forth in this Section 2.4. The Company shall reasonably consider all comments provided by Parent with respect to such materials.

2.5 Withholding Rights. Parent, Merger Sub, the Surviving Corporation, the Company, the Paying Agent, and any other applicable withholding agent, as the case may be, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement, such amounts that Parent, Merger Sub, the Surviving Corporation, the Company, the Paying Agent, or any other applicable withholding agent, is required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder or any provision of applicable Tax Law; provided, however, that, except (i) with respect to amounts treated as compensation for Tax purposes, or (ii) as a result of the failure of any holder or former holder of Company Shares, Company RSU Awards, or Company PSU Awards to provide IRS Form W-9 or appropriate IRS Form W-8, as applicable, demonstrating that such holder is exempt from withholding, Parent shall use commercially reasonable efforts to provide the Company notice of any applicable payor’s intention to make such deduction or withholding and to provide the Company with a reasonable opportunity to obtain reduction of or relief from such deduction or withholding. Parent shall reasonably cooperate with the Company to obtain such reduction of or relief from such deduction or withholding to the extent permitted by Law. To the extent that amounts are so withheld and timely paid over to the applicable Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding anything to the contrary, any compensatory amounts payable to any current or former employee of the Company or any of the Company Subsidiaries pursuant to or as contemplated by this Agreement shall be remitted to the applicable payor for payment to the applicable Person through regular payroll procedures, as applicable.

2.6 Further Actions. As of the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver in the name and on behalf of the Company and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company and Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Article 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the Company SEC Documents filed on or after January 1, 2024 (the “Applicable Date”) and publicly available not less than two (2) Business Days prior to the date hereof (other than any disclosures contained under the captions “Risk Factors” or “Forward-Looking Statements” or any other disclosures contained therein to the extent they are predictive or forward-looking in nature (other than any factual information contained therein) and including, for the avoidance of doubt, all exhibits thereto) (it being acknowledged and agreed that nothing disclosed in the Company SEC Documents will be deemed to modify or qualify the representations and warranties set forth in Section 3.2) or (ii) the corresponding sections of the disclosure schedule delivered by the Company to Parent and Merger Sub concurrently with the execution of this Agreement (the “Company Disclosure Schedule”) (it being acknowledged and agreed that disclosure in any Section or Subsection of the Company Disclosure Schedule shall be deemed disclosed with respect to all sections of this Agreement and all other sections or subsections of the Company Disclosure Schedule to the extent that the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Organization and Qualification; Subsidiaries.

(a) The Company is a corporation, duly incorporated and validly existing under the Laws of Delaware and has requisite corporate power and authority to carry on its business as it is now being conducted, except for such failures to have such power or authority that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is in good standing under the Laws of Delaware, except for such failures to be in good standing that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company’s Subsidiaries (each, a “Company Subsidiary”) is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate or organizational, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, in each case, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified, registered, licensed and otherwise authorized to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the conduct of its business requires such qualification, registration, licensing or authorization, except where the failure to be so qualified, registered, licensed or authorized or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company has made available or caused to be made available to Parent true, correct and complete copies of (i) any amendments to the Amended and Restated Certificate of Incorporation of the Company (the “Company Charter”) not filed prior to the date hereof with the SEC, (ii) any amendments to the Amended and Restated Bylaws of the Company (the “Company Bylaws”) not filed prior to the date hereof with the SEC, and (iii) the certificates of incorporation and bylaws, or equivalent organizational or governing documents, of each Company Subsidiary. The Company is in compliance in all material respects with the provisions of the Company Charter and the Company Bylaws and each Company Subsidiary is in compliance in all material respects with its organizational and governing documents.

(c) Section 3.1(c) of the Company Disclosure Schedule sets forth as of the date hereof a true, correct and complete list of the Company Subsidiaries, together with the jurisdiction of organization or incorporation, as the case may be, of each Company Subsidiary. Neither the Company nor any Company Subsidiary, directly or indirectly, owns any Equity Interest in any Person other than the Company Subsidiaries. All of the outstanding shares of capital stock of, or other Equity Interests in, each Company Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable. All of the outstanding shares of capital stock of, or other Equity Interests in, each Company Subsidiary are owned, directly or indirectly, by the Company free and clear of all Liens, other than Permitted Liens.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 135,000,000 Company Shares, of which, as of the close of business on October 29, 2025 (the “Capitalization Date”), there were 51,498,994 Company Shares issued and outstanding, (ii) 397,500 Company Shares were held in the treasury of the Company and (iii) 25,000,000 shares of preferred stock, $0.10 par value per share, none of which were issued and outstanding as of the close of business on the Capitalization Date. No Company Subsidiary owns any Company Shares or has any option or warrant to purchase any Company Shares or any other Equity Interest in the Company. All of the outstanding Company Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(b) As of the close of business on the Capitalization Date, (i) 2,597,869.8 Company Shares were subject to issuance pursuant to Company RSU Awards granted and outstanding under the Company Equity Plans, (ii) 1,819,918 Company Shares were subject to issuance pursuant to Company PSU Awards (assuming target performance thereunder and 3,179,874 shares assuming maximum performance thereunder) granted and outstanding under the Company Equity Plans, and (iii) 1,806,857 Company Shares were reserved for future issuance under the Company Equity Plans for awards not yet granted. Notwithstanding anything to the contrary herein, except with respect to Company RSU Awards consisting of deferred stock units, there are no Company Equity Awards outstanding under any Benefit Plan other than the Denny’s Corporation 2021 Omnibus Incentive Plan, as amended and restated on May 14, 2025. All Company Shares subject to issuance under the Company Equity Plans, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Since the close of business on the Capitalization Date through the date of this Agreement, the Company has not issued any Company Shares, Company Equity Awards or other Equity Interests other than Company Shares issued upon the exercise or settlement of Company Equity Awards outstanding as of the close of business on the Capitalization Date in accordance with their terms.

(c) Section 3.2(c) of the Company Disclosure Schedule sets forth, as of the close of business on the date of this Agreement, for each Company Equity Award, the holder, type of award, the Company Equity Plan governing the Company Equity Award, grant date, number of Company Shares subject to the Company Equity Award, vesting schedule and, if applicable, exercise price and expiration date.

(d) Other than the Company Equity Awards, there are no (i) outstanding Equity Interests or other options, warrants or other rights, relating to or based on the value of any Equity Interests of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue, acquire or sell any Equity Interests of the Company or any Company Subsidiary or (ii) outstanding contractual obligations of the Company or the Company Subsidiaries (A) to repurchase, redeem or otherwise acquire, or make payments based on the price or value of, any Equity Interests, (B) restricting the transfer of, or with respect to the voting of, any Equity Interests to which the Company or any of the Company Subsidiaries is a party or by which it is bound, (C) to provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Person other than a Company Subsidiary or a Franchisee pursuant to the Franchise Agreements or (D) which obligate the Company to grant, extend or enter into any such agreements relating to any Equity Interests, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Equity Interests.

(e) Other than the Company Equity Awards, there are no obligations (whether outstanding or authorized) of the Company or any Company Subsidiary requiring the redemption or repurchase of, or containing any right of first refusal with respect to, or granting any preemptive rights with respect to, any Company Shares or other Equity Interests of the Company or any Company Subsidiary. There are no voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of Company Shares or other Equity Interests of the Company or any Company Subsidiary, other than any such agreements solely between and among the Company and any Company Subsidiary or solely between and among two or more Company Subsidiaries. There are no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Shares may vote.

(f) As of the date hereof, the Company had two hundred seventy-one million five hundred thousand dollars ($271,500,000) of loans outstanding and sixteen million four hundred sixty-three thousand seven hundred eighty-two dollars ($16,463,782) in outstanding letters of credit under the Company Credit Facility. As of immediately prior to the Closing, the amount of revolving Indebtedness outstanding under the Company Credit Facility, less (1) the amount of unrestricted cash held by the Company and (2) the estimated liquidation value of the Company’s interest rate hedges as independently determined by a qualified valuation expert, shall not exceed two hundred sixty million dollars ($260,000,000).

3.3 Authority.

(a) The Company has all requisite corporate power and authority necessary to execute and deliver this Agreement and, subject to receipt of the Company Stockholder Approval, to perform (subject to the conditions contained herein) its obligations hereunder and to consummate the transactions contemplated by this Agreement, including the Merger. The execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, have been duly and validly authorized by all requisite corporate action on the part of the Company and no other proceedings on the part of the Company or its stockholders are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, including the Merger, other than, as of the date of this Agreement with respect to the Merger, (i) the adoption of this Agreement by the holders of a majority of the outstanding Company Shares entitled to vote thereon (the “Company Stockholder Approval”) and (ii) the filing of the Certificate of Merger as required by the DGCL. This Agreement has been duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by Parent and Merger Sub, constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights, and to general equitable principles as to enforceability, including specific performance and injunctive and other forms of equitable relief (the “Enforceability Exceptions”).

(b) The Company Board, at a meeting duly called and held, has by unanimous vote (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, and declared it advisable for the Company to enter into this Agreement; (ii) approved and declared advisable the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and the other transactions contemplated by this Agreement upon the terms and subject to the conditions contained herein; (iii) resolved that this Agreement and the Merger be governed by Section 251 of the DGCL; (iv) resolved to make the Company Board Recommendation, which Company Board Recommendation has not, except after the date hereof as expressly permitted by Section 5.4, been subsequently rescinded, modified or withdrawn; and (v) directed that this Agreement be submitted to the Company Stockholders for their adoption at the Company Stockholders’ Meeting.

3.4 No Conflict. None of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Merger or any other transaction contemplated by this Agreement will (with or without notice or lapse of time, or both) conflict with or violate any provision of the Company Charter or the Company Bylaws or, in any material respect, the organizational or governing documents of any of the Company Subsidiaries. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Merger or any other transaction contemplated by this Agreement will (with or without notice or lapse of time, or both), (a) assuming that all consents, approvals, authorizations and permits described in Section 3.5 have been obtained and all filings and notifications described in Section 3.5 have been made and any waiting periods thereunder have terminated or expired, and any other condition precedent to such consent, approval, authorization or waiver has been satisfied, conflict with or violate any Law applicable to the Company or any Company Subsidiary or any of their respective properties or assets, or (b) require any consent or approval or result in the loss of a benefit or other change in any right or obligation under, violate, conflict with, result in any breach of, or constitute a change of control or default under (or an event which with or without notice or lapse of time or both would become a default), or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) upon any of the respective properties or assets of the Company or any Company Subsidiary pursuant to, any Company Material Contract or any Company Real Property Lease to which the Company or any Company Subsidiary is a party or by which they or any of their respective properties or assets may be bound or any Company Permit.

3.5 Required Filings and Consents. Assuming the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.4, none of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Merger or any other transaction contemplated by this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, other than (a) the filing of the Certificate of Merger as required by the DGCL; (b) compliance with any applicable foreign, federal or state securities or blue sky Laws, including pursuant to the applicable requirements of the Securities Act and the Exchange Act; (c) such filings as may be required under the rules and regulations of NASDAQ; (d) the filing with the SEC of the Proxy Statement and such other reports required in connection with the transactions pursuant to this Agreement under, and such other compliance with, the Exchange Act and the Securities Act and the rules and regulations thereunder; (e) amendment filings to each of the current FDDs of the Company or any of the Company Subsidiaries with the applicable Governmental Entity in each jurisdiction in which the Company or any of the Company Subsidiaries maintains a franchise registration as required by applicable state Franchise Law; (f) the consents, approvals, authorizations or permits of, filings, actions, registrations with or notifications to, any Governmental Entity (including with respect to any Competition Laws) set forth on Section 3.5(f) of the Company Disclosure Schedule; and (g) the consents, approvals, authorizations or permits of, filings, actions, registrations with or notifications to, any Governmental Entity (including with respect to any Competition Laws), the failure of which to obtain or make has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.6 Disclosure Documents. None of the information supplied or to be supplied by or on behalf of the Company or any Company Subsidiary for inclusion or incorporation by reference in the Proxy Statement (including any amendment or supplement thereto and any document incorporated or referenced therein) will, when filed with the SEC, when distributed or disseminated to the Company Stockholders, when the Company Stockholders vote on the adoption of this Agreement, or when any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the Exchange Act. Notwithstanding the foregoing provisions of this Section 3.6, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Proxy Statement based on information provided by or on behalf of Parent and its Subsidiaries, including Merger Sub, in writing and specifically for inclusion in the Proxy Statement.

3.7 Permits; Compliance with Law.

(a) The Company and the Company Subsidiaries hold the authorizations, licenses (including Liquor Licenses), permits, certificates, variances, exemptions, approvals, Orders, franchises, registrations and clearances of any Governmental Entity necessary for the Company and the Company Subsidiaries to own, lease and operate their properties and assets, and to carry on and operate their businesses as currently conducted (collectively, the “Company Permits”), except where the failure to hold any of the Company Permits, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since the Applicable Date, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries have maintained, and have been in compliance with all terms and conditions of, all Company Permits and all Company Permits are in full force and effect, and (ii) no default has occurred under, and there exists no event that, with or without notice, lapse of time or both, would reasonably be expected to result in a default under, or would give to others any right of revocation, non-renewal, adverse modification or cancellation of, any Company Permit. The Company and the Company Subsidiaries have paid all fees and assessments due and payable in connection with the Company Permits, except where the failure to make such payment has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Neither the Company nor any Company Subsidiary is, and since the Applicable Date has not been, in conflict with, default under or violation of, and to the Knowledge of the Company, is not under investigation with respect to nor been threatened to be charged with or given notice of any violation of, any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company

Subsidiary is bound or affected, except for any conflicts, defaults or violations as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Section 3.7(c) of the Company Disclosure Schedule sets forth a list as of the date of this Agreement of all Liquor Licenses held or used by the Company and its Subsidiaries that are required for the Company and its Subsidiaries to conduct their business in all material respects as conducted on the date of this Agreement, along with the name and street, city and state address of each restaurant to which such Liquor License relates, and the expiration date of each such Liquor License. Except as has not had, and would not reasonably be expected to have, individually in the aggregate, a Company Material Adverse Effect: (i) each such restaurant possesses a Liquor License; (ii) each Liquor License is in full force and effect; and (iii) since the Applicable Date, there have not been, and there are not now pending, any disciplinary actions, unresolved citations, unsatisfied penalties, or past disciplinary actions relating to Liquor Licenses that would reasonably be expected to have any adverse impact on the ability to maintain or renew any Liquor License.

(d) The Company and the Company Subsidiaries, in each case since the Applicable Date and except as would not be material to the Company and the Company Subsidiaries, taken as a whole, (i) have been in compliance with all applicable Laws related to the marketing and advertising of the business of the Company and the Company Subsidiaries (including the products and services of the Company and the Company Subsidiaries) and have not engaged in any false, deceptive, unfair, or misleading advertising or promotional practices under the applicable Laws of any jurisdiction in which they operate or market any of its products or services, (ii) have not received written notice from any Person, or been involved in any Proceeding, alleging unfair competition or unfair trade practices by the Company or the Company Subsidiaries pursuant to the Laws of any jurisdiction, or (iii) have not received any written notices or been subject to any investigations from the United States Federal Trade Commission or any other Governmental Entity or any advocacy or monitoring group regarding its marketing, advertising, or promotional practices.

3.8 SEC Filings; Financial Statements.

(a) Since the Applicable Date, the Company has, in all material respects, timely filed with or otherwise furnished (as applicable) to the SEC all registration statements, prospectuses, forms, reports, certifications, proxy statements, schedules, statements and documents required to be filed or furnished by it with the SEC under the Securities Act or the Exchange Act, as the case may be (such documents and any other documents filed or furnished by the Company with the SEC since the Applicable Date as have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”). As of their respective filing dates or, if supplemented, modified or amended, as of the date of the most recent supplement, modification or amendment, the Company SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, and (ii) complied, as of such date, as to form in all material respects, with the applicable requirements of the Exchange Act, the Securities Act or the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations of the SEC thereunder and the listing and corporate governance rules and regulations of NASDAQ, provided, however, in each case, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information filed or furnished by the Company to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act. None of the Company’s Subsidiaries is required to file periodic reports with the SEC. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any of the Company SEC Documents. As of the date hereof, to the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or ongoing SEC investigation. None of the Company Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.

(b) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and the consolidated Company Subsidiaries (including, in each case, any related notes and schedules thereto) included in the Company SEC Documents (collectively, the “Company Financial Statements”) (i) when filed complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, and (ii) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Company and the consolidated Company Subsidiaries, taken as a whole, as of the dates and for the periods referred to therein in accordance with GAAP applied on a consistent basis during the periods involved (subject, in the case of interim financial statements, to normal and recurring year-end adjustments, none of which would be material, individually or in the aggregate, and the absence of notes, none of which if presented would materially differ from those presented in the audited Company Financial Statements). Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Company SEC Documents.

3.9 Internal Controls.

(a) Since the Applicable Date, the Company has designed and maintained in all material respects a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) to provide reasonable assurances regarding the reliability of financial reporting for the Company and the Company Subsidiaries and the preparation of financial statements for external purposes in accordance with GAAP. Since the Applicable Date the Company (i) has maintained in all material respects “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports; and (ii) based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, has disclosed to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that have not been remediated and are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (B) any fraud that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since the Applicable Date, there have been no material complaints from or to a Governmental Entity regarding accounting, internal accounting controls or auditing practices of the Company or any Company Subsidiaries. Since the Applicable Date, the principal executive officer and the principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Company SEC Documents, and the statements contained in such certifications were complete and correct as of the dates they were made.

(b) Neither the Company nor any of the Company Subsidiaries has made any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. There are no, and have not been any, outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act and Section 402 of the Sarbanes-Oxley Act) or director of the Company.

3.10 No Undisclosed Material Liabilities. Except for those liabilities and obligations (a) specifically disclosed or reflected and adequately reserved against or provided for in the Company Financial Statements filed as of June 25, 2025, (b) incurred in the ordinary course of business consistent with past practice since June 25, 2025 (none of which is a liability resulting from a breach of contract, breach of warranty, tort, infringement or misappropriation, or that relates to any Proceeding), (c) for Taxes, (d) incurred in accordance with this

Agreement or in connection with any transaction contemplated by this Agreement, or (e) that otherwise have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company Subsidiary is, as of the date of this Agreement, subject to any liabilities or obligations, whether accrued, contingent or otherwise.

3.11 Absence of Certain Changes or Events.

(a) Since June 25, 2025 through the date of this Agreement, the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice.

(b) Since June 25, 2025 through the date of this Agreement, there has not occurred any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Since June 25, 2025 through the date of this Agreement, except as contemplated by this Agreement, the Company and the Company Subsidiaries have not taken any action that, if taken after the date hereof, would require the consent of Parent pursuant to the terms of Section 5.1.

3.12 Employee Benefit Plans.

(a) Section 3.12(a) of the Company Disclosure Schedule lists all material Benefit Plans.

(b) The Company has made available to Parent, with respect to each material Benefit Plan: (i) the plan document of such Benefit Plan (or, if not reduced to writing, a written summary of all material plan terms), including all amendments thereto, and all trust agreements, and insurance contracts and other funding vehicles, (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedules, if any, (iii) the current summary plan description and any material modifications thereto, if any, (iv) the most recent annual financial report, trustee report, audit report or actuarial report, if any, (v) copies of Forms 1094-C and sample Forms 1095-C filed by the Company or any Company Subsidiary for the six (6) most recently completed calendar years, (vi) the most recent determination or opinion letter from the IRS (if applicable) for such Benefit Plan, and (vii) all material or non-routine correspondence with the IRS, U.S. Department of Labor or other Governmental Entity relating to such Benefit Plan.

(c) (i) Each Benefit Plan has been maintained, operated, registered and administered in all material respects in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto, (ii) each Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and, to the Knowledge of the Company, there are no circumstances likely to result in the loss of the qualification of such plan under Section 401(a) of the Code, (iii) no Benefit Plan other than the post-termination employer subsidy continuation set forth in the Executive Severance Plan, the Key Employee Severance Plan, and the IU/OU Management/Support Severance Plan, provides medical, life insurance or other welfare benefits with respect to Company Service Providers beyond their retirement or other termination of service, other than coverage mandated by applicable Law at the participant’s sole expense, (iv) all contributions or other amounts payable by the Company or the Company Subsidiaries with respect to each Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP (other than with respect to amounts not yet due), (v) none of the Company, any of the Company Subsidiaries, any Company Service Provider or any Benefit Plan that is subject to ERISA, or any trust created thereunder or any trustee or administrator thereof, has engaged in a nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code), and (vi) there are no pending or, to the Knowledge of the Company, threatened complaints, lawsuits or claims (other than individual claims for benefits in accordance with the terms of the Benefit Plans) by, on behalf of or against any of the Benefit Plans or any trusts related thereto, or against any fiduciary of any Benefit Plan. None of the Company, any Company Subsidiary or any ERISA Affiliate, has now or at any time within the previous six (6) years contributed to, sponsored or maintained (or has been required to contribute to, sponsor or maintain) or has otherwise had any direct or indirect liability with respect to, (x) any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (including any Multiemployer Plan) or (y) a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control within the meaning of Section 4063 of ERISA. None of the Company, any Company Subsidiary or any ERISA Affiliate has, within the six (6) year period prior to the date of this Agreement, incurred any direct or indirect liability under Title IV of ERISA, and is not reasonably expected to incur any such liability.

(d) Each Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in compliance with Section 409A of the Code.

(e) Except as set forth in this Agreement, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (i) entitle any Company Service Provider to severance, change of control or other pay or benefits, (ii) cause any payment or funding (through a grantor trust or otherwise) to become due or accelerate the time of payment or vesting, or increase the amount of compensation or benefits due to any Company Service Provider, or increase the amount payable, pursuant to any Benefit Plan, (iii) result in any forgiveness of Indebtedness of any Company Service Provider, or (iv) result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code to any Person. Neither the Company nor any Company Subsidiary has any obligation to gross up, indemnify or otherwise reimburse any Company Service Provider for any Taxes incurred pursuant to Sections 409A or 4999 of the Code.

3.13 Labor Matters.

(a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and the Company Subsidiaries currently comply, and since the Applicable Date have complied, with all applicable Laws respecting labor, employment, immigration, and employment practices in connection with Company Service Providers, including all Laws respecting terms and conditions of employment, hiring, promotion, termination, workers’ compensation, health and occupational safety, non-discrimination, harassment, child labor, privacy, disability rights or benefits, equal opportunity, pay equity, employee leave issues, worker classification, exempt and non-exempt classification, unemployment insurance, wages and hours, and the Worker Adjustment and Retraining Notification Act of 1988, as amended, and similar applicable Laws (the “WARN Act”). Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, all Company Service Providers have been properly classified under applicable Law since the Applicable Date as employees or independent contractors and as exempt or non-exempt from minimum wage and overtime requirements (in each case, within the meaning of or pursuant to the Fair Labor Standards Act and similar applicable Laws).

(b) Since the Applicable Date, no Proceeding by or on behalf of any current or former Company Service Provider or applicant has been brought or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary relating to Laws respecting employment. The Company and each Company Subsidiary maintain, for each employee, a Form I-9 in compliance with all applicable Laws and, since the Applicable Date, there have been no material immigration-related audits, investigations or other Proceedings against the Company or any Company Subsidiary.

(c) Neither the Company nor any Company Subsidiary is a party to or bound by any Collective Bargaining Agreement, and no Collective Bargaining Agreement is currently being negotiated by the Company or any Company Subsidiary. No Labor Union represents or, to the Knowledge of the Company, purports to represent any employee of the Company or any Company Subsidiary with respect to their employment with the

Company or any Company Subsidiary; no Labor Union or group of employees of the Company or any Company Subsidiary has made a pending written demand for recognition or certification; and during the past three (3) years, no Labor Union organizing activity or petition or demand for recognition by or on behalf of any Labor Union or group of employees has occurred or, to the Knowledge of the Company, been threatened against the Company or any of Company Subsidiary. During the past three (3) years, there has been no pending, or to the Knowledge of the Company, threatened hand-billing, picketing, work stoppage, lock-out, slowdown or labor strike, unfair labor practice charge, material labor arbitration or grievance or other similar material labor-related activity against or affecting the Company or any Company Subsidiary.

(d) No notice, consent or consultation obligations with respect to any Company Service Provider, or any Labor Union representing employees of the Company or any Company Subsidiary, will be a condition precedent to, or triggered by, the execution of this Agreement or the consummation of the transactions contemplated hereby.

(e) No current executive of the Company or any Company Subsidiary (i) has given written notice of termination of employment or otherwise disclosed in writing plans to, or, to the Knowledge of the Company, has a present intention to, terminate employment with the Company or any Company Subsidiary prior to the one (1)-year anniversary of the Closing Date, or (ii) has been the subject of any written allegation of sexual harassment or sexual misconduct during the past three (3) years. No executive of the Company or any Company Subsidiary is employed under a non-immigrant work visa or other work authorization that is limited in duration.

3.14 Contracts.

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth, as of the date hereof, a true, correct and complete list of each Contract (other than any (x) Company Real Property Lease or (y) except with respect to Section 3.14(a)(xiii), Benefit Plan) that is in effect and to which the Company or any Company Subsidiary is a party or which binds their respective properties or assets, and that falls within any of the following categories:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC);

(ii) any Contract for the acquisition, disposition or development of real property (including options to purchase land) in the past four (4) years;

(iii) any settlement, conciliation or similar Contract (A) (1) with any Governmental Entity that has continuing obligations as of the date of this Agreement or (2) that was entered into in the twelve (12) months prior to the date of this Agreement, (B) that requires the Company or any of the Company Subsidiaries to pay any monetary consideration of more than two hundred fifty thousand dollars ($250,000) after the date of this Agreement or (C) provides for equitable relief that is material to the Company and the Company Subsidiaries, taken as a whole, or that would otherwise limit in any material respect the operation of the Company or any Company Subsidiary as currently operated;

(iv) any joint venture, partnership, or strategic alliance Contract with a Third Party member in which the Company or any Company Subsidiary owns an Equity Interest;

(v) any Contract (A) that relates to any completed acquisition, divestiture, merger or similar transaction and (1) contains representations, covenants, indemnities or other obligations that remain in effect (excluding any transactions solely among the Company and any wholly owned Company Subsidiary) and that are material to the business of the Company and the Company Subsidiaries, or (2) pursuant to which the Company or any Company Subsidiary has continuing “earn-out” or other similar contingent payment obligations following the date hereof, (B) for any pending acquisition, directly or indirectly (by merger or otherwise) of a portion of the assets (other than goods, products or services in the ordinary course of business) or Equity Interests of any Person or (C) that gives any Person the right after the date of this Agreement to acquire any assets of the Company or the Company Subsidiaries (excluding ordinary course purchases of the Company’s goods or products);

(vi) any Contract that (A) contains any covenant limiting in any material respect the ability of the Company or any of its Affiliates to engage in any line of business or compete with any Person, or in any geographic area (other than such restrictions set forth in Franchise Agreements entered into in the ordinary course of business), (B) authorizes any person to grant others the right to license any Mark or other Intellectual Property owned by the Company or any of its Affiliates in any geographic area (excluding intercompany trademark license agreements, trademark license grants in Franchise Agreements, and Incidental Outbound Licenses), (C) prohibits or limits the right of the Company or any of its Affiliates to use, transfer, license, distribute or enforce any of their respective Intellectual Property, other than Incidental Outbound Licenses, (D) requires the Company or any of its Affiliates to conduct any business on a “most favored nations” basis with any third party or requires the Company or any of its Affiliates to fulfill a third party’s “requirements”, (E) provides for a right of “exclusivity”, area of protection or any similar requirement in favor of any third party with respect to any business or geographic region (other than exclusive territories granted in the ordinary course in connection with a Franchise), (F) grants any right of first refusal or right of first offer in favor of any third Person or that limits the ability of the Company, any Company Subsidiary or any of their Affiliates to own, operate, sell, transfer, pledge or otherwise dispose of any material businesses or material assets, or (G) would require the disposition of any material assets or line of business of the Company or any of its Affiliates;

(vii) any Contract (other than any Franchise Agreement) that requires the Company or any Company Subsidiary, directly or indirectly, to make or evidences any advance, loan, extension of credit or capital contribution to, or other investment in, any person (other than the Company or any Company Subsidiary) in any such case in excess of one million dollars ($1,000,000);

(viii) any Contract that is a Collective Bargaining Agreement;

(ix) any Contract that obligates the Company or any Company Subsidiary to make any capital expenditure in excess of two million five hundred thousand dollars ($2,500,000) in the aggregate;

(x) any Contract (A) relating to Indebtedness of the Company or any Company Subsidiary in an outstanding principal amount in excess of two million five hundred thousand dollars ($2,500,000), other than (x) surety bonds issued in the ordinary course of business, or (y) any such Contract solely between the Company or any Company Subsidiary, on the one hand, and any other Company Subsidiary, on the other hand, or (B) relating to any Lien (other than any Permitted Lien) on any property or assets of the Company or any Company Subsidiary;

(xi) any Contract (A) pursuant to which the Company or any Company Subsidiary receives a license to use any Intellectual Property (other than Incidental Inbound Licenses), (B) pursuant to which the Company or any Company Subsidiary grants to a Third Party a license to use any Company Intellectual Property (other than Incidental Outbound Licenses and license grants in Franchise Agreements), or (C) pursuant to which the Company or a Company Subsidiary is restricted from using, registering, or enforcing the Company Intellectual Property in any material respect (including settlement agreements, co-existence agreements, and consent agreements);

(xii) each Contract for the lease of personal property involving payments in excess of two hundred fifty thousand dollars ($250,000) in any calendar year that are not terminable without penalty or other liability to the Company and the Company Subsidiaries (other than any ongoing obligation pursuant to such Contract that is not caused by any such termination) within sixty (60) days;

(xiii) all employment, independent contractor, consulting, severance or similar agreements with service providers that are individuals under which the Company or any Company Subsidiary is or could become obligated to provide annual compensation or payments in excess of two hundred fifty thousand dollars ($250,000) and which cannot be terminated by the Company or any Company Subsidiary without the payment or provision of severance compensation or benefits or advance notice;

(xiv) any Contract (other than a Franchise Agreement) with any Person which is reasonably expected to result in payment by or to the Company or a Company Subsidiary of more than twelve million five hundred thousand dollars ($12,500,000) in annual payments for the year ended December 31, 2025, except for any Contract that may be cancelled, without any material penalty or other material liability to the Company or any Company Subsidiary, upon notice of ninety (90) days or less and other than any Contract or purchase order entered into in the ordinary course of business;

(xv) any Contract that contains a standstill or similar provision remaining in effect pursuant to which the Company or any Company Subsidiary has agreed not to acquire securities or material assets of another Person;

(xvi) each material Contract to which any Principal Supplier is a party (excluding purchase orders in the ordinary course of business) that has a term of more than ninety (90) days and that may not be canceled by the Company or any of the Company Subsidiaries without material penalty or other material liability to the Company or any of the Company Subsidiaries, upon notice of ninety (90) days or less; and

(xvii) any Contract that would reasonably be expected to prohibit or materially delay the consummation of the Merger or otherwise materially impair the ability of the Company to perform its obligations hereunder.

Each Contract of the type described in this Section 3.14(a) is referred to herein as a “Company Material Contract.” True and complete copies of each Company Material Contract, together with all amendments, waivers or other changes thereto, and a correct and complete written summary setting forth the terms and conditions of each oral Company Material Contract, in effect as of the date hereof have been made available to Parent (including pursuant to agreed-upon procedures to protect competitively sensitive information) or publicly filed with the SEC.

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any Company Subsidiary (A) has, or has sent or received written notice that any other party to any Company Material Contract has, violated or breached, or committed any default under, any Company Material Contract (with or without notice or lapse of time or both) or (B) has waived or failed to enforce any rights or benefits under any Company Material Contract to which it is a party or any of its properties or other assets is subject, (ii) there has not occurred any event giving to others any right of termination, amendment, cancellation or acceleration of (with or without notice or lapse of time or both) any Company Material Contract, (iii) each Company Material Contract is a legal, valid, binding and enforceable obligation of the Company or the Company Subsidiary party thereto and is in full force and effect (except as may be limited by the Enforceability Exceptions), and (iv) none of the Company, any Company Subsidiary or, to the Knowledge of the Company, any counterparty is in breach or default under any Company Material Contract.

3.15 Litigation. As of the date of this Agreement, there is no Proceeding to which the Company or any Company Subsidiary is a party pending or, to the Knowledge of the Company, threatened, that would reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole. As of the date of this Agreement, neither the Company nor any Company Subsidiary is subject to any outstanding Order that would reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

3.16 Environmental Matters. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (a) each of the Company and the Company Subsidiaries is and since the Applicable Date has been in compliance with applicable Environmental Laws; (b) the Company and the Company Subsidiaries maintain all Environmental Permits required for the operations of the Company and the Company Subsidiaries, respectively, as those operations are conducted as of the of the date of this Agreement and no Proceeding is pending or, to the Company’s Knowledge, threatened, the effect of which reasonably could be expected to suspend, materially modify or terminate any such Environmental Permit; (c) neither the Company nor any

Company Subsidiary has received any written notice in the last six (6) years and no Proceeding is pending or, to the Knowledge of the Company, threatened, in any case that alleges that the Company or such Company Subsidiary is in violation of, or has liability under, any Environmental Law, the subject matter of which is unresolved; (d) neither the Company nor any Company Subsidiary has entered into or is subject to any consent decree, administrative Order, judgment, decree or judicial Order requiring compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances; (e) neither the Company nor any Company Subsidiary, nor, to the Knowledge of the Company, any other Person, has released any Hazardous Substances on, into or from the Company Owned Real Property, the Company Leased Real Property, or any other real property formerly owned, leased or operated by the Company or any Company Subsidiary when the Company or Company Subsidiary owned, leased or operated such property, in a manner or to a degree that has or would reasonably be expected to result in liability or investigatory or remedial obligations for the Company or a Company Subsidiary under Environmental Law; (f) the Company and the Company Subsidiaries are not obligated by contract to indemnify any Person with respect to any such Person’s liability arising under Environmental Law; and (g) the Company has made available to Parent copies of all non-privileged written environmental reports, audits, assessments and investigations relating to the release of Hazardous Substances at any of the Company Owned Real Property or Company Leased Real Property, or to the compliance of the Company or any Company Subsidiary with Environmental Law.

3.17 Intellectual Property.

(a) Section 3.17(a) of the Company Disclosure Schedule identifies, as of the date of this Agreement, a complete and accurate list of the Registered Intellectual Property (including name, owner, and registration or application number and jurisdiction, as applicable). The Company and the Company Subsidiaries exclusively own the Registered Intellectual Property, free and clear of all Liens (other than Permitted Liens). All necessary registration, maintenance and renewal fees due by the Closing Date have been paid and all necessary documents have been filed with the United States Patent and Trademark Office or foreign patent and trademark office in the relevant foreign jurisdiction for the purposes of maintaining the material Registered Intellectual Property. All Registered Intellectual Property is valid, subsisting and, to the Knowledge of the Company, enforceable.

(b) The Company or a Company Subsidiary validly and exclusively owns the Company Intellectual Property and has a valid right to use all Intellectual Property used in or held for use in their operations, free and clear of all Liens (other than Permitted Liens), and such rights will continue immediately after the Closing to the same extent in all material respects as prior to the Closing. The Company and the Company Subsidiaries take and have taken commercially reasonable measures to maintain and protect the secrecy and confidentiality of the confidential Company Intellectual Property and any other trade secrets that are disclosed to, owned or possessed by the Company or the Company Subsidiaries. Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, all current and former employees and contractors that have access to any trade secrets or confidential information of the Company or the Company Subsidiaries are bound by a duty of confidentiality restricting the further disclosure thereof. To the Knowledge of the Company, there has been no unauthorized disclosure, access or use of any confidential information or trade secrets of the Company or the Company Subsidiaries. Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, all current and former employees and contractors of the Company or the Company Subsidiaries that developed or contributed to any Intellectual Property within the scope of their duties or otherwise on behalf of the Company or the Company Subsidiaries have executed valid and enforceable Contracts that assign to the Company or the Company Subsidiaries all of such Person’s respective rights in all such Intellectual Property (unless title to such Intellectual Property automatically vests in the Company or a Company Subsidiary by operation of Law).

(c) The Company and the Company Subsidiaries (i) lawfully own, lease or license all IT Assets and the IT Assets are reasonably sufficient for the needs of the Company and the Company Subsidiaries, as applicable, and (ii) will continue to have such rights immediately after the Closing to the same extent in all material respects as prior to the Closing. In the past three (3) years, there has been no failure, breakdown, breach, outage, unavailability or other substandard performance of any IT Assets which has caused a material disruption to the business. The Company Software and, to the Knowledge of the Company, the other IT Assets do not contain and have not contained any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the Software industry) or similar harmful code that is designed to disrupt, disable or otherwise impair the functionality of any IT Assets or enable or assist any Person to access without authorization any IT Assets. The Company and the Company Subsidiaries are not in material breach of any Contracts relating to the IT Assets.

(d) The Company and the Company Subsidiaries have not licensed or provided any third Person, or otherwise permitted any third Person the rights to access or use (whether contingent or otherwise), any source code of any of the Company Software. The Company or the Company Subsidiaries possess full and complete source and object code versions of all such Software. The Company and the Company Subsidiaries have not used any third-party Software or components in the development of the Company Software that would obligate the Company or the Company Subsidiaries to disclose, distribute, license or otherwise make available any Company Software in source code form, limit the Company or the Company Subsidiaries’ freedom to seek full compensation for the Company Software, or allow a Third Party to decompile, disassemble or otherwise reverse engineer any Company Software.

(e) Neither the operation of the business of the Company or the Company Subsidiaries, nor the use of any Company Intellectual Property, infringes, misappropriates or otherwise violates, or since the Applicable Date has infringed, misappropriated or otherwise violated, any Intellectual Property of any Person. Since the Applicable Date, (i) no Proceedings are or have been pending against the Company or any Company Subsidiary, and (ii) no claims are or have been threatened in writing, except as would not be material to the Company and the Company Subsidiaries, taken as a whole, in each case, alleging that the Company or any Company Subsidiary is infringing, misappropriating, diluting or otherwise violating the Intellectual Property of any Person or otherwise challenging the validity, enforceability, ownership or use of any of the Company Intellectual Property; and (ii) to the Knowledge of the Company, no Person is infringing, misappropriating, diluting, using in an unauthorized manner or otherwise violating the Company Intellectual Property, or since the Applicable Date has infringed, misappropriated or otherwise violated any Company Intellectual Property. Neither the Company nor any Company Subsidiary has instituted or threatened in writing to institute any claim or Proceeding against any Person, or provided any Person with any notice in writing, with respect to the foregoing in this Section 3.17(e)(ii).

(f) Since the Applicable Date, (x) the Company and the Company Subsidiaries maintained policies and procedures regarding data security, privacy, data transfer and the use of data that are commercially reasonable, and (y) have maintained a written information security program comprising reasonable administrative, physical, and technical safeguards, designed to protect Personal Information stored in, or Processed by, the Company’s and the Company Subsidiaries’ computer systems or other IT Assets, or under their possession, custody or control from unlawful or unauthorized use by any Third Party. The Company and the Company Subsidiaries are, and since the Applicable Date, have been, in material compliance with all such policies, Contracts and Laws pertaining to data privacy and data security of Personal Information (the “Privacy Requirements”), and neither the Company nor any Company Subsidiary has received a written complaint from any Governmental Entity or any other Third Party regarding its Processing of Personal Information that is pending or unresolved and there are no facts or circumstances that would give rise to any such complaints. The Company and the Company Subsidiaries have not actually experienced, reasonably suspected, or been accused in writing of any Security Breach or material violation of any security policy regarding any data. The Company and the Company Subsidiaries have provided materially accurate and complete disclosures with respect to their published privacy policies, cookie notices, and published data security practices, including providing any type of notice and obtaining any type of consent required by applicable Laws, and such disclosures have not contained any material omissions. The Company and the Company Subsidiaries have required all Third Parties Processing Personal Information on their behalf to comply with applicable privacy and security Laws, implement reasonable security measures, and promptly notify the Company of any Security Breaches.

(g) To the extent applicable, the Company and the Company Subsidiaries Process payment card data in compliance in all material respects with the Payment Association Rules and Laws regarding the security of payment card data, and the Company and the Company Subsidiaries have not received any written notice from any payment brand or other payment association, whether directed to the Company and the Company Subsidiaries or their payment processor or acquiring bank, alleging non-compliance with the Payment Association Rules.

(h) The Company and the Company Subsidiaries own, or are licensed to use, or otherwise possess valid and enforceable rights to use, and have obtained all consents pursuant to Privacy Requirements, to use all Training Data utilized in the development of any AI Technology used in the business. The Company and the Company Subsidiaries will continue to own, license, or have the right to use such Training Data immediately following Closing to the same extent as prior to Closing. The Company and the Company Subsidiaries have not (i) Processed Personal Information for the purpose of development or training of any AI Technology; (ii) made or authorized any untrue or misleading statements to its customers, users or other Persons regarding its use of AI Technologies; or (iii) failed to adequately disclose its use of AI Technologies where required by any Privacy Requirements. The Company and the Company Subsidiaries maintain or adhere to, and require all current employees (as well as contractors and consultants as applicable) involved in the development of any AI Technologies utilized in the business to maintain and adhere to, current and generally adopted industry standard policies and procedures relating to the use of AI Technologies.

3.18 Tax Matters.

(a) All material Tax Returns that are required to be filed by the Company or any of the Company Subsidiaries have been timely filed with the appropriate Governmental Entity (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate in all material respects.

(b) Each of the Company and the Company Subsidiaries has timely paid in the manner required by applicable Law all material amounts of Taxes required to be paid by it (whether or not shown as due on Tax Returns).

(c) There is not pending or, to the Knowledge of the Company or any of the Company Subsidiaries, threatened in writing, any audit, examination, investigation or other proceeding with respect to a material amount of Taxes or a material Tax Return of the Company or any of the Company Subsidiaries. No taxing authority has asserted in writing any deficiency, claim or proposed adjustment with respect to Taxes of the Company or any of the Company Subsidiaries, which deficiency, claim or proposed adjustment has not been satisfied by payment, fully settled or withdrawn.

(d) Neither the Company nor any of the Company Subsidiaries has executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any material amount of Tax, in each case that has not since expired (other than automatic extensions of time in which to file Tax Returns obtained in the ordinary course of business).

(e) Each of the Company and the Company Subsidiaries has withheld and timely paid to the appropriate Governmental Entity all material amounts of Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and each of the Company and the Companies Subsidiaries has complied in all material respects with all related reporting and recordkeeping requirements.

(f) Neither the Company nor any of the Company Subsidiaries has entered into any “listed transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4(b)(2).

(g) Neither the Company nor any of the Company Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code)

in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two (2)-year period ending on the date of this Agreement.

(h) Neither the Company nor any of the Company Subsidiaries (A) is a party to or bound by, or currently has any material liability pursuant to any Tax allocation, sharing or indemnity agreement (other than any Tax indemnification provisions in commercial agreements entered into in the ordinary course of business that are not primarily related to Taxes and other than any agreement solely between or among any of the Company and the Company Subsidiaries), or (B) has any material liability for the Taxes of any other Person, other than the Company and the Company Subsidiaries, by operation of Law, including pursuant to U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) or as a transferee or successor.

(i) There are no Liens for material Taxes (other than Permitted Liens) upon the assets of the Company or any of the Company Subsidiaries.

(j) No written claim has been made since the Applicable Date by a Governmental Entity in a jurisdiction where the Company or any of the Company Subsidiaries does not file Tax Returns or pay Taxes that the Company or any of the Company Subsidiaries is or may become subject to taxation by, or required to file any Tax Return in, that jurisdiction, which claim has not been fully resolved or withdrawn.

(k) Neither the Company nor any of the Company Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (A) change in method of accounting or use of an improper accounting method in any taxable period (or portion thereof) ending on or before the Closing Date pursuant to Section 481 of the Code (or any analogous or similar provision of U.S. state, or local or non-U.S. Tax Law), (B) installment sale or open transaction disposition made prior to the Closing, (C) prepaid or deposit amount received, or deferred revenue accrued, outside the ordinary course of business prior to the Closing, or (D) “closing agreement”, as described in Section 7121 of the Code (or any corresponding provision of state, local or non-U.S. Tax Law) entered into prior to the Closing.

(l) Neither the Company nor any of the Company Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in, or is tax resident in, a country other than the country in which it is organized.

(m) Neither the Company nor any of the Company Subsidiaries has any outstanding obligation for any deferred payroll Taxes or claimed any Tax benefit or credit pursuant to the CARES Act.

(n) Neither the Company nor any of the Company Subsidiaries is, or has ever been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code within the five (5)-year period ending on the date of this Agreement and the Company has filed with the IRS all statements, if any, that are required under Section 1.897-2 of the Treasury Regulations.

(o) The U.S. federal income tax classifications of the Company and each of the Company Subsidiaries are set forth in Section 3.18(o) of the Company Disclosure Schedule.

3.19 Real Property; Title to Assets.

(a) The Company or a Company Subsidiary has good and valid fee title to the real property currently owned by the Company or any Company Subsidiary (the “Company Owned Real Property”) and such Company Owned Real Property is free and clear of all Liens other than Permitted Liens. A true and complete list of such Company Owned Real Property is set forth on Schedule 3.19(a) of the Company Disclosure Schedules with an annotation indicating which Company Owned Real Property is (x) operated by the Company or

(y) operated by a Franchisee. Neither the Company nor any Company Subsidiary has granted any options to purchase or rights of first refusal for the Company Owned Real Property, or any portion thereof or interest directly or indirectly therein, that remain outstanding. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has received any written notice that any Company Owned Real Property is in material violation of applicable Law.

(b) Section 3.19(b) of the Company Disclosure Schedule sets forth a true and complete list of each lease, sublease or agreement, together with any amendments, modifications, renewals and guarantees and similar documentation with respect thereof or thereto (each, a “Company Real Property Lease”), under which the Company or any Company Subsidiary uses or occupies or has the right to use or occupy any real property owned by any Person other than the Company or any Company Subsidiary at which operations of the Company and the Company Subsidiaries are conducted (the “Company Leased Real Property”). Each Company Real Property Lease is valid, binding and in full force and effect, enforceable in accordance with its terms subject to the Enforceability Exceptions. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company, any Company Subsidiary or, to the Knowledge of the Company, any counterparty is in material breach or default under any Company Real Property Lease, and no event has occurred or circumstance exists which, with or without notice, lapse of time, or both, would constitute a default or breach by the Company, any Company Subsidiary or any counterparty under any Company Real Property Lease, and neither the Company nor any of the Company Subsidiaries has received written notice that it has breached, violated or defaulted under any Company Real Property Lease, in each case, other than such items, if any, that have been cured; and (iii) the Company or the applicable Company Subsidiary has a good and valid leasehold interest, subject to the terms of the Company Real Property Lease applicable thereto, in each parcel of Company Leased Real Property free and clear of all Liens, except Permitted Liens. Each Company Real Property Lease made available to Parent by the Company is true, correct and complete in all material respects.

(c) None of the Company Owned Real Property or Company Leased Real Property is currently licensed, leased or subleased to any other Person, nor does any other Person have the right to use or occupy any of the Company Owned Real Property or Company Leased Real Property (other than pursuant to recorded easements or other documents of record that grant access rights to third parties, to the extent the same constitute Permitted Liens).

(d) Except as has not had, and would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since the Applicable Date, neither the Company nor any Company Subsidiary has received any written notice of any pending or threatened condemnation, eminent domain, requisition, taking or similar Proceeding by any Governmental Entity with respect to any Company Leased Real Property or Company Owned Real Property, or negotiations for the purchase of any Company Leased Real Property or Company Owned Real Property in lieu of condemnation, and, to the Knowledge of the Company, no condemnation, eminent domain, requisition or taking has been commenced or threatened in connection with any of the foregoing.

(e) To the Knowledge of the Company, the Company Owned Real Property and Company Leased Real Property are in sufficiently good condition and repair (normal maintenance, wear and tear excepted), and are sufficient for the operation of the business of the Company as conducted as of the date hereof.

(f) Solely with respect to the Company Owned Real Property located at that real property commonly known as 203 E. Main Street, Spartanburg, South Carolina (the “Tower Company Owned Real Property”), (i) there is no, and neither the Company nor any Company Subsidiary has received any written notice of any, material default or amounts due or payable by the Company or any of the Company Subsidiaries under any restrictive covenants, conditions, restrictions, easements or other Lien (whether or not having been recorded in the applicable public records) affecting the Tower Company Owned Real Property and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a material default by the Company or a Company Subsidiary under any such restrictive covenants, conditions, restrictions, easements or other Lien, (ii) the Tower Company Owned Real Property is in material compliance with all applicable Laws, including without limitation, setback requirements, zoning restrictions and state and local ordinances applicable to the Tower Company Owned Real Property, and neither the Company nor any Company Subsidiary has received any notice that the Tower Company Owned Real Property is in material violation of applicable Law and (iii) none of the improvements on the Tower Company Owned Real Property encroaches, in any material respect, upon the real property of any other Person or on any easement or right of way affecting the Tower Company Owned Real Property. The Tower Company Owned Real Property abuts on, and has direct vehicular access to, a public road, or has access to a public road via a permanent, irrevocable appurtenant easement benefiting the Tower Company Owned Real Property, in each case, to the extent necessary for the conduct of the business. And there has not occurred any material casualty or damage to the Tower Company Owned Real Property that has not been fully and completely restored.

(g) The Tower Company Owned Real Property is supplied with utilities and other services reasonably necessary for the operation of the business of the Company as currently conducted at the Tower Company Owned Real Property, and no fact or condition exists that would result in the termination or impairment of the furnishing of service to any of the Tower Company Owned Real Property of water, sewer, gas, electric, telephone, drainage and other such utility services. The Tower Company Owned Real Property and all improvements thereon, including without limitation, the mechanical systems, HVAC systems, plumbing, electrical, security, utility and sprinkler systems, are in reasonably good working condition and repair, subject only to normal, scheduled maintenance and are reasonably sufficient for the operation thereof for its current use.

3.20 Insurance. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries maintain policies of insurance with reputable carriers covering the Company, the Company Subsidiaries and their respective employees, properties or assets (collectively, “Insurance Policies”) in an amount that is adequate for the operation of the Company’s and the Company Subsidiaries’ businesses and contain terms and conditions and are in such amounts as are reasonable and customary for Persons engaged in similar businesses and subject to the same or similar perils or hazards. The Insurance Policies are in full force and effect and all premiums due with respect thereto have been timely paid. Neither the Company nor any Company Subsidiary (a) is in breach or default of any of the Insurance Policies, or (b) has received any written notice of termination, cancellation or denial of coverage with respect to any Insurance Policy, and all such insurance is outstanding and in force, except in each case, which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.21 Opinion of Financial Advisor. Truist Securities, Inc. rendered to the Company Board an oral opinion, which will be confirmed by a written opinion, to the effect that, as of the date of such opinion and based on and subject to the various qualifications, assumptions and limitations set forth therein, the Merger Consideration to be received in the Merger by the holders of Company Shares are fair, from a financial point of view, to such holders. The oral opinion has not been amended or rescinded as of the date of this Agreement. A signed, correct and complete copy of such written opinion will promptly be made available to Parent, for informational purposes only, following receipt thereof by the Company.

3.22 Brokers. Except for the Company’s obligations to Truist Securities, Inc., no broker, investment banker, financial advisor or other Person is entitled to any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement, including the Merger, based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The Company has heretofore made available to Parent a true and complete copy of the Company’s engagement letter with Truist Securities, Inc.

3.23 State Takeover Statutes. Assuming the accuracy of the representations contained in Section 4.9, no “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (including Section 203 of the DGCL) or any similar anti-takeover provision in the Company Charter or the Company Bylaws is, or at the Effective Time will be, applicable to this Agreement, the Merger or any of the other transactions contemplated hereby. The Company has no rights plan, “poison pill” or similar agreement that is, or at the Effective Time will be, applicable to this Agreement or the transactions contemplated hereby, including the Merger.

3.24 Affiliate Transactions. There have not been since the Applicable Date any transactions, Contracts, agreements, arrangements or understandings or series of related transactions, Contracts, agreements, arrangements or understandings, nor are there any of the foregoing currently proposed (if proposed but not having been consummated or executed, if consummated or executed), that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed in the Company SEC Documents filed prior to the date hereof.

3.25 Suppliers. Section 3.25 of the Company Disclosure Schedule sets forth a complete and accurate list in all material respects of (a) the ten (10) largest suppliers of the Company and the Company Subsidiaries based on the consolidated cost of goods and services paid to such Persons by the Company and the Company Subsidiaries for the fiscal year ended December 31, 2024 (each, a “Principal Supplier”) and (b) with respect to each Principal Supplier, the aggregate amounts paid to each such Principal Supplier for the fiscal year ended December 31, 2024. As of the date of this Agreement, the Company has not received any written notice from any Principal Supplier indicating that any such Person is ceasing or intends to cease dealing with the Company or any Company Subsidiary.

3.26 Corrupt Practices; Sanctions. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, in the course of operating the business of the Company and the Company Subsidiaries:

(a) In the past five (5) years, neither the Company, the Company Subsidiaries, nor, any director, officer, manager, employee, or, the Knowledge of the Company, agent acting for or on behalf of the Company or any of the Company Subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns; (iii) directly or indirectly offered, promised, given or authorized any payment or anything else of value to foreign or domestic government officials or employees in violation of applicable Anti-Corruption Laws; or (iv) otherwise violated any applicable Anti-Corruption Laws. The Company and the Company Subsidiaries have since the Applicable Date maintained accurate books and records and a system of internal controls in each case as required by applicable Anti-Corruption Laws, including the U.S. Foreign Corrupt Practices Act of 1977, as amended.

(b) Since April 24, 2019, neither the Company, the Company Subsidiaries, nor any director, officer, manager, employee, or, to the Knowledge of the Company, agent acting for or on behalf of the Company or any of the Company Subsidiaries (i) has been nor is a Sanctioned Person, or (ii) has transacted business with or for the benefit of any Sanctioned Person or violated applicable Sanctions.

(c) In the past five (5) years, neither the Company nor the Company Subsidiaries has (i) been fined or penalized, (ii) received any notice from a Governmental Entity concerning any actual or possible violation with respect to the Company or any of the Company Subsidiaries, or (iii) received any other allegation or report or conducted any internal investigation, in each case with respect to any applicable Sanctions or Anti-Corruption Laws.

3.27 Franchise Matters.

(a) Section 3.27(a)(i) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of each Franchisee that operates ten (10) or more franchised restaurants (each, a “Specified Franchisee”), the address of such restaurant and whether such restaurant constitutes a

Company Owned Real Property or Company Leased Real Property. Section 3.27(a)(ii) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all currently effective area development agreements and master franchise agreements in which the Company or any Company Subsidiary grants to a Specified Franchisee a right of exclusivity, right of first offer or right of first refusal with respect to any business or geographic region (all such agreements, collectively, the “Specified Franchise Agreements”).

(b) The Company has made available to Parent true and correct copies of each Franchise Agreement in effect as of the date hereof. Each Franchise Agreement is valid and binding on the Company and/or any Company Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Company and each Company Subsidiary, and, to the Knowledge of the Company, any other party thereto, has performed all material obligations required to be performed by it under each Franchise Agreement. There is no material breach or default under any Franchise Agreement by the Company or any Company Subsidiaries or, to the Knowledge of the Company, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a material breach or default on the part of the Company or any Company Subsidiaries or, to the Knowledge of the Company, any other party under any Franchise Agreement, nor has the Company or any Company Subsidiaries received any written notice of any such default, event or condition. Since the Applicable Date and except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any Company Subsidiary has, by express written agreement, waived or agreed to abstain from enforcing any rights or benefits under a Franchise Agreement, and (ii) neither the Company nor any Company Subsidiary has received written notice of the Company or any Company Subsidiary’s material breach of or received written notice from a Franchisee of its intent to terminate any Franchise Agreement (except where the Company or a Company Subsidiary has entered into a “Mutual Termination Agreement” or similar written agreement with respect to terminating such Franchise Agreement).

(c) Section 3.27(c) of the Company Disclosure Schedule sets forth, as of the date hereof, a true and complete list of all FDDs that the Company or any of the Company Subsidiaries have issued for the purpose of offering or selling Franchises at any time since the Applicable Date (the “Issued FDDs”) other than modified versions of the Issued FDDs that address state-specific comment letters or corrected immaterial typographical or grammatical errors, in each case, that are substantially similar in all material respects to the Issued FDDs. The Company has made available to Parent true and complete copies of each FDD that the Company or any Company Subsidiaries has used to offer or sell Franchises at any time since the Applicable Date. All FDDs that the Company or any of its Subsidiaries has used to offer or sell Franchises at any time since the Applicable Date have contained substantially all information required by the FTC Rule and other Franchise Laws and have otherwise been prepared and delivered to prospective Franchisees in material compliance with the Franchise Laws. Since the Applicable Date, the Company and the Company Subsidiaries have not, in any such FDD or in any registration, application or filing with any Governmental Entity made any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(d) Neither the Company nor any of the Company Subsidiaries is subject to any currently effective Order with respect to the offer or sale of Franchises in any jurisdiction except in each case as has not had, and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(e) All funds administered by or paid to the Company or any of the Company Subsidiaries by or on behalf of one or more Franchisees at any time since the Applicable Date, including funds that Franchisees contributed for advertising and promotion and rebates (“Advertising Funds”) and other payments made by suppliers and other third parties on account of Franchisees’ purchases from those suppliers and third parties, have been administered and spent in accordance in all material respects with the applicable Franchise Agreements, applicable Franchise Laws and any other Contract to which the Company or any of the Company Subsidiaries is a party. Since the Applicable Date, neither the Company nor any of the Company Subsidiaries has (i) expended Advertising Funds primarily for the promotion, marketing or sale of new Franchises or (ii) except in those jurisdictions set forth on Section 3.27(e) of the Company Disclosure Schedule, offered, sold or granted a Franchise to be operated outside of the United States.

(f) Either the FDD or Section 3.27(f) of the Company Disclosure Schedule contains a summary of all material franchise-related arbitrations, litigation, class proceedings, material complaints or disputes, or other Proceedings which are pending or, to the Knowledge of the Company, threatened (i) from any Franchisee or association purporting to represent a group of Franchisees, or (ii) from any other Franchisee except where such Proceeding (as it relates to (i) and (ii)), either individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(g) Section 3.27(g) of the Company Disclosure Schedule identifies by jurisdiction and effective date all effective registrations or exemptions that are effective as of the date of this Agreement under Franchise Laws that are applicable to the Company and the Company Subsidiaries.

(h) As of the date of this Agreement and since the Applicable Date (i) no Person has provided the Company or any Company Subsidiary or, to the Knowledge of the Company, any Franchisee, with written notice alleging that the Company or any of the Company Subsidiaries is a joint or co-employer of or has any liability whatsoever with respect to any employees of any Franchisee, and no written determination (preliminary or otherwise) has been made by any Governmental Entity that the Company or any of the Company Subsidiaries is a joint or co-employer or has any liability whatsoever with respect to any employees of any other third-party employer, including employees of Franchisees, (ii) neither the Company nor any Company Subsidiary has directly established or directed the establishment of terms and conditions of employment for the employees of any Franchisee, and (iii) neither the Company nor any Company Subsidiary has directly dictated or controlled hiring, firing or the imposition of discipline for the employees of any Franchisee, in each case other than setting brand standards as specified in the FDDs. To the Knowledge of the Company, no Franchisee is a party to or bound by any Collective Bargaining Agreement with respect to any employees of a Franchisee and no Labor Union organizing activity or petition or demand for recognition by or on behalf of any Labor Union or group of employees is pending or threatened against any Franchisee.

3.28 Quality and Safety of Food and Beverage Products. Since the Applicable Date, (a) there have been no recalls of any food or beverage product sold by the Company or any Company Subsidiary, whether ordered by a Governmental Entity or undertaken voluntarily by the Company or a Company Subsidiary; and (b) to the Knowledge of the Company, none of the food or beverage products of the Company or any Company Subsidiary has been adulterated, misbranded, mispackaged or mislabeled in violation of applicable Law, or was unfit for human consumption when consumed in the intended manner, except as (a) and (b), either individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

3.29 No Other Representations or Warranties. Except for the representations and warranties contained in this Article 3, neither the Company nor any Representative or other Person on behalf of either makes any express or implied representation or warranty with respect to them or with respect to any other information provided to Parent and Merger Sub or any of their directors, officers, employees, Affiliates, agents or other Representatives in connection with the transactions contemplated hereby. The Company (on its own behalf and on behalf of its Affiliates and each of its Representatives) acknowledges and agrees that, except for the representations and warranties expressly set forth in Article 4 of this Agreement, (a) neither Parent nor Merger Sub, nor any of their respective Affiliates or Representatives makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger, the other matters contemplated by this Agreement and the entry into this Agreement by the parties hereto, and none of the Company, its Affiliates and its respective Representatives are relying on or has relied on any representation or warranty of Parent, Merger Sub, or any of their respective Subsidiaries, Representatives or Affiliates except for those expressly set forth in Article 4 of this Agreement, (b) no Person has been authorized by Parent, Merger Sub or any of their respective Subsidiaries,

Representatives or Affiliates to make any representation or warranty relating to such entities or their businesses or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by the Company as having been authorized by such party, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided, addressed or otherwise made available to the Company or any of its Representatives are not and shall not be deemed to be or include representations or warranties of Parent, Merger Sub, or any of their respective Subsidiaries, Representatives or Affiliates (and no such representation or warranty has been made or relied on with respect thereto) unless and only to the extent any such materials or information is the subject of any express representation or warranty set forth in Article 4 of this Agreement.

Article 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the corresponding sections of the disclosure schedule delivered by Parent and Merger Sub to the Company to concurrently with the execution of this Agreement (the “Parent Disclosure Schedule”) (it being acknowledged and agreed that disclosure in any Section or Subsection of the Parent Disclosure Schedule shall be deemed disclosed with respect to all sections of this Agreement and all other sections or subsections of the Parent Disclosure Schedule to the extent that the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of such disclosure), Parent and Merger Sub each hereby, jointly and severally, represent and warrant to the Company as follows:

4.1 Organization and Qualification. Each of Parent and Merger Sub is a corporation, duly incorporated and validly existing and in good standing under the Laws of its respective jurisdiction of incorporation and each has requisite corporate power and authority to carry on its business as it is now being conducted, except for such failures to be in good standing or to have such power or authority that have not had, individually or in the aggregate, a Parent Material Adverse Effect. Parent and Merger Sub are each duly qualified, registered, licensed or authorized to do business and are in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the conduct of their business requires such qualification, registration, licensing or authorization, except where the failure to be so qualified, registered, licensed or authorized has not had, individually or in the aggregate, a Parent Material Adverse Effect. Both Parent and Merger Sub are in compliance in all material respects with the provisions of their respective certificates of incorporation and bylaws (or other similar governing documents), in each case, except for violations which would not have, individually or in the aggregate, a Parent Material Adverse Effect.

4.2 Authority. Each of Parent and Merger Sub has all requisite corporate power and authority necessary to execute and deliver this Agreement and, assuming the Merger is consummated in accordance with Section 251 of the DGCL, to perform (subject to the conditions contained herein) their respective obligations hereunder and to consummate the transactions contemplated hereby, including the Merger. The board of directors of Parent and the board of directors of Merger Sub each has, (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of Parent and Merger Sub and their respective stockholders, and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement; (ii) approved and declared advisable the execution and delivery by Parent and Merger Sub, respectively, of this Agreement, the performance by Parent and Merger Sub of their respective covenants and agreements contained herein and the consummation of the Merger and the other transactions contemplated by this Agreement upon the terms and subject to the conditions contained herein; and (iii) resolved that this Agreement and the Merger be governed by Section 251 of the DGCL. Assuming that the Merger is consummated in accordance with Section 251 of the DGCL, no other corporate proceedings on the part of Parent or Merger Sub are necessary to adopt this Agreement or to consummate the Merger. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming due and valid authorization, execution and delivery by the Company, constitutes a legally valid and binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as may be limited by the Enforceability Exceptions.

4.3 No Conflict. None of the execution, delivery or performance of this Agreement by Parent or Merger Sub, or the consummation by Parent or Merger Sub of the Merger or any other transaction contemplated by this Agreement, will (with or without notice or lapse of time, or both) conflict with or violate any provision of the organizational or governing documents of Merger Sub or Parent in any material respect. Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, none of the execution, delivery or performance of this Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the Merger or any other transaction contemplated by this Agreement will (with or without notice or lapse of time, or both) (a) assuming that all consents, approvals, authorizations and permits described in Section 4.4 have been obtained and all filings and notifications described in Section 4.4 have been made and any waiting periods thereunder have terminated or expired, and any other condition precedent to such consent, approval, authorization or waiver has been satisfied, conflict with or violate any Law applicable to Parent or Merger Sub or any Subsidiary of Parent or Merger Sub or any of their respective properties or assets, or (b) require any consent or approval or result in the loss of a benefit or other change in any right or obligations under, violate, conflict with, result in any breach of, or constitute a change of control or default under (or an event which with or without notice or lapse of time or both would become a default), or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) upon any of the respective properties or assets of Parent, Merger Sub or any Subsidiary of Parent pursuant to, any Contract to which Parent, Merger Sub or any Subsidiary of Parent or Merger Sub is a party or by which they or any of their respective properties or assets may be bound.

4.4 Required Filings and Consents. Assuming the accuracy of the representations and warranties of the Company in Section 3.5, none of the execution, delivery or performance of this Agreement by Parent and Merger Sub, or the consummation by Parent and Merger Sub of the Merger or any other transaction contemplated by this Agreement, will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with, or notification to, any Governmental Entity, other than (a) the filing of the Certificate of Merger as required by the DGCL; (b) compliance with any applicable foreign, federal or state securities or blue sky Laws, including pursuant to the applicable requirements of the Securities Act and the Exchange Act; (c) such filings as may be required under the rules and regulations of NASDAQ; (d) the filing with the SEC of the Proxy Statement and such other reports required in connection with the transactions pursuant to this Agreement under, and such other compliance with, the Exchange Act and the Securities Act and the rules and regulations thereunder; (e) amendment filings to each of the current FDDs of the Company or any of the Company Subsidiaries with the applicable Governmental Entity in each jurisdiction in which the Company or any of the Company Subsidiaries maintains a franchise registration as required by applicable state Franchise Law; (f) the consents, approvals, authorizations or permits of, filings, actions, registrations with or notifications to, any Governmental Entity (including with respect to any Competition Laws) specified in Section 3.5(f) of the Company Disclosure Schedule; and (g) the consents, approvals, authorizations or permits of, filings, actions, registrations with or notifications to, any Governmental Entity (including with respect to any Competition Laws), the failure of which to obtain or make would not have, individually or in the aggregate, a Parent Material Adverse Effect.

4.5 Antitrust. As of the date of this Agreement, Parent and its Affiliates hold no assets or interests in any Person that would reasonably be expected to prevent the expiration or termination of the applicable waiting period under the HSR Act or the receipt of any required approvals or consents under any other applicable Competition Laws with respect to the transactions contemplated by this Agreement by the Outside Date.

4.6 Disclosure Documents. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub or any Subsidiary of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement (including any amendment or supplement thereto and any document incorporated or referenced therein) will, when filed with the SEC, when distributed or disseminated to the Company Stockholders, when the Company Stockholders vote on the adoption of this Agreement, or when any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing provisions of this Section 4.6, no representation or warranty is made by Parent or Merger Sub with respect to information or statements made or incorporated by reference in the Proxy Statement which were not provided by or on behalf of Parent and its Subsidiaries, including Merger Sub, in writing and specifically for inclusion in the Proxy Statement.

4.7 Litigation. As of the date of this Agreement, there is no Proceeding to which Parent or Merger Sub or any Subsidiary of Parent or Merger Sub is a party pending or, to the Knowledge of Parent or Merger Sub, as applicable, threatened that would have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date of this Agreement, neither Parent nor Merger Sub nor any Subsidiary of Parent or Merger Sub is subject to any outstanding Order that would have, individually or in the aggregate, a Parent Material Adverse Effect.

4.8 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement, including the Merger, based upon arrangements made by or on behalf of Parent or Merger Sub.

4.9 Ownership of Company Capital Stock. None of Parent, Merger Sub or any other Subsidiary of Parent beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Company Shares or is party to any derivative or hedging arrangement, short position, borrowing or lending of Company Shares or other Contract or understanding, the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from, Share price changes for, or to increase or decrease the voting power of, Parent, Merger Sub or any other Subsidiary of Parent, in each case, with respect to Company Shares. None of Parent, Merger Sub or any Subsidiary is, or at any time during the last three (3) years has been, an “interested stockholder” of the Company (as defined in Section 203 of the DGCL).

4.10 Ownership of Merger Sub. All of the outstanding Equity Interests of Merger Sub have been duly authorized and validly issued and are wholly owned by Sparkle Holdco 2 Corp., a wholly-owned, indirect subsidiary of Parent. Merger Sub was formed solely for purposes the Merger and the transactions contemplated by this Agreement, and, except for matters incidental to formation and execution and delivery of this Agreement and the performance of the transactions contemplated hereby, Merger Sub has not prior to the date hereof engaged in (and will not prior to the Effective Time engage in) any business or other activities other than those contemplated by this Agreement.

4.11 Solvency. Neither Parent nor Merger Sub is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors. Assuming (a) that the conditions to the obligations of Parent and Merger Sub to consummate the Merger have been satisfied or waived, (b) the compliance by the Company with its obligations hereunder, (c) all material contingent liabilities of the business of the Company and any Company Subsidiaries are disclosed herein, in the Company Disclosure Schedule or in the Company SEC Documents, (d) the accuracy in all material respects of the representations and warranties set forth in Article 3 (disregarding any references to “Knowledge of the Company,” “Company Material Adverse Effect,” “materiality” or similar qualifications contained in such representations) and (e) after giving effect to the transactions contemplated by this Agreement and the payment of all amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement, including the aggregate Merger Consideration, any repayment or refinancing of debt contemplated in this Agreement and payment of all related fees and expenses of Parent and Merger Sub, the Surviving Corporation and its Subsidiaries, on a consolidated basis, will be Solvent as of immediately after the consummation of the transactions contemplated by this Agreement. For purposes of this Section 4.11, the term “Solvent” means that, as of any date of determination, (a) the amount of the present fair saleable value (measured on a going concern basis) of the assets of the Surviving Corporation and its Subsidiaries, taken as a whole, exceeds, as of such date, the amount that will be required to pay the liabilities of the Surviving Corporation and its Subsidiaries, taken as a whole, including probable contingent liabilities, as such liabilities become absolute and matured in the ordinary course; (b) the Surviving Corporation will not have, as of such date, an unreasonably small amount of capital with which to carry on the operation of the business in which it is engaged or proposed to be engaged by Parent following such date; and (c) the Surviving Corporation will be able to pay its liabilities, including contingent and other liabilities, as they become absolute and matured in the ordinary course.

4.12 Absence of Certain Arrangements. As of the date of this Agreement, other than this Agreement, neither Parent or Merger Sub is a party to any Contract, or has authorized, made or entered into or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder, director, officer, employee or other Affiliate of the Company or any of its Subsidiaries (a) relating to (i) this Agreement, the Merger, or (ii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time; or (b) pursuant to which any (i) such holder of Company Shares would be entitled to receive consideration of a different amount nature than the Merger Consideration in respect of such holder’s Company Shares, (ii) such holder of Company Shares has agreed to tender its Company Shares or vote against any Superior Company Proposal, or (iii) such stockholder, director, officer, employee or other Affiliate of the Company has agreed to provide, directly or indirectly, equity investment to Parent, Merger Sub or the Company to finance any portion of the Merger.

4.13 Financing.

(a) As of the date of this Agreement, Parent has provided to the Company true, correct and complete copies, dated as of the date of this Agreement, of (i) the Equity Commitment Letter from the Investor, pursuant to which the Investor has committed to provide, subject only to the terms and conditions contained therein, funds equal to the Required Amount set forth therein (the “Equity Financing”), (ii) the Debt Commitment Letter from the Debt Financing Sources party thereto, pursuant to which such Debt Financing Sources have committed to provide, subject only to the terms and conditions therein, the amounts set forth therein (the debt financing contemplated by the Debt Commitment Letter being collectively referred to as the “Debt Financing”), together with all fee letters referenced in the Debt Commitment Letter (collectively the “Debt Fee Letter”) (it being understood that the Debt Fee Letter may be redacted solely as to fee amounts, any “market flex” provisions, discounts, pricing caps and other commercially sensitive terms that are customarily redacted, and such redactions do not relate to any terms that would reasonably be expected to adversely affect the availability of the Required Debt Amount at Closing), and (iii) the Sale/Leaseback Purchase and Sale Agreement, pursuant to which the parties to such agreement intend to consummate the Sale/Leaseback Transaction (together with the Equity Commitment Letter and the Debt Commitment Letter, the “Financing Letters”, and, the Sale/Leaseback Transaction, together with the Equity Financing and the Debt Financing, the “Financing”). As of the date of this Agreement, there are no other side letters or agreements to which Parent or any of its Subsidiaries is a party relating to the Financing that would reasonably be expected to adversely affect (A) the availability of (x) the Debt Financing contemplated by the Debt Commitment Letter to be funded at Closing and necessary (together with any cash on hand and other available financing) to fund the Required Amount at Closing (such contemplated and necessary amount of Debt Financing, the “Required Debt Amount”) or (y) the Equity Financing, other than as expressly set forth in the Financing Letters or (B) the Sale/Leaseback Transaction at Closing, other than as expressly set forth in the Sale/Leaseback Purchase and Sale Agreement. As of the date of this Agreement, each Financing Letter, in the form provided to the Company, (1) has not been amended, withdrawn, supplemented, terminated, rescinded or modified (and no waiver of any provision thereof has been granted (other than as permitted by Section 5.16(b))) and, to the Knowledge of Parent, no such amendment, withdrawal, supplement, termination, rescission or modification is contemplated (other than as permitted by Section 5.16(b)), and (2) is a legal, valid and binding obligation of each of Parent or any of its Subsidiaries, and, to the Knowledge of Parent, the Investor, the applicable Debt Financing Sources and the Sale/Leaseback Purchaser, as applicable, is in full force and effect, and is enforceable in accordance with the terms thereof against Parent or any of its Subsidiaries, and, to the Knowledge of Parent, the Investor, the applicable Debt Financing Sources and the Sale/Leaseback Purchaser, as applicable, subject, in each case, to the Enforceability Exceptions. As of the date hereof, assuming the accuracy in all material respects of the representations and warranties in Article 3, no event has occurred which would reasonably be expected to (I) result in any material breach of or constitute a material default under (or an event which with notice or lapse of time or both would result in any material breach of or constitute a material default under) or reasonably be expected to result in a failure to satisfy a condition precedent under any Financing Letter, in each case, on the part of Parent or any of its Subsidiaries or, to the Knowledge of Parent, the Investor, the applicable Debt Financing Sources and the Sale/Leaseback Purchaser, as applicable, or (II) permit any party to any Financing Letter to terminate such Financing Letter. As of the date of this Agreement, assuming the accuracy in all materials respects of the representations and warranties in Article 3 and the conditions set forth in Sections 6.1 and 6.3 have been satisfied (other than those conditions that by their terms are to be satisfied as of immediately prior to the Closing, as applicable, but subject to such conditions being able to be satisfied) or waived on or prior to the Closing, neither Parent nor Merger Sub has any reason to believe that any of the conditions to the Debt Financing will not be satisfied or that (subject to the satisfaction or waiver of such conditions) the Required Debt Amount will not be available to Merger Sub on or prior to the Closing Date. Each of Parent and its Subsidiaries, as applicable, has fully paid, or caused to be fully paid, any and all commitment fees or other fees to the extent required to be paid on or prior to the date hereof in connection with the Financing.

(b) Assuming the Financing is funded, consummated or invested in accordance with the Financing Letters, the accuracy of the representations and warranties set forth in Article 3, the conditions set forth in Sections 6.1 and 6.3 have been satisfied or waived and the Company’s compliance with Section 5.1, Parent and Merger Sub’s cash on hand plus the aggregate proceeds contemplated by the Financing Letters to be funded at Closing, taken together, will be sufficient for Parent and Merger Sub to consummate the transactions contemplated by this Agreement, including (i) paying the aggregate Merger Consideration and any other amounts required to be paid hereunder by Parent or Merger Sub on the Closing Date in connection with the consummation of the transactions contemplated hereby; (ii) paying all related fees, costs and expenses incurred by Parent and its Subsidiaries in connection with the transactions contemplated hereby; and (iii) paying the Payoff Indebtedness (clauses (i), (ii) and (iii), collectively, the “Required Amount”).

(c) As of the date of this Agreement, each Financing Letter contains all of the conditions precedent or other contingencies to the obligations of the Investor, the Debt Financing Sources and the Sale/Leaseback Purchaser, as applicable, to make the portion of the Required Amount covered thereby available to Merger Sub on the terms and conditions set forth therein.

(d) The Equity Commitment Letter provides, and will continue to provide, that the Company is an express third-party beneficiary of such Equity Commitment Letter, and the Company is entitled to cause Parent to enforce, directly or indirectly, such Equity Commitment Letter in accordance with its terms against the Investor.

(e) Parent and Merger Sub each acknowledge and agree that Parent and Merger Sub’s obligation to consummate the transactions contemplated by this Agreement is not in any way contingent upon or otherwise subject to consummation of any financing arrangements (including the Equity Financing, the Debt Financing or the Sale/Leaseback Transaction), obtaining of any financing or the availability, grant, provision or extension of any financing to Parent or any of its Subsidiaries.

(f) Concurrently with the execution of this Agreement, Parent has delivered to the Company a true, correct and complete copy of the duly executed limited guarantee of the Investor, dated as of the date of this Agreement, in favor of the Company in respect of Parent’s obligations to pay the Parent Termination Fee, up to the aggregate amount specified therein (the “Limited Guarantee”). The Limited Guarantee is (a) a legal, valid and binding obligation of the Investor, (b) enforceable against the Investor in accordance with its terms, subject to the Enforceability Exceptions and (c) in full force and effect. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of the Investor under the Limited Guarantee.

4.14 No Other Representations or Warranties. Except for the representations and warranties contained in this Article 4, none of Parent, Merger Sub or any of their respective Representatives or Affiliates or any other Person on behalf of such Persons makes any express or implied representation or warranty with respect to them or with respect to any other information provided to the Company in connection with the transactions contemplated hereby. Parent and Merger Sub (on their own behalf and on behalf of their respective Affiliates and each of their respective Representatives) each acknowledges and agrees that, except for the representations and warranties expressly set forth in Article 3 of this Agreement (as qualified by the Company Disclosure Schedule), (a) neither the Company, its Subsidiaries nor any of their respective Affiliates or Representatives makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger, the other matters contemplated by this Agreement and the entry into this Agreement by the Parties hereto, and none of Parent, Merger Sub, their Affiliates and their respective Representatives are relying on or has relied on any representation or warranty of the Company or any of its Subsidiaries except for those expressly set forth in Article 3 of this Agreement; (b) no Person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty relating to the Company or any of its Subsidiaries or their businesses or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by such party; and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided, addressed or otherwise made available to Parent, Merger Sub or any of their Representatives are not and shall not be deemed to be or include representations or warranties of the Company or any of its Subsidiaries (and no such representation or warranty has been made or relied on with respect thereto) unless and only to the extent any such materials or information is the subject of any express representation or warranty set forth in Article 3 of this Agreement (as qualified by the Company Disclosure Schedule).

Article 5

COVENANTS

5.1 Conduct of Business by the Company and Parent Pending the Closing.

(a) The Company agrees that, between the date of this Agreement and the earlier of the Effective Time and the valid termination of this Agreement in accordance with, except as set forth in Section 5.1(a) of the Company Disclosure Schedule, as required by applicable Law or as expressly required by this Agreement, or otherwise with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), the Company will, and will cause each Company Subsidiary to, (1) conduct its operations in all material respects in the ordinary course of business; (2) use its commercially reasonable efforts to maintain and preserve substantially intact its business organization; (3) use its commercially reasonable efforts to preserve its relationships with key employees, customers, suppliers, developers, contractors, vendors, licensors, licensees, distributors, lessors, creditors, Governmental Entities and others having significant business dealings with the Company or any of the Company Subsidiaries; and (4) comply in all material respects with applicable Law. Without limiting the foregoing, except (x) as set forth in Section 5.1(a) of the Company Disclosure Schedule, (y) as required by applicable Law or (z) as expressly required by this Agreement, or otherwise with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the earlier of the Effective Time and the valid termination of this Agreement in accordance with:

(i) amend, modify, waive, rescind or otherwise change the Company Charter or the Company Bylaws or the comparable organizational and governance documents of any Company Subsidiary;

(ii) issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock of, or other Equity Interests in, the Company or any Company Subsidiary, or any rights based on the value of any such Equity Interests, other than the vesting or settlement of Company Equity Awards outstanding as of the date hereof;

(iii) except in the ordinary course of business, directly or indirectly, sell, lease, assign, transfer, exchange, swap, pledge, license, sell and leaseback, abandon, mortgage or otherwise encumber, restrict the use of, allow to expire, dispose of or subject to any Lien (other than any Permitted Lien or any Lien of the type contemplated pursuant to Section 5.1(a)(ix)), in a single transaction or a series of transactions, in whole or in part any of its properties, assets (in each case, excluding any Intellectual Property) or rights or any interest therein (in each case, other than for any sale, lease, license, sale and leaseback, abandonment, mortgage or other encumbrance or disposal that would be immaterial to the Company); provided, that the foregoing does not restrict any such transaction pursuant to requirements of Contracts of the Company or any of its Subsidiaries that are in existence of the date hereof and on the terms in effect on the date hereof that have been made available to Parent;

(iv) (A) sell, assign, abandon, convey, transfer or otherwise dispose of, encumber or impair any material Company Intellectual Property, except for non-exclusive licenses granted by the Company or any of the Company Subsidiaries to customers in the ordinary course of business, or (B) disclose any trade secret owned or held by the Company or any of the Company Subsidiaries to a Third Party, other than pursuant to a commercially reasonable confidentiality agreement in the ordinary course of business;

(v) authorize, declare, set aside, establish a record date for, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or other Equity Interests (other than dividends paid by a wholly owned Company Subsidiary to the Company or another wholly owned Company Subsidiary);

(vi) reclassify, combine, split, subdivide, redeem, purchase, acquire or make any similar change or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of the Company’s capital stock or other Equity Interests or the Equity Interests of any Company Subsidiary, except (A) the withholding or disposition of Company Shares to satisfy withholding Tax obligations with respect to Company Equity Awards in accordance with the terms of such Company Equity Awards, (B) upon the forfeiture of outstanding Company Equity Awards, or (C) cash dividends paid to the Company or any wholly owned Company Subsidiaries by a wholly owned Company Subsidiary with regard to its capital stock or other Equity Interests;

(vii) merge or consolidate the Company or any Company Subsidiary with any Person or adopt or enter into a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;

(viii) acquire (including by purchase, merger, consolidation, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, exchange offer, recapitalization, reorganization, share exchange, business combination, acquisition of stock or assets or similar transaction) any Equity Interest in or the material assets of any Person or business, or make any loan, advance or capital contribution to, or investment in, any Person or business (other than a loan or advance to a Franchisee pursuant to a Franchise Agreement in the ordinary course of business);

(ix) (A) incur any Indebtedness or issue any debt securities, or modify in any material respect the terms of, or pre-pay, any Indebtedness or debt securities existing as of the date hereof, or assume or guarantee the obligations in respect of Indebtedness for borrowed money or debt securities of any Person or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person, except for (i) transactions in the ordinary course of business and consistent with past practice between the Company and any wholly owned Company Subsidiary or between wholly-owned Company Subsidiaries, (ii) letters of credit that are cash collateralized by the Company Credit Facility in an amount not to exceed five million dollars ($5,000,000) in the aggregate, surety bonds and similar instruments issued in the ordinary course of the Company’s business, including the pledging of cash or other security as may be required by the issuer in connection therewith or (iii) revolving Indebtedness incurred under the Company Credit Facility in excess of two hundred seventy million dollars ($270,000,000) in the aggregate outstanding at any time; provided, that, as of immediately prior to the Closing, the aggregate amount outstanding under the Company Credit Facility will not exceed two hundred sixty million dollars ($260,000,000); provided further, that the outstanding amounts under the Company Credit Facility shall be calculated in each case net of (1) the unrestricted cash held by the Company and (2) the estimated liquidation value of the Company’s interest rate hedges as independently determined by a qualified valuation expert, (B) make any loans, advances or capital contributions to, or investments in, any other Person, other than to any wholly owned Company Subsidiary in the ordinary course of business or a loan or advance to a Franchisee pursuant to a Franchise Agreement in the ordinary course of business, or (C) grant, pledge, assume or otherwise permit to exist any Lien (other than Permitted Liens) on any portion of the assets or property of the Company or any Company Subsidiary;

(x) (A) enter into any Contract (x) that includes a change of control or similar provision that would require a material payment to or would give rise to any material rights (including termination rights) of the other party or parties thereto as a result of the consummation of the Merger or the other transactions contemplated by this Agreement, (y) that would reasonably be expected to require a material payment to or would give rise to any material rights (including termination rights) of the other party or parties if a change of control of Parent were to occur immediately following consummation of the Merger or (z) that would have been a Company Material Contract or Company Real Property Lease if it had existed on the date hereof or a Franchise Agreement with a Specified Franchisee; or (B) materially modify or materially amend, renew, extend, cancel, terminate or waive, release or assign any material rights or claims with respect to, any Company Material Contract, Franchise Agreement with any Specified Franchisee or Company Real Property Lease, excluding (x) the extension of the term of any Company Real Property Lease or of any Franchise Agreement or (y) with respect to Franchise Agreements, (a) termination for, or modification or amendment intended primarily to address issues relating to, protecting health and safety or protecting the Company’s brand, reputation or goodwill, including in connection with commitment of a felony or similar crime, failure to comply with laws (including public health and safety requirements), imminent danger to health and safety, conduct that is harmful or reflects unfavorably upon the operation and reputation of the business, franchise systems, goodwill or brand (including harmful to the well-being of employees, customers or the public), or misuse or unauthorized use of the Company’s brand or trademarks or material impairment of the goodwill associated therewith, and (b) waiving or releasing rights or claims in connection with entering into “Mutual Termination Agreements” or similar written agreements in the ordinary course of business consistent with past practice;

(xi) other than as required pursuant to this Agreement, any Benefit Plan disclosed on Section 3.12(a) of the Company Disclosure Schedule as in effect on the date of this Agreement or as required by applicable Law, (A) increase the compensation or benefits of any Company Service Provider whose total annual cash compensation opportunity exceeds two hundred fifty thousand dollars ($250,000); (B) adopt or provide any new rights to receive, or grant or promise or commit to grant any, severance, change of control, retention or termination pay, deferred compensation or equity or equity-based awards, to any Company Service Provider, including by (x) extending or expanding eligibility to any new or additional employee or other Person as a participant under the Executive Severance Plan, the Key Employee Severance Plan or other severance plan or program of the Company or any Affiliate (other than the IU/OU Management/Support Severance Plan), (y) amending the eligibility requirements under the IU/OU Management/Support Severance Plan to increase the number or type of job titles or positions that are eligible for benefits thereunder (including by amending Section 2.4 of such plan), or (z) increasing the benefits available under the Executive Severance Plan, Key Employee Severance Plan, IU/OU Management/Support Severance Plan or other severance plan or program of the Company or any Affiliate, or taking any action to trigger eligibility for the receipt of benefits by any person under any such plan or program; (C) establish, adopt, enter into, amend or terminate any Collective Bargaining Agreement or any Benefit Plan (or any plan, program, policy, agreement, scheme or arrangement that would have been a Benefit Plan if it had been in existence on the date of this Agreement), other than offer letters or consulting agreements with any employee or independent contractor whose total annual cash compensation opportunity does not exceed two hundred fifty thousand dollars ($250,000), provided that any such offer letter or consulting agreement does not include (w) severance protections (except for severance protections under the IU/OU Management/Support Severance Plan, but only to the extent that such Company Service Provider would have been eligible to participate in such plan had such offer letter or consulting agreement been entered into as of the date hereof), (x) any pre-termination notice obligations for the Company, (y) commitments to grant equity, or equity-based awards, or (z) transaction or retention payments; (D) recognize or certify any Labor Union or group of employees as the bargaining representative of any Company Service Providers; (E) effectuate any “plant closing” or “mass layoff” within the meaning of, or otherwise take any action triggering the notice requirements or any liability under, the WARN Act; (F) take any action to amend or waive any performance or vesting criteria or accelerate the vesting, payment, exercisability or funding under any Benefit Plan; or (G) hire or terminate (other than for cause or due to death) the employment or engagement of any Company Service Provider whose total annual cash compensation opportunity exceeds (or prior to such termination, exceeded) two hundred fifty thousand dollars ($250,000);

(xii) make any material change in financial accounting policies, practices, principles, methods or procedures, other than as required by GAAP or Regulation S-X promulgated under the Exchange Act or other applicable rules and regulations of the SEC or Law including any interpretations thereof or any changes to any of the foregoing;

(xiii) other than as required by applicable Law, (A) make, revoke or change any material Tax election; (B) change or adopt any material method of Tax accounting or file any material amended Tax Return; (C) settle or compromise any claim relating to a material amount of Taxes or a material Tax refund of the Company or any Company Subsidiary; (D) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any analogous provision of state, local or foreign Law) relating to a material amount of Taxes; (E) surrender any right to claim a material Tax credit or refund; or (F) consent to any extension or waiver of the statute of limitations in respect of any material amount of Taxes (other than pursuant to automatic extensions of time to file Tax Returns obtained in the ordinary course of business);

(xiv) waive, release, assign, settle or compromise any claims, liabilities or obligations arising out of, related to or in connection with litigation (other than litigation arising in connection with this Agreement or the transactions contemplated hereby, which is governed by Section 5.12) or other Proceedings other than settlements of, or compromises for, any such litigation or other Proceedings (A) funded, subject to payment of a deductible or self-insured retention, solely by insurance coverage maintained by the Company or the Company Subsidiaries, or (B) for less than five hundred thousand dollars ($500,000) individually or two million five hundred thousand dollars ($2,500,000) in the aggregate (net of any insurance coverage maintained by the Company or the Company Subsidiaries), in each case (x) that would not grant any injunctive or equitable relief or impose any restrictions or changes on the business or operations of the Company or any Company Subsidiary, (y) without any admission of criminal act, wrongdoing or liability on the Company or Parent or any of their respective Subsidiaries and (z) that provides for a general release of claims against the Company, any Company Subsidiary as applicable, and their respective Affiliates;

(xv) make any capital expenditure in excess of the amounts set forth in the Company’s capital expenditure budget made available to Parent, other than unbudgeted capital expenditures not in excess of two million five hundred thousand dollars ($2,500,000) in the aggregate per fiscal quarter;

(xvi) enter into any Contract or transaction between the Company or any of its Subsidiaries, on the one hand, and any Affiliate or director or officer of the Company on the other hand, or enter into any other Contract or transaction with any other Person, in each case, that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K under the Exchange Act;

(xvii) make any loans or advances (other than advances in the ordinary course of business for travel and other normal business expenses or any advancement of expenses under the Company Charter or Company Bylaws or equivalent governing documents of any Company Subsidiary) to stockholders, directors, officers or employees of the Company;

(xviii) commence any new line of business in which it is not engaged on the date of this Agreement or new franchise system or discontinue any existing line of business;

(xix) make any material change to the terms of the Company’s or any of its Subsidiaries’ system-wide policies or procedures with respect to (A) Franchisee royalty or other fees and charges, or (B) Franchisee incentives or Franchisee economic assistance, in each case, other than in the ordinary course of business (provided that in all cases the Company shall provide reasonable advance notice to, and reasonably consult with, Parent prior to any taking such material actions in this clause (xix));

(xx) except as required by any Contract entered into, and made available to Parent, prior to the date of this Agreement, open any restaurant in a country where the Company or any Company Subsidiary does not currently have an owned or franchised restaurant or otherwise engage in any other operations in any country in which the Company or any Company Subsidiary does not currently conduct other operations;

(xxi) fail to use commercially reasonable efforts to renew or maintain Insurance Policies maintained by the Company or any Company Subsidiary or comparable replacement policies, other than in the ordinary course of business or form any captive insurance program;

(xxii) enter into, adopt or authorize the adoption of any stockholder rights agreement, “poison pill” or similar antitakeover agreement or plan, or take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation or any similar anti-takeover provision in the Company Charter or the Company Bylaws, that applies to the Company, including the restrictions on “business combinations” set forth in Section 203 of the DGCL, except for Parent, Merger Sub, or any of their respective Subsidiaries or Affiliates, or the transactions contemplated by this Agreement;

(xxiii) enter into any Contract with respect to the voting or registration of the shares of the Company’s or its Subsidiaries’ capital stock or other securities, Equity Interests or ownership interests;

(xxiv) enter into any agreement (or commitment to enter into) to consummate a sale/leaseback or similar transaction with respect to the Company Owned Real Property, except for the Sale/Leaseback Transaction, or consummate any sale/leaseback or similar transactions with respect to the Company Owned Real Property, other than the consummation of the Sale/Leaseback Transaction (which, for the avoidance of doubt, shall be consummated on the Closing Date in accordance with the Sale/Leaseback Purchase and Sale Agreement and Section 5.17); or

(xxv) authorize, agree or commit, in writing or otherwise, to do any of the foregoing.

(b) If the Company or any of its Subsidiaries desires to take an action that would be prohibited pursuant to the foregoing Section 5.1(a) without the written consent of Parent, prior to taking such action, the Company may request such written consent by sending a written request to the representative of Parent listed on Section 5.1(b) of the Company Disclosure Schedule, and consent of such representative by email shall be sufficient.

(c) Without in any way limiting any Party’s rights or obligations under this Agreement (including this Section 5.1), nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or the Company Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

5.2 Preparation of Proxy Statement; Company Stockholders’ Meeting.

(a) As promptly as reasonably practicable after the execution of this Agreement (and in any event no later than ten (10) Business Days after the date of this Agreement), the Company shall prepare and file with the SEC, a proxy statement, in preliminary form, relating to the Company Stockholders’ Meeting (as amended or supplemented from time to time, the “Proxy Statement”), which shall include a statement to the effect that the Company Board has recommended that the Company Stockholders vote in favor of adoption of this Agreement at the Company Stockholders’ Meeting (the “Company Board Recommendation”). The Company shall use all reasonable efforts to respond as promptly as practicable to any comments by the SEC staff in respect of the Proxy Statement. Parent and Merger Sub shall exercise reasonable best efforts to furnish all information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for additional information or for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all written correspondence, and a description of all oral correspondence, between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement. The Company shall provide Parent a reasonable opportunity to review and propose comments on the Proxy Statement prior to the filing thereof (and any amendments or supplements thereto) or any responses or other communications to the SEC or its staff and shall in good faith consider such comments reasonably proposed by Parent for inclusion therein. The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof and to cause the definitive Proxy Statement to be mailed to the Company Stockholders as of the record date established for the Company Stockholders’ Meeting as promptly as practicable after the earlier of the tenth (10th) day after the preliminary Proxy Statement is filed with the SEC (if the SEC has not informed the Company that it will review the Proxy Statement) and the date on which the SEC confirms that it has no further comments on the Proxy Statement. Unless a Company Change of Board Recommendation has been made, the Company shall include in the Proxy Statement the Company Board Recommendation.

(b) Each of the Company, Parent and Merger Sub agrees to promptly (i) correct any information provided by it specifically for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect and (ii) supplement the information provided by it specifically for use in the Proxy Statement to include any information that shall become necessary in order to make the statements in the Proxy Statement, in light of the circumstance under which they were made, not misleading. If at any time prior to the Company Stockholders’ Meeting any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by a party, which information should be set forth in an amendment or supplement to the Proxy Statement, such Party that discovers such information shall promptly notify the other Party and the Company shall use reasonable best efforts to promptly prepare (with the assistance of Parent, if applicable) and mail to the Company Stockholders such an amendment or supplement, in each case, to the extent required by applicable Law. The Company further agrees to use reasonable best efforts to cause the Proxy Statement as so corrected or supplemented promptly to be filed with the SEC and to be disseminated the Company Stockholders, in each case as and to the extent required by applicable Law.

(c) Subject to the other provisions of this Agreement, the Company shall (i) take all actions required under the DGCL and the certificate of incorporation and bylaws of the Company to duly call, give notice of, convene and hold a meeting of the Company Stockholders, such action so required by the DGCL to be taken promptly, and in any event, by the earlier of the tenth (10th) day after the preliminary Proxy Statement is filed with the SEC (if the SEC has not informed the Company that it will review the Proxy Statement) and the date on which the SEC confirms that it has no further comments on the Proxy Statement, for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholders’ Meeting”), with the record date and meeting date of the Company Stockholders’ Meeting to be selected after reasonable consultation with Parent, regardless of whether or not a Company Change of Board Recommendation has been made, and (ii) unless a Company Change of Board Recommendation has been made, use all reasonable best efforts to solicit from the Company Stockholders proxies in favor of the adoption of this Agreement and approval of the and the transactions contemplated hereby. Without the prior written consent of Parent, the adoption of this Agreement and the transactions contemplated hereby (including the Merger) shall be the only matter (other than procedural matters)

that the Company shall propose to be acted on by the Company Stockholders at the Company Stockholders’ Meeting.

(d) Notwithstanding anything to the contrary in this Agreement but subject to the DGCL, (i) if the Company reasonably determines in good faith that the Company Stockholder Approval is unlikely to be obtained at the Company Stockholders’ Meeting, including due to an absence of quorum, then on no more than one occasion (for a period of not more than thirty (30) days) without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), and prior to the vote contemplated having been taken, the Company shall have the right to require an adjournment or postponement of the Company Stockholders’ Meeting for the purpose of soliciting additional votes in favor of this Agreement, and (ii) if requested by Parent on no more than two (2) occasions, the Company shall adjourn, delay or postpone the Company Stockholders’ Meeting, if Parent reasonably determines in good faith that the Company Stockholder Approval is unlikely to be obtained at the Company Stockholders’ Meeting; provided that the Company shall not adjourn, delay or postpone the Company Stockholders’ Meeting to a date after the date that is three (3) Business Days prior to the Outside Date. The Company shall keep Parent informed on a reasonably current basis regarding its solicitation efforts and proxy tallies following the dissemination of the Proxy Statement to the holders of the Company Shares.

5.3 Access to Information; Confidentiality.

(a) From the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with, the Company shall, and shall cause the Company Subsidiaries to (i) provide to Parent and Merger Sub and their respective Representatives and Debt Financing Sources and the Sale/Leaseback Purchaser reasonable access, during normal business hours in such a manner as not to interfere unreasonably with the operation of any business conducted by the Company and the Company Subsidiaries, and upon reasonable prior written notice to the Company, to the officers, employees, properties, Company Permits, offices and other facilities of the Company and the Company Subsidiaries and to the books and records thereof, and (ii) use commercially reasonable efforts to furnish to Parent and Merger Sub and their respective Representatives and Debt Financing Sources and the Sale/Leaseback Purchaser, during normal business hours upon prior reasonable notice such information concerning the business, properties, Contracts, Company Permits, personnel, books and records (including Tax records), assets and liabilities of the Company and the Company Subsidiaries as Parent or Parent’s Representatives and Debt Financing Sources and the Sale/Leaseback Purchaser may reasonably request; provided that the Company shall not be required to (or to cause any Company Subsidiary to) afford such access or furnish such information to the extent that the Company believes, in its reasonable good faith judgment, that doing so would (A) result in the loss of attorney-client, work product or other legal privilege of the Company or any Company Subsidiary, (B) breach, contravene or violate any effective and binding Contract to which the Company or any Company Subsidiary is a party as of the date hereof, including any binding contractual obligations of the Company or any Company Subsidiary with respect to confidentiality to any Third Party, or (C) violate any applicable Law (including Competition Laws); provided, that the Company shall use its reasonable best efforts to cause such information (or portions of such information) to be provided in a manner that would not violate the foregoing. Any access to the properties of the Company or any of its Subsidiaries or investigations conducted by Parent or Merger Sub pursuant to this Section 5.3 (1) shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company or any Company Subsidiaries or create a reasonably likely risk of damage or destruction to any property or assets of the Company or any Company Subsidiaries, (2) shall be subject to the Company’s reasonable security measures and insurance requirements, and (3) shall not include the right to perform invasive environmental testing with respect to any property of the Company or any of the Company Subsidiaries without the Company’s prior written consent, in its sole discretion. Nothing in this Section 5.3 shall be construed to require the Company, any of its Subsidiaries or any Representatives of any of the foregoing to prepare any reports, analyses, appraisals or opinions.

(b) Each of Parent and Merger Sub hereby agrees that all non-public information concerning the Company or the Company Subsidiaries provided to it or any of their Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be “Confidential

Information,” as such term is used in, and shall be treated in accordance with, the Non-Disclosure Agreement, dated as of April 21, 2025 between the Company and TriArtisan Capital Advisors LLC, as amended on September 15, 2025 and September 29, 2025 (as amended, the “Confidentiality Agreement”); provided that nothing contained in this Agreement shall limit, restrict or prohibit Parent, Merger Sub or their respective Affiliates and Representatives from disclosing any information to any actual or prospective Debt Financing Source or any actual or prospective equity financing sources, limited partners or co-investors in connection with any Debt Financing or Equity Financing, as applicable, so long as such recipient is under an obligation to keep such disclosed information confidential on substantially the same terms as are applicable to corresponding obligations of the financing sources, limited partners and investors who are bound by such agreements as of the date hereof.

5.4 No Solicitation by the Company.

(a) From and after the date hereof until the Effective Time or, if earlier, the valid termination of this Agreement pursuant to, and except as otherwise expressly permitted by this Section 5.4, the Company shall not, and shall use its reasonable best efforts to cause the Company Subsidiaries and its and their Representatives (on behalf of the Company or the Company Subsidiaries, as applicable) not to, directly or indirectly, (i) initiate, solicit, induce, knowingly facilitate or knowingly encourage any inquiries, proposal, offer or request that constitutes, or would reasonably be expected to result in or lead to, a Company Acquisition Proposal or enter into, continue or otherwise participate or engage in any discussions or negotiations or provide access to its properties, books and records or any confidential information or data to, any Person with respect thereto; (ii) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any proposal or offer that constitutes, or would reasonably be expected to result in or lead to, a Company Acquisition Proposal; (iii) execute or enter into any merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement, letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement or other similar agreement or arrangement for, relating to or that would reasonably be expected to result in or lead to any Company Acquisition Proposal; or (iv) authorize any of, or commit, resolve or agree to do any of the foregoing. The Company shall, and shall cause the Company Subsidiaries and the Company’s Representatives (on behalf of the Company or the Company Subsidiaries) to, (A) promptly (and in any event within twenty-four (24) hours) cease any solicitation, discussion or negotiation with any Persons (other than Parent and its Affiliates and Representatives on its behalf) prior to the date hereof by the Company, the Company Subsidiaries or any of the Company’s Representatives with respect to any Company Acquisition Proposal, (B) promptly (and in any event within twenty-four (24) hours) instruct each Third Party that has prior to the date hereof executed a confidentiality agreement in connection with a Company Acquisition Proposal or any inquiries, proposal, offer or request that constitutes, or would reasonably be expected to result in or lead to, a Company Acquisition Proposal to return or destroy all confidential information furnished to such Third Party by or on behalf of it or any of its Subsidiaries prior to the date hereof and (C) promptly (and in any event within twenty-four (24) hours) terminate access by any Third Party to any physical or electronic data room maintained by or on behalf of the Company or the Company Subsidiaries. Notwithstanding anything to the contrary contained in this Section 5.4(a), the Company and the Company’s Representatives may (I) contact and engage in discussions with any Person that has made after the date of this Agreement a bona fide, unsolicited Company Acquisition Proposal solely in order to seek to clarify and understand the terms and conditions thereof in order to determine whether such inquiry, proposal or offer constitutes or would reasonably be expected to lead to a Superior Company Proposal, and (II) inform a Third Party that has made or is considering making a Company Acquisition Proposal of the provisions of this Section 5.4.

(b) Notwithstanding anything to the contrary contained in Section 5.4(a), if, at any time following the date hereof and prior to the Effective Time, (i) the Company receives a bona fide written Company Acquisition Proposal from a Third Party, which Company Acquisition Proposal was made or renewed on or after the date of this Agreement and does not result from a breach (other than a de minimis breach) of the obligations set forth in this Section 5.4, and (ii) the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, that such Company Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Company Proposal and that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, then the Company may enter into an Acceptable Confidentiality Agreement with and only thereafter (A) furnish information with respect to the Company and the Company Subsidiaries (including nonpublic information) to the Third Party making such Company Acquisition Proposal or its Representatives and (B) participate in discussions or negotiations with such Third Party making such Company Acquisition Proposal and its Representatives regarding such Company Acquisition Proposal (subject to the notification and other requirements of Section 5.4(c)); provided that the Company will provide to Parent any nonpublic information concerning the Company or the Company Subsidiaries provided or made available to such other Person that was not previously provided or made available to Parent concurrently with or prior to the provision of such information to such other Person. Without limiting the foregoing, it is agreed that any violation of the restrictions or obligations set forth in this Section 5.4(b) by any Company Subsidiary or any Representative of the Company or any Company Subsidiary acting at the express direction of the Company, shall be a breach of this Section 5.4(b) by the Company.

(c) The Company shall promptly (and in any event within twenty-four (24) hours after receipt by the Company) notify, orally and in writing, Parent in the event that the Company receives any Company Acquisition Proposal or any proposal, offer, inquiry or request that constitutes, or would reasonably be expected to result in or lead to, any Company Acquisition Proposal, which notice shall include the material terms and conditions of, and the identity of the Person making (unless prohibited by a confidentiality agreement in effect as of the date of this Agreement), such proposal, offer, inquiry or request and shall include with such notice unredacted copies of such proposal, offer, inquiry or request and copies of any other documents evidencing or specifying the terms and conditions of such proposal, offer, inquiry or request or, if not in writing, a written description of the material terms and conditions of such proposal, offer, inquiry or request. Thereafter, the Company shall keep Parent fully informed on a prompt basis (and in any event within twenty-four (24) hours) of the status, material developments and material details (including amendments or proposed amendments) of any such proposal, offer, inquiry, request or Company Acquisition Proposal (including providing copies of any written documentation material received by the Company with respect thereto), including promptly (and in any event within twenty-four (24) hours) advising Parent if the Company determines to begin providing information to engage in discussions or negotiations concerning a Company Acquisition Proposal pursuant to Section 5.4(b).

(d) Notwithstanding anything to the contrary contained in Section 5.4(a), if the Company has received a bona fide written Company Acquisition Proposal that (i) has not been withdrawn, (ii) did not result from a breach (other than a de minimis breach) of the obligations set forth in Section 5.4, and (iii) the Company Board determines in good faith, after consultation with outside legal counsel and its financial advisors, (A) that such Company Acquisition Proposal constitutes a Superior Company Proposal, and (B) that the failure to take the actions set forth in clauses (x) and (y) below would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, the Company Board may at any time prior to obtaining the Company Stockholder Approval, (x) effect a Company Change of Board Recommendation with respect to such Superior Company Proposal, or (y) terminate this Agreement in order to enter into a definitive agreement with respect to such Superior Company Proposal, in either case, subject to the requirements of Section 5.4(f) and, in the case of clause (y), provided, that the Company pays, or causes to be paid, to Parent the Company Termination Fee payable pursuant to Section 7.3(a) prior to or concurrently with such termination and substantially concurrently with such termination, enters into a definitive agreement with respect to such Superior Company Proposal.

(e) Notwithstanding anything to the contrary contained in Section 5.4(a), the Company Board may, at any time prior to obtaining the Company Stockholder Approval, and subject to compliance with the requirements of Section 5.4(f), effect a Company Change of Board Recommendation in response to a Company Intervening Event if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be excepted to be inconsistent with the directors’ fiduciary duties under applicable Law.

(f) Notwithstanding anything to the contrary contained in Section 5.4(d) or Section 5.4(e), the Company shall not be entitled to effect a Company Change of Board Recommendation pursuant to Section 5.4(d)

or Section 5.4(e) or terminate this Agreement pursuant to Section 5.4(d) and Section 7.1(f) unless (x) the Company shall have provided to Parent at least four (4) Business Days’ prior written notice (the “Company Notice Period”) of the Company’s intention to take such action, which notice shall specify the material terms and conditions of such Company Acquisition Proposal (and have provided to Parent a copy of the available proposed transaction agreement to be entered into in respect of such Company Acquisition Proposal), or a detailed written description of such Company Intervening Event, as applicable, and (y) during the Company Notice Period, if requested by Parent, the Company and its Representatives shall have engaged in good faith negotiations with Parent and its Representatives regarding any adjustment or amendment to this Agreement or any other agreement proposed in writing by Parent and (z) at the end of the Company Notice Period, after taking into account any proposals made by Parent to the Company amend the terms of this Agreement during the Company Notice Period the Company Board determines in good faith (I) with respect to Section 5.4(d), after consultation with its financial advisors and outside legal counsel that the Company Acquisition Proposal giving rise to the notice continues to constitute a Superior Company Proposal and (II) with respect to Section 5.4(d) and Section 5.4(e), the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law; provided, that in the event of any material modification of the financial terms or any other material modifications to the terms of such Company Acquisition Proposal or any material development with respect to the Company Intervening Event, the Company shall be required to deliver a new written notice to Parent and to again comply with the requirements of this Section 5.4(f) with respect to such new written notice, except that the Company Notice Period shall be two (2) Business Days. For the avoidance of doubt, the delivery of a notice pursuant to this Section 5.4(f) in and of itself will not constitute a Company Change of Board Recommendation or violate this Section 5.4.

(g) Nothing contained in this Agreement shall prohibit the Company or the Company Board from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act, and complying with Rule 14d-9 promulgated under the Exchange Act and Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (ii) making any disclosure to the stockholders of the Company if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that such disclosure is required under applicable Law; or (iii) issuing a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, that any Company Change of Board Recommendation may only be made in accordance with Section 5.4(d) or Section 5.4(e).

(h) Notwithstanding any provision of Section 5.4 to the contrary, the Company shall not grant any waiver or release under, or fail to enforce, any standstill or similar agreement; provided, however, at any time prior to obtaining the Company Stockholder Approval, the Company may grant a waiver or release under any standstill agreement, or any provision of any confidentiality or similar agreement with similar effect, solely to the extent necessary to allow for a Company Acquisition Proposal to be made to the Company Board in a confidential manner, if the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law. The Company shall provide written notice to Parent of the waiver or release of any standstill by the Company, including disclosure of the identities of the parties thereto and a summary of the material circumstances relating thereto. The Company shall not, and shall not permit any Company Subsidiary to, enter into any confidentiality or similar agreement subsequent to the date of this Agreement that prohibits the Company from providing to Parent the information specifically required to be provided to Parent pursuant to this Section 5.4.

5.5 Efforts.

(a) Each of the Company, Parent and Merger Sub shall use its respective reasonable best efforts to (and will cause its Subsidiaries to) (i) take, or cause to be taken, all appropriate action and do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger and the other transactions contemplated by this

Agreement as promptly as practicable; (ii) take all such actions (if any) as may be required to cause the expiration of the notice periods under Competition Laws with respect to such transactions as promptly as practicable after the execution of this Agreement; (iii) (I) obtain as promptly as practicable (A) from any Governmental Entity any and all consents, notices, licenses, permits, waivers, approvals, authorizations, Orders, registrations, rulings and clearances required to be obtained by Parent, Merger Sub or the Company, or any of their respective Subsidiaries, to effect the Closing as promptly as practicable, and in any event prior to the Outside Date, and to avoid any action or proceeding by any Governmental Entity or any other Person, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (B) from any Third Party any and all consents, notices, licenses, permits, waivers, approvals, authorizations and registrations that are required to be obtained or made by Parent, Merger Sub or the Company, or any of their respective Subsidiaries, in connection with the transactions contemplated by this Agreement, and in the case of this clause (B), only to the extent that Parent, Merger Sub and the Company reasonably determine, after consultation and cooperation with one another, that such consent or notice should be obtained or made; and (II) prepare and file as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, ruling requests, and other documents necessary to obtain the consents, approvals and other deliverables set forth in clauses (A) and (B) above, and take all reasonable steps as may be necessary to obtain all such consents, approvals and other deliverables; (iv) cause the satisfaction of all conditions to the Merger set forth in Article 6, within its control; (v) defend and seek to prevent the initiation of all actions, lawsuits or other legal, regulatory or other Proceedings to which it is a party challenging or affecting this Agreement or the consummation of the transactions contemplated by this Agreement, in each case until the issuance of a final, nonappealable Order; (vi) seek to have lifted or rescinded any injunction or restraining Order that may adversely affect the ability of the Parties to consummate the transactions contemplated hereby, in each case until the issuance of a final, nonappealable Order; and (vii) as promptly as reasonably practicable after the date hereof, make all necessary filings, and thereafter make any other required submissions, and pay any fees due to Governmental Entities in connection therewith, with respect to this Agreement and the Merger required under any other applicable Law, provided that all filing fees to Governmental Entities related to the filings by the Parties under any Competition Laws shall be borne fifty percent (50%) by the Company and fifty percent (50%) by Parent, and (III) supply any additional information and documentary material that may be requested by any Governmental Entity. In furtherance and not in limitation of the foregoing, (x) Parent shall, after good faith consultation with the Company, determine whether any filings under the HSR Act are required to be made in order to consummate the Merger and the other transactions contemplated by this Agreement, and shall notify the Company in writing of such determination and the reasoning supporting such determination (“HSR Filing Notice”) within fifteen (15) Business Days of the date of this Agreement; and (y) to the extent Parent determines that any filings under the HSR Act are necessary, the Parties shall as promptly as reasonably practicable thereafter make appropriate filings with the United States Federal Trade Commission (“FTC”) and the United States Department of Justice (“DOJ”) pursuant to the HSR Act with respect to the Merger (and, in any event, within fifteen (15) Business Days after the date of the HSR Filing Notice). Notwithstanding anything to the contrary herein, the Company shall not be required prior to the Effective Time to pay any consent or other similar fee, “profit-sharing” or other similar payment or other consideration (including increased rent or other similar payments or any amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract), or the provision of additional security (including a guaranty) or otherwise incur or assume or agree to incur or assume any liability that is not conditioned upon the consummation of the Merger, to obtain any consent, waiver or approval of any Person (including any Governmental Entity) under any Contract.

(b) In furtherance and not in limitation of the provisions of Section 5.5, Parent acknowledges and agrees that its obligation to use reasonable best efforts to take, or cause to be taken, all appropriate action and do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement includes (A) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, specific assets or categories of assets or areas of business of the Company; (B) terminating any existing relationships and contractual rights and obligations of the Company;

(C) amending or terminating such existing licenses or other Intellectual Property agreements and entering into such new licenses or other Intellectual Property agreements (and, in each case, entering into agreements with the relevant Governmental Entity giving effect thereto); (D) making any behavioral commitments with respect to the Company’s assets or ability to conduct the business of the Company or its operations, divisions, businesses, or product lines or with any of its customers; and (E) entering into agreements, including with the relevant Governmental Entities, giving effect to the foregoing clauses (A) through (D); provided, however, the Company shall not take any action set forth in the foregoing clauses (A) through (E) without Parent’s prior written consent; provided, further, that notwithstanding anything in this Section 5.5 to the contrary, nothing in this Section 5.5 shall require any Party or any of their respective Subsidiaries to take, or cause to be taken, any action with respect to their respective assets, businesses or Subsidiaries (i) that is not conditioned upon the Merger, or (ii) that would reasonably be expected to have (A) a material and adverse impact on the reasonably expected benefits to Parent or Merger Sub (or their respective Affiliates) of completing the transactions contemplated hereby or (B) a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 5.5 or elsewhere in this Agreement shall require Parent to take or agree to take any action with respect to any of its Affiliates (other than Merger Sub, the Company and its Subsidiaries) or any of its direct or indirect equityholders, including any sale, transfer, license, separate holding, divestiture or other disposition of, or to any prohibition of or any limitation on the acquisition, ownership, operation, effective control or exercise of full rights of ownership, or other modification of rights with respect to any assets, rights, products, licenses, businesses, operations, or interest therein, of any such Affiliates or any direct or indirect portfolio companies (as such term is understood in the private equity industry) of investment funds advised or managed by one or more Affiliates of Parent or any direct or indirect equityholders of Parent.

(c) Each of Parent and the Company agrees that, between the date of this Agreement and the Effective Time, each of Parent and the Company shall not (and shall cause their respective Subsidiaries and Affiliates not to) enter into or consummate any agreements (including with respect to any equity investments, joint ventures, acquisitions, mergers, consolidations or business combinations) which would reasonably be expected to prevent or materially delay the expiration or termination of the applicable waiting period under the HSR Act or the receipt of any required approvals or consents under any other applicable Competition Laws with respect to the transactions contemplated by this Agreement.

(d) Without limiting the generality of anything contained in this Section 5.5, each Party hereto shall (i) give the other Parties prompt notice of the making or commencement of any request, inquiry, investigation, action or Proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) keep the other Parties notified as to the status of any such request, inquiry, investigation, action or other Proceeding, (iii) promptly notify the other Parties of any substantive oral or written communication to or from any Governmental Entity regarding the Merger or any of the other transactions contemplated by this Agreement; and (iv) promptly provide to the other Parties copies of any substantive written communications received or provided by such Party, or any of its Subsidiaries, from or to any Governmental Entity with respect to the Merger or any other transactions contemplated by this Agreement; provided that Parent and the Company may, as each reasonably and in good faith deems advisable and necessary, designate any commercially or competitively sensitive material provided to the other under this Section 5.5 as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel. Each Party hereto will consult and cooperate with the other Parties with respect to and provide any necessary information and assistance as the other Parties may reasonably request with respect to all substantive notices, submissions, or filings made by such Party with any Governmental Entity or any other substantive information supplied by such Party to, or substantive correspondence with, a Governmental Entity in connection with this Agreement or any transactions contemplated by this Agreement and will permit the other Parties, to the extent practicable, to review and discuss in advance and consider in good faith the views of the other Parties in connection with any substantive filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the Merger or any of the other transactions contemplated by this Agreement. In addition, except as may be prohibited by any Governmental Entity or by any applicable Law, in connection with any such request, inquiry, investigation, action or other Proceeding other than the matters contemplated by Section 5.12, in connection with or related to the Merger or the other transactions contemplated hereby, each Party hereto will consult with the other Parties in advance and give the other Parties or their authorized representatives the opportunity to be present at each substantive meeting or teleconference relating to such request, inquiry, investigation, action or other Proceeding and to have access to and be consulted in connection with any substantive document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation, action or other Proceeding. Parent and the Company shall be mutually responsible for all substantive communications with any applicable Governmental Entity; and all strategic and timing decisions regarding the HSR Act and any other applicable Competition Laws; provided that in the event of any disagreement between the Parties, Parent (and its advisors) and the Company (and its advisors) shall seek to resolve such disagreement reasonably and in good faith, provided, further, that if the Parties cannot resolve any such disagreement, the determination of Parent shall prevail.

5.6 Merger. Following the Company Stockholder Approval, each of Parent, Merger Sub and the Company shall use reasonable best efforts to take all necessary and appropriate actions to cause the Merger to become effective as soon as practicable, in accordance with Section 251 of the DGCL and upon the terms and subject to the conditions of this Agreement. In furtherance, and without limiting the generality, of the foregoing, neither Parent nor Merger Sub nor the Company shall, and shall not permit and shall use reasonable best efforts to cause their respective Affiliates or Representatives not to, take any action that would render Section 251 of the DGCL inapplicable to the Merger.

5.7 Public Announcements. So long as this Agreement is in effect, Parent and Merger Sub, on the one hand, and the Company, on the other, shall not, and shall cause their respective controlled Affiliates not to, issue any press release or make any public statement or comment with respect to the Merger or this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject, in which case, to the extent permitted by applicable Law, the party proposing to issue such press release or make such public announcement shall consult in good faith with the other party and provide the other party the opportunity to review and comment before making any such public announcement; (b) with respect to any press release or other public statement by the Company to the extent expressly permitted by Section 5.4 (including to announce a Company Change of Board Recommendation in accordance with Section 5.4); (c) statements consistent in all material respects with any release, disclosure or other public statement previously made in accordance with this Section 5.7; (d) public statements regarding the transactions contemplated hereby in response to specific questions from the press, analysts, investors or those attending industry conferences; and (e) internal announcements to employees, in each case of clauses (d) and (e), to the extent that such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties or approved by the parties, and otherwise in compliance with this Section 5.7, and provided that such public statements do not reveal material nonpublic information regarding this Agreement or the transactions contemplated hereby. The initial press release announcing the execution and delivery of this Agreement shall be a joint release of, and shall not be issued prior to the approval of each of, the Company and Parent (which approval shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, Parent, Merger Sub and their respective Affiliates may provide ordinary course communications regarding this Agreement and the transactions contemplated hereby to existing or prospective general and limited partners, equity holders, members, managers and investors of any Affiliates of such Person, in each case, who are subject to customary confidentiality restrictions.

5.8 Employee Benefit Matters.

(a) For a period of one (1) year following the Closing Date (or if sooner, the applicable employment termination date), Parent shall provide, or shall cause to be provided, to each employee of the Company who is employed by the Company or the Company Subsidiaries immediately prior to the Effective Time who continues in the employ of Parent, the Surviving Corporation or any of their respective Affiliates on and after the Effective Time (each, a “Continuing Employee”): (i) a base salary or wage rate and a target short-term incentive cash compensation opportunity that, in each case, is no less favorable than that provided to the Continuing Employee immediately before the Effective Time, (ii) severance benefits and protections that are no less favorable than the severance benefits that such Continuing Employee is eligible to receive under the IU/OU Management/Support Severance Plan, the Executive Severance Plan and the Key Employee Severance Plan, as applicable, and (iii) broad-based retirement, health and welfare benefits (excluding change-in-control or transaction-based payments becoming due or payable in connection with the transactions contemplated by this Agreement, fringe benefits, non-qualified deferred compensation, post-employment or welfare benefits, equity or equity-based compensation, and defined benefit pension benefits), that are substantially similar in the aggregate to those provided to the Continuing Employee immediately before the Effective Time.

(b) Parent hereby acknowledges that a “change in control” (or similar phrase) within the meaning of the Company Equity Plans, the Denny’s, Inc. Deferred Compensation Plan, the Executive Severance Plan, and the Key Employee Severance Plan, in each case, as in effect as of the date hereof, will occur at the Effective Time.

(c) In the event the Closing Date occurs prior to the payment of annual bonuses under the cash incentive plan listed on Section 5.8(c) of the Company Disclosure Schedule (the “Annual Bonus Plan”) with respect to calendar year 2025, Parent and its Affiliates shall cause each such Continuing Employee to be paid such employee’s 2025 annual bonus under such plan, which bonus shall be prorated for the period elapsed as of immediately prior to the Closing Date, with the amount of such prorated bonus determined based on (i) actual achievement of applicable performance goals through the Closing Date, as determined in good faith in the ordinary course of business consistent with past practice by the Company or its applicable Affiliate in accordance with the terms of the Annual Bonus Plan, without taking any discretionary action to provide for payment in excess of the amount that would be paid in respect of each such bonus based on actual performance, and, if applicable and (ii) target performance for the period between the Closing Date and December 31, 2025 (each, a “Pro-Rated 2025 Bonus” and collectively, the “Pro-Rated 2025 Bonuses”). Notwithstanding the foregoing, in calculating the level of attainment of performance objectives applicable to any Pro-Rated 2025 Bonus, the Company or its Affiliate (as applicable) may exclude (x) any non-recurring charges that would not reasonably be expected to have been incurred had the transactions contemplated by this Agreement arisen or occurred and (y) any non-recurring charges related to other financing, activism defense or strategic transactions incurred in 2025; provided, that, in no event shall the aggregate dollar amount payable in respect of the Pro-Rated 2025 Bonuses be increased by more than four hundred fifty thousand dollars ($450,000) as a result of adjustments made pursuant to clause (x) and (y) of the immediately preceding sentence. Such Pro-Rated 2025 Bonuses (less any applicable withholding Taxes) shall be paid no later than February 28, 2026, (i) subject to the Continuing Employee’s continued employment through December 31, 2025 and (ii) the Continuing Employee not otherwise being terminated for Cause; provided, however, to the extent any such Continuing Employee participates in the Executive Severance Plan or the Key Employee Severance Plan, in each case, as in effect immediately prior to the Effective Time, and such Continuing Employee’s employment is terminated by the Surviving Corporation (or Parent or any of its Subsidiaries) without “Cause” (within the meaning of the Executive Severance Plan or the Key Employee Severance Plan, as applicable, as in effect as of immediately prior to the Effective Time), prior to or on December 31, 2025, then subject to such employee’s execution and non-revocation of a release of claims substantially in the form provided by the Surviving Corporation, such employee shall remain entitled to receive such employee’s Pro-Rated 2025 Bonus, as promptly as practicable (and in no event later than the next regularly scheduled payroll date) after the effective date of such release; provided, further, that, to the extent the Executive Severance Plan or the Key Employee Severance Plan, as applicable provides for bonus eligibility greater than would be calculated by this Section 5.8(c), such severance plan will, without duplication of payment in respect of any Pro-Rated 2025 Bonus, control. Notwithstanding anything to the contrary in this Section 5.8(c), to the extent any Pro-Rated 2025 Bonus constitutes nonqualified deferred compensation under Section 409A of the Code, such Pro-Rated 2025 Bonus (or portion thereof) shall be paid at the earliest time permitted that will not trigger a tax or penalty under Section 409A of the Code.

(d) For purposes of vesting, eligibility to participate and for calculating severance and vacation entitlements (but not for benefit accrual purposes) under the employee benefit plans of Parent and its Subsidiaries (each, a “New Plan”), each Continuing Employee shall be credited with his or her years of service with the Company and the Company Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Continuing Employee was entitled before the Effective Time, to credit for such service under any similar Benefit Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Effective Time (such plans, collectively, the “Old Plans”); provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition and without limiting the generality of the foregoing, Parent shall cause (or, to the extent third-party service providers or insurers are involved, take commercially reasonable efforts to cause) (A) the Continuing Employees to be eligible to participate in any and all New Plans in accordance with Section 5.8(a) above, (B) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, all eligibility waiting periods, pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable Old Plans, and (C) any eligible expenses incurred by each Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plans ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(e) The Company shall take all actions necessary or appropriate to terminate, effective no later than the day immediately preceding the Closing Date, each nonqualified deferred compensation plan, program, policy, agreement, scheme or arrangement sponsored or maintained by the Company or any Company Subsidiary listed on Section 5.8(e)-(A) of the Company Disclosure Schedule (each, an “NQDC Plan,” and collectively, the “NQDC Plans”), in each case, in compliance with Section 409A of the Code, and the Treasury Regulations and other guidance thereunder. Without limiting the foregoing, the Company shall: (i) adopt resolutions, plan amendments and such other documents as are necessary to effect the valid termination of each NQDC Plan in accordance with Treas. Reg. § 1.409A-3(j)(4)(ix)(B), and Parent shall have a reasonable opportunity to review and comment on all such documents (and the Company shall not unreasonably omit comments provided by Parent with respect to such materials); (ii) cease all future deferrals of compensation under the NQDC Plans no later than the applicable termination date; (iii) provide timely written notices of termination and any required elections or disclosures to participants and beneficiaries; (iv) determine the amounts credited under each NQDC Plan as of the termination date in accordance with the applicable plan terms; and (v) cause distributions to participants and beneficiaries to be made in accordance with Section 409A of the Code in connection with such termination. For the avoidance of doubt, nothing in this Section 5.8(e) shall prohibit or delay any payment that is otherwise due under an NQDC Plan upon a permissible payment event under Section 409A of the Code, including a “change in control event,” or “separation from service”, provided that any such payment is made in compliance with Section 409A of the Code. For purposes of this Section 5.8(e), the term “NQDC Plans” shall not include any supplemental executive retirement plan or Contract sponsored or maintained by the Company or any Company Subsidiary and listed on Section 5.8(e)-B of the Company Disclosure Schedule.

(f) The Parties shall reasonably cooperate in good faith with respect to any communications to Company Service Providers regarding the transactions contemplated hereby. The Company shall provide Parent with a reasonable opportunity to review and comment on any communications regarding the transactions contemplated hereby intended to be sent to the Company Service Providers prior to the Closing Date.

(g) Nothing in this Agreement shall confer upon any Continuing Employee or other Person any right to continue in the employ or service of the Company, the Surviving Corporation, Parent, Parent’s Subsidiaries or any of their respective Affiliates. Except as expressly set forth in this Section 5.8, no provision of this Agreement: (i) shall limit the ability of the Company or any of its Affiliates (including, following the Effective Time, the Surviving Corporation and its Subsidiaries) to amend, modify or terminate in accordance with its terms any benefit or compensation plan, program, agreement, contract, policy, scheme or arrangement at any time assumed, established, sponsored or maintained by any of them (subject to the limitations set forth in Section 5.1), (ii) shall be deemed or construed to amend, establish, or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement, or (iii) create any third party beneficiary rights or obligations in any person (including any current or former service provider or employee of Parent or any of its Subsidiaries (or any beneficiaries or dependents thereof)) or any right to employment or continued employment or to a particular term or condition of employment with the Company or any of its Affiliates (including, following the Effective Time, the Surviving Corporation and its Subsidiaries).

5.9 Indemnification of Directors and Officers.

(a) For six (6) years from and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, assume, honor and fulfill in all respects the obligations of the Company and its Subsidiaries to indemnify and hold harmless and, subject to the limitations set forth in this Section 5.9(a), advance the costs, fees and expenses of all past and present directors and officers of the Company and each Company Subsidiary and each Person set forth on Section 5.9(a) of the Company Disclosure Schedule (collectively, the “Covered Persons”) under and to the same extent such Persons are indemnified as of the date of this Agreement by the Company or such Company Subsidiary pursuant to (i) indemnification, expense advancement and exculpation provisions in the Company Charter, the Company Bylaws, the certificate of incorporation and bylaws, or equivalent organizational or governing documents, of any Company Subsidiary, and (ii) any indemnification agreements, if any, in existence on the date of this Agreement with any Covered Person and made available to Parent (collectively, the “Existing Indemnification Agreements”), in each case, to the fullest extent permitted by applicable Law, from and against all costs and expenses (including, subject to the limitations set forth in this Section 5.9(a), advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened Proceeding or investigation to each Covered Person to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement reasonably incurred in connection with any actual or threatened Proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of acts or omissions in their capacity as directors or officers of the Company or such Company Subsidiary, occurring at or prior to the Effective Time. Solely to the extent provided under the Company Charter, the Company Bylaws, the certificate of incorporation and bylaws, or equivalent organizational documents, of any Company Subsidiary, and any Existing Indemnification Agreements, as applicable, Parent shall cause the Surviving Corporation to advance expenses (including reasonable legal fees and expenses) incurred in the defense of any Proceeding or investigation with respect to the matters subject to indemnification pursuant to this Section 5.9 in accordance with the procedures (if any) set forth in the Company Charter, the Company Bylaws, the certificate of incorporation and bylaws, or equivalent organizational documents, of any Company Subsidiary, and any Existing Indemnification Agreements, as applicable; provided, that the applicable Covered Person provides an undertaking to repay such advance if it is ultimately determined by a final non-appealable Order of a court of competent jurisdiction that such Covered Person is not entitled to indemnification under this Section 5.9 or otherwise. Notwithstanding anything herein to the contrary, if any Proceeding (whether arising before, at or after the Effective Time) is made against such Persons with respect to matters subject to indemnification, expense advancement or exculpation hereunder on or prior to the sixth (6th) anniversary of the Effective Time, the provisions of this Section 5.9 shall continue in effect until the final disposition of such Proceeding or investigation.

(b) For not less than six (6) years from and after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation and the equivalent governing documents of the Company Subsidiaries shall contain provisions no less favorable in the aggregate with respect to exculpation, indemnification of and advancement of expenses to Covered Persons for periods at or prior to the Effective Time than are currently set forth in the Company Charter and the Company Bylaws and the equivalent governing documents of the Company Subsidiaries, as applicable. Following the Effective Time, the Existing Indemnification Agreements shall be assumed by the Surviving Corporation, without any further action, and shall continue in full force and effect in accordance with their terms.

(c) For not less than six (6) years from and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain for the benefit of the directors and officers of the Company and the Company Subsidiaries, as of the date of this Agreement and as of the Effective Time, an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) providing coverage not less favorable in the aggregate than the existing policies of the Company and the Company Subsidiaries; provided that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of three hundred percent (300%) of the last annual premium paid prior to the date of this Agreement, but in such case shall purchase as favorable of coverage as is available for such amount. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained by the Company prior to the Effective Time and provide such directors and officers with coverage for an aggregate period of at least six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including in connection with the adoption and approval of this Agreement and the transactions contemplated by this Agreement. If such prepaid policies have been obtained prior to the Effective Time, the Company and the Surviving Corporation, as applicable, shall, and Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(d) In the event that the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.9.

(e) The obligations under this Section 5.9 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under any certificate of incorporation or bylaws, or by any Contract disclosed on Section 5.9(e) of the Company Disclosure Schedule. The obligations of Parent and the Surviving Corporation under this Section 5.9 shall not be terminated or modified in any manner that is adverse to the Covered Persons (and their respective successors and assigns); it being expressly agreed that the Covered Persons (including successors and assigns) shall be third party beneficiaries of this Section 5.9. In the event of any breach by the Surviving Corporation or Parent of this Section 5.9, the Surviving Corporation shall pay all reasonable and out of pocket expenses, including reasonable attorneys’ fees, that may be incurred by Covered Persons in enforcing the indemnity and other obligations provided in this Section  5.9 as such fees are incurred upon the written request of such Covered Person.

5.10 Takeover Statutes. If any state takeover Law or state Law or any similar anti-takeover provision in the Company Charter or the Company Bylaws that purports to limit or restrict business combinations or the ability to acquire or vote Company Shares (including any “control share acquisition,” “fair price,” “moratorium,” “business combination” or other similar takeover Law) becomes or is deemed to be applicable to the Company, Parent, Merger Sub, this Agreement, the Merger or any other transactions contemplated by this Agreement, then Parent, Merger Sub and the Company (including the Company Board) shall cooperate and take all action reasonably available to render such Law or provision inapplicable to the foregoing. Neither Parent, Merger Sub nor the Company will take any action that would cause this Agreement, the Merger, or the other transactions contemplated by this Agreement to be subject to the requirements imposed by any such Laws or provisions. No Company Change of Board Recommendation shall change the approval of the Company Board for purposes of causing any such Law or provision to be inapplicable to the transactions contemplated by this Agreement.

5.11 Section 16 Matters. Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a “covered person” of the Company for purposes of Section 16 of the Exchange Act, and the rules and regulations thereunder (“Section 16”), of Company Shares and Company Equity Awards pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

5.12 Stockholder Litigation. Prior to the earlier of the Effective Time or the termination of this Agreement, the Company shall promptly (and, in any event, within two (2) Business Days) notify Parent in writing of any Proceeding brought or threatened by the stockholders of the Company or other Persons (other than Parent, Merger Sub, or its Affiliates) against the Company or any of its directors, officers or the Representatives of the Company arising out of or relating to this Agreement or the transactions contemplated hereby, and shall keep Parent reasonably informed with respect to the status thereof, including, by promptly (and, in any event, within two (2) Business Days) providing Parent with copies of all Proceedings and correspondence relating to such Proceeding. Without limiting the preceding sentence, subject to the preservation of privilege and confidential information, prior to the earlier of the Effective Time or the termination of this Agreement, the Company shall give Parent the right to fully participate in (but not control) the defense (including by allowing for advanced review and comment on all filings or responses to be made in connection therewith, which comments the Company shall consider and implement in good faith) or settlement (including the right to participate in (at the participating party’s expense) the negotiations, arbitrations or mediations with respect thereto) of any such Proceeding, and the Company will in good faith give consideration to Parent’s advice with respect to such Proceeding and the underlying strategy documentation with respect thereto. Prior to the earlier of the Effective Time or the termination of this Agreement, the Company shall not cease to defend, settle or agree to settle any Proceeding relating to this Agreement or the transactions contemplated hereby without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

5.13 Stock Exchange Delisting and Deregistration. Prior to the Effective Time, the Company shall use reasonable best efforts to cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to enable the delisting of the Company and of the Company Shares from NASDAQ as promptly as practicable after the Effective Time and the deregistration of the Company Shares under the Exchange Act as promptly as practicable after such delisting.

5.14 Payoff Letters. The Company shall deliver to Parent at least two (2) Business Days prior to the Closing Date duly executed (and drafts thereof at least eight (8) Business Days prior to the Closing Date), appropriate and customary payoff letters and release documentation necessary to release all Liens on the property and assets of the Company and the Company Subsidiaries, in each case, in form and substance reasonably acceptable to Parent, with respect to all Indebtedness of the Company and the Company Subsidiaries for borrowed money set forth on Section 5.14 of the Company Disclosure Schedule (such indebtedness, the “Payoff Indebtedness”; and such payoff letters and release documentation, collectively the “Payoff Letters”), (a) specifying the aggregate amount required to repay in full such Payoff Indebtedness (including principal, interest, fees, expenses, premium (if any) and other amounts payable in respect of such Payoff Indebtedness), (b) providing for the automatic termination of all Liens on the property or other assets of the Company or any of the Company Subsidiaries securing such Payoff Indebtedness and release of all guarantees thereunder upon the receipt of the payoff amounts specified in the applicable Payoff Letter (it being understood and agreed that Parent and Merger Sub shall be responsible for paying all amounts specified in the Payoff Letter) and (c) authorizing the Company or the Company Subsidiaries, as applicable, and their respective designees or representatives to file all UCC termination statements and releases necessary to evidence release of any such Liens.

5.15 Financing Cooperation.

(a) Prior to the Closing, the Company shall, and shall cause each of the Company Subsidiaries and its and their respective Representatives to, use reasonable best efforts, at Parent’s sole expense (other than with respect to any expenses incurred by the Company and the Company Subsidiaries that would otherwise have been incurred in the ordinary course of business), to cooperate with Parent in connection with the arrangement and consummation of the Debt Financing as may be customary and reasonably requested by Parent, including using reasonable best efforts to (i) participate at reasonable times in a commercially reasonable number of meetings, drafting sessions, presentations, road shows, and rating agency and other due diligence sessions, including direct contact between senior management and the other Representatives of the Company, on the one hand, and the actual and potential Debt Financing Sources, on the other hand, in each case, upon reasonable advance notice, (ii) furnish Parent and the Debt Financing Sources with financial and other pertinent information regarding the Company and the Company Subsidiaries as may be reasonably requested by Parent (provided, that, for the avoidance of doubt, the Company shall not be required to provide, and Parent and/or its Affiliates shall be solely responsible for, (A) the preparation of any pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information or (B) projections, risk factors or other forward-looking statements relating to all or any component of the Debt Financing), (iii) assist Parent and the Debt Financing Sources in the preparation of bank information memoranda and similar documents for the Debt Financing, (iv) cooperate with Parent’s legal counsel in connection with any legal opinions that such legal counsel may be required to deliver in connection with the Debt Financing as reasonably requested by Parent, (v) assist with the preparation, execution and delivery of definitive financing documentation (including a perfection certificate and a certificate of the chief financial officer (or person performing similar functions) of the Company with respect to solvency matters in the form attached to the Debt Commitment Letter (or substantially similar provisions in any Alternative Financing)) and the schedules and exhibits thereto, in each case, as may be reasonably requested by the Parent, (vi) assist with the pledging of, and granting of Liens on, collateral for the Debt Financing and providing reasonable assistance to facilitate at (but not prior to) the Closing the release of Liens (other than Permitted Liens) on the assets of the Company and the Company Subsidiaries, (vii) cooperate with the satisfaction of the conditions precedent set forth in the Debt Commitment Letter or any definitive document relating to the Debt Financing to the extent the satisfaction of such condition requires the cooperation of, or is within the control of, the Company or any of the Company Subsidiaries, (viii) take corporate actions, subject to and conditioned upon the occurrence of the Closing, reasonably necessary to permit the consummation of the Debt Financing and to ensure that the Debt Financing Sources benefit materially from existing lending relationships of the Company and the Company Subsidiaries and (ix) provide to Parent and the Debt Financing Sources at least four (4) Business Days prior to the Closing Date all documentation and other information regarding the Company and the Company Subsidiaries required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation (31 C.F.R. § 1010.230) to the extent requested at least eight (8) days prior to the Closing; provided, in each case, that (A) neither the Company nor any Company Subsidiary shall be required to incur any liability (including the payment of any fees) in connection with the Debt Financing prior to the Closing Date (other than any costs, expenses or indemnities that will be promptly reimbursed by Parent), (B) prior to the Closing Date, the Company Board (and the equivalent governing body of any Company Subsidiary) shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained that are not contingent on the Closing, (C) neither the Company nor any Company Subsidiary shall be required to execute prior to the Closing Date any definitive financing documents, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with the Debt Financing, other than such documents and agreements that are contingent on the Closing, (D) neither the Company nor any Company Subsidiary shall be required to take any action that would reasonably be expected to conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time) under the Company Charter, the Company Bylaws, or the certificate of incorporation and bylaws, or equivalent organizational documents, of any Company Subsidiary, any applicable Law or any Contract to which the Company or any Company Subsidiary is a party, and (E) neither the Company nor any Company Subsidiary shall be required to provide any assistance or cooperation that would (1) unreasonably interfere with its respective business operations, (2) cause any representation or warranty in this Agreement made by the Company to be breached, or (3) cause any conditions set forth in Article 6 to fail to be satisfied. Except for the representations and warranties of the Company set forth in Article 3 of this Agreement, neither the Company nor any Company Subsidiary shall have any liability to Parent in respect of any financial statements, other financial information, or data or other information provided pursuant to this Section 5.15, except to the extent resulting from the willful misconduct, gross negligence, fraud or intentional misrepresentation of the Company, any Company Subsidiary, or their respective Representatives.

(b) Except to the extent arising from the willful misconduct, gross negligence, fraud or intentional misrepresentation of the Company, the Company Subsidiaries or their respective Affiliates or Representatives, Parent and Merger Sub shall indemnify, defend and hold harmless the Company and the Company Subsidiaries, and their respective directors, officers, employees and Representatives from and against any and all damages (excluding lost profits and losses from any consequential, indirect, special or punitive damages (as opposed to direct or actual damages)) incurred, directly or indirectly, in connection with the performance of their respective obligations under this Section 5.15 and any information provided in connection therewith (other than on account of historical financial information or other information furnished in writing by or on behalf of the Company or any Company Subsidiaries). Upon the earlier of immediately prior to the Closing and the termination of this Agreement in accordance with its terms, Parent shall promptly reimburse the Company and the Company Subsidiaries, as applicable, for all reasonable, documented and invoiced out-of-pocket costs (including reasonable and documented out-of-pocket attorneys’ fees) incurred by the Company or the Company Subsidiaries in connection with the performance of their respective obligations described in this Section 5.15 (excluding, for the avoidance of doubt, any costs and expenses that would have been incurred independently of any obligations under this Section 5.15).

5.16 Financing.

(a) Equity Financing.

(i) Each of Parent and Merger Sub shall use their respective reasonable best efforts to arrange, obtain and consummate the Equity Financing in an amount required to satisfy the applicable portion of the Required Amount contemplated by the Equity Commitment Letter at the Closing Date on the terms and conditions described in the Equity Commitment Letter. Each of Parent and Merger Sub will not, without the Company’s written consent, permit any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Equity Commitment Letter if such amendment, modification or waiver would (A) impose new or additional conditions precedent to the funding of the Equity Financing or would otherwise materially change, amend, modify or expand any of the conditions precedent to the funding of the Equity Financing, (B) be reasonably expected to prevent or materially delay the availability of all or a portion of the Equity Financing necessary to pay the applicable portion of the Required Amount contemplated by the Equity Commitment Letter or the consummation of the transactions contemplated by this Agreement, (C) reduce the aggregate amount of the Equity Financing below the amount necessary to pay the applicable portion of the Required Amount contemplated by the Equity Commitment Letter (unless accompanied by a corresponding increase in the portion of the Required Amount contemplated by the Debt Commitment Letter), or (D) otherwise materially adversely affect the ability of Parent or Merger Sub to enforce their rights under the Equity Commitment Letter. Each of Parent and Merger Sub shall use their respective reasonable best efforts to (i) maintain in full force and effect the Equity Commitment Letter and the Limited Guarantee until the earliest of the consummation of the transactions contemplated hereby or the valid termination of this Agreement, (ii) satisfy, or cause to be satisfied, on a timely basis, to the extent within their control, all conditions and covenants to the funding or investing of the Equity Financing required to pay the applicable portion of the Required Amount contemplated by the Equity Commitment Letter that are to be satisfied by Parent or Merger Sub, (iii) if the conditions to the Equity Financing set forth in the Equity Commitment Letter have been satisfied and the conditions set forth in Article 6 (other than those to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) have been satisfied or waived, consummate the Equity Financing in an amount required to pay the applicable portion of the Required Amount contemplated by the Equity Commitment Letter, or enforce the Limited Guarantee, in accordance with its terms, and (iv) enforce its rights under the Equity Commitment Letter and the Limited Guarantee. Neither Parent nor Merger Sub shall release or consent to the termination of the obligations of the Investor to provide the Equity Financing in an amount required to pay the Required Amount contemplated by the Equity Commitment Letter.

(ii) Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 5.16 will require, and in no event will the reasonable best efforts of Parent or Merger Sub be deemed or construed to require, either Parent or Merger Sub to seek the Equity Financing from any source other than a counterparty to, or in any amount in excess of that contemplated by, the Equity Commitment Letter.

(iii) Parent shall give the Company, as promptly as reasonably practicable, written notice after Parent’s Knowledge (i) of any material default or material breach (or any event that, with or without notice, lapse of time or both, would, or would reasonably be expected to, give rise to any material default or material breach) by any party under the Equity Commitment Letter of which Parent or Merger Sub becomes aware, (ii) of any termination of the Equity Commitment Letter by Parent or Merger Sub or of the receipt by Parent or Merger Sub of written notice of termination of the Equity Commitment Letter by the Investor, (iii) of the receipt by Parent or Merger Sub of any written notice or other written communication from the Investor with respect to any actual or asserted material default, breach, termination or repudiation of the Equity Commitment Letter, or any material provision thereof, in each case by any party thereto, and (iv) of the occurrence of an event or development that would reasonably be expected to materially adversely impact the ability of Parent or Merger Sub to obtain all or any portion of the Equity Financing necessary to pay the applicable portion of the Required Amount contemplated by the Equity Commitment Letter. Without limitation of the foregoing, upon the reasonable written request of the Company from time to time, Parent will, as promptly as reasonably practicable, update the Company on the material activity and developments of its efforts to arrange and obtain the Equity Financing, including by providing copies of all definitive agreements (and drafts of all offering documents and marketing materials) related to the Equity Financing, and any amendments, modifications or replacements to the Equity Commitment Letter.

(b) Debt Financing. During the period from the date hereof until the earlier to occur of the Closing Date and the termination of this Agreement in accordance with Section 7.1, Parent shall cause Borrower to use its reasonable best efforts to arrange and obtain the Debt Financing on the terms and subject to the conditions described in the Debt Commitment Letter, including using its reasonable best efforts to (i) maintain in full force and effect the Debt Commitment Letter in accordance with the terms and subject to the conditions set forth therein (after giving effect to any “market flex” provisions set forth in the Debt Fee Letter), (ii) satisfy, or cause to be satisfied, on a timely basis, all conditions (after giving effect to any “market flex” provisions set forth in the Debt Fee Letter) to funding the Required Debt Amount at Closing that are to be satisfied by, and are within the control of, Borrower, (iii) negotiate and enter into definitive agreements with respect to the Debt Financing on the terms and subject to conditions materially consistent with those terms contemplated by the Debt Commitment Letter (including any related “market flex” provisions set forth in the Debt Fee Letter) or on other terms that are (A) acceptable to the Debt Financing Sources and (B) in the aggregate not materially less favorable (as determined by Parent in good faith), taken as a whole, to Borrower (including with respect to conditions set forth in the Debt Commitment Letter) than those terms and conditions set forth in the Debt Commitment Letter, and (iv) consummate and obtain the Debt Financing in an amount equal to the Required Debt Amount. Parent and Merger Sub shall give the Company prompt written notice (A) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to result in a material breach or default) by any party to the Debt Commitment Letter of which Parent or Merger Sub becomes aware, (B) if and when Parent and/or Merger Sub becomes aware that any portion of the Required Debt Amount may not be available at the Closing, (C) of the receipt of any written notice or other written communication from any Person with respect to any (1) actual or potential breach, default, termination or repudiation by any party to the Debt Commitment Letter, or (2) material dispute or disagreement between or among Parent or Borrower, on the one hand, and any Debt Financing Sources, on the other hand, with respect to the obligation to fund the Required Debt Amount at the Closing (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Debt Financing), and (D) of any expiration or termination of the Debt Commitment Letter. As soon as reasonably practicable, Parent and/or Merger Sub shall provide any information available to Parent and/or Merger Sub, as applicable, and reasonably requested by the Company relating to any circumstance referred to in clause (A), (B), (C) or (D) of the immediately preceding sentence. Without limiting the foregoing, Parent and Merger Sub shall keep the Company informed on a reasonably current basis and in reasonable detail of the status of their efforts to arrange the Debt Financing and provide to the Company executed copies of any amendments or modifications to the Debt Commitment Letter or the Debt Fee Letter or to the Alternative Financing as described below (provided that any fee letters, engagement letters or other agreements may be redacted solely as to fee amounts, “market flex” provisions, discounts, pricing caps and other commercially sensitive terms that are customarily redacted). If any portion of the Required Debt Amount becomes, or would reasonably be expected to become, unavailable (whether through expiration, termination or otherwise) on the terms and conditions contemplated by the Debt Commitment Letter (after taking into account any “market flex” provisions set forth in the Debt Fee Letter), Parent shall cause Borrower use its reasonable best efforts to arrange and obtain alternative financing, including from alternative sources, on terms and conditions that in the aggregate are not less favorable to Borrower (including with respect to any conditions to the Debt Financing), as determined by Parent in good faith, than the Debt Financing contemplated by the Debt Commitment Letter and in an amount that is sufficient to replace any unavailable portion of the Required Debt Amount (the “Alternative Financing”) as promptly as practicable following the occurrence of such event, and the provisions of this Section 5.16(b) shall be applicable to the Alternative Financing, and for purposes of Section 5.15 and this Section 5.16(b) all references to the Debt Financing shall be deemed to include such Alternative Financing and all references to the Debt Commitment Letter or Debt Fee Letter shall include the applicable documents for the Alternative Financing. Nothing in this Section 5.16(b) or any other provision of this Agreement shall require, and in no event shall the “reasonable best efforts” of Borrower be deemed or construed to require Parent, Merger Sub or Borrower to (taking into account any “market flex” provisions applicable to the Debt Financing): (i) accept financing on terms or subject to conditions that are materially less favorable, taken as a whole, than those set forth in the Debt Commitment Letter (as determined by Parent in good faith), (ii) waive any term or condition of this Agreement or (iii) pay any fees or any interest rates that exceed, in any material respect those contemplated by the Debt Commitment Letter as in effect on the date hereof (whether to secure a waiver of any conditions contained therein or otherwise). Parent and Merger Sub shall not permit, without the prior written consent of the Company (not to be unreasonably conditioned, withheld or delayed), any material amendment or modification to be made to, or any termination, rescission or withdrawal of, or any material waiver of any provision or remedy under, the Debt Commitment Letter or the Debt Fee Letter, if any such amendment, modification or waiver that (individually or in the aggregate with any other amendments, modifications or waivers) would reasonably be expected to (x) reduce the aggregate amount of the Debt Financing contemplated to be funded at Closing to be less than the Required Debt Amount (including by changing the amount of fees to be paid or original issue discount thereof), or (y) impose any new or additional condition, or otherwise amend, modify or expand any condition, to the receipt of any portion of the Required Debt Amount in a manner that would reasonably be expected to (I) materially delay or prevent the Closing Date, (II) make the funding of any portion of the Required Debt Amount (or satisfaction of any condition to obtaining any portion of the Required Debt Amount) less likely to occur, or (III) adversely impact the ability of Parent or Merger Sub to consummate the transactions contemplated hereby; provided that, notwithstanding the foregoing, the Debt Commitment Letter may be amended without the consent of any Party hereto to (i) add additional agents, co-agents, lenders, lead arrangers, bookrunners, syndication agents, managers or similar entities who have not executed the Debt Commitment Letter as of the date hereof, (ii) comply with the “market flex” provisions contained in the Debt Fee Letter and (iii) make any conforming or ministerial changes thereto. Notwithstanding anything to the contrary in this Agreement, compliance by Parent and Merger Sub with this Section 5.16(b) shall not relieve Parent and Merger Sub of the respective obligation to consummate the transactions contemplated by this Agreement, whether or not the Debt Financing or the Alternative Financing is available. Parent shall promptly deliver to the Company true and complete copies of all agreements pursuant to which any such Alternative Financing source shall have committed to provide Parent, Borrower and/or Merger Sub with any portion of such Alternative Financing.

5.17 Sale/Leaseback Transaction. The Parties acknowledge that Merger Sub intends to engage in a sale/leaseback transaction (or cause the Company to enter into a sale/leaseback transaction) with the Sale/Leaseback Purchaser whereby the Company Owned Real Property would be conveyed to the Sale/Leaseback Purchaser contemporaneous with the transactions contemplated hereby and certain of the Company Owned Real Property would immediately be leased back from the Sale/Leaseback Purchaser (the “Sale/Leaseback Transaction”). The

Company hereby acknowledges and agrees that it has reviewed and approved the Sale/Leaseback Purchase and Sale Agreement that is being executed on or about the date of this Agreement, and will review all ancillary agreements provided or made available to the Company in connection with the Sale/Leaseback Transaction and use reasonable best efforts to provide comments to the extent requested by Parent. The Company hereby agrees that it shall reasonably cooperate in good faith in connection with the facilitation of the Sale/Leaseback Transaction, including by assisting Parent and Merger Sub in obtaining waivers, consents, estoppels and approvals from counterparties to Franchisee leases, Liens and other agreements relating to the Company and the Company Subsidiaries with respect to the Sale/Leaseback Transaction and obtaining amendments to the Franchisee leases, in each case as required to be delivered by the terms of the Sale/Leaseback Purchase and Sale Agreement (provided that such waivers, consents, estoppels or approvals requested by Parent or the Sale/Leaseback Purchaser are customary in form and substance for similar transactions, and that such amendments are in substantially the form of the related amendments entered into prior to the date hereof). Further, the Company hereby agrees that it will use reasonable best efforts to assist Parent and Merger Sub to provide preliminary title commitments, surveys, zoning reports, and Phase I environmental site assessments with respect to the Company Owned Real Property to Sale/Leaseback Purchaser, shall coordinate with, and liaise between, the Sale/Leaseback Purchaser and the applicable third party diligence providers (including the title company, surveyor, zoning report provider and environmental consultant), and shall use its reasonable best efforts to cause the satisfaction and release of record of any Liens required to be satisfied and released in accordance with the terms of the Sale/Leaseback Purchase and Sale Agreement (it being understood and agreed that the Company agrees to satisfy any mortgages, deeds of trust, mechanics lien, tax lien, and/or judgment lien affecting a Company Owned Real Property created by the Company). In addition, the Company agrees that in connection with the Sale/Leaseback Transaction, it shall cooperate in all reasonable respects and within its reasonable control to: ensure the satisfaction of the applicable seller’s covenants and seller conditions precedent under the Sale/Leaseback Purchase and Sale Agreement and to facilitate the conveyance of the Company Owned Real Property to the Sale/Leaseback Purchaser, subject only to the title encumbrances permitted under the Sale/Leaseback Purchase and Sale Agreement, simultaneously with, and conditioned upon, the Closing in respect of the other transactions hereunder; and, subject to such conditions, the Company hereby agrees to execute any reasonable documentation that is customary in form and substance (and which executed documents the Company may deliver into escrow subject to the Company’s reasonable escrow instructions) in connection with the consummation of such real property conveyance, including executing closing documents required to be delivered by seller under and in accordance with the terms of the Sale/Leaseback Purchase and Sale Agreement, and taking all corporate action reasonably necessary to permit the consummation of the Sale/Leaseback Transaction. In anticipation thereof, the Company agrees, insofar as in its reasonable control, to assist and cooperate in coordinating any loan payoff and the preparation by others of any related termination documentation in connection with any mortgage and/or deed of trust that presently encumbers the Company Owned Real Property and supplying such other reasonable information and documentation in its possession or readily available at no additional out of pocket cost to the Company in order to facilitate the conveyance of the Company Owned Real Property to the Sale/Leaseback Purchaser. The Parties acknowledge and agree that notwithstanding anything to the contrary in this Section 5.17, if any of the seller covenants or conditions precedent to closing under the Sale/Leaseback Purchase and Sale Agreement are breached or not timely satisfied as a result of the Company’s and/or its Affiliates’ action or inaction at or prior to closing under and in accordance with the terms of the Sale/Leaseback Purchase and Sale Agreement, then the Company shall be deemed in breach of this Section 5.17; provided, however, that the Company shall not be deemed in breach of this Section 5.17 under this sentence if (i) such failure was caused by the fraud, gross negligence or willful misconduct of Merger Sub, (ii) the applicable seller covenant or condition precedent was incorporated into the Sale/Leaseback Purchase and Sale Agreement pursuant to an amendment to the Sale/Leaseback Purchase and Sale Agreement (or another similar written agreement) between Merger Sub and Sale/Leaseback Purchaser that the Company did not review and approve prior to execution thereof, or (iii) the satisfaction of the applicable covenant or condition precedent was primarily the obligation of Merger Sub and not that of the Company or its Affiliate. Without limiting the generality of the foregoing, any action or inaction taken by the Company or its Affiliates without Parent’s prior written consent that is the primary cause of a violation of the covenants set forth in, or that is the primary cause of a breach or default by seller under, the Sale/Leaseback Purchase and Sale Agreement, shall be deemed a breach of this Section 5.17.

5.18 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such Party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated herein, if the subject matter of such communication or the failure of such Party to obtain such consent would reasonably be expected to be material to the Company, the Surviving Corporation or Parent and (b) any Proceedings commenced or, to such Party’s Knowledge, threatened against, relating to or involving or otherwise affecting such Party or any of its Subsidiaries which relate to the Merger or the other transactions contemplated hereby; provided that the delivery of any notice pursuant to this Section 5.18 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the Party receiving such notice. The Parties agree and acknowledge that the Company’s, on the one hand, and Parent’s, on the other hand, compliance or failure of compliance with this Section 5.18 shall not be taken into account for purposes of determining whether the conditions referred to in Section 6.2 and Section 6.3 shall have been satisfied with respect to performance in all material respects with this Section 5.18.

Article 6

CONDITIONS TO CONSUMMATION OF THE MERGER

6.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each of Parent, Merger Sub and the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by mutual written consent of Parent, Merger Sub and the Company, as the case may be, to the extent permitted by applicable Law:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) Regulatory Approvals. (i) Any waiting period (and any extension thereof) applicable to the Merger and the other transactions contemplated hereby under the HSR Act shall have been terminated or shall have expired; and (ii) the authorizations, consents, Orders or approvals of, or declarations or filings with, and the expirations or terminations of waiting periods required by, Governmental Entities, if any, set forth in Section 6.1(b) of the Company Disclosure Schedule shall have been filed, have occurred or been obtained (all such permits, approvals, filings and consents and the expiration or termination of all such waiting periods described in the foregoing clauses (i) and (ii) being referred to collectively as the “Required Regulatory Approvals”), and all such Required Regulatory Approvals shall be in full force and effect.

(c) No Legal Restraints. No Governmental Entity of competent and applicable jurisdiction shall have (i) enacted, issued or promulgated (whether temporary, preliminary or permanent) any Law that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger and the other transactions contemplated hereby, or (ii) issued or granted any Order (whether temporary, preliminary or permanent) that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger and the other transactions contemplated hereby (any such Law or Order, a “Legal Restraint”).

6.2 Conditions to Obligations of the Company to Effect the Merger. The obligations of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by the written consent of the Company to the extent permitted by applicable Law:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in Article 4 shall be true and correct both as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an early date, in which case as of such earlier date), except where the failure of any such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations and complied in all material respects with all covenants required to be performed or complied with by them under this Agreement at or prior to the Closing.

(c) Parent Certificate. Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed by an authorized officer of Parent, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

6.3 Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by the written consent of Parent and Merger Sub, as the case may be, to the extent permitted by applicable Law:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in Section 3.2(a) and Section 3.2(b) shall be true and correct at and as of the date hereof and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an early date, in which case as of such earlier date), except for de minimis inaccuracies, (ii) the representations and warranties of the Company set forth in the third sentence of Section 3.1(a) (without giving effect to any “Company Material Adverse Effect” qualifier set forth therein) and Section 3.2 (other than Section 3.2(a) and Section 3.2(b)) shall be true and correct in all material respects at and as of the date hereof and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (iii) the representations and warranties of the Company set forth in the first sentence of Section 3.1(a), Section 3.3, Section 3.11(b), Section 3.22 and Section 3.23 (in each case (other than with respect to Section 3.11(b)), without giving effect to any “materiality” or “Company Material Adverse Effect” qualifier set forth therein) shall be true and correct in all respects at and as of the date hereof and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (iv) any other representations and warranties of the Company set forth in Article 3 shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) at and as of the date hereof and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, with respect to this clause (iv), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations and complied in all material respects with all covenants required to be performed or complied with by it under this Agreement at or prior to the Closing.

(c) Company Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by its chief executive officer or chief financial officer, certifying to the effect that the conditions set forth in Section 6.3(a), Section 6.3(b), and Section 6.3(d) have been satisfied.

(d) No Company Material Adverse Effect. Since the date of this Agreement, there shall have not occurred any circumstance, occurrence, effect, fact, condition, change, event or development that has had or would reasonably expected to have a Company Material Adverse Effect.

(e) FIRPTA Certificate. The Company shall have delivered to Parent at or prior to the Closing a certificate, in form and substance reasonably satisfactory to Parent, and duly executed and acknowledged, satisfying the requirements of U.S. Treasury Regulation Section 1.1445-2(c)(3).

Article 7

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned (with respect to Sections 7.1(b) through 7.1(h), by written notice by the terminating Party to the other Parties) at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval, as follows:

(a) by mutual written agreement of Parent and the Company;

(b) by either the Company or Parent, if the Effective Time shall not have occurred by June 30, 2026 (as such date may be extended by the mutual written consent of the Parties hereto, the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any Party if such Party’s (which shall include, in the case of Parent, Parent and Merger Sub) material breach of any of its obligations under this Agreement was the principal cause of the failure of the Effective Time to occur by the Outside Date;

(c) by either the Company or Parent, if any Governmental Entity of competent and applicable jurisdiction shall have issued or enacted a Legal Restraint, and such Legal Restraint shall have become final and nonappealable; provided, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall be available only if the Party seeking to terminate this Agreement (including, in the case of Parent, Merger Sub) shall have complied in all material respects with its applicable obligations under Section 5.5 before asserting the right to terminate under this Section 7.1(c);

(d) by either the Company or Parent, if the Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting (which convened and at which the polls were closed after a vote of the Company Stockholders on the Merger), or at any adjournment or postponement thereof taken in accordance with this Agreement;

(e) by Parent, at any time prior to obtaining the Company Stockholder Approval, if the Company Board shall have effected a Company Change of Board Recommendation;

(f) by the Company, prior to obtaining the Company Stockholder Approval, in order to enter into a definitive agreement with respect to a Superior Company Proposal, but only if the Company has not breached (other than a de minimis breach) its obligations under Section 5.4 with respect to such Superior Company Proposal; provided, that the Company (i) pays, or causes to be paid, to Parent the Company Termination Fee payable pursuant to Section 7.3(a) prior to or concurrently with such termination and (ii) substantially concurrently with such termination, the Company enters into a definitive agreement with respect to such Superior Company Proposal;

(g) by Parent, if: (i) there has been a breach by the Company of its representations, warranties or covenants contained in this Agreement, or if any representation or warranty of Parent or Merger Sub has become untrue, in each case, such that the condition set forth in Section 6.3(a), Section 6.3(b) or Section 6.3(d), as the case may be, could not be satisfied as of the Closing Date, (ii) Parent shall have delivered to the Company written notice of such breach, and (iii) such breach is not capable of cure or shall not have been cured within the earlier of the Outside Date or thirty (30) days from the date of delivery of such written notice to the Company; provided, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(g) if either Parent or Merger Sub are then in material breach of their respective obligations under this Agreement;

(h) by the Company, if: (i) there has been a breach by Parent or Merger Sub of any of their representations, warranties or covenants contained in this Agreement, or if any representation or warranty of Parent or Merger Sub has become untrue, in each case, such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, could not be satisfied as of the Closing Date, (ii) the Company shall have delivered to Parent written notice of such breach, and (iii) such breach is not capable of cure or shall not have been cured within the earlier of the Outside Date or thirty (30) days from the date of delivery of such written notice to Parent; provided, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(h) if the Company is then in material breach of its obligations under this Agreement; or

(i) by the Company if (1) the conditions set forth in Section 6.1 and Section 6.3 (other than those conditions that by their nature are to be satisfied as of the Closing, but subject to such conditions being able to be satisfied or waived at the Closing) have been satisfied or waived in accordance with this Agreement, (2) Parent and Merger Sub shall have failed to consummate the Merger on the date on which the Closing should have occurred pursuant to Section 1.2, (3) the Company has irrevocably confirmed by written notice to Parent of the Company’s intention to terminate this Agreement pursuant to this Section 7.1(i) if Parent and Merger Sub fail to consummate the Merger within three (3) Business Days following the date of the Company’s delivery of such notice and indicating that the Company is ready, willing and able to consummate the transactions contemplated by this Agreement on the terms contemplated hereby, and (4) Parent and Merger Sub fail to consummate the Merger prior to the expiration of such three (3) Business Day period (it being understood that, notwithstanding anything to the contrary in this Agreement, no Party will be permitted to terminate this Agreement during such three (3)  Business Day period).

7.2 Effect of Termination. In the event of a termination of this Agreement pursuant to Section 7.1, the terminating Party shall give written notice thereof to the other Party or Parties and this Agreement shall terminate, and the transactions contemplated hereby shall be abandoned, without further action by any of the Parties. Notwithstanding anything to the contrary in this Agreement, in the event of valid termination of this Agreement as provided in Section 7.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Parent, the Company, Merger Sub or their respective Related Parties or the Debt Financing Sources or the Sale/Leaseback Purchaser; provided that, subject in all respects to Section 7.3 and Section 8.17 (including, in each case, the limitations set forth therein), (a) any such termination shall not relieve the Company from liability for any fraud or Willful Breach prior to such termination of this Agreement, and (b) the provisions of Section 5.3(b), Section 5.7, this Section 7.2, Section 7.3 and Article 8 of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement, in each case, in accordance with and subject to their respective terms and conditions in all respects. For the avoidance of doubt, any valid termination by Parent shall also be an effective termination by Merger Sub.

7.3 Fees and Expenses.

(a) The Parties agree that if this Agreement is validly terminated by Parent in accordance with Section 7.1(e), or by either Party in accordance with Section 7.1(b) if the Agreement is then terminable by Parent pursuant to Section 7.1(e), or by the Company in accordance with Section 7.1(f), then the Company shall pay (or cause to be paid) to Parent (or its designee) prior to or concurrently with such termination, in the case of a termination by the Company, or within three (3) Business Days thereafter, in the case of a termination by Parent, the Company Termination Fee.

(b) The Parties agree that (i) if this Agreement is validly terminated by either Parent or the Company in accordance with Section 7.1(b) or Section 7.1(d) or by Parent in accordance with Section 7.1(g); and, after the date of this Agreement and prior to the date of such termination, a bona fide Company Acquisition Proposal shall have been made to the Company Board or shall have been publicly made directly to the Company Stockholders generally, and in either case such Company Acquisition Proposal has not been unconditionally withdrawn or otherwise abandoned prior to such termination, and (ii) within twelve (12) months after such termination, (x) the transactions contemplated by any Company Acquisition Proposal are consummated or (y) the

Company shall have entered into a definitive agreement providing for any transaction that constitutes a Company Acquisition Proposal (in each case of clauses (x) and (y), which Company Acquisition Proposal need not be the same Company Acquisition Proposal that was made to the Company Board or became publicly known prior to the termination of this Agreement), then the Company shall pay (or cause to be paid) the Company Termination Fee to Parent (or its designee), by wire transfer of same-day funds no later than three (3) Business Days after earlier of the consummation of such transaction and the entry into a definitive agreement with respect to such a transaction. For purposes of this Section 7.3(b), the term “Company Acquisition Proposal” shall have the meaning assigned to such term in Section 8.6, except that the references to “twenty percent (20%) or more” shall be deemed to be references to “more than fifty percent (50%).” In no event shall the Company be required to pay the Company Termination Fee on more than one (1) occasion, whether or not the Company Termination Fee may be payable under more than one (1) provision of this Agreement at the same or at different times and the occurrence of different events.

(c) The Parties agree that if this Agreement is validly terminated by the Company pursuant to (x) Section 7.1(h) or Section 7.1(i) or (y) Section 7.1(b) under circumstances in which the Company would have been entitled to terminate this Agreement pursuant to Section 7.1(h) or Section 7.1(i), Parent shall pay to the Company, within two (2) Business Days following such termination, the Parent Termination Fee, it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one (1) occasion, whether or not the Parent Termination Fee may be payable under more than one (1) provision of this Agreement at the same or at different times and the occurrence of different events.

(d) The Company, Parent and Merger Sub acknowledge that the agreements contained in this Section 7.3 are an integral part of this Agreement and that, without this Section 7.3, the Company, Parent and Merger Sub would not have entered into this Agreement, and that each of the Company Termination Fee and the Parent Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate Parent or the Company, as applicable, in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision. Accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 7.3, and, in order to obtain the payment, Parent or the Company, as the case may be, commences a Proceeding which results in a judgment against the other party for the payment set forth in this Section 7.3, such paying party shall pay the other party’s reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Proceeding, (which, in the case of a payment by Parent, aggregated with any amounts payable by Parent to the Company under Section 5.15), not to exceed one million five hundred thousand dollars ($1,500,000), together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made, through the date such payment is actually received.

(e) Notwithstanding anything to the contrary in this Agreement or any Ancillary Document or agreement delivered in connection herewith or otherwise, subject in all respects to Section 7.2, this Section 7.3, Section 8.16 and Section 8.17 (including, in each case, the limitations set forth therein), (i) in the event that this Agreement is terminated under circumstances where the Company Termination Fee is payable, payment of the Company Termination Fee, together with any costs and expenses pursuant to Section 7.3(d) and Section 5.15(b), shall constitute the sole and exclusive remedy (whether at Law, in equity, in Contract, in tort or otherwise) of Parent, Merger Sub, any Parent Related Party and any other Person in connection with any termination of this Agreement in the circumstances in which such Company Termination Fee became payable, and upon payment of such amount, (A) none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement, and (B) none of Parent, Merger Sub, any Parent Related Party and any other Person shall have any rights or claims against any of the Company Related Parties under this Agreement or otherwise, whether at Law or equity, in contract, in tort or otherwise, and (ii) without limiting the Company’s rights to specific enforcement expressly set forth in Section 8.16, the termination of this Agreement under circumstances where the Parent Termination Fee is payable and payment of the

Parent Termination Fee, together with any costs and expenses pursuant to Section 7.3(d) and Section 5.15, shall constitute the sole and exclusive remedy (whether at Law, in equity, in Contract, in tort or otherwise) of the Company, any Company Related Party and any other Person in connection with any termination of this Agreement, and upon payment of such amount, (A) none of the Parent Related Parties or the Debt Financing Source Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement and (B) none of the Company, any Company Related Party and any other Person shall have any rights or claims against any of the Parent Related Parties or the Debt Financing Source Related Parties under this Agreement or otherwise, whether at Law or equity, in contract, in tort or otherwise. Notwithstanding the foregoing, and without limiting the Company’s rights under Section 8.16, none of the Company, its Subsidiaries nor any other Company Related Party shall seek or be entitled to seek or recover any other damages or seek or be entitled to any other remedy, whether based on a claim at Law or in equity, in contract, tort or otherwise, other than the Parent Termination Fee, together with any costs and expenses pursuant to Section 7.3(d) and Section 5.15.

Article 8

GENERAL PROVISIONS

8.1 Amendment. This Agreement may be amended at any time prior to the Effective Time only by execution of an instrument in writing signed by each of the Company, Parent and Merger Sub. Notwithstanding anything else to the contrary herein, no amendment, modification or alteration to the provisions set forth in Sections 7.2 and 7.3 (solely to the extent relating to the Debt Financing Sources), this sentence of Section 8.1, Section 8.11 (solely to the extent that it relates to the Debt Financing Sources), Section 8.12 (solely to the extent it relates to the Debt Financing Sources), Section 8.14 (solely to the extent that it relates to the Debt Financing Sources), Section 8.16 (solely to the extent that it relates to the Debt Financing Sources) and Section 8.17 (solely to the extent that it relates to the Debt Financing Sources) (and any related definitions to the extent an amendment, modification or alteration of such definitions would modify the substance of any of the foregoing provisions) in any manner materially adverse to the Debt Financing Sources shall not be effective as to the Debt Financing Sources without the prior written consent of the applicable Debt Financing Source.

8.2 Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach of the representations and warranties of the other contained herein or in any document delivered pursuant hereto, or (c) waive compliance by the other with any of the agreements or covenants contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

8.3 Non-Survival of Representations and Warranties. None of the representations, warranties, covenants or other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, or any rights arising out of any breach of any of the foregoing, shall survive the Effective Time, except that this Section 8.3 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Effective Time, which shall survive to the extent expressly provided for herein.

8.4 Fees and Expenses. Except as otherwise expressly provided in this Agreement, all Expenses incurred by the Parties hereto shall be borne solely and entirely by the Party that has incurred the same, whether or not the Merger is consummated.

8.5 Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in Person, (b) on the next Business Day if transmitted by national overnight courier, or (c) on the date delivered if sent by email (to the extent that no “bounceback” or similar message indicating non-delivery is received with respect thereto), in each case, as follows (or to such other Persons or addressees as may be designated in writing by the Party to receive such notice):

If to Parent or Merger Sub, addressed to it at:

c/o TriArtisan Capital Advisors LLC

445 Park Avenue

New York, NY 10022

Attention: Rohit Manocha

Email: [***]

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036-8704

Attention: Michael R. Littenberg; Suni Sreepada

Email: [***]

If to the Company, addressed to it at:

Denny’s Corporation

203 East Main Street

Spartanburg, South Carolina 29319

Attention: Gail Sharps Myers

Email: [***]

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

2222 Market Street

Philadelphia, Pennsylvania 19103

Attention: Justin W. Chairman

Email: [***]

8.6 Certain Definitions. For purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided, that any such confidentiality agreement (i) need not contain any standstill or similar provision; (ii) shall expressly not prohibit compliance by the Company with its obligations under this Agreement; and (iii) need not contain any non-solicit or non-contact provisions similar to the Confidentiality Agreement if the counterparty thereto does not operate a business competitive with the Company and the Company Subsidiaries.

“Affiliate” when used with respect to any Person, means any other Person who is an “affiliate” of that first Person within the meaning of Rule 405 promulgated under the Securities Act; provided, that except in the case of the definitions of “Parent Related Party” and “Related Party,” Section 5.5(b), the last sentence of Section 5.7 and Section 8.11, the term “Affiliate” used with respect to Parent or Merger Sub shall exclude any limited partner or non-managing member of any investment vehicle that directly or indirectly controls Parent or its Subsidiaries and which does not participate in the management or investment decision-making of such investment vehicle and any portfolio company or other investment fund affiliated with or managed by TriArtisan Capital Advisors or its Affiliates.

“AI Technologies” means deep learning, machine learning, and other artificial intelligence technologies including any and all embodied artificial intelligence and related software, hardware or equipment.

“Anti-Corruption Laws” means any Laws prohibiting bribery or corruption (governmental or commercial) which apply to the Company and Company Subsidiaries from time to time, including the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA) (whether or not such plan is subject to ERISA), each bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy, agreement, scheme or arrangement, and each employment, consulting, severance, change in control, retention, termination, pension, tax gross-up, employee loan, retirement, supplemental retirement, post-termination or post-employment health and welfare, disability benefit, health, welfare, vacation, life insurance, fringe benefit, supplemental benefit plan, program, policy, agreement, scheme or arrangement, in each case, sponsored, maintained, contributed to or required to be contributed to by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director, independent contractor or individual service provider of the Company or any of the Company Subsidiaries, or between the Company or any Company Subsidiary, on the one hand, and any current or former employee, officer, director, independent contractor or individual service provider of the Company or any of the Company Subsidiaries, on the other hand, or with respect to which the Company or any Company Subsidiary has any direct or indirect liability, excluding any Multiemployer Plan.

“Borrower” means Sparkle Holdco 2 Corp., a Delaware corporation and wholly-owned indirect subsidiary of Parent.

“Business Day” means any day other than a Saturday, Sunday or any day on which commercial banks in New York, New York are authorized or required by applicable Law to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136, together with all regulations and guidance issued by any Governmental Entity with respect thereto, including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020, IRS Notice 2020-65, IRS Notice 2021-11, and any subsequent Law intended to address the consequences of the COVID-19 pandemic.

“Cause” means (i) if a Continuing Employee is a party to an employment agreement with the Company or one of its Affiliates in which “cause” (or similar term) is defined, the occurrence of any circumstances defined as “cause” (or similar term) in any such employment, severance or other agreement for so long as such agreement is in effect, or (ii) if a Continuing Employee is not a party to an effective employment agreement with the Company or one of its Affiliates in which “cause” is defined, such Continuing Employee’s (A) material failure to perform (other than by reason of disability), or substantial negligence in the performance of, such Continuing Employee’s duties and responsibilities to the Company or any of its Affiliates; (B) material breach of any written agreement between such Continuing Employee the Company or any of its Affiliates (including any employment agreement or restrictive covenants agreement) or any applicable policy of the Company or any of its Affiliates; (C) commission of, indictment for, or plea of guilty or nolo contendere to, (x) any felony or (y) any other crime involving moral turpitude (whether or not a constituting a felony); (D) commission of fraud, embezzlement, theft or misappropriation of or with respect to any property of the Company or any of its Affiliates, or breach of trust or any other similar act of fraud, theft, or dishonesty (including acceptance of any bribes or kickbacks or other acts of self-dealing); or (E) engaging in other conduct that is or could reasonably be expected to be materially harmful to the business interests or reputation of the Company or any of its Affiliates.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any collective bargaining agreement or other labor-related Contract with a Labor Union.

“Company Acquisition Proposal” means any offer or proposal from a Third Party (other than Parent, Merger Sub or their respective Affiliates) concerning, in a single transaction or a series of related transactions, (a) a merger, consolidation, or other business combination transaction or series of related transactions involving the Company in which any Person or group (as defined in Section 13(d) of the Exchange Act) would acquire beneficial ownership of Equity Interests representing twenty percent (20%) or more of the voting power of the Company; (b) a sale, lease, license, mortgage, pledge or other disposition, directly or indirectly, by merger, consolidation, business combination, share exchange, or otherwise, of assets of the Company (including Equity Interests of a Company Subsidiary) or the Company Subsidiaries representing twenty percent (20%) or more of the consolidated assets of the Company and the Company Subsidiaries, based on their fair market value as determined in good faith by the Company Board; (c) an issuance or sale (including by way of merger, consolidation, business combination, share exchange, joint venture or otherwise) of Equity Interests representing twenty percent (20%) or more of the voting power of the Company or a tender offer or exchange offer in which any Person or group (as defined in Section 13(d) of the Exchange Act) would acquire beneficial ownership, or the right to acquire beneficial ownership, of Equity Interests representing twenty percent (20%) or more of the voting power of the Company; or (d) any combination of the foregoing or any other transaction having similar effect (in each case, other than the Merger).

“Company Change of Board Recommendation” means the Company Board (a) withholds or withdraws (or changes, modifies, amends or qualifies in a manner adverse to Parent or Merger Sub) (or publicly proposes to withhold or withdraw (or change, modify, amend or qualify in a manner adverse to Parent or Merger Sub)) the Company Board Recommendation, (b) approves, endorses, adopts, recommends or otherwise declares advisable (or publicly proposes, or announces an intention, to approve, endorse, adopt, recommend or otherwise declare advisable), any Company Acquisition Proposal, (c) fails to include the Company Board Recommendation in the Proxy Statement, (d) if any Company Acquisition Proposal that is not subject to Regulation 14D under the Exchange Act has been made public, fails to reaffirm the Company Board Recommendation upon request of Parent within the earlier of three (3) Business Days prior to the then-scheduled Company Stockholder’s Meeting or ten (10) Business Days after Parent requests in writing such reaffirmation with respect to such Company Acquisition Proposal or (e) fails to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Company Acquisition Proposal subject to Regulation 14D under the Exchange Act within ten (10) Business Days after the commencement thereof; provided, however, that (i) any written notice of the Company’s intention to make a Company Change of Board Recommendation prior to effecting such Company Change of Board Recommendation in accordance with Section 5.4(e) and Section 5.4(f) in and of itself shall not be deemed a Company Change of Board Recommendation, and (ii) Parent may make such request pursuant to subsection (d) only once with respect to such Company Acquisition Proposal unless such Company Acquisition Proposal is subsequently publicly modified in which case Parent may make such request once each time such a modification is made.

“Company Credit Facility” means the Fourth Amended and Restated Credit Agreement, dated as of August 26, 2021, by and among Denny’s, Inc., as borrower, the Company, as parent, certain Subsidiaries of the Company and borrower, as guarantors, Wells Fargo Bank, National Association, as administrative agent and L/C issuer, Truist Bank, Bank of the West, and Regions Bank, as co-syndication agents, Cadence Bank N.A. and Fifth Third Bank, National Association, as co-documentation agents, and the other lenders party thereto, Wells Fargo Securities, LLC, Truist Securities, Inc., Bank of the West, and Regions Capital Markets, A Division of Regions Bank, as joint lead arrangers and joint bookrunners, as amended.

“Company Equity Awards” means the Company RSU Awards and Company PSU Awards.

“Company Equity Plans” means (i) the Denny’s Corporation 2021 Omnibus Incentive Plan, as amended and restated on May 14, 2025, (ii) the Denny’s Corporation 2004 Amended and Restated Omnibus Incentive Plan, (iii) the Denny’s Corporation 2008 Omnibus Incentive Plan, as amended November 8, 2008, (iv) the Denny’s

Corporation 2012 Omnibus Incentive Plan, as adopted on May 16, 2012, and (v) the Denny’s Corporation 2017 Omnibus Incentive Plan, as adopted on May 12, 2017.

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any Company Subsidiary.

“Company Intervening Event” means any fact, change, condition, occurrence, effect, event, circumstance or development with respect to the Company and the Company Subsidiaries, taken as a whole, that (a) was not known or reasonably foreseeable (with respect to substance or timing) to the Company Board, or a committee thereof, as of or prior to the date of this Agreement (or if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable to the Company Board as of or prior to the date of this Agreement), and (b) first becomes known to the Company Board after the execution of this Agreement and at any time prior to the Effective Time; provided, however, that the following shall not be deemed to be a Company Intervening Event: any change, condition, occurrence, effect, event, circumstance or development that (i) involves or relates to a Company Acquisition Proposal or a Superior Company Proposal (which, for purposes of this definition, shall be read without reference to any percentages set forth in the definitions of “Company Acquisition Proposal” or “Superior Company Proposal”) or any inquiry or communications or matters relating thereto, or (ii) results from a breach of this Agreement other than a de minimis breach by the Company.

“Company Material Adverse Effect” shall mean any state of facts, change, condition, occurrence, effect, event, circumstance or development (each an “Effect”, and collectively, “Effects”), individually or in the aggregate, that (a) has had, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent the Company from consummating, or to materially impair or materially delay the ability of the Company to consummate, the Merger or any of the other transactions contemplated by this Agreement; provided, however, that, solely in the case of clause (a), no Effect (by itself or when aggregated or taken together with any and all other effects) to the extent directly or indirectly resulting from, arising out of or attributable to any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred, except to the extent any Effect directly or indirectly results from, arises out of or is attributable to the matters described in following clauses (i) through (vi), to the extent such Effect disproportionately affects the Company and its Subsidiaries relative to other similarly-sized companies operating in any industry or industries and the geographic markets in which the Company or its Subsidiaries operate (in which case, the incremental disproportionate impact or impacts shall be taken into account in determining whether there has been, or would reasonably be expected to be, a “Company Material Adverse Effect”):

(i) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally

(ii) general conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries, and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(iii) general conditions (or changes in such conditions) in the restaurant industry or any other industries in which the Company or its Subsidiaries operate;

(iv) political conditions (or changes in such conditions) in the United States or any other country or region in which the Company or any of its Subsidiaries has material operations, or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

(v) earthquakes, hurricanes, tsunamis, tornadoes, floods, epidemics, pandemics, cyberattacks, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(vi) changes or proposed changes in Law after the date of this Agreement (or the interpretation thereof) or changes or proposed changes in GAAP or other accounting standards (or the interpretation thereof);

(vii) the announcement of, or the compliance with, this Agreement, or the pendency or consummation of the transactions contemplated hereby, including (A) the identity of Parent, Merger Sub or their Affiliates, (B) the termination (or the failure or potential failure to renew or enter into) any Contracts with customers, suppliers, distributors or other business partners, and (C) any other negative development in the Company’s relationships with any of its customers, suppliers, distributors or other business partners, in each case of clauses (B) and (C), to the extent related to the announcement of, or the compliance with, this Agreement, or the pendency or consummation of the transactions contemplated hereby; provided that, (1) this clause (vii) shall not apply to any representations and warranties set forth in Section 3.4 and (2) in the case of subclauses (A), (B) and (C) of this clause (vii), the Company and its Subsidiaries have complied with their obligations under Section 5.1;

(viii) the taking of any action required by this Agreement (other than any action required by the first sentence of Section 5.1), or the failure to take any action prohibited by this Agreement;

(ix) any voluntary departure of any officers, directors, employees or independent contractors of the Company or its Subsidiaries, directly resulting from, arising out of, attributable to, or related to the transactions contemplated by this Agreement; or

(x) changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself, or any failure by the Company to meet any estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet any internal budgets, plans, operational metrics or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself or any decrease in the credit rating of the Company, any of its Subsidiaries or any of their respective Indebtedness, in and of itself (but not, in each case, the underlying cause of such changes, decreases or failures, unless the underlying cause of such changes, decreases or failures would otherwise be excepted from the definition of a “Company Material Adverse Effect”).

“Company PSU Award” means any award of restricted stock units with respect to Company Shares issued under a Company Equity Plan that is, at the time of determination, subject to conditions of vesting or forfeiture that are based on performance criteria.

“Company Related Party” means the Company and its Subsidiaries and any of their respective former, current or future officers, employees, directors, partners, stockholders, managers, members or Affiliates.

“Company RSU Award” means any award of restricted stock units (including deferred stock units) with respect to Company Shares issued under a Company Equity Plan that is, at the time of determination, subject to vesting or forfeiture based solely on criteria related to continued service or employment.

“Company Service Provider” means each employee, officer, director, manager, independent contractor or individual service provider of the Company or any of the Company Subsidiaries who is such from time to time, and specifically excludes any employees or other service providers of any Franchisee.

“Company Shares” means the common stock, par value $0.001 per share, of the Company.

“Company Software” means all Software owned or purported to be owned by the Company or any Company Subsidiary.

“Company Stockholders” means holders of Company Shares in their respective capacities as such.

“Company Termination Fee” means an amount in cash equal to ten million three hundred twenty thousand dollars ($10,320,000).

“Competition Laws” means applicable supranational, national, federal, state, provincial or local Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition in any country or jurisdiction, including the HSR Act, the Sherman Act, the Clayton Act and the Federal Trade Commission Act, in each case, as amended.

“Contract” or “Contracts” means any of the written or oral agreements, commitments, instruments, understandings, undertakings, permits, concessions, purchase orders, arrangements, contracts, subcontracts, leases (whether for real or personal property), powers of attorney, notes, bonds, mortgages, indentures, deeds of trust, loans, evidences of Indebtedness, letters of credit, settlement agreements, franchise agreements and licenses, sublicenses or similar instrument or obligation to which in each case a Person is a party or to which any of the properties or assets of such Person or its Subsidiaries are subject that is legally binding (in each case, whether written or oral); provided, that “Contracts” shall not include any Benefit Plan.

“Debt Commitment Letter” means that certain executed debt commitment letter (including all exhibits, annexes, schedules and term sheets attached thereto), dated as of the date hereof, among Borrower and the Debt Financing Sources party thereto (it being understood that such commitment letter is unredacted).

“Debt Financing Source Related Parties” mean the Debt Financing Sources and their respective Affiliates and such Persons’ (and their respective Affiliates’) Representatives involved in the Debt Financing and their successors and assigns.

“Debt Financing Sources” means the Persons that have committed to provide or arrange the Debt Financing or any Alternative Financing in connection with the transactions contemplated hereby, including the parties to any Debt Commitment Letter and any commitment letter with respect to any Alternative Financing (including the Persons party to any joinder agreements, credit agreements, purchase agreements, indentures or other definitive agreements relating thereto).

“Environmental Laws” means any and all Laws that (a) regulate the treatment, storage, transportation, handling, disposal or release of Hazardous Substances; (b) require the protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; (c) otherwise relate to the protection of human health and safety (as it relates to exposure to Hazardous Substances); or (d) impose liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), and the Clean Air Act (42 U.S.C. § 7401 et seq.) each as amended or supplemented, any analogous and applicable state or local Laws, and any regulations promulgated pursuant to any of the foregoing.

“Environmental Permits” means any permit, certificate, registration, notice, approval, identification number, license or other authorization required under any applicable Environmental Law.

“Equity Interest” means any share, voting security, capital stock, partnership, limited liability company, member or similar equity interest in any Person, and any option, share of restricted stock, restricted stock unit, stock appreciation right, phantom stock, performance share or unit, warrant, right or other security (including debt securities) convertible, exchangeable or exercisable into or for any such share, voting security, capital stock, partnership, limited liability company, member or similar equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business (whether or not incorporated), any other entity, trade or business (whether or not incorporated) that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Executive Severance Plan” means the Denny’s Corporation Executive Severance Pay Plan, effective August 30, 2023.

“Expenses” includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a Party hereto and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and all other matters related to the transactions contemplated by this Agreement.

“FDD” means the franchise disclosure document prepared in accordance with the FTC Rule or any applicable Franchise Law.

“Franchise” means any grant by the Company or any Company Subsidiaries to any Person of the right to engage in or carry on a business, or to sell or offer to sell any product or service, under or in association with any Marks, together with the goodwill associated with any of the foregoing, and all applications, registrations, renewals and extensions thereof, which constitutes a “franchise,” as that term is defined under (a) the FTC Rule, regardless of the jurisdiction in which the franchised business is located or operates; or (b) the Franchise Law applicable in the jurisdiction in which the franchised business is located or operates, if any.

“Franchise Agreement” shall mean all written or oral Contracts, commitments, letters of intent, arrangements or understandings pursuant to which the Company or any Company Subsidiary grants or has granted any Franchise or the right or option (whether or not subject to certain qualifications) to acquire any Franchise (including all amendments, renewals and terminations). Without limiting the foregoing, Franchise Agreement includes successor franchise agreements (i.e., renewal franchise agreements), area development agreements, area licenses, sublicenses or franchise agreements and similar agreements that cover the development or franchising of Franchises within any area or country or the delegation of duties by the Company or any Company Subsidiaries with respect to its obligations as a franchisor or otherwise under any such agreements.

“Franchise Law” means the FTC Rule and any other domestic or foreign Law regulating the offer and/or sale of franchises, business opportunities, seller-assisted marketing plans or similar relationships.

“Franchisee” means a Person (including any Affiliate of the Company or any Company Subsidiaries or their respective officers or directors) who is a party to a Franchise Agreement with the Company or any Company Subsidiaries.

“FTC Rule” means the FTC trade regulation rule entitled “Disclosure Requirements and Prohibitions Concerning Franchising,” 16 C.F.R. Section 436.1 et seq.

“GAAP” means generally accepted accounting principles, consistently applied, as applied in the United States.

“Governmental Entity” means any supranational, national, federal, state, county, municipal, local or foreign government or other political subdivision thereof, any court, any arbitral body, arbitrator or mediator, any entity or instrumentality exercising executive, legislative, judicial, regulatory, taxing, administrative, prosecutorial or arbitral functions of or pertaining to government, or any other governmental or quasi-governmental authority of any nature or any political or other subdivision or part of any of the foregoing or any self-regulatory organization (including stock exchange), in each case of competent jurisdiction and with authority to act with respect to the matter in question.

“Hazardous Substances” means any pollutant, contaminant, or other substance, material or waste, whether solid, liquid or gas, that is defined, listed or regulated as “toxic,” “hazardous,” or words of similar meaning or regulatory effect under any Environmental Law, including friable asbestos, urea formaldehyde, polychlorinated biphenyls, per- and polyfluoroalkyl substances, and petroleum products or by-products or derivatives.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations promulgated thereunder.

“Incidental Inbound License” means any (a) agreement that is primarily a confidentiality or nondisclosure agreement entered into in the ordinary course of business that provides the Company or a Company Subsidiary with a limited, non-exclusive right to access or use proprietary or confidential information of another Person, (b) non-exclusive license to download or use generally commercially available, non-customized Software, solely used internally, purchased for an aggregate annual value of less than five hundred thousand dollars ($500,000), or (c) agreement that includes a non-exclusive license granted by another Person to the Company or a Company Subsidiary in the ordinary course of business, where such license is merely incidental to the transaction contemplated in such agreement, the commercial purpose of which is primarily for something other than such license, such as (i) a sales or marketing Contract that includes an incidental license to use the Intellectual Property of another Person for the purposes of advertising and selling the Person’s offerings during the term of and in accordance with such Contract, or (ii) a Contract that authorizes the Company or a Company Subsidiary to identify another Person as a customer, vendor, supplier, or partner of the Company or a Company Subsidiary.

“Incidental Outbound License” means any: (a) agreement that is primarily a confidentiality or nondisclosure agreement entered into in the ordinary course of business that provides another Person with a limited, non-exclusive right to access or use proprietary or confidential information owned or held by the Company or a Company Subsidiary, (b) non-exclusive license granted by the Company or a Company Subsidiary to its customers on a standard form customer contract entered into in the ordinary course of business, a copy of which has been made available to Parent, or (c) agreement that includes a non-exclusive license granted by the Company or a Company Subsidiary to another Person in the ordinary course of business, where such license is merely incidental to the transaction contemplated in such license, the commercial purpose of which is primarily for something other than such license, such as (i) a sales or marketing Contract that includes an incidental license for a third party to use Company Intellectual Property for the purposes of advertising and selling the Company or a Company Subsidiary’s offerings during the terms of and in accordance with such Contract, or (ii) a Contract that authorizes another Person on a non-exclusive basis to identify the Company or a Company Subsidiary as a customer, vendor, supplier or partner of such Person.

“Indebtedness” means, with respect to any Person, all liabilities (including in respect of principal, accrued interest, penalties, fees, reimbursements, related expenses, indemnities, premiums, “make-whole” amounts and breakage costs) in respect of: (i) (A) the amount of indebtedness of such Person for borrowed money (including amounts outstanding under commercial paper or overdraft facilities), and (B) indebtedness of such Person evidenced by any note, bond, debenture or other debt security, in the case of clauses (A) and (B), whether incurred, assigned, granted or unsecured; (ii) obligations of such Person with respect to interest rate and currency swap arrangements, hedges, options, futures, purchase or repurchase obligations, collars or cap agreements, forward contracts and any other similar arrangements designed to protect against fluctuations in interest or currency rates payable upon termination thereof (including any amounts payable to terminate such arrangements); (iii) reimbursement obligations of such

Person with respect to any performance bonds, bank overdrafts, bank guarantees, bankers’ acceptances, surety and performance bonds, letters of credit and similar charges (to the extent drawn); (iv) the principal amount of all leases of such Person classified as finance leases in accordance with GAAP (excluding any right of use liabilities associated with operating leases classified as such in the Company Financial Statements); (v) any obligations of such Person in respect of the deferred purchase price, contingent purchase price, deferred purchase price adjustments or similar contingent or deferred payment obligations (including seller notes, earn-outs, holdback amounts, escrows and direct financing leases and other unpaid purchase price and similar obligations); (vi) indebtedness of such Person secured by any Lien (other than a Permitted Lien) on any asset or property owned by such Person; (vii) all obligations of such Person under conditional sale or other title retention agreements; and (viii) any obligation of the types described in the foregoing clauses (i) through (vii) of another Person the payment of which is guaranteed by such Person or is secured by a Lien on any property or asset of such Person (whether or not such obligations are assumed by such Person); provided, however, that notwithstanding the foregoing, “Indebtedness” shall not include (a) trade payables in the ordinary course of business, (b) letters of credit to the extent not drawn upon and (c) loans solely between and among the Company and the Company Subsidiaries.

“Intellectual Property” means, all intellectual property rights and similar proprietary rights of every kind and nature however denominated, whether registered or unregistered, throughout the world including all (a) patents, patent applications, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interferences thereof), (b) trademarks, service marks, trade dress, logos, slogans, brand names, trade names, taglines, social media identifiers and related accounts, Internet domain names, corporate names and other indicia of origin, and all applications and registrations in connection therewith and all goodwill related thereto (collectively “Marks”), (c) copyrights and corresponding rights in works of authorship, mask works and designs, and all applications and registrations in connection therewith, and data and database rights, (d) trade secret rights, know-how, inventions, Processes, procedures, and confidential and proprietary information, (e) all Software, (f) social media accounts and handles, and (g) all rights to sue and collect damages for past, present and future infringement of and other violations of any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“IT Assets” means the computers, Software (including Company Software), databases, point of sale systems, hardware, servers, workstations, routers, hubs, switches, circuits, networks, electronics, platforms, applications, websites, data communications lines and all other information technology equipment (including communications equipment, terminals and hook-ups that interface with third party Software or systems) owned, operated, licensed, leased or otherwise used or held for use by the Company or Company Subsidiaries.

“IU/OU Management/Support Severance Plan” means the Denny’s, Inc. Severance Pay Plan for In-Unit Management and Out-of-Unit Support Employees, amended and restated effective as of March 25, 2020.

“Key Employee Severance Plan” means the Denny’s Corporation Key Employee Severance Pay Plan, effective August 30, 2023.

“Knowledge” means (a) when used with respect to the Company and the Company Subsidiaries, the actual knowledge of the individuals listed in Section 8.6(a) of the Company Disclosure Schedule and (b) when used with respect to Parent or Merger Sub, the actual knowledge of the named executive officers of Parent in each case of clauses (a) and (b), after reasonable inquiry and investigation.

“Labor Union” means any labor union, trade union, labor organization, works council or other Person that is an employee representative body.

“Law” means any international, foreign, national, provincial, state, municipal, local and common laws, treaties, constitutions, statutes, ordinances, decrees, conventions, codes, bylaws, rules, regulations or other requirements, legally binding guidance, Orders, consent decrees, permits, policies, restrictions or licenses of any Governmental Entity, in each case, having the force of law.

“Lien” means, with respect to any property or asset, any lien, mortgage, claim, license, option, right of first offer or refusal, covenant, hypothecation, easement, servitude, deed of trust, restriction on the use or transfer, encroachment, security agreement, proxy, voting trust, defect or imperfection of title, pledge, negative pledge, lease, charge, security interest or other encumbrance or restriction of any similar kind in respect of such property or asset.

“Liquor License” means a liquor or alcohol permit or license, including beer, wine and mixed beverage permits and licenses, issued by a Governmental Entity.

“Multiemployer Plan” means a “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA).

“NASDAQ” means the Nasdaq Global Select Market.

“Order” means any judgment, order, decision, writ, injunction, decree, ruling, legal or arbitration award, stipulation, SEC requirement or settlement or consent agreement, in each case, with a Governmental Entity of competent jurisdiction that is binding on the applicable Person under applicable Law.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, would reasonably be expected to prevent the consummation of the Merger by Parent or Merger Sub prior to the Outside Date or materially delay consummation of the Merger by Parent or Merger Sub.

“Parent Related Party” means Parent, Merger Sub, and any equity financing sources of Parent or Merger Sub and any of the foregoing’s respective former, current or future Affiliates and any of the foregoing’s respective former, current or future, direct or indirect, officers, directors, employees, Affiliates, stockholders, equity holders, managers, members, partners, agents, attorneys, advisors or other Representatives or any of the foregoing’s respective successors or assigns.

“Parent Termination Fee” means an amount in cash equal to seventeen million two hundred thousand dollars ($17,200,000).

“Party” means Parent, Merger Sub or the Company, individually as the context requires, and “Parties” means Parent, Merger Sub and the Company, collectively.

“Payment Association Rules” mean the rules, regulations, bylaws, standards, policies, operating or technical standards or guidance and procedures of the payment card brands (i.e., VISA U.S.A., Inc. and Visa International, Inc., MasterCard International, Inc., Discover Financial Services, LLC, American Express), the Payment Card Industry Security Standards Council or any other payment system in which the Company or the Company Subsidiaries Process transactions, including with respect to the Processing of payment card information, the Payment Card Industry Data Security Standard.

“Permitted Liens” means, with respect a Person, (a) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate Proceedings and in each case for which adequate reserves have been established on or reflected in the consolidated financial statements of such Person in accordance with GAAP, (b) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens or encumbrances, in each case, arising by operation of Law in the ordinary course of business for amounts not yet due and payable or that are being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established on the consolidated financial statements of such Person in accordance with GAAP, (c) Liens arising from transfer restrictions under securities Laws, (d) with respect to any Company Leased Real Property or Company Owned Real Property, as applicable, any condition that may be shown on a current survey and all easements, encroachments, restrictions, rights-of-way and any other non-monetary title defects that are of record or that are customarily granted for real property of a nature similar to the Company Leased Real Property or Company Owned Real Property and do not, individually or in the aggregate, materially interfere with or detract from the use or occupancy of the Company Leased Real Property or Company Owned Real Property, as applicable, as currently conducted, (e) zoning, building, land use, entitlement, environmental regulations and other similar restrictions promulgated by any Governmental Entity, which are not violated by the use, occupancy or the operation of the business as currently conducted or which violation does not, individually or in the aggregate, materially interfere with or detract from the use or occupancy of the Company Leased Real Property or Company Owned Real Property, as applicable, as currently conducted, (f) Liens arising from the ordinary course of business with respect to surety bonds and supporting letters of credit, (g) Liens on leases, subleases, easements, licenses, rights of use, rights to access, and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest, or (h) non-exclusive licenses of Company Intellectual Property in the ordinary course of business.

“Person” means an individual, corporation, limited liability company, joint venture, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

“Personal Information” means (i) any information that, alone or in combination with other information held by or on behalf of the Company or any of the Company Subsidiaries, identifies, describes, relates to, is associated with, or could reasonably be used to identify an individual or household, and any other personal information that is subject to any applicable Laws; and (ii) any other confidential or proprietary business information, customer data, or trade secret information.

“Proceedings” means all actions, suits, claims (or counterclaims), hearings, arbitrations, investigations, litigations, mediations, grievances, audits, examinations or other proceedings, in each case, by or before any Governmental Entity.

“Process” or “Processing” means any operation or set of operations which is performed on Personal Information, whether or not by automated means, such as the receipt, access, acquisition, collection, recording, organization, compilation, sale, rental, structuring, storage, safeguarding, adaptation or alteration, retrieval, consultation, use, disclosure by transfer, transmission, dissemination or otherwise making available, alignment or combination, restriction, disposal, erasure or destruction.

“Registered Intellectual Property” means Company Intellectual Property that is currently issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar.

“Related Party” means a Company Related Party or a Parent Related Party, as applicable.

“Representatives” means, as to any Person, such Person’s directors, officers, employees, controlled Affiliates, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives.

“Sale/Leaseback Purchase and Sale Agreement” means that certain Purchase and Sale Agreement (including all exhibits, annexes, schedules and term sheets attached thereto), dated as of the date hereof, related to the Sale/Leaseback Transaction, among PS EP 25 LLC, a Delaware limited liability company, as purchaser, and Merger Sub, a Delaware corporation, as seller.

“Sale/Leaseback Purchaser” means PS EP 25 LLC, a Delaware limited liability company, as purchaser under the Sale/Leaseback Purchase and Sale Agreement, together with its successors and assigns permitted thereunder.

“Sanctioned Person” means at any time any Person: (i) listed on any Sanctions-related list of designated or blocked Persons; (ii) a Governmental Entity of, resident in, located in, or organized under the Laws of a country or territory that is the subject of comprehensive restrictive Sanctions from time to time (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Crimea, the so-called Luhansk People’s Republic, and the so-called Donetsk People’s Republic regions of Ukraine); or (iii) majority-owned or controlled by, or acting on behalf of, any of the foregoing.

“Sanctions” means those trade, economic and financial sanctions, export control, import, and anti-boycott Laws, regulations, embargoes, and restrictive measures administered or enforced by (i) the United States (including the U.S. Treasury Office of Foreign Assets Control, the U.S. Department of State, the U.S. Department of Commerce, and U.S. Customs and Border Protection), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) His Majesty’s Treasury, and (v) any other relevant Governmental Entity.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Breach” means any (i) unauthorized or unlawful acquisition of, access to, loss of, or misuse or other Processing (by any means) of Personal Information; (ii) phishing, ransomware, denial of service (DoS) or other cyberattack that results in a monetary loss or a significant business disruption; or (iii) other act or omission that compromises the security, integrity, availability or confidentiality of Personal Information.

“Software” means any and all computer programs, including operating system and applications software, implementations of algorithms, models, firmware, specifications, derivative works, upgrades, designs, and program interfaces, whether in source code or object code form and all documentation, including user manuals relating to the foregoing.

“Subsidiary” of Parent, the Company or any other Person means any corporation, partnership, joint venture or other legal entity of which Parent, the Company or such other Person, as the case may be, owns, directly or indirectly, a majority of the capital stock or other Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, limited liability company, partnership, joint venture or other legal entity, or otherwise owns, directly or indirectly, such capital stock or other Equity Interests that would confer control of any such corporation, limited liability company, partnership, joint venture or other legal entity (which shall include, but not be limited to, the control conferred by serving as managing member, general partner or similar such position with respect to any such entity), any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act or, with respect the Company, any entity that is a “Subsidiary” (as defined above) of the Company as of the date hereof; provided, however, that in no event shall any unconsolidated joint venture of the Company be deemed a Subsidiary of the Company for purposes of this Agreement.

“Superior Company Proposal” means a bona fide written Company Acquisition Proposal (except the references therein to “twenty percent (20%) or more” shall be replaced by “more than fifty percent (50%)”), made by a Third Party which the Company Board has determined, in the good faith judgment of the Company Board (after consultation with its financial advisors and outside legal counsel), taking into account such factors as the Company Board considers in good faith to be appropriate (including the conditionality, timing and likelihood of consummation of, and the Person or group making, such proposals), (a) is reasonably likely to be consummated in accordance with its terms and (b) if consummated in accordance with its terms, would result in a transaction that is more favorable from a financial point of view to the Company Stockholders (in their capacity as such) than the Merger and the other transactions contemplated by this Agreement, in each case, taking into account any changes to the terms of this Agreement proposed in writing by Parent, pursuant to, and in accordance with, Section 5.4 and taking into account any legal, financial, timing, regulatory and approval considerations, the sources, availability and terms of any financing, financing market conditions and the existence of a financing contingency, the likelihood of termination, the timing of closing, and the identity of the Person or Persons making the Company Acquisition Proposal.

“Tax Return” means any report, return (including information return), claim for refund, election, estimated tax filing, declaration, statement or other document required to be filed or actually filed with a Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Taxes” means (a) any and all taxes, fees, levies, customs, duties, tariffs, imposts and other similar charges imposed by any Governmental Entity, including income, franchise, license, windfall or other profits, gross receipts, real property, personal property, escheat or unclaimed or abandoned property, sales, use, net worth, capital stock, alternative or add-on minimum, estimated, premium, environmental, payroll, employment, occupation, social security (or similar), workers’ compensation, unemployment compensation, disability, severance, excise, withholding, ad valorem, stamp, transfer, registration, value-added, and gains tax, and (b) any interest, penalty, fine, assessment or addition to any of the foregoing, in each case, whether disputed or not.

“Third Party” shall mean any Person other than the Company, Parent or Merger Sub.

“Training Data” means training data (including validation and test data) or databases used to train or improve an algorithm used in or related to AI Technologies.

“Willful Breach” shall mean a material breach of this Agreement that is the consequence of an act or omission undertaken or caused by the breaching party intentionally and with the knowledge that the taking of or the omission of taking such act would, or would reasonably be expected to, cause or constitute a material breach of this Agreement.

8.7 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Term	Section
Advertising Funds	3.27(e)
Agreement	Preamble
Alternative Financing	5.16(b)
Ancillary Documents	8.17
Annual Bonus Plan	5.8(c)
Antitrust Counsel Only Material	5.5(d)
Applicable Date	Article 3
Book-Entry Shares	2.2(b)(ii)
Cancelled Shares	2.1(c)
Capitalization Date	3.2(a)
Certificate of Merger	1.2
Certificates	2.2(b)(i)
Closing	1.2
Closing Date	1.2
Company	Preamble
Company Board	Recitals
Company Board Recommendation	5.2(a)
Company Bylaws	3.1(b)
Company Charter	3.1(b)
Company Disclosure Schedule	Article 3
Company Financial Statements	3.8(b)
Company Leased Real Property	3.19(b)
Company Material Contract	3.14(a)
Company Notice Period	5.4(f)
Company Owned Real Property	3.19(a)
Company Permits	3.7(a)
Company Real Property Lease	3.19(b)

Term	Section
Company SEC Documents	3.8(a)
Company Shares	Recitals
Company Stockholder Approval	3.3(a)
Company Stockholders’ Meeting	5.2(c)
Company Subsidiary	3.1(a)
Confidential Information	5.3(b)
Confidentiality Agreement	5.3(b)
Continuing Employee	5.8(a)
Covered Persons	5.9(a)
D&O Insurance	5.9(c)
Debt Fee Letter	4.13(a)
Debt Financing	4.13(a)
DGCL	Recitals
Dissenting Shares	2.3
DOJ	5.5(a)
Effect	8.6
Effective Time	1.2
Effects	8.6
Enforceability Exceptions	3.3(a)
Equity Commitment Letter	Recitals
Equity Financing	4.13(a)
Existing Indemnification Agreements	5.9(a)
Financing	4.13(a)
Financing Letters	4.13(a)
FTC	5.5(a)
HSR Filing Notice	5.5(a)
Insurance Policies	3.20
Investor	Recitals
Issued FDDs	3.27(c)
Legal Restraint	6.1(c)
Letter of Transmittal	2.2(b)(i)
Limited Guarantee	4.13(f)
Merger	Recitals
Merger Consideration	2.1(a)
Merger Fund	2.2(a)
Merger Sub	Preamble
New Plan	5.8(d)
NQDC Plan	5.8(e)
Old Plans	5.8(d)
Outside Date	7.1(b)
Parent	Preamble
Parent Disclosure Schedule	Article 4
Paying Agent	2.2(a)
Payoff Indebtedness	5.14
Payoff Letters	5.14
Principal Supplier	3.25
Privacy Requirements	3.17(f)
Pro-Rated 2025 Bonus	5.8(c)
Proxy Statement	5.2(a)
PSU Consideration	2.4(b)
Required Amount	4.13(b)

Term	Section
Required Debt Amount	4.13(a)
Required Regulatory Approvals	6.1(b)
RSU Consideration	2.4(a)
Sale/Leaseback Transaction	5.17
Section 16	5.11
Solvent	4.11
Specified Franchise Agreements	3.27(a)
Specified Franchisee	3.27(a)
Surviving Corporation	1.1(a)
Tower Company Owned Real Property	3.19(f)
WARN Act	3.13(a)

8.8 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any such term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner that will achieve, to the maximum extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.10 Entire Agreement. This Agreement (together with the Company Disclosure Schedule and the other documents delivered pursuant hereto) and Confidentiality Agreement constitute the entire agreement of the Parties and supersede all prior agreements (except the Confidentiality Agreement) and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof.

8.11 Assignment. This Agreement shall not be assigned by any Party by operation of Law or otherwise without the prior written consent of the other Parties; provided, that each of Parent and Merger Sub shall have the right, without the prior written consent of the Company, to assign all or any portion of their respective rights, interests and obligations hereunder to a wholly owned direct or indirect Subsidiary of Parent or to any of their respective Affiliates, or to any debt financing sources (including the Debt Financing Sources) for purposes of creating a security interest herein or otherwise assigning as collateral in respect of any debt financing (including the Debt Financing), but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Agreement will be void ab initio.

8.12 No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (a) from and after the Effective Time, the right of the holders of Company Shares to receive the Merger Consideration, and the rights of the holders of Company Equity Awards to receive the consideration therefor, in accordance with the terms of this Agreement, (b) any Persons entitled to indemnification, advancement of expenses, exculpation or insurance benefits under the provisions of Section 5.9 following the Effective Time, with respect to such provisions, and (c) as set forth in or contemplated by the terms of Section 7.2, Section 7.3 and Section 8.17. In addition to the foregoing, the Debt Financing Sources shall be third party beneficiaries of, and shall be entitled to enforce the provisions of Section 7.2 (solely to the extent that it relates to the Debt Financing Sources), Section 7.3 (solely to the extent that it relates to the Debt Financing

Sources), the last sentence of Section 8.1, Section 8.11, this Section 8.12, Section 8.14, Section 8.16 and Section 8.17 (in each case, solely to the extent that such section relates to the Debt Financing Sources). The representations and warranties in this Agreement are the product of negotiations among the Parties hereto and are for the sole benefit of the Parties hereto.

8.13 Mutual Drafting; Interpretation. Each Party hereto has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections” and “Annexes” are intended to refer to Sections of this Agreement and Annexes to this Agreement. The Company Disclosure Schedule and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular Section or Article in which such words appear. All references in this Agreement to “$” are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive. Any reference to “ordinary course of business” or any similar concept refers to the ordinary course of business of the Company and the Company Subsidiaries, taken as a whole, consistent with past practice. Disclosure of any item on the Company Disclosure Schedule by reference to any particular Section or Subsection of this Agreement shall be deemed to constitute disclosure with respect to any other Section or Subsection of this Agreement if the relevance of such disclosure to such other Section or Subsection is reasonably apparent on the face of such disclosure. Except as otherwise indicated, “made available”, “provided to” or terms of similar import mean (i) made available to Parent and its advisors in the electronic data room maintained by the Company for purposes of the transactions contemplated by this Agreement at least two (2) Business Days prior to the date hereof, or (ii) as publicly filed or furnished by the Company with the SEC, in each case, at least two (2) Business Days prior to the date hereof. A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, reenactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific legislation will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto (subject to the terms and conditions to the effectiveness of such amendments contained herein and therein).

8.14 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement and all claims and causes of action arising in connection herewith shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of Laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware; provided, however, that in any action involving any Debt Financing Source Related Party pursuant to this Agreement, the foregoing shall be governed by, and construed in accordance with, the Laws of the State of New York, including its statutes of limitation, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

(b) Each of the Parties hereto irrevocably agrees that any Proceeding with respect to this Agreement and the rights and obligations arising in connection herewith or any claim or cause of action arising in connection with this Agreement or the negotiation hereof, and any Proceeding for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other Party hereto or its successors or assigns, will be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery does not have subject matter jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to or arising from this Agreement or any of the transactions contemplated hereby or the negotiation hereof in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any Proceeding with respect to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.14, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the Proceeding in such court is brought in an inconvenient forum, (B) the venue of such Proceeding is improper, or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the Parties hereto agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.5 and agrees that service made in such manner shall have the same legal force and effect as if served upon such party personally within the State of Delaware. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by applicable Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.14(c).

(d) Notwithstanding anything in this Agreement to the contrary, each of the Parties hereto agrees that (i) it will not bring or support any Proceedings against any Debt Financing Source Related Parties arising out of or relating to this Agreement, including any dispute arising out of relating in any way to the Debt Financing, the Debt Commitment Letter or any other agreement entered into in connection with the Debt Financing or the performance thereof or any of the transactions contemplated hereby or thereby, in any forum other than a court of competent jurisdiction located within the Borough of Manhattan in the City of New York, New York, whether a state or Federal court, and (ii) the provisions of this Section 8.14 relating to the waiver of jury trial shall apply to any such Proceedings. The provisions of this Section 8.14 shall be enforceable by each Debt Financing Source Related Party and their respective successors and permitted assigns.

8.15 Counterparts. This Agreement may be signed in any number of counterparts, including by facsimile or electronic signature and transmission methods, including .PDF files or DocuSign, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall have received a counterpart hereof signed by the other Party hereto. Until and unless the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall have received a counterpart hereof signed by the other Party hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format, via DocuSign or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

8.16 Specific Performance.

(a) The Parties hereto agree that if the Company, Parent or Merger Sub were to breach any of their respective obligations under this Agreement (including failing to take such actions as are required of them hereunder to consummate the Merger and the other transactions contemplated hereby) in accordance with its specified terms or otherwise breach such provision, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and accordingly, subject to Section 8.16(b) and prior to any valid termination of this Agreement in accordance with Section 7.1, (a) the Parties shall be entitled to an injunction or injunctions to prevent or remedy breaches or threatened breaches of this Agreement and to specific performance of the terms hereof, in each case in the Delaware Court of Chancery or, if such court shall not have jurisdiction, in any federal court located in the State of Delaware or any Delaware state court, this being in addition to any other remedy to which they are entitled at Law or in equity, (b) the Parties waive any requirement for the securing or posting of any bond or other security in connection with the obtaining of any specific performance or injunctive relief, and (c) the Parties will waive, in any action for specific performance, the defense of adequacy of a remedy at Law, and will not, in any such action, assert that any award of specific performance or other equitable remedy is not an appropriate remedy for any reason at Law or in equity. Subject to Section 7.3(e), either Party’s pursuit of specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such Party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by a Party in the case of a breach of this Agreement involving Willful Breach or fraud. Each Party further agrees that it shall not take any position in any legal proceeding concerning this Agreement that is contrary to the terms of this Section 8.16. Subject to Section 8.16(b), Parent shall cause Merger Sub to perform their respective obligations under this Agreement.

(b) Notwithstanding Section 8.16(a) or anything in this Agreement or any Ancillary Document or otherwise to the contrary, and subject in all respects to this Section 8.16(b), the Company or any Company Related Party (or any of the foregoing’s respective Representatives) shall be entitled to enforce or seek to enforce specifically Parent’s or Merger Sub’s obligation to cause all or any portion of the Equity Financing to be funded (whether under this Agreement or the Equity Commitment Letter) or otherwise cause Parent or Merger Sub to take action to consummate the Merger (including the obligation to pay all or any portion of the Merger Consideration) if and only if: (i) with respect to the Merger, the payment of the Merger Consideration and the Equity Financing related thereto, all of the conditions set forth in Section 6.1 have been and continue to be satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), (ii) the Required Debt Amount has been received by Borrower in full in accordance with the terms thereof, or the Debt Financing Sources have confirmed in writing to the parties hereto that the Required Debt Amount will be funded in full at the Closing if the Equity Financing is funded and the Sale/Leaseback Transaction is consummated at the Closing (provided that (A) if Alternative Financing is being used in accordance with Section 5.16(b), all references in this Section 8.16(b) to Debt Financing shall be deemed to refer to the Alternative Financing and (B) Parent and Merger Sub shall not be required to draw down the Equity Financing or consummate the Closing if such Required Debt Amount and the Sale/Leaseback Transaction is not in fact funded or consummated, as the case may be, in full at the Closing), (iii)

the Sale/Leaseback Transaction has been consummated and the proceeds of such transaction have been received by Merger Sub in full in accordance with the terms thereof, or the Sale/Leaseback Purchaser has confirmed in writing to the parties hereto that the Sale/Leaseback Transaction will be consummated at the Closing if the Equity Financing and the Required Debt Amount are funded at the Closing (provided that Parent and Merger Sub shall not be required to draw down the Equity Financing or consummate the Closing if such Required Debt Amount and the Sale/Leaseback Transaction is not in fact funded in full or consummated, as the case may be, at the Closing), (iv) Parent and Merger Sub shall have failed to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2, (v) the Company has irrevocably and unconditionally confirmed in writing to Parent that (A) if specific performance is granted and the Equity Financing, Debt Financing and Sale/Leaseback Transaction are funded or consummated, as the case may be, then the Closing will occur (and the Company has not revoked, withdrawn, modified or conditioned such confirmation) and (B) the Company is prepared, willing and able to effect the consummation of the Closing and the other transactions contemplated by this Agreement, and (vi) Parent and Merger Sub fail to complete the Closing within two (2) Business Days after delivery of the Company’s irrevocable and unconditional written confirmation. Notwithstanding anything to the contrary in this Agreement or in any Ancillary Document or otherwise, for the avoidance of doubt, while the Company may, subject in all respects to Section 7.2, Section 7.3, this Section 8.16(b) and Section 8.17 (including, in each case, the limitations set forth therein), concurrently seek (x) specific performance or other equitable relief, subject in all respects to this Section 8.16(b), and (y) payment of the Parent Termination Fee, if, as and when required pursuant to Section 7.3(c), under no circumstances shall the Company, directly or indirectly, be permitted or entitled to receive (1) both a grant of specific performance or other equitable relief to cause the Equity Financing to be funded (whether under this Agreement or the Equity Commitment Letter) and the Closing to occur, on the one hand, and the payment of all or any portion of the Parent Termination Fee and/or any of the amounts, if any, as and when due, pursuant to Section 5.15 and Section 7.3(d), on the other hand or (2) payment of monetary damages (other than, for the avoidance of doubt, the Parent Termination Fee as and when due, pursuant to Section 7.3(c)).

8.17 Non-Recourse. Each party agrees, on behalf of itself and its Related Parties, that all Proceedings (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement, any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated herein (the “Ancillary Documents”), or any of the transactions contemplated hereunder or thereunder (including the Financing); (b) the negotiation, execution or performance of this Agreement or any of the Ancillary Documents (including any representation or warranty made in connection with, or as an inducement to, this Agreement or any of the Ancillary Documents); (c) any breach or violation of this Agreement or any of the Ancillary Documents; and (d) any failure of any of the transactions contemplated hereunder or thereunder (including the Financing) to be consummated, in each case, may be made only against (and are those solely of) the Persons that are, in the case of this Agreement, expressly identified as parties to this Agreement, and in the case of the Ancillary Documents, Persons expressly identified as parties to such Ancillary Documents and in accordance with, and subject to the terms and conditions of, this Agreement or such Ancillary Documents, as applicable. Notwithstanding anything in this Agreement or any of the Ancillary Documents to the contrary, each party agrees, on behalf of itself and its Related Parties, that no recourse under this Agreement or any of the Ancillary Documents or in connection with any of the transactions contemplated hereunder or thereunder (including the Financing) will be sought or had against any other Person, including any Related Party and any Debt Financing Sources and the Sale/Leaseback Purchaser, and no other Person, including any Related Party and any Debt Financing Sources and the Sale/Leaseback Purchaser will have any liability or obligation, for any claims, causes of action or liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d), it being expressly agreed and acknowledged that no personal liability, obligation or losses whatsoever will attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d), in each case, except for claims that the Company, Parent or

Merger Sub, as applicable, may assert (subject, with respect to the following clauses (ii) and (iii), in all respects to the limitations set forth in Section 8.2, Section 8.3 and this Section 8.17) (i) against any Person that is party to, and solely pursuant to the terms and conditions of, the Confidentiality Agreement, (ii) against the Investor for specific performance of its obligation to fund the Equity Financing or the Limited Guarantee solely in accordance with, and pursuant to the terms and conditions of Section 6 of the Equity Commitment Letter or the terms and conditions of the Limited Guarantee, as applicable, and Section 8.16(b) or (iii) against the Company, Parent or Merger Sub solely in accordance with, and pursuant to the terms and conditions of, this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

PARENT SPARKLE TOPCO CORP.

By:	/s/ Rohit Manocha
Name: Rohit Manocha
Title: President and Secretary

MERGER SUB SPARKLE ACQUISITION CORP.

By:	/s/ Rohit Manocha
Name: Rohit Manocha
Title: President and Secretary

COMPANY DENNY’S CORPORATION

By:	/s/ Kelli F. Valade
Name: Kelli F. Valade
Title: Chief Executive Officer

Annex B

November 3, 2025

Board of Directors of

Denny’s Corporation

203 East Main Street

Spartanburg, SC 29319

Members of the Board of Directors:

We understand that Denny’s Corporation (the “Company”) intends to enter into an Agreement and Plan of Merger (the “Agreement”) among Sparkle Topco Corp. (“Parent”), Sparkle Acquisition Corp. , a wholly owned subsidiary of Parent (“Merger Sub”), and the Company, pursuant to which, among other things, (i) Merger Sub will merge with the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger, (ii) each outstanding share of common stock, par value $0.001 per share (“Company Share”), of the Company, other than any Dissenting Shares and Cancelled Shares (each as defined in the Agreement), will be converted into the right to receive $6.25 in cash (the “Merger Consideration”), and (iii) the Company will become a wholly owned subsidiary of Parent.

You have requested that Truist Securities, Inc. render its opinion (this “Opinion”) to the Board of Directors (the “Board”) of the Company with respect to the fairness, from a financial point of view, to the holders of Company Shares of the Merger Consideration to be received by such holders in the Merger pursuant to the Agreement.

In connection with this Opinion, we have conducted such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have reviewed: (i) a draft, dated November 3, 2025, of the Agreement; (ii) certain publicly available business and financial information relating to the Company and the industry in which it operates; (iii) certain other information relating to the historical, current and future business, financial condition, results of operations and prospects of the Company made available to us by the Company, including projections with respect to the future financial performance of the Company prepared and provided to us by the management of the Company (the “Projections”); (iv) the financial and operating performance of the Company as compared to that of companies with publicly traded equity securities that we deemed relevant; and (v) the publicly available financial terms of certain transactions that we deemed relevant. We also have had discussions with certain members of the management of the Company and with certain of its representatives and advisors regarding the business, financial condition, results of operations and prospects of the Company and the Merger and have undertaken such other studies, analyses and investigations as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. Our role in reviewing such data, material and other information was limited solely to performing such review as we deemed necessary and appropriate to support this Opinion and such review was not conducted on behalf of the Board, the Company or any other person. Management of the Company has advised us, and we have assumed, that the Projections have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company. At your direction, we have assumed that the Projections provide a reasonable basis on which to evaluate the Company and the Merger, and at your direction, we have used and relied upon the Projections for purposes of our analyses and this Opinion. We express no view or opinion with respect to the Projections or the assumptions on which they are based.

We have further relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the

Board of Directors of Denny’s Corporation

203 East Main Street

Spartanburg, SC 29319

November 3, 2025

Company since the dates of the information, financial or otherwise, provided to us, and that there is no information or any facts that would make any of the information discussed with or reviewed by us incomplete or misleading. We have also relied upon and assumed without independent verification that (i) the representations and warranties of all parties to the Agreement and all of the documents and agreements referred to therein are true and correct; (ii) each party to the Agreement and all of the documents and agreements referred to therein will fully and timely perform all of the covenants and agreements required to be performed by such party under the Agreement, and such other documents and agreements, as applicable; (iii) the Merger will be consummated in accordance with the terms of the Agreement, without waiver, modification or amendment of any term, condition or agreement therein; and (iv) in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the Merger. We have also assumed that the Agreement, when executed by the parties thereto, will conform to the draft reviewed by us in all respects material to our analyses and this Opinion.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) relating to the Company or any other party to the Merger, nor were we provided with any such appraisal or evaluation. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject. We are not expressing any opinion as to the price or range of prices at which Company Shares may be purchased or sold at any time.

This Opinion is necessarily based on financial, economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have no obligation to update, revise, reaffirm or withdraw this Opinion or otherwise comment upon events occurring or information that otherwise comes to our attention after the date hereof. Furthermore, as you are aware, the credit, financial and stock markets have experienced significant volatility and we express no opinion or view as to any potential effects of such volatility on the Company or the Merger.

This Opinion only addresses the fairness, from a financial point of view, to the holders of Company Shares of the Merger Consideration to be received by such holders in the Merger pursuant to the Agreement and does not address any other aspects or implications of the Merger or any agreement, arrangement or understanding entered into in connection therewith or otherwise. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Board, the Company or any other party to proceed with or effect the Merger; (ii) the form, structure or any other portion or aspect of the Merger; (iii) the fairness of any portion or aspect of the Merger to the holders of any class of securities, creditors or other constituencies of the Company or any other party (other than the holders of Company Shares in the manner set forth herein); (iv) the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or any other party or the effect of any other transaction in which the Company or any other party might engage; (v) whether or not the Company, Parent, Merger Sub or any other party is receiving or paying reasonably equivalent value in the Merger; (vi) the fairness of any portion or aspect of the Merger to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents or the fairness of the allocation of any consideration amongst or within classes or

Board of Directors of Denny’s Corporation

203 East Main Street

Spartanburg, SC 29319

November 3, 2025

groups of security holders or other constituents; (vii) the solvency, creditworthiness or fair value of the Company or any other participant in the Merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters; or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation or consideration payable to, or received by, any advisors, managers, officers, directors or employees of any party to the Merger, any class of such persons or any other party, relative to the Merger Consideration or otherwise. In addition, we are not providing any opinion, counsel or interpretation regarding matters that require legal, regulatory, accounting, insurance, tax, executive compensation, environmental or other similar professional advice. We have assumed that any such opinions, counsel or interpretations, to the extent desired by the Board, have been or will be obtained from appropriate professional sources. Furthermore, we have relied, with your consent, on the assessments by the Board, the Company and their respective advisors as to all legal, regulatory, accounting, insurance, tax, executive compensation, environmental or other matters with respect to the Company and the Merger.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a portion of which became payable to us upon the delivery of this Opinion and a significant portion of which is payable upon the consummation of the Merger. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain liabilities arising out of our engagement. We and our affiliates (including Truist Bank and Truist Financial Corporation), have in the past provided and are currently providing investment banking, corporate banking and other financial advice and services to the Company, for which advice and services we and our affiliates have received compensation, including, among other things, (i) with respect to the Company serving as joint lead arranger and joint bookrunner on the Company’s revolving credit facility and (ii) with respect to Treville Capital Group (“Treville”), providing certain sales and trading services. We and our affiliates may in the future provide investment banking and other financial advice and services to the Company, Parent, TriArtisan Capital Advisors (“TriArtisan”), its subsidiaries and portfolio companies of investment funds affiliated or associated with TriArtisan (collectively, with TriArtisan, the “TriArtisan Group”), Treville, its subsidiaries and portfolio companies of investment funds affiliated or associated with Treville (collectively, with Treville, the “Treville Group”), Yadav Enterprises (“Yadav”), its subsidiaries and portfolio companies of investment funds affiliated or associated with Yadav (collectively, with Yadav, the “Yadav Group” and collectively with the TriArtisan Group and the Treville Group, the “Buyer Group”), and their respective affiliates and other related parties for which advice and services we and our affiliates would expect to receive compensation. We are a full-service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, Parent, other members of the Buyer Group, their respective affiliates and other related parties and any other company that may be involved in the Merger, as well as provide investment banking and other financial services to such companies.

This Opinion is furnished for the use of the Board (in its capacity as such) in connection with its evaluation of the Merger and may not be used for any other purpose without our prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to the Board, the Company, any security holder of the Company or any other party as to how to act or vote with respect to any matter relating to the Merger or otherwise. The issuance of this Opinion has been approved by an internal committee of Truist Securities, Inc. authorized to approve opinions of this nature.

Board of Directors of Denny’s Corporation

203 East Main Street

Spartanburg, SC 29319

November 3, 2025

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Company Shares in the Merger pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

TRUIST SECURITIES, INC.

/s/ Truist Securities, Inc.

DENNY’S CORPORATION 203 EAST MAIN ST. (P-12-01) SPARTANBURG, SC 29319 ATTN: GAIL SHARPS MYERS

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on January 12, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to  www.virtualshareholdermeeting.com/DENN2026SM

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on January 12, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	V81574-S26336	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DENNY’S CORPORATION

The Board of Directors recommends you vote “FOR” Proposals 1, 2, and 3.	For	Against	Abstain

1.  To adopt the Agreement and Plan of Merger, dated as of November 3, 2025 (as it may be amended from time to time, the “Merger Agreement”), by and among Sparkle Topco Corp., a Delaware corporation (“Parent”), Sparkle Acquisition Corp., a Delaware corporation and wholly owned, indirect subsidiary of Parent (“Merger Sub”), and Denny’s Corporation, a Delaware corporation (the “Company”), providing for, among other things, the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned, indirect subsidiary of Parent.

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2. To approve, on a non-binding, advisory basis, certain compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the Merger.	☐	☐	☐

3.  To approve one or more adjournments of the special meeting of stockholders of the Company (the “Special Meeting”) to a later date or time, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

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NOTE: The proxy holders are also authorized to vote in their discretion on such other matters as may properly come before the meeting or any postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Notice and Proxy Statement is available at www.proxyvote.com

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V81575-S26336

DENNY’S CORPORATION

SPECIAL MEETING PROXY CARD

TUESDAY, JANUARY 13, 2026 10:00 A.M. EASTERN TIME

This proxy is solicited by the Board of Directors

The stockholder(s), revoking all previous proxies, hereby appoint(s) Olu Beck and Kelli F. Valade, or either of them, as proxies, each with the power to appoint her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Denny’s Corporation that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at 10:00 A.M., ET on Tuesday, January 13, 2026, live via the Internet at www.virtualshareholdermeeting.com/DENN2026SM and any adjournment, postponement or rescheduling thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is specified, this proxy will be voted FOR proposals 1, 2 and 3, and in the discretion of the proxy holders on such other matters as may properly come before the meeting or any adjournment, postponement or rescheduling thereof.

(Continued, and to be marked, dated and signed on the other side.)